SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, Par Value $0.01 Per Share, of Frederick’s of Hollywood Group Inc.

(2)	Aggregate number of securities to which transaction applies:

11,594,575 shares of Common Stock and 360,000 shares of Common Stock underlying outstanding options with an exercise price of $0.27 or less.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $407.19 was determined by multiplying 0.00012880 by the aggregate merger consideration of $3,161,435.25. The aggregate merger consideration was calculated based on the sum of (i) 11,594,575 outstanding shares of Common Stock as of January 22, 2014 to be acquired pursuant to the merger multiplied by the merger consideration of $0.27 per share and (ii) 360,000 outstanding shares of Common Stock underlying outstanding options as of January 22, 2014 to be acquired pursuant to the merger with an exercise price of $0.27 or less multiplied by the excess of the merger consideration of $0.27 per share over the weighted average exercise price of $0.184.

(4)	Proposed maximum aggregate value of transaction:

$3,161,435.25

(5)	Total fee paid:

$407.19

☒	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION

Frederick’s of Hollywood Group Inc.
6255 Sunset Boulevard
Hollywood, CA 90028

[•], 2014

Dear Shareholder of Frederick’s of Hollywood Group Inc.:

You are cordially invited to attend a special meeting of the shareholders of Frederick’s of Hollywood Group Inc., a New York corporation (the “Company”, “we”, “our” or “us”), which we will hold at our principal executive offices located at 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028, on [•], 2014, at 10:00 a.m. local time.

At the special meeting, holders of our common stock, par value $0.01 per share, will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of December 18, 2013, by and among the Company, FOHG Holdings, LLC, a Delaware limited liability company (“Parent”), and FOHG Acquisition Corp., a New York corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue to be a New York corporation after the merger.

If the merger is completed, then each share of our common stock will be converted into the right to receive $0.27 in cash (other than shares held by the Rollover Shareholders (as defined below), shares held by us or any wholly owned subsidiary of ours and shares held in our treasury). Immediately prior to the merger, HGI Funding, LLC (“HGI Funding”), a wholly owned subsidiary of Harbinger Group Inc., TTG Apparel, LLC (“TTG”) and Tokarz Investments, LLC (“TKZ”), each of which is controlled by Michael Tokarz, and Fursa Alternative Strategies LLC (“Fursa”) and Arsenal Group, LLC (“Arsenal”), each of which is controlled by William F. Harley III, a member of our Board of Directors, and Mr. Harley individually (collectively, the “Rollover Shareholders”) will cause all of their shares of our capital stock to be contributed to Parent in exchange for an increase in their equity interests in Parent. As a result of the merger, the Company will be privately owned and will be controlled by the Rollover Shareholders through their ownership of Parent.

The Rollover Shareholders, as a group, may be deemed to beneficially own 91,257,883 shares, or 88.7%, of our common stock, including 63,579,204 shares that they have the right to acquire pursuant to convertible preferred stock, warrants and options held by them.

In order to evaluate the fairness of the merger to our shareholders, the Company’s Board of Directors delegated to its lead independent, disinterested director, Milton Walters (the “Lead Director”), authority to consider and negotiate the terms and conditions of the merger with Parent and to make a recommendation to the Board of Directors. The Lead Director, based in part on advice from his legal and financial advisors, determined that the merger and the Merger Agreement were fair to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders and their respective affiliates and associates), and recommended that the Board of Directors approve the merger and the Merger Agreement, and that the Company’s shareholders vote for the approval of the merger and adoption of the Merger Agreement. Based on the Lead Director’s recommendation, our Board of Directors approved the merger and the Merger Agreement. Mr. Harley, who is a Rollover Shareholder, and Thomas J. Lynch, who is our chairman and chief executive officer and who has received a new employment agreement which will take effect if the merger is completed and under which he will receive equity in Parent as described in the enclosed proxy statement, recused themselves from the deliberations.

At the special meeting, you will also be asked to approve, by non-binding, advisory vote, compensation that may become payable to our named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act) in connection with the merger.

Our Board of Directors (other than Messrs. Harley and Lynch) unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve the merger and adopt the Merger Agreement and “FOR” the non-binding, advisory proposal to approve compensation that may become payable to the Company’s named executive officers in connection with the merger. In arriving at its recommendation to approve the merger and adopt the Merger Agreement, our Board of Directors and the Lead Director carefully considered a number of factors that are described in the enclosed proxy statement, including that (i) the Company has not reported an operating profit since fiscal year 2007, (ii) since that time the Company has suffered from negative working capital and, in many years, deficit equity and (iii) no firm or economically viable offers for strategic transactions resulted from the marketing efforts in which the Company engaged during 2012 and 2013 or from the solicitation permitted under the Merger Agreement.

The enclosed proxy statement describes the Merger Agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as well as the Schedule 13E-3 relating to the Merger Agreement the transactions contemplated thereby, including the exhibits attached thereto, filed with the Securities and Exchange Commission, as they set forth the details of the Merger Agreement and other important information related to the merger.

The merger cannot be completed unless holders of two-thirds of the aggregate voting power of the outstanding shares of common stock vote in favor of approving the merger and adopting the Merger Agreement. Holders of common stock as of the record date have one vote for each share of common stock owned by the shareholder as of the close of business on the record date. Because the Rollover Shareholders beneficially hold more than two-thirds of our outstanding shares of common stock as of the record date, they can satisfy the required vote under New York law and the Merger Agreement to approve the merger and adopt the Merger Agreement without the affirmative vote of any of our other shareholders.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger and adoption of the Merger Agreement and the approval of the non-binding, advisory proposal regarding compensation that may become payable to the Company’s named executive officers in connection with the merger. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date, or you obtain a legal proxy from your bank, broker or other nominee, and attend the special meeting in person) and will have the same effect as a vote against the approval of the merger and the adoption of the Merger Agreement.

While shareholders may exercise their right to vote their shares in person, we recognize that many shareholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares to be voted in accordance with the recommendation of our Board of Directors, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,

Thomas J. Lynch
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2014 and is first being mailed to shareholders on or about [•], 2014.

FREDERICK’S OF HOLLYWOOD GROUP INC.
6255 Sunset Boulevard
Hollywood, CA 90028

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Frederick’s of Hollywood Group Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Frederick’s of Hollywood Group Inc. (the “Company”, “we”, “our” or “us”) will be held at our principal executive offices located at 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028, on [•], 2014, at 10:00 a.m. local time, for the following purposes:

1.	to consider and vote on a proposal to approve the merger and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of December 18, 2013, by and among the Company, FOHG Holdings, LLC, a Delaware limited liability company (“Parent”), and FOHG Acquisition Corp., a New York corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company will be merged with and into Merger Sub, with the Company surviving as wholly owned subsidiary of Parent;
2.	to approve, by non-binding, advisory vote, compensation that may become payable to the Company’s named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act) in connection with the merger; and
3.	to act upon other business as may properly come before the special meeting (provided the Company does not know, at a reasonable time before the special meeting, that such matters are to be presented at the meeting) or any adjournment or postponement thereof.

The holders of record of our common stock, par value $0.01 per share (“Common Stock”), voting as a class, as of the close of business on [•], 2014, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All shareholders of record are cordially invited to attend the special meeting in person. A list of our shareholders will be available at our headquarters located at 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028, during ordinary business hours for ten days prior to the special meeting.

On September 26, 2013, HGI Funding, LLC (“HGI Funding”), a wholly owned subsidiary of Harbinger Group Inc., TTG Apparel, LLC (“TTG”) and Tokarz Investments, LLC (“TKZ”), each of which is controlled by Michael Tokarz, and Fursa Alternative Strategies LLC (“Fursa”) and Arsenal Group, LLC (“Arsenal”), each of which is controlled by William F. Harley III, a member of the Company’s Board of Directors, entered into a non-binding consortium term sheet agreement. HGI Funding, TTG, TKZ, Fursa and Arsenal are collectively referred to herein as the “Consortium Members.” Parent and Merger Sub were formed by the Consortium Members for the purpose of acquiring us pursuant to the Merger Agreement. Under the term sheet, the Consortium Members agreed, among other things, to jointly deliver a non-binding proposal to the Company’s Board of Directors for the acquisition of all of the Company’s publicly held Common Stock in a “going private” transaction with the Company, and to use their commercially reasonable efforts to work together to structure, negotiate and do all things necessary or desirable, subject to the Company’s approval, to enter into definitive agreements in respect of the transactions contemplated under the non-binding proposal.

The Consortium Members delivered to the Board of Directors their non-binding, written proposal to acquire all of the outstanding shares of the Company’s Common Stock that they did not directly or indirectly own on September 26, 2013. Following receipt of the Consortium Members’ non-binding written proposal, in order to evaluate the fairness of the merger to our shareholders, the Company’s Board of Directors delegated to its lead independent, disinterested director, Milton Walters (the “Lead Director”), authority to consider and negotiate the terms and conditions of the merger with Parent and to make a recommendation to the Board of Directors. As a result of these considerations and negotiations, and upon the recommendation of the Lead Director, the Board of Directors (other than Mr. Harley and Thomas J. Lynch, for the reasons discussed below) caused the Company to enter into the Merger Agreement and is making the recommendations to the Company’s shareholders set forth herein.

We have described the merger and the Merger Agreement in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

Immediately prior to the merger, the Consortium Members and Mr. Harley (collectively, the “Rollover Shareholders”) will cause all of their shares of our capital stock to be contributed to Parent in exchange for an increase in their equity interests in Parent. As a result of the merger, the Company will be privately owned and will be controlled by the Rollover Shareholders through their beneficial ownership of Parent. The Consortium Members and Mr. Harley, as a group, may be deemed to beneficially own 91,257,883 shares, or approximately 88.7%, of the Company’s Common Stock, including 63,579,204 shares that they have the right to acquire pursuant to convertible preferred stock, warrants and options held by them.

Mr. Harley, who is a Rollover Shareholder, and Mr. Lynch, who is our chief executive officer and who has received a new employment agreement which will take effect if the merger is completed and under which he will receive equity in Parent as described in the accompanying proxy statement, recused themselves from all discussions by the Board of Directors relating to the merger negotiations (except to the extent their presence was specifically requested by the Lead Director) and all deliberations by the Board of Directors with respect to the approval of the merger and adoption of the Merger Agreement and related agreements. The Board of Directors (other than Messrs. Harley and Lynch), after receiving the recommendation of the Lead Director, has determined that the merger is fair, advisable, and in the best interests of the Company and its shareholders (other than the Rollover Shareholders and their respective affiliates and associates) and has adopted the Merger Agreement. The Board of Directors (other than Messrs. Harley and Lynch) unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve the merger and adopt the Merger Agreement and “FOR” the non-binding, advisory proposal to approve compensation that may become payable to the Company’s named executive officers in connection with the merger. In arriving at its recommendation to approve the merger and adopt the Merger Agreement, the Board of Directors and the Lead Director carefully considered a number of factors that are described in the accompanying proxy statement, including that (i) the Company has not reported an operating profit since fiscal year 2007, (ii) since that time the Company has suffered from negative working capital and, in many years, deficit equity and (iii) no firm or economically viable offers for strategic transactions resulted from the marketing efforts in which the Company engaged during 2012 and 2013 or from the solicitation permitted under the Merger Agreement.

Under New York law, the approval of the merger and the adoption of the Merger Agreement require the affirmative vote of holders of two-thirds of the aggregate voting power of outstanding shares of Common Stock. The non-binding, advisory proposal to approve compensation that may become payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the voting power present in person or by proxy and entitled to vote thereon. Holders of Common Stock as of the record date have one vote for each share of Common Stock owned by the shareholder as of the close of business on the record date.

You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger and adoption of the Merger Agreement and the non-binding, advisory proposal to approve compensation that may become payable to the Company’s named executive officers in connection with the merger. If you fail to vote or submit your proxy (unless you are a record holder as of the record date, or you obtain a legal proxy from your bank, broker or other nominee, and you and attend the special meeting in person), the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the merger and the adoption of the Merger Agreement, but will not affect the vote regarding the non-binding, advisory proposal to approve compensation that may become payable to the Company’s named executive officers in connection with the merger.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a shareholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Rende
Secretary

Dated [•], 2014
Hollywood, California

YOUR VOTE IS IMPORTANT

Your vote is important, regardless of the number of shares of Common Stock you own. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Remember, if you do not return your proxy card or vote by proxy via telephone or the Internet or if you abstain from voting, that will have the same effect as a vote “against” approval of the merger and adoption of the Merger Agreement. If you are a shareholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

If you have any questions or need assistance in voting your shares of Common Stock, please call our Secretary, Thomas Rende, at (212) 779-8300.

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SUMMARY TERM SHEET

This Summary Term Sheet discusses selected information contained in this proxy statement including with respect to the Merger Agreement, as defined below, and the Merger, as defined below, and may not contain all the information about the Merger that is important to you. We encourage you to read carefully this entire proxy statement, its annexes and the documents referenced elsewhere in this proxy statement. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

The Parties to the Merger Agreement

Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., which we refer to as the “Company,” “we,” “our” or “us,” is a New York corporation. The address of our principal executive office is 6255 Sunset Boulevard, Hollywood, California 90028.

Through our subsidiaries, we sell women’s apparel and related products under our proprietary Frederick’s of Hollywood® brand. Sales are predominantly through our U.S. mall-based specialty retail stores and our catalog and retail website at www.fredericks.com. As of March 14, 2014, we operated 96 Frederick’s of Hollywood stores in 28 states and during fiscal year 2013 mailed approximately 4,300,000 catalogs. See “Important Information Concerning the Company — Company Background” beginning on page 92.

Additional information about the Company is contained in our annual report on Form 10-K for the fiscal year ended July 27, 2013 and the amendment to the annual report attached to this proxy statement as Annexes F-1 and F-2, in our quarterly report on Form 10-Q for the fiscal quarter ended January 25, 2014 attached to this proxy statement as Annex G and in our other public filings. See “Where You Can Find Additional Information” beginning on page 104.

FOHG Holdings, LLC

FOHG Holdings, LLC, which we refer to as “Parent,” is a Delaware limited liability company. The address of Parent’s principal executive office is 450 Park Avenue, 30th Floor, New York, NY 10022. Parent was formed solely for the purpose of engaging in the Merger and other related transactions.

Currently, the membership interests of Parent are held by HGI Funding, LLC, or “HGI Funding,” TTG Apparel, LLC, or “TTG,” and Tokarz Investments, LLC, or “TKZ,” each of which is controlled by Michael Tokarz, and Fursa Alternative Strategies LLC, or “Fursa,” and Arsenal Group, LLC, or “Arsenal,” each of which is controlled by William F. Harley III, a member of the Company’s Board of Directors, and Mr. Harley individually. We refer to HGI Funding, TTG, TKZ, Fursa, Arsenal and Mr. Harley collectively as the “Rollover Shareholders.”

HGI Funding is a Delaware limited liability company and a wholly-owned subsidiary of Harbinger Group Inc., or “HGI.” HGI is a diversified holding company focused on obtaining controlling equity stakes in companies that operate across a diversified set of industries. HGI Funding was formed on January 12, 2011 to manage a portion of HGI’s available cash by investing in equity and debt instruments and to acquire positions in potential acquisition targets.

TKZ is a Delaware limited liability company that was formed by Michael Tokarz in 2002 for the purpose of making various investments. TTG is a Delaware limited liability company that was formed in 2004 by Michael Tokarz for the purpose of investing in the Company.

Fursa, a Delaware limited liability company, is an employee owned hedge fund sponsor. The firm invests in the public equity and fixed income markets across the globe. The firm also invests in the alternative investments markets, typically limiting these investments to private equity. It employs various activist strategies along with an event-driven strategy and a distressed debt strategy while making its investments. Arsenal, a Delaware limited liability company, was co-founded by Mr. Harley in February 2011 and created via the merger of HRK Holdings LLC and Fursa Global Event Driven Fund LLC, a fund previously managed by Fursa. Arsenal owns HRK Holdings LLC and HRK Industries LLC, both of which filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the Middle District of Florida on June 27, 2012. The

court has approved the companies hiring an investment banker to market properties they own and intend to sell in order to emerge from bankruptcy.

Mr. Harley has been a member of the Company’s Board of Directors since January 2008. He currently serves as the chairman and chief executive officer of Arsenal. Mr. Harley is principally responsible for Arsenal’s investment decisions. Mr. Harley also is president and chief investment officer of Fursa, which he co-founded in April 1999 (as HBV Capital Management, LLC) and sold to Mellon Financial Corporation in July 2002 (when it was re-named Mellon HBV Alternative Strategies LLC). Mr. Harley served as chief investment officer and chief executive officer of Fursa from July 2002 until he repurchased it from Mellon in December 2006. Mr. Harley is principally responsible for Fursa’s investment decisions.

Immediately prior to the effective time of the Merger, the Rollover Shareholders will cause all of their shares of our capital stock to be contributed to Parent in exchange for an increase in their equity interests in Parent. The Rollover Shareholders, as a group, may be deemed to beneficially own 91,257,883 shares, or 88.7%, of our common stock, par value $0.01 per share (“Common Stock”), including 63,579,204 shares that they have the right to acquire pursuant to convertible preferred stock, warrants and options held by them. Parent has not engaged in any business other than in connection with the transactions described in this proxy statement. For more information on Parent and the holdings of the Rollover Shareholders, see “Special Factors — The Parties to the Merger” beginning on page 18.

FOHG Acquisition Corp.

FOHG Acquisition Corp., which we refer to as “Merger Sub,” is a New York corporation. The address of Merger Sub’s principal executive office is 450 Park Avenue, 30th Floor, New York, NY 10022. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and other related transactions. Parent owns 100% of the capital stock of Merger Sub. Merger Sub has not engaged in any business other than in connection with the transactions described in this proxy statement. See “Special Factors — The Parties to the Merger” beginning on page 18.

The Merger Proposal (Page 71 and Annex A)

You are being asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of December 18, 2013, by and among the Company, Parent and Merger Sub, as it may be amended from time to time, which we refer to as the “Merger Agreement” and which is attached to this proxy statement as Annex A, and to approve the merger contemplated thereby, which we refer to as the “Merger.”

The Merger Agreement provides that Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent, and each outstanding share of our Common Stock, other than Excluded Shares and Dissenting Shares, each as defined below, will be converted into the right to receive $0.27 in cash, which we refer to as the “merger consideration,” without interest and less any required withholding taxes. “Excluded Shares” are shares of our capital stock currently held by the Rollover Shareholders, shares of Common Stock held by the Company or any wholly owned subsidiary of the Company and shares of Common Stock held in the Company’s treasury. “Dissenting Shares” are shares of Common Stock outstanding immediately prior to the effective time of the Merger and which are held by a shareholder (i) who has neither voted for adoption of the Merger Agreement and the Merger nor consented thereto in writing and (ii) who is entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 910 of the New York Business Corporation Law, or “NYBCL.”

Shares of our Common Stock owned by the members of our Board of Directors (other than Mr. Harley) and by the current executive officers of the Company, Thomas J. Lynch, the Company’s chairman and chief executive officer, and Thomas Rende, the Company’s chief financial officer (the “Executive Officers”), will receive the same treatment in the Merger as the shares of our Common Stock owned by the unaffiliated shareholders, as defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which definition excludes the Rollover Shareholders.

On September 26, 2013, HGI Funding, TTG, TTZ, Fursa and Arsenal jointly delivered a non-binding proposal letter to our Board of Directors for the acquisition of all of our publicly held Common Stock in a “going private” transaction with us. We refer to HGI Funding, TTG, TTZ, Fursa and Arsenal as the “Consortium” or the “Consortium Members.” The Board of Directors delegated authority to Milton Walters, our lead independent, disinterested member of our Board of Directors, who we refer to as the “Lead Director,” to consider and negotiate the terms and conditions of the Merger with the Consortium Members and to make a recommendation to the Board of Directors. The terms of the Merger, including the amount of the merger consideration, were the result of extensive negotiations between the Lead Director and the Consortium Members. During the negotiations, the Lead Director took over two months to analyze and evaluate the Consortium Members’ initial proposal and to negotiate with the Rollover Shareholders the terms of the proposed Merger, including an increase in the merger consideration of approximately 17% and a 50% premium to the closing price of the Company’s Common Stock on September 27, 2013, the last trading day before the announcement by the Consortium Members of their initial proposal. The merger consideration represents an independently negotiated amount for the acquisition of the shares of our Common Stock not already owned by the Rollover Shareholders through the proposed Merger.

The Special Meeting (Page 67)

A special meeting of our shareholders, or the “Special Meeting”, will be held at our principal executive offices located at 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028, on [•], 2014, at 10:00 a.m. local time.

Record Date and Quorum (Page 67)

The holders of record of our Common Stock as of the close of business on [•], 2014, the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting.

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of shares of our Common Stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting.

Required Vote (Page 67)

For the Company to complete the Merger, under New York law and the Merger Agreement, shareholders holding at least two-thirds of the aggregate voting power of our Common Stock outstanding at the close of business on the record date must vote “FOR” the approval of the Merger and adoption of the Merger Agreement, which we refer to as the “Shareholder Approval.” The Merger is not structured to require the approval of at least a majority of the unaffiliated shareholders.

Subject to the terms of the Voting Agreement, as defined in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Voting Agreement” beginning on page 85, the Rollover Shareholders have agreed to vote all shares of our Common Stock they beneficially own (and any shares acquired by them after the date of the Voting Agreement) in favor of approving the Merger and adopting the Merger Agreement. As of the record date, there were 39,273,254 shares of our Common Stock outstanding, of which the Rollover Shareholders own 27,678,679 shares of Common Stock, representing in the aggregate approximately 70.5% of the issued and outstanding shares of Common Stock. This amount excludes the 63,579,204 shares of Common Stock that the Rollover Shareholders have the right to acquire pursuant to convertible preferred stock, warrants and options held by them. Because the Rollover Shareholders beneficially hold more than two-thirds of our outstanding shares of Common Stock as of the record date, they can satisfy the required vote under New York law and the Merger Agreement to approve the Merger and adopt the Merger Agreement without the affirmative vote of any of our other shareholders.

Except in their capacities as members of our Board of Directors and/or as the Lead Director, as applicable, no officer or director of the Company, nor any of the Rollover Shareholders, has made any recommendation either in support of or in opposition to the Merger or the Merger Agreement.

The directors and Executive Officers have informed the Company that as of date of this proxy statement, they intend to vote in favor of the approval of the Merger and adoption of the Merger Agreement. All references to the Board of Directors in this proxy statement relating to the Board of Directors’ recommendation and/or approval and adoption of the Merger Agreement, the related agreements and the Merger exclude Messrs. Harley and Lynch. Mr. Harley is a Rollover Shareholder. Mr. Lynch, our chairman and chief executive officer, has received a new employment agreement which will take effect if the Merger is completed. Under the employment agreement, he will receive an equity interest in Parent in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms. Messrs. Harley and Lynch recused themselves from all discussions by the Board of Directors relating to the Merger negotiations (except to the extent their presence was specifically requested by the Lead Director) and all deliberations by the Board of Directors with respect to the approval of the Merger and adoption of the Merger Agreement and the related agreements.

Shareholders holding at least a majority of the shares of Common Stock voted at the Special Meeting must vote “FOR” the non-binding, advisory proposal regarding compensation that may become payable to the Company’s named executive officers (as defined in Item 402 of Regulation S-K) in connection with the Merger (as described in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Interests of Executive Officers” beginning on page 59), which we refer to as the “Merger-Related Compensation Proposal,” in order for the proposal to be approved. Approval of the Merger-Related Compensation Proposal is not a condition to the completion of the Merger, and the vote with respect to the Merger-Related Compensation Proposal is advisory only and will not be binding on the Parent or the Company. Because the Rollover Shareholders beneficially hold more than a majority of our outstanding shares of Common Stock as of the record date, they can approve or disapprove the Merger-Related Compensation Proposal regardless of how any other shareholder votes.

Providing Voting Instructions by Proxy

If you are a shareholder of record, you may provide voting instructions by (i) submitting a proxy by telephone or via the Internet or (ii) submitting the proxy card attached to this proxy statement. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger and adoption of the Merger Agreement, and the approval of the Merger-Related Compensation Proposal. If you fail to vote or return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting (unless you attend the special meeting in person) and will have the same effect as a vote against the approval of the Merger and adoption of the Merger Agreement, but will not affect the vote regarding the Merger-Related Compensation Proposal.

If your shares are held by a bank, broker or other nominee on your behalf in “street name”, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. In accordance with the rules of the New York Stock Exchange, banks, brokers and other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of the Merger and adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the approval of the Merger and adoption of the Merger Agreement. Under this circumstance, a “broker non vote” would arise. Broker non votes, if any, will have the same effect as a vote “AGAINST” the approval of the Merger and adoption of the Merger Agreement, but will have no effect on the Merger-Related Compensation Proposal, and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the Special Meeting. For shares of Common Stock held in “street name”, only shares of Common Stock affirmatively voted “FOR” approval of the Merger and adoption of the Merger Agreement will be counted as a favorable vote for the proposals.

Abstentions

Abstentions will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining the presence of a quorum. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve the Merger and adopt the Merger Agreement, but are not deemed voted and will have no effect on the Merger-Related Compensation Proposal.

Certain Effects of the Merger (Page 52)

If the Shareholder Approval is obtained and the other conditions to the closing of the Merger, which we refer to as the “Closing,” are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation. Upon completion of the Merger, shares of

Common Stock, other than Excluded Shares and Dissenting Shares, will be converted into the right to receive $0.27 per share, without interest and less any required withholding taxes. Following the completion of the Merger, the Common Stock will no longer be publicly traded, and you will cease to have any ownership interest in the Company.

Treatment of Company Awards and Warrants (Page 72)

Each Company stock option (other than those held by Mr. Harley) that is outstanding immediately prior to the effective time of the Merger, which we refer to as the “Effective Time,” whether or not vested or exercisable, as of the Effective Time, will be cancelled. Each holder will be entitled to receive a payment, if any, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) the amount, if any, by which $0.27 exceeds the exercise price per share with respect to the stock option, multiplied by (b) the total number of shares of Common Stock then issuable upon the exercise of the stock option. As of the date of this proxy statement, there are outstanding stock options to purchase 360,000 shares of Common Stock with an exercise price of less than $0.27, which will be cancelled for an aggregate consideration of $30,900. All of the Company’s other outstanding stock options (including all of those held by the Company’s directors and Executive Officers) will be cancelled for no consideration.

Each Company share-based award other than a stock option, including restricted share awards (other than those held by Mr. Harley), whether or not vested, as of the Effective Time, will be cancelled. Each holder will be entitled to receive a payment, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) $0.27 per share, multiplied by (b) the total number of shares of Common Stock constituting the award. As of the date of this proxy statement, the Company has outstanding an aggregate of 737,194 shares subject to restricted share awards, which will be cancelled in exchange for aggregate consideration of $199,042.38. These amounts include an aggregate of 578,694 shares subject to restricted share awards held by the Company’s directors (other than Mr. Harley) and Executive Officers, which will be cancelled for aggregate consideration of $156,247.38.

Each Company warrant (other than those held by Mr. Harley and the other Rollover Shareholders), whether or not vested or exercisable, as of the Effective Time, will be cancelled. Each holder will be entitled to receive a payment, if any, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) the amount, if any, by which $0.27 exceeds the exercise price per share with respect to the warrant, multiplied by (b) the total number of shares of Common Stock then issuable upon the exercise of the warrant. However, any Company warrant that will have no value after the Effective Time (because the warrant has an exercise price per share that is greater than the merger consideration and, as of the Effective Time, the holder of the warrant will be entitled to receive, upon exercise of the warrant, only the merger consideration multiplied by the number of shares subject to the warrant), may remain outstanding. As of the date of the proxy statement, the Company has no outstanding warrants (other than those held by the Rollover Shareholders) with an exercise price of less than $0.27 and, accordingly, no consideration will be paid with respect to these warrants.

Each Company stock option and restricted share award held by Mr. Harley and each warrant held by Mr. Harley and the other Rollover Shareholders, as of the Effective Time, will be cancelled on the terms and conditions set forth in the Rollover Agreement, as defined in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Rollover Agreement” beginning on page 85.

Conditions to the Merger (Page 81)

The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver, at or prior to the date of the Closing, referred to as the “Closing Date”, of the following mutual conditions:

•	the Shareholder Approval shall have been obtained; and
•	no court or U.S. governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver, at or prior to the Closing Date, of the following additional conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement, disregarding any qualifications or limitations contained therein as to materiality or Material Adverse Effect (as such term is defined in the Merger Agreement, as described below in “The Merger Agreement — Representations and Warranties” beginning on page 73), shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as a specific date, at and as of that date), except where such failures to be true and correct, taken as a whole, have not had, and would not reasonably be expected to have, a Material Adverse Effect, and Parent shall have received a certificate from the Company to such effect;
•	the Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Parent shall have received a certificate from the Company to such effect;
•	since July 27, 2013, there shall not have been any, or a worsening of any, states of facts, events, changes, effects, developments, conditions or occurrences that, when taken as a whole, have had or would reasonably be expected to have a Material Adverse Effect;
•	Parent shall have received a certification from the Company to the effect that the Company is not (and was not at any time during the five-year period ending on the Closing Date) a “United States real property holding corporation” within the meaning of the Internal Revenue Code; and
•	the aggregate number of Dissenting Shares shall not equal or exceed 10% of the issued and outstanding shares of our Common Stock immediately prior to the Effective Time.

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or prior to the Closing Date, of the following additional conditions:

•	the representations and warranties of Merger Sub and Parent set forth in the Merger Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or a Parent Material Adverse Effect (as such term is defined in the Merger Agreement, as described below in “The Merger Agreement — Representations and Warranties” beginning on page 73), shall be true and correct, in each case, as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty speaks as of another date), except where the failure of any such representation and warranty to be true and correct as so made, individually or in the aggregate with all such failures, has not had and could not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate from Parent to such effect;
•	each of Merger Sub and Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement and the Ancillary Agreements at or prior to the Closing Date, and the Company shall have received a certificate from Parent to such effect; and
•	each of the Ancillary Agreements shall have been executed and delivered by each party thereto (other than the Company) and shall be in full force and effect.

For the purposes of this proxy statement, “Ancillary Agreements” refers collectively to the Voting Agreement, the Rollover Agreement and the Purchase Agreement, as defined in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities” beginning on page 85.

When the Merger Will be Completed

We anticipate completing the Merger during our third fiscal quarter of 2014, which ends on April 26, 2014, subject to receipt of the Shareholder Approval and the satisfaction of the other conditions to Closing.

Reasons for the Merger; Recommendation of the Lead Director and of the Board of Directors; Fairness of the Merger (Page 34)

The Board of Directors (other than Messrs. Harley and Lynch), based upon the recommendation of the Lead Director, unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve the Merger and adopt the Merger Agreement. The Lead Director’s reasons for the Merger included:

•	the Company’s precarious financial condition and deteriorating financial performance, and the uncertainty that the Company will be able to effect changes to its operations to improve its financial performance;
•	the significant expense of remaining a public company;
•	the Lead Director’s determination that the merger consideration of $0.27 per share to be received by the common shareholders (other than the Rollover Shareholders, Parent and any of their respective affiliates or associates):
º	was more favorable to the unaffiliated shareholders than the potential value that might result as a stand-alone public company;
º	was the highest consideration that could be obtained at the time;
º	represents a 50% premium to the market price of the Common Stock on the day prior to the announcement of the Consortium Members’ initial proposal; and
º	was, in the opinion of Cassel Salpeter & Co., LLC rendered to the Lead Director on December 18, 2013, fair, from a financial point of view as of such date to the holders of the Common Stock other than the Rollover Shareholders, Parent and any of their respective affiliates or associates (which opinion was subject to the assumptions, qualifications and limitations set forth in such opinion);
•	the absence of any third party proposals since the announcement of the Consortium Members’ initial proposal;
•	the terms of the Merger Agreement were negotiated to include that the merger consideration is all cash and that procedural safeguards were employed;
•	the absence of regulatory approvals; and
•	the existence of financing for the Merger.

For a complete description of the reasons considered by the Lead Director and the Board of Directors, see “Special Factors — Reasons for the Merger; Recommendation of the Lead Director and of the Board of Directors; Fairness of the Merger” beginning on page 34.

Opinion of the Lead Director’s Financial Advisor (Page 39 and Annex B)

Cassel Salpeter & Co., LLC, or “Cassel Salpeter,” an investment banking firm, rendered its oral opinion to the Lead Director on December 18, 2013 (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date) as to, as of December 18, 2013, the fairness, from a financial point of view, to be received by holders of Common Stock (other than the Rollover Shareholders, Parent and any of their respective affiliates or associates) of the merger consideration to be received by such holders in the Merger pursuant to the Merger Agreement. We refer to the holders of our Common Stock other than the Rollover Shareholders and any of their respective affiliates or associates as the “Public Shareholders.” The Public Shareholders include our directors (other than Mr. Harley) and our Executive Officers.

The opinion was provided for the use and benefit of the Lead Director (in his capacity as such) and with the consent of the Lead Director, the members of the Board (in their capacity as such) in connection with the Lead Director’s and, as applicable, the Board’s evaluation of the Merger and only addressed, as of the date of the opinion, the fairness, from a financial point of view, to the Public Shareholders of the merger consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or the Merger Agreement. No opinion or view was expressed as to the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Lead Director, the Board or the Company to engage in or consummate the Merger. The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. The written opinion is included as Annex B to this proxy statement. It sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any shareholder or any other security holder as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise.

Purpose and Reasons of the Rollover Shareholders, Parent and Merger Sub for the Merger (Page 47)

For the Rollover Shareholders, Parent and Merger Sub, the purposes and reasons for the Merger are:

•	to operate the Company as a privately-held company;
•	to afford the Company greater operating flexibility as a privately-held company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets;
•	to enable the Company to use in its operations those resources that would otherwise be expended in complying with requirements applicable to public companies; and
•	to allow the Rollover Shareholders, Parent and Merger Sub to benefit from any future earnings and growth of the Company after the Common Stock ceases to be publicly traded.

For a full description of the purpose and reasons of the Rollover Shareholders, Parent and Merger Sub for the Merger, see “Special Factors — Purpose and Reasons of Parent, Merger Sub and the Rollover Shareholders for the Merger” beginning on page 47.

Positions of the Rollover Shareholders, Parent and Merger Sub as to the Fairness of the Merger (Page 47 and Page 51)

The Rollover Shareholders, Parent and Merger Sub believe that the Merger is substantively and procedurally fair to the Company’s shareholders (other than the Rollover Shareholders, Parent and any of their respective affiliates or associates). See “Special Factors — Positions of the Rollover Shareholders as to the Fairness of the Merger” beginning on page 47 and “Special Factors — Positions of the Parent and Merger Sub as to the Fairness of the Merger” beginning on page 51.

Financing (Page 56)

The Company and Parent estimate that the total financing required to complete the Merger and related transactions and pay related fees and expenses will be approximately $25,230,585, which consists of $21,209,150 in rollover equity, $3,161,435 in merger consideration payable in cash to the Public Shareholders and holders of Company stock options and an estimated $860,000 in fees and expenses. The Company and Parent expect this amount to be provided through a combination of (i) the rollover of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock by the Rollover Shareholders and (ii) debt financing (up to $6,000,000 of which may be used for the Merger), which is available to us under our existing credit facility with Salus CLO 2012-1, Ltd., or “Salus CLO,” and Salus Capital Partners, LLC, or “Salus.” We refer to Salus CLO and Salus collectively as the “Lenders.”

Interests of the Company’s Directors and Executive Officers in the Merger (Page 58)

In considering the recommendation of the Lead Director and the Board of Directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and Executive Officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s unaffiliated shareholders generally. These interests include, among others:

•	if the Merger is completed, the Company will be 100% beneficially owned by the Rollover Shareholders, including Mr. Harley, a member of our Board of Directors, and by Mr. Lynch, our chief executive officer, upon his receipt of an equity interest in Parent as described below, including any permitted assignee or designee of the foregoing;
•	Thomas J. Lynch, our chairman and chief executive officer, has entered into a new employment agreement, which was negotiated after the Lead Director negotiated the merger consideration of $0.27 per share in cash. Under the new employment agreement, which will take effect if the Merger is completed, Mr. Lynch will receive an equity interest in Parent in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms, as discussed in “Interests of the Company’s Directors and Executive Officers in the Merger — Interests of Executive Officers” beginning on page 59;
•	Thomas Rende, our chief financial officer, will receive certain “change in control” payments under his employment agreement, if he is terminated without “cause” or resigns for “good reason” (each as defined in his employment agreement) after the Merger;
•	the treatment of Company equity awards in the Merger, including cash payments with respect to Company restricted share awards (other than those held by Mr. Harley), whether or not vested;
•	Peter Cole and William F. Harley III, each a member of our Board of Directors, became members of the board of managers of Parent on the date the Merger Agreement was executed. Currently, members of the board of managers of Parent receive no cash fees or equity awards for their service;
•	indemnification of the officers and directors following the Effective Time and the purchase of a fully-paid, non-cancellable “tail” policy under the Company’s existing directors’ and officers’ insurance policy that has an effective term of six years from the Effective Time; and
•	other interests discussed in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 58.

The Lead Director and the Board of Directors were aware of the different or additional interests described in this proxy statement and considered these interests along with other matters in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Material United States Federal Income Tax Considerations (Page 61)

The receipt of cash in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. holder for U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Common Stock will generally cause you to recognize a gain or loss. The amount of gain or loss will equal the difference, if any, between the cash you receive in the Merger and your adjusted cost basis in your shares. If you are a non-U.S. holder, you generally will not be subject to United States federal income tax unless you have certain connections to the United States. You should consult your tax advisor for a full understanding of the tax consequences of the Merger in your particular circumstances.

Anticipated Accounting Treatment of the Merger (Page 63)

The Company, as the surviving corporation, will account for the Merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the consideration transferred will be allocated to the identifiable assets acquired and liabilities assumed following FASB Accounting Standards Codification Topic 805, Business Combinations.

Dissenters’ Rights (Page 100)

Sections 623 and 910 of the NYBCL provide that if the Merger is consummated, holders of shares of our Common Stock entitled to vote on the approval of the Merger and adoption of the Merger Agreement who object to such actions in writing prior to or at the Special Meeting, but before the vote, and who follow the procedures specified in Section 623 (as summarized in “Dissenters’ Rights” beginning on page 100) will have the right to receive cash payment of the fair value of their shares of Common Stock if the proposed Merger is completed. The express procedures of Section 623 must be followed precisely; if they are not, holders of shares of our Common Stock will lose their right to dissent. As described more fully below, such “fair value” would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that holders of shares of our Common Stock exercising dissenters’ rights will receive consideration equal to or greater than the merger consideration.

Limited Solicitation (Page 78)

Generally, under the Merger Agreement, we may not solicit alternative Takeover Proposals (as defined in the Merger Agreement and as described below in “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” beginning on page 78), but we may engage in a limited solicitation of certain designated parties that were agreed upon among Parent, Merger Sub and the Company as a result of the negotiations of the Merger Agreement by the Lead Director.

We will, and will direct each of our representatives to, immediately cease any discussions, negotiations, or communications with any party, except the designated parties, with respect to any Takeover Proposal. The Company shall not, nor shall it authorize or permit any of its representatives to (and shall use its reasonable best efforts to cause such persons not to), among other things, directly or indirectly:

•	except with respect to the designated parties, initiate, induce, solicit, knowingly facilitate or encourage any inquiry or the making, submission or announcement of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal;
•	approve, adopt or recommend (or propose to do so) any Takeover Proposal or enter into any letter of intent, memorandum of understanding, agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, any Takeover Proposal;
•	enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;
•	except with respect to the designated parties, fail to enforce, or grant any waiver under, any standstill or similar agreement with any person; or
•	except with respect to the designated parties, engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data with respect to the Company in connection with or in response to, or otherwise cooperate with or take any other action to facilitate any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.

However, prior to the receipt of the Shareholder Approval, the Company or the Lead Director may, in response to a bona fide written Takeover Proposal that did not result from a breach of the above paragraph, contact the party that submitted such Takeover Proposal to clarify the terms and conditions thereof and, subject to compliance with the provisions outlined in subsequent paragraphs below and provided that the Lead Director determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as such term is defined in the Merger Agreement, as described in “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” beginning on page 78):

•	furnish information or data with respect to the Company or any of its subsidiaries to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement, provided that all such information provided has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person; and
•	engage in, continue or otherwise participate in discussions or negotiations regarding, and otherwise cooperate with or take any other action to facilitate, such Takeover Proposal.

As promptly as practical and in any event within one business day of the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, the Company will provide notice to Parent of such Takeover Proposal or inquiry. The notice will include the identity of the person making the Takeover Proposal or inquiry and the material terms and conditions of the Takeover Proposal or inquiry. The Company will keep Parent reasonably informed on a current basis of the status of the Takeover Proposal, including any material changes to its terms and conditions. The Company is required to provide Parent, within one business day after receipt, with copies of all written communications, other written materials and summaries of all other communications sent or provided to or by the Company and its representatives in connection with any Takeover Proposal.

The Lead Director will promptly consider in good faith any alteration of the terms of the Merger Agreement or the Merger proposed by Parent in response to any Takeover Proposal.

Prior to the Company receiving the Shareholder Approval, the Lead Director may, in response to a Superior Proposal, effect a change in the Company’s recommendation that the shareholders approve the Merger, which we refer to as a “Change in the Company Recommendation,” or approve and enter into any agreement relating to a Superior Proposal, provided that the Lead Director determines in good faith that the failure to do so would constitute a breach of its fiduciary duties to the shareholders of the Company. At least five business days prior to effecting a Change in the Company Recommendation or approving and entering into an agreement relating to a Superior Proposal, the Lead Director will provide written notice to Parent of his intention to make a Change in the Company Recommendation or enter into such agreement. The notice shall include the reasonable details regarding the cause for, and nature of, the Change in the Company Recommendation or the entering into such agreement. In addition, the Lead Director may not effect the Change in the Company Recommendation or approve and enter into an agreement relating to a Superior Proposal unless Parent does not make, within five business days of receipt of such notice, an offer that the Lead Director determines, in good faith after consultation with his legal and financial advisors, results in the applicable Takeover Proposal no longer being a Superior Proposal.

As described in “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” beginning on page 78, nothing in the Merger Agreement will prohibit the Company, the Board of Directors or the Lead Director from complying with securities laws in respect of any Takeover Proposal, including making any disclosure to the shareholders of the Company. However, any public disclosure by the Company relating to a Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Board of Directors expressly publicly reaffirms its approval of or recommendation to approve the Merger and adopt the Merger Agreement in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure.

Other than as otherwise described in “The Merger Agreement — Other Covenants and Agreements —  Limited Solicitation” beginning on page 78, neither the Board of Directors nor any committee thereof nor the Lead Director will, directly or indirectly, effect a Change in the Company Recommendation, take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication or approve any agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal.

Termination (Page 81)

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Shareholder Approval:

•	by mutual written consent of Parent and the Company (acting at the direction of the Lead Director);
•	by either Parent or the Company (with the prior approval of the Lead Director), if:
º	the Merger shall not have been consummated by April 30, 2014, which we refer to as the “Termination Date,” provided that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the Merger Agreement has been the primary cause of the failure of the Merger to be consummated by the Termination Date;
º	a governmental entity of competent jurisdiction takes any action (which the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to resist, resolve,

annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such action shall have become final and non-appealable, provided that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the primary cause of any such action; or
º	the Shareholder Approval shall not have been obtained at the Special Meeting or any adjournment or postponement thereof;
•	by Parent, if:
º	the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured by the Company prior to the Termination Date or if capable of being cured, is not cured within 30 days following receipt by the Company of written notice from Parent, and which would result in a failure of any Parent and Merger Sub condition to effect the Merger, as described in “The Merger Agreement — Conditions to the Merger” beginning on page 81, provided that Parent’s right to terminate the Merger Agreement pursuant to this provision shall not be available if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or
º	a Change in the Company Recommendation shall have occurred;
•	by the Company (with the prior approval of the Lead Director), if:
º	Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured by Parent or Merger Sub prior to the Termination Date or if capable of being cured, is not cured within 30 days following receipt by Parent of written notice from the Company, and which would result in a failure of any Company condition to effect the Merger, as described in “The Merger Agreement — Conditions to the Merger” beginning on page 81, provided that the Company’s right to terminate the Merger Agreement pursuant to this provision shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or
º	the Board of Directors, upon the recommendation of the Lead Director, causes the Company to enter into any agreement related to a Superior Proposal, provided that the Company has complied in all material respects with the provisions in the Merger Agreement relating to solicitation of Takeover Proposals, including the notice provisions therein, as summarized in “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” beginning on page 78.

The Merger Agreement provides that, if the Company terminates the Merger Agreement because the Board of Directors, upon recommendation of the Lead Director, causes the Company to enter into an agreement related to a Superior Proposal, the Company is obligated to reimburse Parent for its expenses (not to exceed $300,000 in the aggregate) and pay Parent a termination fee of $300,000. The Merger Agreement provides further that, if the Company terminates the Merger Agreement because Parent or Merger Sub breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement and (i) such breach was material and knowing, willful or intentional and (ii) at the time of such termination, the Company is then ready, willing and able to consummate the Merger and the conditions to Parent and Merger Sub’s obligations under the Merger Agreement have been satisfied or waived, Parent is obligated to reimburse the Company for its expenses (not to exceed $300,000 in the aggregate) and pay the Company a termination fee of $300,000. If the Company terminates the Merger Agreement because Parent or Merger Sub breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement in circumstances other than those set forth in the preceding sentence, Parent will reimburse the Company for its expenses (not to exceed $300,000 in the aggregate).

Litigation (Page 64)

Between January 24 and 31, 2014, three purported shareholders of the Company filed putative class action lawsuits in New York State Supreme Court challenging the Merger. These actions are: Bruce H. Paul et al., v. Frederick’s of Hollywood Group Inc., et al., Index No. 650252/2014 (N.Y. Sup. Ct. Jan. 24, 2014); David Strasenburgh v. Frederick’s of Hollywood Group In., et al., Index No. 650294/2014 (N.Y. Sup. Ct. Jan. 28, 2014); and Stephen Dworkin v. Frederick’s of Hollywood Group Inc., et al., Index No. 650356/2014 (N.Y. Sup. Ct. Jan. 31, 2014). On March 6, 2014, the parties to those lawsuits submitted to the court a stipulation and proposed order that would consolidate all three actions into a single action captioned In re Frederick’s of Hollywood Group Inc. Shareholder Litigation, Index No. 650252/2014, and would appoint two of the five firms involved as co-lead plaintiffs’ counsel and the other three firms as the executive committee. The proposed consolidation order also provided that the amended complaint filed Bruce H. Paul, et al, v. Frederick’s of Hollywood Group Inc., et al. on February 11, 2014 would be the operative complaint in the consolidated action. The court has not yet entered the proposed consolidation order. The consolidated amended complaint alleges that the preliminary proxy filed by the Company contained material misstatements and omissions and that the members of the Board of Directors breached their fiduciary duty to maximize shareholder value by pursuing the Merger through a flawed process and for inadequate consideration. The complaint is more fully described in “Special Factors — Litigation” beginning on page 53. Each of the defendants denies any allegations of wrongdoing and believes that the plaintiffs’ claims are without merit. On March 14, 2014, after settlement discussions between plaintiffs’ counsel and counsel for the Company, the parties agreed to resolve the litigation and permit the Merger to proceed as contemplated. The settlement provides, among other things, that certain agreed supplemental and/or modified disclosures be included in this proxy statement. The settlement is subject to confirmatory discovery by the plaintiffs, which is to be completed by on or about March 31, 2014, and must be approved by the court.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:  What is the proposed transaction?

A:  The proposed transaction is the Merger of Merger Sub with and into the Company pursuant to the Merger Agreement, with the Company surviving as a wholly-owned subsidiary of Parent. Parent is an entity formed by the Consortium Members for the purposes of acquiring us in the proposed transaction. The Rollover Shareholders hold 100% of the outstanding equity of Parent. Following the Effective Time, the Company will be privately held by the Rollover Shareholders (and by Mr. Lynch, upon his receipt of an equity interest in Parent, pursuant to his new employment agreement, in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms). See “The Merger Agreement” beginning on page 71.

Q:  What will I receive in the Merger?

A:  If the Merger is completed, you will be entitled to receive $0.27 in cash, without interest and less any required withholding taxes, for each share of Common Stock that you own. For example, if you own 100 shares of Common Stock, you will be entitled to receive $27.00 in cash in exchange for your shares of Common Stock, less any required withholding taxes. You will not be entitled to receive shares in the surviving corporation. Shares of Common Stock owned by the members of our Board of Directors (other than Mr. Harley) and by our Executive Officers will receive the same treatment in the Merger as the shares of common stock owned by the unaffiliated shareholders.

Q:  Where and when is the Special Meeting?

A:  The Special Meeting will take place at our principal executive offices located at 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028, on [•], 2014, starting at 10:00 a.m. local time.

Q:  What matters will be voted on at the Special Meeting?

A:  You are being asked to consider and vote on the following proposals:

•	to approve the Merger and adopt the Merger Agreement;
•	to approve the Merger-Related Compensation Proposal; and
•	to act upon other business that may properly come before the Special Meeting (provided the Company does not know, at a reasonable time before the Special Meeting, that such matters are to be presented at the meeting) or any adjournment or postponement thereof.

Q:  What vote of our shareholders is required to approve the Merger and adopt the Merger Agreement?

A:  For the Company to complete the Merger, under New York law, shareholders holding at least two-thirds of the aggregate voting power of the Common Stock outstanding at the close of business on the record date must vote “FOR” the approval of the Merger and adoption of the Merger Agreement. Subject to the terms of the Voting Agreement between us, Parent and the Rollover Shareholders, the Rollover Shareholders have agreed to vote all shares of our Common Stock they beneficially own (and any shares acquired by them after the date of the Voting Agreement) in favor of approving the Merger and adopting the Merger Agreement. See “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Voting Agreement” beginning on page 85. As of the record date, the Rollover Shareholders own 27,678,679 shares of Common Stock, representing in the aggregate approximately 70.5% of the issued and outstanding shares of Common Stock. This amount excludes the 63,579,204 shares of Common Stock that the Rollover Shareholders have the right to acquire pursuant to convertible preferred stock, warrants and options held by them. Because the

Rollover Shareholders beneficially hold more than two-thirds of our outstanding shares of Common Stock as of the record date, they can satisfy the required vote under New York law and the Merger Agreement to approve the Merger and adopt the Merger Agreement without the affirmative vote of any of our other shareholders.

Except in their capacities as members of the Board of Directors and/or as the Lead Director, as applicable, no officer or director of the Company has made any recommendation either in support of or in opposition to the Merger or the Merger Agreement. The directors (excluding Mr. Harley) and Executive Officers of the Company, who collectively own 1,742,999 shares, or 4.4%, or our outstanding Common Stock (which excludes 1,648,920 shares of Common Stock that the directors (excluding Mr. Harley) and the Executive Officers have the right to acquire pursuant to options held by them), have informed the Company that as of date of this proxy statement they intend to vote in favor of approving the Merger and adopting the Merger Agreement.

See “The Special Meeting — Required Vote” beginning on page 67.

Q:  With respect to the Merger-Related Compensation Proposal, why am I being asked to cast a non-binding advisory vote to approve compensation that may become payable to the Company’s named executive officers in connection with the Merger?

A:  SEC rules require us to seek a non-binding, advisory vote with respect to certain categories of compensation that may be provided to named executive officers in connection with a merger transaction.

Q:  What will happen if shareholders do not approve the non-binding Merger-Related Compensation Proposal?

A:  Approval of the Merger-Related Compensation Proposal is not a condition to the completion of the Merger. The vote on the Merger-Related Compensation Proposal is an advisory vote and will not be binding on the Company.

Therefore, if the Shareholder Approval is obtained and the Merger is completed, the payments that are the subject of the Merger-Related Compensation Proposal may become payable to the named executive officers regardless of the outcome of the vote on the Merger-Related Compensation Proposal.

Q:  What vote of our shareholders is required to approve the Merger-Related Compensation Proposal?

A:  Shareholders holding at least a majority of the shares of Common Stock voted at the Special Meeting must vote “FOR” the Merger-Related Compensation Proposal in order for the proposal to be approved. Because the Rollover Shareholders beneficially hold more than a majority of our outstanding shares of Common Stock as of the record date, they can approve or disapprove the Merger-Related Compensation Proposal regardless of how any other shareholder votes.

Q:  How does the Board of Directors recommend that I vote?

A:  The Board of Directors (other than Messrs. Harley and Lynch, who recused themselves from all deliberations relating to the recommendation and approval of the Merger and adoption of the Merger Agreement), acting upon the recommendation of the Lead Director, unanimously recommends that our shareholders vote “FOR” the approval of the Merger and adoption of the Merger Agreement and “FOR” the approval of the Merger-Related Compensation Proposal. You should read “Special Factors — Reasons for the Merger; Recommendation of the Lead Director and of the Board of Directors; Fairness of the Merger” beginning on page 34 for a discussion of the factors that the Lead Director and Board of Directors considered in deciding to recommend the approval of the Merger and adoption of the Merger Agreement. See also “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 58.

Q:  What effects will the Merger have on the Company?

A:  The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and is quoted on the OTCQB under the symbol “FOHL.” As a result of the Merger,

the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the Merger, the registration of the Common Stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the Common Stock will no longer be quoted on any quotation system, including the OTCQB. See “Special Factors — Plans for the Company after the Merger” beginning on page 51.

Q:  What happens if the Merger is not consummated?

A:  If the Shareholder Approval is not obtained or if the Merger is not consummated for any other reason, the Merger will not be effected and the Company’s shareholders will not receive any payment for their shares. Instead, the Company will remain a public company and its shares of Common Stock will continue to be quoted on the OTCQB. Under specified circumstances, the Company may be required to reimburse Parent and Merger Sub for their costs and expenses and pay a termination fee. See “The Merger Agreement —  Termination” beginning on page 81 and “The Merger Agreement — Fees and Expenses” beginning on page 82. The Company’s results of operations and financial condition raise substantial doubt about its ability to continue as a going concern. If the Company is unsuccessful in consummating the Merger, it will need to raise additional capital through debt or equity financings, strategic relationships or other arrangements. Additional financing may not be available in amounts or on terms acceptable to the Company or at all, and if available, may be at prices and on terms that may not be as favorable as they would be without a going concern qualification. An inability to obtain additional financing may result in the Company’s voluntary or involuntary bankruptcy.

Q:  What do I need to do now?

A:  We urge you to read this proxy statement carefully, including its annexes and the documents referred to in this proxy statement as well as the Schedule 13E-3, including the exhibits attached thereto, filed with the Securities and Exchange Commission, or the “SEC,” and to consider how the Merger affects you. If you are a shareholder of record, you can ensure that your shares are voted at the Special Meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on each proxy card;
•	the Internet, at the address provided on each proxy card; or
•	mail, by completing, signing, dating and mailing each proxy card and returning it in the envelope provided.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the approval of the Merger and adoption of the Merger Agreement.

Q:  Should I send in my stock certificates or other evidence of ownership now?

A:  No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the merger consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:  Can I revoke my voting instructions?

A:  Yes. You can revoke your voting instructions at any time before your proxy is voted at the Special Meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Frederick’s of Hollywood Group Inc., Attn: Secretary, 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the Special Meeting and voting in person (simply attending the Special Meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions. See “The Special Meeting — Voting; Proxies; Revocation —  Revocation of Proxies” beginning on page 69.

Q:  What does it mean if I get more than one proxy card or voting instruction card?

A:  If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:  Who will count the votes?

A:  A representative of our transfer agent, American Stock Transfer & Trust Company, LLC, will count the votes and act as an inspector of election.

Q:  Who can help answer my other questions?

A:  If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact AST Phoenix Advisors, a division of American Stock Transfer & Trust Company, LLC, at 1-877-732-3617. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

The Parties to the Merger

The parties to the Merger Agreement are the Company, Parent and Merger Sub.

The Company

For information regarding the Company, see “Important Information Concerning the Company —  Company Background” beginning on page 92.

Parent

Parent is a new Delaware limited liability company that was formed by HGI Funding to pursue the transaction contemplated by the non-binding consortium term sheet agreement among the Consortium Members. The Rollover Shareholders collectively hold 100% of the issued and outstanding equity of Parent. Immediately prior to the Effective Time, the Rollover Shareholders will cause all of their shares of our capital stock to be contributed to Parent in exchange for an increase in their equity interests in Parent. The Rollover Shareholders, as a group, may be deemed to beneficially own 1,257,883 shares, or 88.7%, of our Common Stock, including 63,579,204 shares that they have the right to acquire pursuant to convertible preferred stock, warrants and options held by them. Parent has not engaged in any business other than in connection with the Merger and the other related transactions contemplated thereby.

Merger Sub

Merger Sub is a newly formed New York corporation. Merger Sub was formed solely for the purpose of engaging in the Merger and other related transactions. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business other than in connection with the Merger and other related transactions.

Background of the Merger

Introduction

Our financial condition is precarious. The opinion of our independent auditors included in our Annual Report on Form 10-K for the fiscal year ended July 27, 2013 without completing the Merger questions our ability to continue as a going concern. As of January 25, 2014, we had shareholders’ deficiency of $(29,223,000) or $(0.74) per outstanding share and a working capital deficit of $(23,507,000) or $(0.60) per outstanding share.

During the past six years, we suffered from the economic recession, a protracted recovery and a downturn in consumer spending. In California, the location of many of our stores, the recession was particularly severe. We also faced rising operating costs, difficulties in paying vendors and significant long-term lease costs. Competition also increased from retailers including the GAP, H&M, Aerie and Victoria’s Secret, the leader in our industry. Numerous steps to improve our financial performance were recommended by management and authorized by our Board of Directors. We reduced our workforce, wages and capital expenditures, sold our wholesale division and negotiated margin assistance with vendors. We also negotiated more favorable lending terms and eventually replaced our lender.

From fiscal years 2007 through 2013, annual operating expenses were reduced by approximately $40,000,000. Despite these efforts, we incurred net operating losses of approximately $114,000,000 from fiscal years 2008 through 2013 and have not reported an operating profit since fiscal year 2007. To sustain our operations and finance growth, we completed capital raises of approximately $38,000,000 from fiscal years 2008 through 2013. These capital raises were accomplished through a $20,000,000 rights offering and a $3,000,000 private placement of Common Stock, followed by the $15,000,000 placement of the Series A and Series B Convertible Preferred Stock described below. We also converted approximately $23,000,000 of debt and preferred stock into Common Stock. From fiscal years 2008 through 2013, we struggled to remain solvent, suffering from negative working capital and, in many years, deficit equity. As a result, we had difficulty staying current with vendors. Our Board of Directors encouraged Messrs. Lynch and Rende to explore possible strategic alternatives.

On April 16 and 18, 2012, we received two unsolicited acquisition inquiries. On April 18, 2012, our Board of Directors authorized Mr. Lynch to retain the investment banking firm, Allen & Company LLC, or “Allen & Co.,” to assist in evaluating and negotiating the indications of interest. Allen & Co. also was retained to undertake a broad effort to explore other potential strategic alternatives, including an investment of strategic capital. Neither the marketing process to approximately 120 parties nor the two initial unsolicited indications of interest described in further detail below resulted in any firm offers that our Board of Directors believed were viable or would produce any value for our shareholders.

On February 28, 2013, Kyle Shonak, the then Senior Vice President of Salus, arranged for Mr. Lynch to meet with Philip Falcone, Chief Executive Officer of HGI, and Phillip Gass, Managing Director of Investments of HGI, on March 1, 2013 to discuss a potential strategic transaction. Salus is a subsidiary of HGI. The discussions resulted in our $10,000,000 Series B Convertible Preferred Stock and warrant sale on March 15, 2013. The buyer was Five Island Asset Management, LLC, a subsidiary of HGI, which we refer to as “Five Island.” These preferred shares and warrants may be converted into a majority interest in the Company. The negotiations relating to the Series B Convertible Preferred Stock transaction are described in detail below under “Evaluation of Strategic Transactions”.

On August 6, 2013, Five Island initially proposed the Merger to our Board of Directors. Five Island subsequently negotiated with our largest shareholders to form the Consortium, and negotiations between the Consortium and the Lead Director ultimately led to the execution of the Merger Agreement on December 18, 2013. Our Board of Directors, upon recommendation of the Lead Director, determined that the Merger is in the best interests of our unaffiliated shareholders. Our unaffiliated shareholders and our directors (other than Mr. Harley) and Executive Officers, who together own 11,594,575 shares, or approximately 29.5%, of our outstanding Common Stock as of March 14, 2014, will receive $0.27 per share, or an aggregate of approximately $3,100,000, upon the closing of the Merger. Shares of Common Stock owned by our directors (other than Mr. Harley) and Executive Officers will receive the same treatment in the Merger as the shares of Common Stock owned by the unaffiliated shareholders.

The indications of interest, the marketing process and the negotiations with HGI are described in detail below.

Series A Convertible Preferred Stock Transaction and New Credit Facility

Throughout fiscal year 2012, our business continued to be adversely affected by limited working capital. We were also in arrears with our vendors. Accordingly, Messrs. Lynch and Rende focused on negotiating vendor allowances, raising capital and pursuing other strategic possibilities. Because of our financial condition, it was difficult to attract new investors. As an alternative, in late April 2012, Mr. Lynch initiated discussions with our largest shareholders — Michael Tokarz, who controls TTG and TKZ, and William F. Harley III, a member of our Board of Directors who controls Fursa and Arsenal — regarding further investment in the Company. Mr. Tokarz expressed an interest in providing additional funding to the Company.

On May 11, 2012, Messrs. Lynch and Tokarz orally agreed in principle to TTG making a $5,000,000 convertible preferred stock equity investment in the Company. On May 11 and 14, 2012, Marci Frankenthaler, General Counsel to the Company, emailed Edwards Wildman Palmer LLP, or “Edwards Wildman”, counsel to TTG, an initial draft of the Series A Convertible Preferred Stock purchase agreement, an initial draft of the amendment to the Company’s certificate of incorporation establishing the Series A Convertible Preferred Stock and a non-binding term sheet prepared by the Company and Graubard Miller setting forth the proposed terms. The documents contemplated a non-voting, non-redeemable, zero coupon series of convertible preferred stock ranking senior to all other outstanding capital stock. The liquidation preference would be equal to the initial purchase price. The preferred stock would automatically convert into Common Stock, at the same price, if lower, as a subsequent closed private placement.

On May 15, 2012, Graubard Miller arranged for Messrs. Tokarz, Lynch and Rende, Ms. Frankenthaler, Edwards Wildman and Graubard Miller to have a conference call to discuss proposed revisions to the term sheet and transaction agreements. After the call, Edwards Wildman circulated a revised term sheet, which provided for, among other things, dividends, payable quarterly, at the Company’s option, in cash or additional shares of Series A Convertible Preferred Stock (“PIK shares”), at the rate of 9% per annum; conversion at the option of the holder at an initial conversion price of $1.25 per share (with the conversion price decreasing by

$0.25 per share on each of the first three anniversaries of the closing date); and anti-dilution protection. The term sheet also provided for the issuance of ten-year warrants to purchase the number of shares of Common Stock equal to $1,500,000 divided by the closing price of the Common Stock on the day prior to the closing.

On May 17, 2012, Ms. Frankenthaler, Mr. Rende, Graubard Miller and Edwards Wildman had additional discussions regarding the proposed terms, and, following discussions with Mr. Tokarz, Edwards Wildman circulated a further revised term sheet to reflect what was discussed on the call. This further revised term sheet provided for: (i) beginning on the second anniversary of the closing date, the dividend rate to be the greater of 9% per annum or the highest rate the Company pays on any debt; (ii) conversion at the option of the holder at a price of $1.05 per share for the preferred shares other than the PIK shares, and at a price of $0.45 per share for the PIK shares; (iii) downward adjustments to the conversion price if the Company sells Common Stock or common stock equivalents at a price below the then conversion price, but not lower than the closing price of the Common Stock on the day prior to the closing date; (iv) a liquidation premium equal to 109% of the stated value of the shares (plus all accrued and unpaid dividends) until the first anniversary of the closing date and equal to 105% of the stated value of the shares (plus all accrued and unpaid dividends) from the first anniversary until the second anniversary of the closing date; and (v) three, five and seven year warrants to purchase an aggregate of 1,500,000 shares of Common Stock (500,000 shares each) at exercise prices of $0.45, $0.53 and $0.60, respectively.

On May 21, 2012, Edwards Wildman circulated a revised Series A Preferred Stock purchase agreement, a revised certificate of amendment to the Company’s certificate of incorporation establishing the Series A Convertible Preferred Stock and a form of warrant, each of which reflected the terms set forth in the May 17 revised term sheet. The revised agreements also included the following additional provisions: (i) the proceeds would be used to settle vendor payables, (ii) the preferred shares could be redeemed at the Company’s option, and (iii) a redemption premium would apply to the preferred shares, other than the PIK shares, in an amount equal to 110% of the stated value (plus all accrued and unpaid dividends), if redemption occurred before the third anniversary of the closing, and equal to 108% of the stated value (plus all accrued and unpaid dividends), if the redemption occurred between the third and fifth anniversaries of the closing.

On May 23, 2012, our Board of Directors approved the Series A Convertible Preferred Stock purchase agreement and related documents, and we completed the sale of $5,000,000 in shares of our Series A Convertible Preferred Stock to TTG. As of May 23, 2012, the outstanding shares of Series A Convertible Preferred Stock were convertible into 4,761,905 shares of Common Stock, or 10.9% of the outstanding shares of Common Stock as of May 23, 2012. By March 14, 2014, the outstanding shares of Series A Convertible Preferred Stock, including PIK shares issued as dividends, were convertible into 6,552,127 shares of Common Stock, or 14.3% of the outstanding shares of Common Stock as of March 14, 2014.

On May 23, 2012, pursuant to the Series A Preferred Stock purchase agreement, we also issued to TTG three, five and seven-year warrants, each to purchase 500,000 shares of Common Stock, at exercise prices of $0.45, $0.53 and $0.60 per share, respectively. As required by the Series A Convertible Preferred Stock purchase agreement, the proceeds of the transaction were used to settle vendor accounts payable. We obtained approximately $4,900,000 of vendor allowances during the fiscal quarter ended April 28, 2012. A complete description of the terms of the Series A Convertible Preferred Stock and warrants may be found in “ Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Series A Convertible Preferred Stock Transaction” beginning on page 89.

In addition to the Series A Convertible Preferred Stock investment, on May 31, 2012, we secured a new $24,000,000 credit facility with Salus. At the closing, proceeds from the credit facility were used to repay outstanding secured indebtedness of the Company. The Salus credit facility includes a “first in last out” tranche, which was at the time for up to $9,000,000 million, that consists of the first advances made under the facility and the last amounts repaid thereunder. The credit facility also provides for a revolving line of credit, except that repayments of the “first in last out” tranche may not be reborrowed. The unpaid principal of the “first in last out” tranche bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 11.5%, but not less than 12.0% regardless of fluctuations in the LIBOR rate. Up to 2.5% of the interest payable on the “first in last out” tranche is capitalized, compounded and added to the unpaid amount under the credit facility each month. The unpaid principal of advances other than the “first in last out” tranche bears interest, payable monthly, in arrears, at the prime rate plus 4.0%, but not less than 7.0%, regardless of fluctuations in the prime rate. The obligations of the borrowers under the credit facility are secured by first priority security interests granted to Salus in all of the borrowers’ tangible and intangible property, including intellectual property such as trademarks and copyrights, as well as shares and membership interests of the borrowers.

Evaluation of Strategic Transactions

On April 16 and 18, 2012, Mr. Lynch received two unsolicited acquisition proposals. On April 18, 2012, all of the members of our Board of Directors held a special meeting to discuss the two proposals. Mr. Rende, Ms. Frankenthaler and Mr. Tokarz were in attendance. At the meeting, the Board considered engaging an investment banking firm to assist in the evaluation of the proposals, and to explore other potential strategic alternatives, including an investment of strategic capital, to enhance shareholder value. Mr. Lynch reported that he and Mr. Rende had recent discussions with two investment banking firms that expressed an interest in working with the Company. He reviewed their respective qualifications and their proposed fees for services. He explained that one firm did not have the extensive industry and financial contacts needed for a widespread marketing effort, and the other firm had industry expertise, but proposed to charge a high retainer and minimum fees. The Board then discussed, at the suggestion of Mr. Harley (who was employed by Allen & Co. prior to June 1996, but who has had no affiliation with and received no consideration from the firm since then), the possibility of engaging Allen & Co. Because of Allen & Co.’s reputation, national recognition and extensive contacts and expertise, the Board of Directors was positively disposed to discussing Allen & Co.’s interest in working with us. The Board of Directors authorized discussions with Allen & Co. and, later that day, Messrs. Walters and Harley met with John Simon, James Quinn and Denise Calvo of Allen & Co., who expressed an interest in working with the Company. On April 24, 2012, Allen & Co. sent a draft engagement letter to Messrs. Lynch and Walters. Between April 24, 2012 and May 3, 2012, Mr. Lynch, at the direction of the Board of Directors, negotiated the terms of Allen & Co.’s engagement. On May 3, 2012, following Board approval, Allen & Co. was retained, and the Company issued a press release announcing their engagement and their role to seek strategic alternatives for the Company. With the assistance of Allen & Co., we prepared confidential evaluation materials regarding the Company, our business and management. Mr. Lynch advised the two parties that had submitted proposals that Allen & Co. would contact them as part of a broader marketing effort.

Our Board of Directors and Messrs. Lynch and Rende continued their extensive business review of the Company, which included analysis of our deteriorating financial condition. They considered our financial and business prospects and further considered financial and strategic alternatives to enhance shareholder value, including, among other things, obtaining additional financing, selling all or a portion of our business and identifying strategic partners. Allen & Co. advised on strategic transactions that might be available to the Company.

Between June and October 2012, Allen & Co. contacted approximately 120 parties, including retailers, private equity firms and family offices and one of the two parties who had submitted unsolicited proposals in April 2012. No subsequent interest was expressed by the other party. Approximately 30 expressed an interest and executed non-disclosure agreements to receive the confidential evaluation materials and gain access to the Company’s electronic data room. The non-disclosure agreements did not contain provisions restricting the purchase of the Company’s securities or the taking of any other actions that could lead to a change of control of the Company at any time. In early October 2012, Allen & Co. called for written proposals from the approximately 12 remaining interested parties. In response, Allen & Co. received indications of interest from only three parties. Two were from private equity firms and contemplated pre-packaged bankruptcy filings, and a third was from a domestic specialty retailer that had previously submitted an indication of interest in April 2012.

Prior to the Company engaging in any negotiations with the interested parties, on November 8, 2012, our Board of Directors selected Mr. Walters to coordinate the full Board’s review and negotiation of all of the proposals received during the marketing process. Mr. Walters was not individually authorized to, and did not, negotiate the terms of these proposals on behalf of the Company or make any final recommendations with respect to such proposals.

From November 2012 to March 2013, all of the members of our Board of Directors, Messrs. Lynch and Rende, Ms. Frankenthaler, Mr. Tokarz and Allen & Co. met numerous times to evaluate a total of six indications of interest — the three received in October 2012 plus three additional indications of interest subsequently received from parties unaffiliated with the Company. The two indications of interest that contemplated a pre-packaged bankruptcy process were considered by the Board of Directors, but rejected because our shareholders would receive no value. In making this decision, the Board considered the difficulty of obtaining debtor-in-possession financing and the uncertain outcome of a bankruptcy process. They also considered the Company’s net losses of $6,432,000 and $12,055,000 for the years ended July 28, 2012 and July 30, 2011 and working capital deficiency of $6,326,000 as of July 28, 2012. The Company had used $6,571,000 and $11,137,000 of cash in operating activities for the years ended July 28, 2012 and July 30, 2011. They also considered that, while vendor payables were reduced following the Series A Convertible Preferred Stock transaction in May 2012, during the first quarter of fiscal year 2013 vendor payables were increasing again. Based on these factors, they anticipated that, if the Company filed for bankruptcy protection, liquidation was a legitimate possibility. The Company’s current vendor base would be unlikely to supply the inventory necessary for the Company to continue operations unless existing payables were brought current. Based on the Company’s deteriorating financial condition during the fiscal year 2012 and the first quarter of fiscal year 2013, the Board of Directors ascertained that, if the Company liquidated, the value of its assets would be insufficient to pay its unsecured creditors and its preferred stockholders and, accordingly, the common shareholders would be left with no value.

At the direction of our Board of Directors, Messrs. Lynch and Rende, Ms. Frankenthaler and Allen & Co. engaged in negotiations with the other four parties. We sometimes refer to these parties collectively as the “Proposing Parties.” As described below, despite extensive negotiations between November 2012 and March 2013, we were unable to reach definitive terms with any of the Proposing Parties that the Board of Directors believed would produce any value for our shareholders.

On October 25, 2012, in response to Allen & Co.’s request for written proposals earlier that month, a domestic specialty retailer submitted an indication of interest to acquire the Company. We refer to this party as the “Specialty Retailer.” The Specialty Retailer was the same party who made the unsolicited acquisition inquiry on April 16, 2012. During November 2012, Allen & Co. and the Specialty Retailer’s financial advisor arranged discussions between Mr. Lynch and the Specialty Retailer to further explore their interest in acquiring the Company.

On December 3, 2012, the Specialty Retailer submitted a non-binding letter of intent to Allen & Co. to acquire through a new entity all of the Company’s outstanding capital stock for cash, including the Company’s Series A Convertible Preferred Stock and the Common Stock held by TTG, TKZ, Fursa and Arsenal. The letter of intent also provided an option for TTG, TKZ, Fursa and Arsenal to roll their equity in the Company into a percentage interest in the new entity. The letter contained a 60-day exclusivity period for the Specialty Retailer to conduct due diligence and negotiate with the Company. It also required the Company to pay the Specialty Retailer’s expenses up to $500,000 if the Company terminated the letter of intent prior to the end of the exclusivity period or entered into a definitive agreement with a third party within 180 days after the end of the exclusivity period. With the assistance of Allen & Co. and Graubard Miller, and at the direction of our Board of Directors, Messrs. Lynch and Rende and Ms. Frankenthaler negotiated the terms of the letter of intent with the Specialty Retailer, but the parties were unable to reach an agreement on the length of the exclusivity period or when the Company’s obligation to pay the Specialty Retailer’s expenses would be triggered. Both time and amount were critical to the Company, because of its steadily deteriorating financial condition. The Specialty Retailer did not provide a reason why it would not shorten the exclusivity period or clarify the termination language. On December 21, 2012, the Company terminated discussions with the Specialty Retailer.

On December 5, 2012, a private equity firm with strategic relationships in the retail and entertainment industries submitted a proposal to Allen & Co. We refer to this party as the “PE Firm.” Under the proposal, the PE Firm would acquire all of the Company’s outstanding capital stock for cash, including the Company’s Series A Convertible Preferred Stock and the Common Stock held by TTG, TKZ, Fursa and Arsenal. Repayment of the Company’s credit facility with Salus and an infusion of equity capital also were contemplated. The proposal included a 60-day exclusivity period.

On December 10, 2012, Allen &Co. arranged for Messrs. Lynch and Rende and Ms. Frankenthaler to meet with the PE Firm and its financing source at Allen & Co.’s offices. The parties discussed proposed consideration, but the PE Firm and its financing source indicated that no firm offers could be made until it performed due diligence.

Over the next week, Messrs. Lynch and Rende and Ms. Frankenthaler proposed revisions to the PE Firm’s initial indication of interest, including a reduction in the length of the exclusivity period. On December 20, 2012, the PE Firm submitted a non-binding letter of intent to Allen & Co. for the Board’s consideration. It contained substantially the same terms as their initial indication of interest, but included a shortened, 45-day exclusivity period. The letter of intent required a response from the Company by the close of business on December 28, 2012.

On December 12, 2012, another private equity firm with strategic relationships in the retail industry submitted a proposal to acquire the Company. This firm had previously submitted one of the two indications of interest that contemplated a pre-packaged bankruptcy process. The new proposal contemplated that the firm would, through a new entity, acquire for cash all of the Common Stock held by shareholders other than TTG, TKZ, Fursa and Arsenal, and that TTG, TKZ, Fursa and Arsenal would roll their equity in the Company into a percentage interest in the new entity. The new proposal also contemplated retiring the Series A Convertible Preferred Stock and infusing additional capital into the Company. The proposal included a 60-day exclusivity period. Mr. Lynch and the firm engaged in preliminary discussions. However, the firm’s financing could not be confirmed. Accordingly, discussions between the Company and this firm were terminated.

On December 20, 2012, Mr. Lynch met with a foreign private equity firm with strategic relationships in the intimate apparel industry. We refer to this party as the “Foreign Strategic Party.” The meeting was arranged at the suggestion of Mr. Tokarz, who was introduced to the Foreign Strategic Party by one of his colleagues. The Foreign Strategic Party discussed with Mr. Lynch its potential interest to go public through a reverse merger with a U.S. exchange listed company, to assist us with our immediate financial needs and to help us source our core intimate apparel inventory. Mr. Lynch invited the Foreign Strategic Party to submit a formal indication of interest for our Board of Directors to consider.

On December 27, 2012, the Foreign Strategic Party submitted to Mr. Lynch a non-binding letter of intent for a $5,000,000 convertible debt financing. On December 28, 2012, at the request of our Board of Directors, Mr. Lynch submitted a revised proposal to the Foreign Strategic Party, which instead contemplated a $5,000,000 preferred stock transaction substantially similar to the Series A Convertible Preferred Stock transaction the Company completed in May 2012 with TTG. The letter of intent did not contain an exclusivity provision, but provided for funding to first occur by no later than January 18, 2013. The Foreign Strategic Party accepted the proposed changes.

On December 28, 2012, all of the members of our Board of Directors held a special meeting to further consider the proposals submitted by the PE Firm and the Foreign Strategic Party. Mr. Rende, Ms. Frankenthaler and Mr. Tokarz were in attendance. After further discussion and review of both proposals, our Board of Directors concluded that the Foreign Strategic Party offered a superior opportunity for the Company because, with its extensive experience in the lingerie industry, it possessed potential synergies that did not exist with the PE Firm. Accordingly, our Board of Directors authorized Mr. Lynch to enter into the non-binding letter of intent with the Foreign Strategic Party for a $5,000,000 preferred stock investment, which Mr. Lynch executed and delivered later that day.

Following the execution of the letter of intent, the Foreign Strategic Party was given access to the Company’s online data room, and performed extensive due diligence. After the completion of due diligence and further meetings and negotiations, an agreement could not be reached for a preferred stock financing. The Foreign Strategic Party believed that the Company’s capital needs were greater than what the Foreign Strategic Party had anticipated. Instead, the Foreign Strategic Party discussed assisting the Company with sourcing core intimate apparel inventory and with financing in a pre-packaged bankruptcy. No firm offer was made. Based on our prior determination that in a bankruptcy, liquidation was a legitimate possibility and the common shareholders would be left with no value, our Board of Directors determined to terminate discussions with the Foreign Strategic Party and authorized Allen & Co. and Mr. Lynch to attempt to reinitiate discussions with the Specialty Retailer and the PE Firm.

On January 21, 2013, Mr. Lynch contacted the Specialty Retailer and Allen & Co. contacted the financing source for the PE Firm. The Specialty Retailer expressed an interest in reinitiating discussions with the Company. The PE Firm’s financing source, on the other hand, declined any further discussions. After negotiations resumed, the Company and the Specialty Retailer executed a non-binding letter of intent on January 25, 2013 with an exclusivity period expiring February 27, 2013. The letter of intent was substantially similar to the one that the parties had previously negotiated, but not signed, in December 2012.

From January 25, 2013 through February 21, 2013, the Specialty Retailer conducted extensive due diligence on the Company’s operations, financial performance and financial projections, including meetings conducted at the Company’s facilities. During this period, at the direction of the Board and with the assistance of Allen & Co. and Graubard Miller, Messrs. Lynch and Rende and Ms. Frankenthaler provided information to the Specialty Retailer. On February 21, 2013, the Specialty Retailer emailed a revised offer to Allen & Co. to present to the Board of Directors. Later that same day, a conference call was held with Messrs. Lynch and Rende, Allen & Co., the Specialty Retailer and its financial advisor to discuss the terms in more detail. The Specialty Retailer explained that the revised offer reflected its view that the Company had more liabilities than expected, and that they were not prepared to pay more to acquire the Company. As a result, the revised proposal contemplated (i) that no payment would be made to the Company’s equity holders unless the Company could reduce the impact of its liabilities through, among other things, vendor concessions and (ii) that the Company must maintain its working capital levels, with any shortfall reducing equity value.

On February 22, 2013, all of the members of our Board of Directors met to discuss the Specialty Retailer’s revised offer. Mr. Rende, Ms. Frankenthaler, Allen & Co. and Graubard Miller were in attendance. Allen & Co. reviewed the financial terms of the revised proposal. After discussion, the Board concluded that, based on the Company’s current financial condition, the Company’s shareholders were likely to be left with no value in the sale of the Company to the Specialty Retailer under the revised offer. The Board determined that further consideration and negotiations should take place, and that Allen & Co. should arrange a call with the Specialty Retailer and financial advisor to allow the Company an opportunity to respond. While the parties continued to negotiate over the next few weeks, little progress was made, primarily because of the Company’s continuing losses and the Specialty Retailer’s unwillingness to guarantee any value for the Company’s common shareholders.

During the Company’s strategic alternative evaluation process conducted with Allen & Co. described above, Messrs. Lynch and Rende provided regular status updates to Mr. Shonak regarding progress in the negotiations with the Proposing Parties. On February 28, 2013, Mr. Lynch advised Mr. Shonak that negotiations with the Specialty Retailer were continuing, but progress was limited. He also confirmed to Mr. Shonak that the Company’s exclusivity agreement with the Specialty Retailer had expired on February 27, 2013. On February 28, 2013, Mr. Shonak arranged for Mr. Lynch to meet on March 1, 2013 with Philip Falcone, the Chief Executive Officer of HGI, and Phillip Gass, Managing Director of Investments of HGI, the parent company of Salus and Parent.

On March 1, 2013, Mr. Lynch met with Messrs. Falcone and Gass to discuss a potential strategic transaction between the Company and HGI or one of its subsidiaries. On the evening of March 1, 2013, Mr. Gass emailed Mr. Lynch a non-binding term sheet. The term sheet provided for a $10,000,000 investment in the Company through the issuance of Series B Convertible Preferred Stock, which would result in HGI obtaining a controlling interest in the Company. The term sheet contemplated non-voting, non-redeemable, Series B Convertible Preferred Stock ranking senior to all other outstanding capital stock, with cumulative dividends payable quarterly in arrears either (i) at the rate of 9% per annum in cash or, at the Company’s discretion, (ii) at the rate of 12% per annum in additional shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred stock would be convertible, at the option of the holder, into 51% of the Company’s fully diluted common stock. The proposed terms also included a liquidation preference equal to the initial purchase price, standard anti-dilution adjustments, and the ability of a majority of the Series B Convertible Preferred Stock holders to appoint three members of the Company’s Board of Directors, which would consist of a maximum of eight members. The term sheet also contained a seven-day exclusivity period.

On the morning of March 3, 2013, all of the members of our Board of Directors met to review and consider the Series B Convertible Preferred Stock term sheet. Mr. Rende, Ms. Frankenthaler, Mr. Tokarz and

Allen & Co. were in attendance. Our Board of Directors reviewed the proposed terms of the Series B Convertible Preferred Stock transaction, including the potential dilutive consequences, and developed a list of proposed changes to the term sheet. The proposed changes included a fixed, rather than a floating, conversion price, a lower interest rate on the cash and payment-in-kind dividends, and to add redemption rights at the Company’s option. Our Board of Directors instructed Mr. Lynch and Ms. Frankenthaler to communicate the Company’s position to Mr. Gass and Milbank, Tweed, Hadley & McCloy LLP, or “Milbank,” HGI’s counsel. Our Board of Directors then determined to reconvene the meeting after Messrs. Lynch and Rende and Ms. Frankenthaler communicated the proposed changes to the term sheet to Mr. Gass and Milbank.

Also at the March 3, 2013 meeting, our Board of Directors considered two other alternatives — continuing to negotiate with the Specialty Retailer and filing for bankruptcy. Allen & Co. reviewed with the Board the potential transaction with the Specialty Retailer, the lack of progress in the negotiations, and the low likelihood of closing a transaction with them quickly enough to address our acute and deteriorating financial condition. Allen & Co. also discussed the Company filing for bankruptcy, the challenges in obtaining debtor-in-possession financing and the uncertain outcome of a bankruptcy process. The Board of Directors engaged in a similar analysis to the one it conducted in October 2012 in connection with the pre-packaged bankruptcy proposals. The Board considered that the Company had net losses of $6,432,000 and $12,055,000 for the years ended July 28, 2012 and July 30, 2011 and had a net loss of $14,959,000 for the six months ended January 26, 2013. In addition, as of January 26, 2013, the Company had a working capital deficiency of $12,349,000 and a shareholders’ deficiency of $17,401,000. The Company had used cash of $6,571,000 and $11,137,000 in operating activities for the years ended July 28, 2012 and July 30, 2011 and used cash of $1,079,000 in operating activities for the six months ended January 26, 2013. They also considered that for the six months ended January 26, 2013, accounts payable and accrued expenses had increased by $12,504,000 primarily as a result of slower payments to the Company’s vendors.

The Board considered that, as a result of the Company’s financial condition, procuring inventory from new vendors had become challenging, and our current vendors had been reluctant to produce new merchandise for the Company due to our inability to make timely payments to them. As in October 2012, the Board anticipated that, if the Company filed for bankruptcy protection, liquidation was a legitimate possibility. The Company’s current vendor base would be unlikely to supply the inventory necessary for the Company to continue operations unless existing payables were brought current. Based on the Company’s deteriorating financial condition during fiscal year 2012 and the first six months of fiscal year 2013, the Board of Directors ascertained that, if the Company liquidated, the value of its assets would be insufficient to pay its unsecured creditors and its preferred stockholders and, accordingly, the common shareholders would be left with no value.

Later that day, Mr. Gass emailed Mr. Lynch a revised term sheet, and all of the Board members reconvened the meeting to consider it. Mr. Rende, Ms. Frankenthaler, Mr. Tokarz and Allen & Co. were in attendance. The revised term sheet included the Company’s right to redeem the Series B Convertible Preferred Stock after the fifth anniversary of the closing, but the dividend rate remained at 9% per annum for cash dividends and 12% for payment-in-kind dividends. The revised term sheet also provided for the conversion of the preferred stock at the option of the holder at a fixed conversion price of $0.25 per share, for an aggregate of 40,000,000 shares of Common Stock. On conversion, HGI would own approximately 51% of the current outstanding shares of common stock. To ensure that HGI maintained their majority interest, a provision was added to the revised term sheet that HGI would receive warrants exercisable for a number of shares of Common Stock (“Warrant Shares”) such that the Warrant Shares plus the shares issuable upon conversion of the Series B Convertible Preferred Stock would equal 51% of the issued and outstanding Common Stock on a fully diluted basis. The number of warrants and their exercise price were left open pending a review of the terms of all currently outstanding derivative securities. The term sheet also required waivers from the holder of the Series A Convertible Preferred Stock, including waivers of (i) the anti-dilution adjustments that would otherwise result from the Series B Convertible Preferred Stock transaction, (ii) the holder’s right to force the Company to repurchase the shares of Series A Convertible Preferred Stock upon consummation of the Series B Convertible Preferred Stock transaction, (iii) the holder’s right to receive payment for PIK Shares and a redemption premium for shares other than PIK Shares in connection with any redemption of the Series A Convertible Preferred Stock by the Company, and (iv) the holder’s right to convert its shares of

Series A Convertible Preferred Stock after the Company delivers any such redemption notice. The term sheet also required the Company to amend its by-laws with respect to board size and composition and shareholder action by less than unanimous written consent. After reviewing and discussing the revised term sheet, the Board proposed a clarifying change to the term sheet that the warrants are only to cover the Company’s current outstanding derivative securities. Based on conversations with Mr. Tokarz, an affiliate of TTG, the holder of the Series A Convertible Preferred Stock, whose consent was required for the transaction, the Board of Directors also proposed to limit the required waivers to those dealing with the repurchase right and the anti-dilution adjustments triggered by the proposed transaction. The Board authorized Messrs. Lynch and Rende and Ms. Frankenthaler to communicate these changes to Mr. Gass and Milbank and reconvene a meeting the next day.

On March 4, 2013, all of the members of our Board of Directors held a special meeting to consider a further revised draft of the Series B Convertible Preferred Stock term sheet, which Milbank emailed to Mr. Lynch, Ms. Frankenthaler and Graubard Miller earlier that day. Mr. Rende, Ms. Frankenthaler, Mr. Tokarz, Allen & Co. and Graubard Miller were in attendance. They discussed the changes made to the term sheet, noting that both of the requested changes had been made. Because the issuance of the Series B Convertible Preferred Stock would affect the rights of the Company’s Series A Convertible Preferred Stock, Mr. Tokarz, an affiliate of TTG, the holder of the Series A Convertible Preferred Stock, excused himself from the meeting. After further review and consideration of the term sheet, our Board of Directors (with Mr. Eisel abstaining because his law firm represented Mr. Tokarz, including in the Series A Convertible Preferred Stock transaction) authorized Mr. Lynch to enter into the non-binding term sheet with HGI. Our Board of Directors also authorized Messrs. Lynch and Rende to terminate negotiations with the Specialty Retailer. Later on March 4, 2013, Mr. Lynch executed the non-binding term sheet and delivered it to Mr. Gass and Milbank.

On March 7, 2013, Mr. Gass and Kostas Cheliotis, Senior Vice President & Deputy General Counsel of HGI, invited Mr. Lynch to a meeting to discuss the Company’s financial condition. Mr. Lynch provided Messrs. Gass and Cheliotis and Milbank with a draft of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 27, 2013 and explained the reasons for the decrease in sales as compared to the prior year. They also discussed the possibility of HGI providing additional funding in the months following the consummation of the proposed Series B Convertible Preferred Stock transaction.

Between March 4 and March 15, 2013, Messrs. Lynch, Rende, Gass and Cheliotis, and Ms. Frankenthaler worked with Graubard Miller and Milbank to negotiate and prepare the Series B Convertible Preferred Stock transaction documentation, which included: (i) the Series B Preferred Stock Purchase Agreement, or “Series B SPA”; (ii) Certificate of Amendment to the Company’s Restated Certificate of Incorporation, setting forth the rights and preferences of the Series B Convertible Preferred Stock; (iii) Second Amended and Restated Bylaws of the Company, setting forth, among other things, the changes with respect to board size and composition and shareholder action by less than unanimous written consent; and (iv) six separate common stock purchase warrants exercisable upon a corresponding exercise or conversion of specified outstanding securities, as set forth in the warrants. Five of the warrants are to purchase an aggregate of up to 4,708,850 shares of common stock at prices ranging from $0.67 to $1.21 per share and expire at various times between June 2015 and February 2022. One warrant is to purchase up to 5,468,127 shares of common stock for $.01 per share and expires 30 days following the date that the Series A Convertible Preferred Stock is no longer outstanding.

Additional transaction documentation included the Series A Convertible Preferred Stock waiver executed by TTG and a voting agreement executed by Five Island, TTG, TKZ, Fursa and Arsenal. The voting agreement, dated March 15, 2013, related to a requirement in the Series B SPA in which the Company agreed to hold a meeting of its shareholders, as soon as practicable, but not later than February 1, 2014, for the purpose of voting on the approval and adoption of an amendment to the Company’s certificate of incorporation providing that the shareholders entitled to vote may take any action that they might have taken at a shareholders’ meeting by a written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action. Pursuant to the Voting Agreement entered into in connection with the Merger Agreement, HGI Funding waived the requirement to include the amendment in this proxy statement for the Special Meeting.

On March 11, 2013, all of the members of our Board of Directors held a special meeting to review the terms of the Series B Convertible Preferred Stock transaction documents. Mr. Rende, Ms. Frankenthaler, Mr. Tokarz and Allen & Co. were in attendance. Among other things, they discussed the redemption and conversion rights of the Series B Convertible Preferred Stock as compared to the Series A Convertible Preferred Stock, the waiver of anti-dilution and repurchase rights by the holder of the Series A Convertible Preferred Stock in connection with the Series B Convertible Preferred Stock transaction, the representations and warranties contained in the Series B Convertible Preferred Stock purchase agreement and the minority shareholder protections. They also reviewed the terms of the warrants and how they could only be exercised upon exercise or conversion of corresponding securities, and noted that the terms of these warrants were being finalized, including the exercise prices and anti-dilution adjustment provisions. They also were informed that the Series A Convertible Preferred Stock holder was still in the process of negotiating the waiver with HGI. After further discussion, our Board of Directors determined to hold off on approving the transaction until these items were finalized, and instructed Messrs. Lynch and Rende, Ms. Frankenthaler and Graubard Miller to work with HGI and Milbank to address them. Over the next two days, anti-dilution protection terms of the warrants were agreed upon, and the Board of Directors received confirmation from Mr. Tokarz that the terms of the waiver of anti-dilution and repurchase rights by the holder of the Series A Convertible Preferred Stock were acceptable, and would only apply to this specific transaction.

On the evening of March 13, 2013, the Specialty Retailer submitted another unsolicited revised non-binding proposal to Mr. Lynch and Allen & Co. The proposal contemplated an initial purchase of the outstanding Series A Convertible Preferred Stock and Common Stock held by TTG, TKZ, Fursa and Arsenal at the same price the Specialty Retailer had proposed in the non-binding letter of intent the Company and the Specialty Retailer had executed on January 25, 2013. Those purchases were to be followed by a tender offer for the shares of Common Stock held by the unaffiliated shareholders at that same price. That evening, all of the members of our Board of Directors except for Messrs. Walters and Harley, held a special meeting. Mr. Rende, Ms. Frankenthaler, Allen & Co. and Graubard Miller were in attendance. Our Board of Directors and Graubard Miller discussed the Board’s fiduciary obligation to the Company and its shareholders to address the proposal, notwithstanding that the Company and Five Island had finalized negotiations on the Series B Preferred Stock transaction documents and were preparing for the closing. The Board determined to reconvene the meeting early the following morning when all of the Board members were available to attend.

Early the following morning on March 14, 2013, all of the members of our Board of Directors met to discuss the terms of the Specialty Retailer’s proposal. Mr. Rende, Ms. Frankenthaler, Allen & Co. and Graubard Miller were in attendance. The Board discussed whether the Specialty Retailer could close quickly enough, or at all, based on the fact that the Specialty Retailer’s proposal from just a few weeks prior would have likely left the shareholders with no value, as well as the risks related to further delay, including bankruptcy. Our Board of Directors considered ways to mitigate these risks and address the Company’s critical need for additional capital. Accordingly, our Board of Directors directed Allen & Co. to communicate to the Specialty Retailer that the Board required the Specialty Retailer to provide a binding commitment letter that day for (i) the immediate purchase of all of the capital stock held by TTG, TKZ, Fursa and Arsenal at the price set forth in the non-binding letter of intent the Company and Specialty Retailer had executed on January 25, 2013, followed by a tender offer for the shares of Common Stock held by the unaffiliated shareholders at that same price, and (ii) the provision of interim financing through the closing of the tender offer. Our Board of Directors also requested a timeline for completion of the transaction, which was vital given the Company’s tenuous financial condition. Messrs. Lynch and Ms. Frankenthaler, Allen & Co. and Graubard Miller held discussions with the Specialty Retailer through the day, and the Board reconvened several times for status updates and further discussions. Despite these efforts, the follow-up communication that the Company received from the Specialty Retailer on March 14, 2013 specifically stated that its offer was non-binding. The Specialty Retailer did not explain its refusal to make its offer binding as requested. Accordingly, after extensive discussion of the circumstances, including the history of negotiations with the Specialty Retailer, its refusal to provide the necessary binding commitment and the Company’s deteriorating financing situation, a majority of our Board of Directors approved the Series B Convertible Preferred Stock transaction with Five Island, and authorized Messrs. Lynch and Rende to execute the transaction agreements.

The closing of the Series B Convertible Preferred Stock transaction took place on March 15, 2013. After expenses, the Company received approximately $9,350,000 of net proceeds. A complete description of the terms of the Series B Convertible Preferred Stock and warrants may be found in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Series B Convertible Preferred Stock Transaction” beginning on page 86.

Upon completion of this transaction, Allen & Co. and the Company mutually agreed to terminate Allen & Co.’s engagement, because the purpose for its engagement had been achieved. Allen & Co. did not provide any further advisory services or participate in any subsequent negotiations on the Company’s behalf.

Negotiations Relating to the Merger

On April 24, 2013, all of the members of our Board of Directors held a regularly scheduled meeting. Mr. Rende, Ms. Frankenthaler, and Messrs. Falcone and Gass were in attendance. Mr. Rende reviewed with our Board of Directors and Messrs. Gass and Falcone the Company’s financial statements for the one, two and eight months ended March 30, 2013, and discussed the anticipated third and fourth fiscal quarter losses, as well as the Company’s need for between $5,000,000 and $10,000,000 of additional funding to pay outstanding payables, plus additional funds to build inventory for the upcoming fall and holiday selling seasons. Messrs. Lynch and Rende also presented the proposed fiscal 2014 budget, discussed the Company’s poor performance of its expansion into non-core product categories such as dresses, sportswear and shoes. They also stressed the need for additional funding to pay vendors to ensure their continued support of the business during the Company’s return to focusing on core intimate apparel product offerings such as bras, lingerie and corsets. Messrs. Gass and Falcone discussed the potential avenues for providing additional financial support to the Company.

Subsequent to the April 24, 2013 Board of Directors meeting, Messrs. Lynch and Gass discussed with Mr. Shonak the possibility of Salus providing the Company with additional temporary financial support with an advance under the Company’s existing credit facility. On May 23, 2013, the revolving credit agreement with Salus was amended to increase the “first in last out” tranche of the Company’s line of credit by $5,000,000 to $14,000,000, and decrease the revolving portion of the line of credit by the same amount, such that the maximum line of credit amount remained the same. The terms of the “first in last out” tranche of the line of credit, including the interest rate, remained the same. Concurrently with the execution of the amendment, the Company paid to the Lenders in cash a one-time fee of $50,000 and agreed to an increase in the Lender’s collateral monitoring fee from $4,500 to $12,500 per month.

On June 26, 2013, all of the members of our Board of Directors held a special meeting. Mr. Rende, Ms. Frankenthaler and Mr. Cheliotis were in attendance. The purpose of the meeting was for the Board to reiterate the Company’s need for additional financing and the amounts required to satisfy its business objectives as previously discussed at the April 24, 2013 Board of Directors meeting.

On July 23, 2013, all of the members of our Board of Directors held a regularly scheduled meeting. Mr. Rende, Ms. Frankenthaler, Messrs. Gass and Cheliotis and Vernon Young, Chief Risk Officer of Front Street Re, a subsidiary of HGI, were in attendance. They reviewed a proposed third amendment to the Company’s credit agreement to temporarily remove the facility’s existing $1,500,000 availability block and discussed the Company’s weakening financial condition. After discussion, our Board of Directors concluded that even with the removal of the $1,500,000 availability block as contemplated by the proposed amendment, the Company will continue to have limited liquidity. Mr. Gass informed our Board of Directors that HGI understood the Board of Director’s view of the importance of working with the Lenders to increase the availability under the Company’s credit facility.

On July 25, 2013, the Company’s credit agreement with the Lenders was amended to remove the $1,500,000 credit line block until October 31, 2013. However, the block was reinstated by Salus, effective October 10, 2013, in connection with a subsequent amendment to the credit agreement which is described below. Through October 10, 2013, the initial $1,500,000 of the outstanding balance under the revolving portion of the Company’s line of credit bore interest at a 20% annual rate. Concurrently with the execution of the amendment, the Company paid to the Lenders a one-time $50,000 cash fee.

On August 6, 2013, Mr. Cheliotis emailed Mr. Lynch a non-binding preliminary proposal letter from Five Island to our Board of Directors regarding a potential going private transaction in which a group led by Five Island or its affiliates would acquire the outstanding publicly traded common shares of the Company (excluding shares owned by Five Island’s acquisition group) in an all cash transaction ranging from $0.20 to $0.225 per share. Based on discussions between Mr. Lynch and Messrs. Gass and Cheliotis following receipt of the letter, HGI’s indication of interest was highly contingent upon the Company’s largest shareholders agreeing to form an investor consortium with HGI affiliates to take the Company private.

On August 7, 2013, all of the members of our Board of Directors held a special meeting. Mr. Rende and Ms. Frankenthaler were in attendance. They discussed the Five Island proposal and the Board of Directors’ fiduciary obligations to the Company and its shareholders in connection with its consideration of the proposed transaction. As our Board of Directors had done previously in connection with its review of strategic alternatives for the Company, Mr. Walters was appointed by the Board of Directors to coordinate the full Board’s review and negotiation of the HGI proposal.

On September 26, 2013, after a period of extensive negotiations, HGI successfully formed a consortium with our largest shareholders, which was comprised of HGI Funding (a subsidiary of HGI and successor in interest to Five Island), TTG, TKZ, Fursa and Arsenal. Also on September 26, 2013, Mr. Cheliotis delivered to Mr. Lynch a non-binding, written proposal from the Consortium to acquire all of the outstanding shares of the Company’s Common Stock that they did not directly or indirectly own at a price of $0.23 per share.

On September 27, 2013, the Company issued a press release announcing that the Consortium’s proposal had been received. Also on that day, all of the members of our Board of Directors held a special meeting. Mr. Rende, Ms. Frankenthaler and Graubard Miller were in attendance. The Board discussed the Consortium’s proposal and (i) appointed Mr. Walters, the sole disinterested, independent director, as the Lead Director, with the power to evaluate and negotiate the terms and conditions of the proposed transaction, (ii) authorized the Lead Director to hire his own legal, financial and other advisors and (iii) made the recommendation of the Lead Director a requirement for approval of the proposed transaction. Our Board of Directors did not consider electing additional independent directors to assist the Lead Director in negotiating with the Consortium. Messrs. Lynch and Rende then reviewed with our Board of Directors the Company’s financial condition, and informed them that the Lenders were preparing an amendment to the credit agreement to increase the Company’s line of credit by an additional $5,000,000, which was expected to close quickly. Subsequently, Mr. Walters, after determining that no conflicts of interest existed, decided to use Graubard Miller, the Company’s outside general counsel, as his counsel with respect to the Merger. Mr. Walters reserved the right to retain separate counsel if required.

On September 30, 2013, the Lead Director emailed Messrs. Gass and Cheliotis, confirming his role as Lead Director and the role of Graubard Miller as his counsel and informing them of his intention to retain a financial advisor. He also suggested a time for the parties to meet in person to discuss background issues and transaction terms, including merger consideration, after retaining and receiving input from the financial advisor.

On October 3, 2013, following discussions with several investment banking firms, the Lead Director retained Cassel Salpeter as his financial advisor in connection with the proposed going private transaction.

On October 4, 2013, the Lead Director and Mr. Lynch met with Messrs. Gass and Cheliotis at HGI’s offices. The Lead Director reviewed the process the Company had conducted over the past year to explore strategic alternatives, including the Company’s negotiations with other parties. He also reviewed the timeline of discussions between the Company and HGI leading up to the presentation of the Consortium’s going private proposal, and reviewed the deterioration of the Company’s financial condition and relationships with key vendors over this period of time. The parties agreed to meet again on October 11, 2013 for further discussions.

On October 8, 2013, all of the members of our Board of Directors held a special meeting to consider a fourth amendment to the Company’s credit agreement proposed by Salus. Mr. Rende and Ms. Frankenthaler were in attendance. The Board reviewed the terms of the amendment proposed by Salus, which would provide an immediate $5,000,000 advance to the Company and up to an additional $6,000,000 advance to become available upon the closing of the proposed going private Merger transaction with the Consortium to be used to cover Merger related expenses, including the merger consideration to the Company’s Public Shareholders. The Lead Director informed our Board of Directors that he had retained Cassel Salpeter and provided the Board of Directors with an update on the October 4, 2013 meeting with Messrs. Gass and Cheliotis.

On October 10, 2013, the Company’s credit agreement was amended to provide an immediate $5,000,000 advance and up to an additional $6,000,000 advance to become available upon the closing of the proposed going private transaction with HGI. The unpaid principal of the $5,000,000 advance currently bears annual interest at the LIBOR rate plus 11.5%, but not less than an annual rate of 14%. In addition, the $1,500,000 credit block which had been removed in July 2013 was reinstated. In connection with the amendment, the Company and the Lenders agreed to an additional origination fee equal to the greater of (i) $110,000, or (ii) 1% of the amount funded by the Lenders in respect of the $11,000,000 in total advances, $50,000 of which was paid in cash on the amendment date and the balance of which will be paid on the closing of the Merger, or earlier under certain circumstances. The Company issued a press release announcing the execution of the credit agreement amendment.

On October 11, 2013, Milbank distributed a first draft of the Merger Agreement to the Lead Director and Graubard Miller. Between October 11 and December 18, 2013, Mr. Cheliotis, the Lead Director, Milbank and Graubard Miller negotiated and revised the draft Merger Agreement.

On October 11, 2013, the Lead Director and Mr. Lynch met with Messrs. Gass and Cheliotis at HGI’s offices to negotiate the per share merger consideration for shares held by the Company’s Public Shareholders. Mr. Rende participated by telephone. The Lead Director rejected the Consortium’s $0.23 per share offer as inadequate. In seeking to obtain the highest per-share consideration for the unaffiliated shareholders, the Lead Director argued that the merger consideration in a going private transaction typically represents a 50% premium to the closing price on the trading day prior to the announcement of a proposal, but in this case, the $0.23 per share offer represented only 27% premium. After discussion, Messrs. Gass and Cheliotis asked for the Lead Director’s input on the latest draft of the Merger Agreement before continuing merger consideration discussions.

On October 15, 2013, at the Lead Director’s request, the Lead Director and Messrs. Lynch and Rende met with Mr. Cheliotis at HGI’s offices. The Lead Director stressed the importance of closing the proposed transaction expeditiously given the Company’s deteriorating financial condition. The Lead Director proposed that Mr. Cheliotis consider a tender offer followed by a short form merger as an alternative to the proposed one-step merger transaction. Mr. Cheliotis rejected that proposal, stating that the Consortium preferred the certainty of a one-step merger transaction, primarily because a successful tender would be difficult to achieve given the large number of Public Shareholders who own a small amount of shares. Accordingly, a substantial number of the Company’s Public Shareholders would need to participate for the Consortium to acquire the 90% of shares of Common Stock required for a short form merger. In addition, the Consortium noted the disproportionate costs it would bear in obtaining the tenders of the Public Shareholders. However, he did indicate that he would continue to consider increasing the merger consideration to be paid to the Company’s Public Shareholders while simultaneously negotiating the other Merger Agreement terms.

On October 16, 2013, Mr. Cheliotis communicated to the Lead Director and Mr. Lynch that the Consortium would agree to a 10% increase in the per share merger consideration to be paid to the Company’s Public Shareholders, and would not consider any further increases in merger consideration until after negotiation of the terms of the Merger Agreement and related documents had concluded. The Lead Director believed that a greater premium over the closing price on the trading day prior to the announcement of the proposal was justified and that the Consortium could be persuaded to further increase its offer.

Also on October 16, 2013, all of the members of our Board of Directors held a regularly scheduled meeting. Mr. Rende, Ms. Frankenthaler and Graubard Miller were in attendance. Messrs. Lynch and Rende reviewed the status of outstanding payables and discussed our continued underfinanced position, even with the recent $5,000,000 advance from Salus. They discussed the Company not meeting its sales plan as a result of starting the fiscal year over $2,000,000 below required inventory levels. Mr. Lynch informed our Board of Directors that he had scheduled a meeting with Salus and Messrs. Gass and Cheliotis for October 21, 2013 to provide a business update and to discuss the transaction process, especially in light of the timing and importance of the Company procuring inventory and executing sales during the upcoming holiday season. The Lead Director updated our Board of Directors on his meetings with Messrs. Gass and Cheliotis, and explained that negotiations regarding merger consideration and Merger Agreement terms were in process. Graubard Miller reviewed the substantive provisions being negotiated in connection with the Merger Agreement, including, among other things, the ability for the Lead Director to terminate the agreement upon acceptance of a superior proposal, a “go shop” provision and a “majority of minority” voting requirement. At this meeting, our Board of Directors approved compensating the Lead Director for serving as Lead Director in the amount of $5,000 per month for a minimum of four months commencing as of September 1, 2013. Mr. Lynch also confirmed that to date, there had been no discussions with HGI regarding post-transaction employment arrangements.

On October 18, 2013, Graubard Miller distributed the Lead Director’s initial comments to Milbank’s draft of the Merger Agreement to the Rollover Shareholders and their counsel.

On October 21, 2013, Messrs. Lynch, Gass, Cheliotis and Young met with Mr. Shonak and Andrew Moser, President of Salus, at the Lenders’ offices in Boston. Mr. Rende participated by phone. They discussed the Company’s financial condition and Mr. Lynch provided a general business update.

On October 24, 2013, the Lead Director and Messrs. Lynch and Rende met with Mr. Cheliotis to continue negotiations on the proposed going private transaction. The Lead Director proposed including a “majority of the minority” voting provision in the Merger Agreement. Mr. Cheliotis rejected this primarily because the vote would be difficult to obtain given the large number of Public Shareholders who own a small amount of shares representing a relatively small dollar value, and would entail significant expenditure on the part of the Company to obtain the requisite shareholder participation. Mr. Cheliotis indicated that the Consortium was willing to consider adding other shareholder protections such as a limited “go shop” provision (along with the payment of a termination fee if the Company accepts a superior proposal). After discussion, Mr. Cheliotis suggested a meeting including himself, the Lead Director, Messrs. Lynch and Rende and Ms. Frankenthaler, Milbank and Graubard Miller to settle any outstanding Merger Agreement issues and to complete the merger consideration negotiations.

On October 29, 2013, the Lead Director, Mr. Cheliotis, Mr. Lynch, Ms. Frankenthaler, Milbank and Graubard Miller met at Milbank’s offices. Mr. Rende participated by telephone. At the meeting, Mr. Cheliotis proposed the addition of a limited “go shop” provision, indicating that it was in lieu of a further increase in the merger consideration. The Lead Director was interested in a limited “go shop” provision, but rejected the concept of it being in lieu of a further increase in merger consideration, noting that the Company had agreed to move forward without a “majority of minority” vote. Mr. Cheliotis agreed to discuss a further merger consideration increase with the Consortium and to address it with the Lead Director once the negotiation of the other terms of the Merger Agreement had concluded.

On October 30, 2013, the Company opened its electronic data room to Milbank.

On November 6, 2013, Milbank circulated a revised draft of the Merger Agreement. At Graubard Miller’s request, Milbank, Ms. Frankenthaler and Graubard Miller had a call to discuss the termination provisions included in the Merger Agreement as revised.

On November 8, 2013, at the Lead Director’s request, the Lead Director and Mr. Cheliotis held a conference call. They discussed the termination fee payable to the Company and the Company having the ability to seek specific performance in certain circumstances. Mr. Cheliotis suggested that they discuss the termination fee issue, as well as continuing to negotiate merger consideration, at a follow up meeting to be held on November 11, 2013.

Also on November 8, 2013, Milbank circulated drafts of the ancillary transaction agreements, including the Voting Agreement, Rollover Agreement and Series A Preferred Stock Purchase and Sale Agreement. On November 9, 2013, Ms. Frankenthaler and Graubard Miller discussed modifying the Voting Agreement so that it would terminate upon termination of the Merger Agreement. Later the same day, Graubard Miller proposed the revision to Milbank. There were no discussions between the Lead Director and the Consortium Members relating to material terms of the Rollover Agreement and the Series A Preferred Stock Purchase and Sale Agreements, as to which the Company was not a party.

On November 11, 2013, the Lead Director, Messrs. Lynch and Rende and Mr. Cheliotis held a call to follow up on the discussion from the November 8, 2013 call between the Lead Director and Mr. Cheliotis. With respect to the termination fee issue, Mr. Cheliotis agreed to permit the Company to seek specific performance in certain circumstances. He and the Lead Director also resolved an issue relating to the timing of the closing date and continued to negotiate merger consideration.

On November 15, 2013, at the Lead Director’s request, the Lead Director and Mr. Cheliotis had a call to discuss the Voting Agreement. The Lead Director requested that the Voting Agreement be modified to terminate upon termination of the Merger Agreement, and Mr. Cheliotis agreed. The Lead Director also continued to request an increase in the merger consideration to be paid to the Company’s Public Shareholders.

On November 21, 2013, Mr. Cheliotis emailed Mr. Walters the Consortium’s final offer for a transaction with the Company. Under the terms of the final offer, Parent would acquire all of the Company’s outstanding Common Stock of the Public Shareholders in a merger transaction with per share merger consideration of $0.27, which the Lead Director accepted. In accepting the $0.27 per share offer, Mr. Walters considered, among other things, that it represented a premium of approximately 50% to the closing price of the Company’s Common Stock on September 27, 2013, the last trading day before the announcement by the Consortium Members of their initial proposal. He also weighed the $0.27 per share offer against the Company’s current precarious financial position, and the fact that, in a bankruptcy, the holders of the Company’s Common Stock would likely receive no value, and concluded that agreeing to the $0.27 per share offer was a better alternative to the unaffiliated shareholders. The final offer was conditioned on the completion of a review of the change of control provision contained in employment agreements of Messrs. Lynch and Rende and Ms. Frankenthaler, which were identical other than the payment amounts.

Between November 22, 2013 and December 17, 2013, Graubard Miller, Milbank, Messrs. Lynch and Cheliotis and Ms. Frankenthaler discussed the applicability of the change of control payments to this transaction. They also discussed the change of control payment amount that would be payable to Mr. Lynch ($675,000), Mr. Rende ($387,500) and Ms. Frankenthaler ($337,500) if they were terminated after the consummation of the Merger.

On December 3, 2013, Mr. Cheliotis confirmed with Mr. Lynch that under the existing employment agreements, the change of control payments to Mr. Lynch, Mr. Rende and Ms. Frankenthaler would be payable upon a termination of employment by the Company after the completion of the Merger. He also required that, prior to the execution of the Merger Agreement, he and Mr. Lynch negotiate an amended employment agreement for Mr. Lynch to serve as Chief Executive Officer to take effect following, and only in the event of, the completion of the Merger.

Between December 3, 2013 and December 17, 2013, Messrs. Cheliotis and Lynch negotiated an employment agreement for Mr. Lynch to take effect following, and only in the event of, the completion of the Merger. The employment agreement was executed in connection with the execution of the Merger Agreement. The change of control provision in Mr. Lynch’s existing employment agreement was not included in the new employment agreement.

On December 18, 2013, the Lead Director held a meeting with Graubard Miller, Ms. Frankenthaler and Cassel Salpeter. The Lead Director reviewed the timeline and process and progress of the negotiations with the Consortium, and, among other things, discussed his efforts to obtain the highest merger consideration for the Company’s unaffiliated shareholders. Graubard Miller then reviewed the Lead Director’s fiduciary duties in connection with his consideration of the final offer from the Consortium, and provided a detailed review of the terms of the Merger Agreement, including, among other things, the termination provisions and the nature of the “fiduciary outs” contained in the Merger Agreement.

At the request of the Lead Director, Cassel Salpeter then reviewed and discussed its financial analyses with respect to the Company and the proposed Merger. Thereafter, Cassel Salpeter rendered its oral opinion to the Lead Director (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 18, 2013, the fairness, from a financial point of view, to the Company’s Public Shareholders of the merger consideration to be received by such holders in the Merger pursuant to the Merger Agreement. The full text of the written opinion of Cassel Salpeter, which describes, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion is attached as Annex B.

After discussion, the Lead Director adopted resolutions declaring the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable, and fair to and in the best interests of the Company’s unaffiliated shareholders and recommended that our Board of Directors approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Later that day, a special meeting of the Board of Directors was convened with all directors present. Mr. Rende, Ms. Frankenthaler and Graubard Miller were in attendance. Messrs. Harley and Lynch recused themselves from the deliberations and left the meeting because they have interests in the Merger different from the interests of the Company’s unaffiliated shareholders generally, as described in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 58. The Lead Director first summarized the basic terms of the proposed Merger Agreement and Merger. He then reviewed the history of the Company’s efforts to obtain funding and execute strategic alternatives to address the challenges the Company has faced with its business, including the Consortium’s proposed going private transaction. The Lead Director next reviewed the timeline, process and progress of the negotiations with the Consortium, and, among other things, discussed his efforts to obtain the highest merger consideration for the Company’s unaffiliated shareholders. Graubard Miller then reviewed our Board of Directors’ fiduciary obligations to the Company and its shareholders in connection with its consideration of the proposed going private transaction. He then provided a detailed review of the terms of the Merger Agreement, including, among other things, the termination provisions and the nature of the “fiduciary outs” contained in the draft Merger Agreement. Our Board of Directors considered the positive and negative factors and risks in connection with the proposed Merger transaction as discussed in “Special Factors — Reasons for the Merger; Recommendation of the Lead Director and of the Board of Directors; Fairness of the Merger” beginning on page 34. Our Board of Directors, on the basis of the Lead Director’s recommendation, with the unanimous vote of all present, adopted resolutions: declaring the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable, and fair to and in the best interests of the Company’s unaffiliated shareholders; approving and adopting the Merger Agreement; and authorizing certain Company officers to take necessary actions to effect the transactions contemplated by the Merger Agreement, including the preparation of this proxy statement, solicitation of shareholder approval of the Merger Agreement, holding a special meeting of shareholders for such purpose, and preparing and filing documents required by applicable law.

On December 18, 2013, the Company executed the Merger Agreement with Parent and Merger Sub and the Company publicly announced the signing of the Merger Agreement on December 19, 2013.

The Merger Agreement generally provides that we may not solicit alternative Takeover Proposals (as defined in the Merger Agreement and described in “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” on page 78), but we may engage in a limited solicitation of 12 designated parties. Ten of the 12 designated parties are companies the Lead Director believed to have expressed a credible interest in a strategic transaction with the Company during the marketing efforts conducted by Allen & Co. between June 2012 and March 2013, including all of the Proposing Parties. Another designated party is a brand company new to our industry that communicated with the Company for business purposes and which the Lead Director believed to be a prospect for an alternative transaction. Another designated party is one of the Company’s licensing partners which had conversations with the Company concerning a possible strategic transaction prior to Allen & Co.’s marketing efforts. All 12 of the designated parties were contacted to determine whether they would be interested in a transaction with us that would be superior to the transaction with Parent and Merger Sub. The Lead Director received inquiries from four of the parties requesting more information. We notified Parent of the inquiries as required under the Merger Agreement. As of the date of this proxy statement, we have entered into non-disclosure agreements with all four of these parties. They were given access to the Company’s electronic data room and the opportunity to communicate with management. Of these four parties, one notified the Lead Director that it was not interested in engaging in further discussions, the second has not responded to the Lead Director’s follow up communications, and the other two recently executed non-disclosure agreements and are in the process of reviewing the materials in the data room.

Reasons for the Merger; Recommendation of the Lead Director and of the Board of Directors; Fairness of the Merger

The Lead Director

As described above, the Board of Directors delegated to the Lead Director the exclusive authority to review, evaluate, reject, negotiate and, if appropriate, make a recommendation to the Board of Directors regarding the proposal from the Consortium Members or any alternative thereto. The Lead Director evaluated, with the assistance of his legal and financial advisors, the Merger Agreement and the Merger and, on December 18, 2013, determined that the transactions contemplated by the Merger Agreement and the Ancillary Agreements, including the Merger, are advisable, and fair to, and in the best interests of, the unaffiliated shareholders of the Company.

The Lead Director engaged his own financial advisor and received advice throughout the negotiations from outside counsel to the Company. Since the Lead Director is an independent non-employee director, the Lead Director believed that he could effectively represent the unaffiliated shareholders of the Company in negotiating the terms of the Merger and did not believe it necessary to retain a separate unaffiliated representative to act solely on behalf of unaffiliated shareholders of the Company for the purposes of negotiating the Merger.

The Lead Director also recommended to the Board of Directors that the Board:

•	determine that the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby, including the Merger, are advisable, and fair to and in the best interests of the unaffiliated shareholders of the Company;
•	approve the Merger and adopt the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby, including the Merger;
•	recommend approval of the Merger and adoption of the Merger Agreement by the shareholders of the Company and direct that the Merger and the Merger Agreement be submitted to the shareholders of the Company for their approval and adoption; and
•	approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and the Ancillary Agreements, and the performance of the Company’s obligations thereunder.

In the course of reaching the determinations and decisions, and making the recommendation, described above, the Lead Director considered the following positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby, each of which the Lead Director believed supported his decision:

•	that the Lead Director believed the merger consideration of $0.27 per share was more favorable to the unaffiliated shareholders of the Company than the potential value that might result from remaining a stand-alone public company, including the following risks and uncertainty associated with this alternative:
º	the Company’s significant liquidity issues;
º	the Company’s limited availability under its line of credit for operations;
º	the Company’s merchandise vendors ceasing to ship new product without being paid in full for their past due invoices, in which event the Company will not have sufficient capital resources to fund its planned activities;
º	the Company’s need for substantial additional capital, which the Company may not be able to secure on acceptable terms or at all; and
º	the voluntary or involuntary bankruptcy, restructuring or liquidation of the Company, in which the holders of the Company’s Common Stock may receive little or no value;
•	the current and historical market prices of the Common Stock, including the market performance of the Common Stock relative to that of other participants in the Company’s industry and general market indices, and the fact that the merger consideration of $0.27 per share represents a premium of approximately 50% to the closing price of the Company’s shares on September 27, 2013, the last trading day before the announcement by the Consortium Members of their initial proposal, and a premium of approximately 46% over the average closing price of the Company’s Common Stock for the 45 trading days prior to that date;
•	that, subsequent to the Company’s announcement on September 27, 2013 of the Consortium Members’ initial proposal to acquire the Company, no third party has submitted a proposal to the Company, the Lead Director or the Lead Director’s advisors regarding a potential transaction;
•	the Lead Director’s understanding of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the nature of the industry in which the Company competes, including that the Company has not reported an operating profit since fiscal year 2007 and since that time has suffered from negative working capital and, in many years, deficit equity;
•	the uncertainty that the Company will be able to effect the changes to its operations necessary to improve its liquidity and ultimately profitability;
•	the Lead Director’s belief that the $0.27 per share merger consideration, which is $0.04, or approximately 17%, greater than the Consortium Members’ original proposal of $0.23 per share, and $0.02, or approximately 8%, greater than the $0.25 per share conversion price of the Series B Convertible Preferred Stock purchased by Five Island in March 2013 (pursuant to which Five Island obtained beneficial ownership over a majority of our Common Stock), represents the highest per-share consideration that could be obtained at that time in light of the negotiations that took place;
•	that the Company’s net book value per share as of October 26, 2013 was approximately $(0.63), or $0.90 lower than the $0.27 per share cash merger consideration;
•	the efforts of the Lead Director and his advisors to negotiate and execute a Merger Agreement favorable to the Company and the unaffiliated shareholders of the Company under the circumstances, and the fact that extensive negotiations regarding the Merger Agreement were held between the Lead Director and his advisors, on the one hand, and Parent, the Consortium Members and their respective advisors, on the other hand;
•	that the proposed merger consideration is all cash, so that the transaction allows the unaffiliated shareholders of the Company to realize a fair value, in cash, for their investment and provides these shareholders certainty of value for their shares, especially when viewed against the risks confronting the Company’s business, including the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended July 27, 2013 and the amendment to the Annual Report attached to this proxy statement as Annexes F-1 and F-2;
•	that the Lead Director believed the merger consideration is fair in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the Company’s historical and projected financial performance;
•	the absence of material regulatory approvals or third party consents required to consummate the Merger;
•	the Lead Director’s consideration of alternative outcomes, including bankruptcy, which the Lead Director concluded were unlikely to provide a superior alternative to the Merger;
•	the financial analysis reviewed by Cassel Salpeter with the Lead Director, and the oral opinion of Cassel Salpeter to the Lead Director (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 18, 2013, the fairness, from a financial point of view, to the Public Shareholders of the merger consideration to be received by these holders in the Merger pursuant to the Merger Agreement, as more fully described in “Special Factors — Opinion of the Lead Director’s Financial Advisor” beginning on page 39;
•	the terms and conditions of the Merger Agreement, including:

º	the provision of the Merger Agreement allowing the Board of Directors to terminate the Merger Agreement in response to a Superior Proposal, subject to payment of a $300,000 termination fee and the reimbursement of expenses up to $300,000;
º	that the Company would receive reimbursement of its expenses up to $300,000, if the Merger Agreement is terminated because of a material breach by the Parent and would receive a termination fee of $300,000 and reimbursement of its expenses up to $300,000 if the Merger Agreement is terminated because of an intentional material breach by the Parent while the Company stands ready and able to close; and
º	the Company’s ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement;
•	the Company has financing arrangements already in place to fund the payment of the merger consideration;
•	the Lead Director’s belief that he is fully informed about the extent to which the interests of the Consortium Members and members of management in the Merger differed from those of the Company’s other shareholders; and
•	the fact that, in the absence of the Merger, the Company will continue to incur significant expenses by remaining a public company, including the legal, accounting, transfer agent, printing and filing fees and that those expenses could adversely affect the Company’s financial performance and the value of the Common Stock.

In the course of reaching the determinations and decisions, and making the recommendation described above, the Lead Director also considered the following factors relating to the procedural safeguards that the Lead Director believed were and are present to ensure the fairness of the Merger and to permit the Lead Director to represent the unaffiliated shareholders of the Company, each of which safeguards the Lead Director believed supported his decision and provided assurance of the fairness of the Merger to the unaffiliated shareholders of the Company:

•	the Lead Director is not an officer or controlling shareholder of the Company, or affiliated with any of the Rollover Shareholders;
•	the Lead Director was adequately compensated for his services and his compensation was in no way contingent on his approving the Merger Agreement;
•	the Lead Director will not personally benefit from the completion of the Merger in a manner materially different from the unaffiliated shareholders of the Company;
•	the Lead Director had the power to retain, and retained, legal and financial advisors;
•	the Lead Director was involved in extensive deliberations over a period of over two months regarding the Consortium Members’ proposal to acquire the Company, and was provided with full access to the Company’s management in connection with his due diligence;
•	the Lead Director had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the Board of Directors’ approval of the Merger Agreement, as required by New York law;
•	the Lead Director was aware that he had no obligation to recommend any transaction, including the proposal put forth by the Consortium Members;
•	the Lead Director had the authority to take such actions as the Lead Director deemed necessary or appropriate in connection with anti-takeover provisions;
•	the Company is permitted to engage in a limited solicitation, to respond to unsolicited inquiries regarding acquisition proposals under certain circumstances and, upon payment of a $300,000 termination fee to the Consortium Members, to terminate the Merger Agreement to accept a Superior Proposal (as defined in the Merger Agreement and as described in “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” beginning on page 78); and
•	the Lead Director made his evaluation of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement, independent of members of management and with knowledge of the interests of management and the other directors in the Merger.

In the course of reaching the determinations and decisions, and making the recommendation described above, the Lead Director considered the following risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby:

•	the unaffiliated shareholders of the Company will have no ongoing equity participation in the Company following the Merger, and that these shareholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Common Stock, and will not participate in any potential future sale of the Company to a third party;
•	the participation in the Merger by the Rollover Shareholders and the fact that their interests in the transaction differ from those of the unaffiliated shareholders of the Company;
•	the possibility that the Rollover Shareholders could, at a later date, engage in unspecified transactions including a restructuring effort or the sale of some or all of the surviving corporation or its assets to one or more purchasers that could conceivably produce a higher aggregate value than that available to shareholders in the Merger;
•	the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may result;
•	the fact that there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied and that, as a result, it is possible that the Merger may not be completed even if the Shareholder Approval is obtained;
•	the Merger Agreement’s restrictions on the conduct of the Company’s business prior to the completion of the Merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;
•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;
•	the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes;
•	the possibility that, under certain circumstances under the Merger Agreement, the Company may be required to reimburse the Parent’ expenses and/or pay a termination fee to the Parent; and
•	although the Company already has financing arrangements in place, the possibility that the debt financing necessary for the Merger will not be funded at the time required by the Merger Agreement.

The Lead Director did not conduct a going concern valuation, because he believed the other factors he considered, as described above, addressed the fairness of the Merger.

In the course of reaching his decision to recommend to the Board of Directors that they approve the Merger Agreement, the Lead Director considered the liquidation value of the Company in the event the Merger was not consummated, based on the going concern opinion provided by the Company’s independent auditors in their audit report included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 27, 2013. In doing so, the Lead Director relied on the estimate by the Company’s management that the liquidation value would be negative, after payment of anticipated liquidation expenses and repayment of its secured debt.

Since the Company has not received any firm or economically viable offers concerning a potential acquisition of the Company or similar fundamental transaction during the past two years from any party (other than the offer from the Consortium Members that led to the Merger Agreement), as described in “Special Factors — Background of the Merger” beginning on page 18, the consideration of any alternative or recent firm or economically viable offers was not a factor available for the Lead Director to consider. However, the Lead Director did consider that no firm or economically viable offers resulted from the marketing efforts in which the Company engaged during 2012 and 2013 with the assistance of a nationally recognized investment banking firm.

The Lead Director also considered the inclusion in the Merger Agreement of a requirement that at least a majority of the unaffiliated shareholders approve the Merger and adopt the Merger Agreement, as described above in “Special Factors — Background to the Merger” beginning on page 18. However, the Consortium Members rejected this provision. The Lead Director determined that the other factors described above in favor of the Merger collectively outweighed the omission of this provision.

The Lead Director also considered that, after the formation of the Consortium, the Rollover Shareholders expressed an unwillingness to sell their stake in the Company to a third party, which likely would have a chilling effect on proposals for alternative transactions. Notwithstanding this statement, the Lead Director believed that, if the terms of an alternative transaction were sufficiently favorable, some or all of the Rollover Shareholders might in fact participate in such an alternative transaction. Accordingly, the Company negotiated for the right under the Merger Agreement to conduct a limited solicitation, to respond to unsolicited inquiries regarding acquisition proposals under certain circumstances and to terminate the Merger Agreement and the Voting Agreement to accept a Superior Proposal.

The foregoing discussion of the information and factors considered by the Lead Director includes the material factors considered by the Lead Director. In view of the variety of factors considered in connection with his evaluation of the Merger, the Lead Director did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. The Lead Director recommended the Merger Agreement and the Merger based upon the totality of the information he considered.

The Board of Directors

The Board of Directors consists of five directors, one of whom, Mr. Lynch, is an employee of the Company, and two of whom, Messrs. Harley and Lynch, have interests in the Merger different from the interests of the unaffiliated shareholders of the Company generally. The Board of Directors delegated to the Lead Director the exclusive authority to review, evaluate, reject, negotiate and, if appropriate, make a recommendation to the Board of Directors regarding the proposal from the Consortium Members or any alternative thereto. On December 18, 2013, on the basis of the Lead Director’s recommendation and the other factors described below, the Board of Directors unanimously (with Messrs. Harley and Lynch recusing themselves from the deliberations because they have interests in the Merger different from the interests of the unaffiliated shareholders of the Company generally, as described in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Interests of Executive Officers” beginning on page 59):

•	determined that the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby, including the Merger, are advisable, and fair to and in the best interests of the unaffiliated shareholders of the Company;
•	approved the Merger and adopted the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby, including the Merger;
•	recommended approval of the Merger and adoption of the Merger Agreement by the shareholders of the Company and directed that the Merger and the Merger Agreement be submitted to the shareholders of the Company for their approval and adoption;
•	approved the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and the Ancillary Agreements, and the performance of the Company’s obligations thereunder; and

•	duly and validly approved for the purposes of, and authorized the taking of all other corporate actions required to be taken, under the Company’s certificate of incorporation and bylaws and pursuant to applicable law, including the NYBCL, by the Board of Directors to authorize the consummation of the transactions contemplated by the Agreements, including the Merger.

In determining that the Merger Agreement is advisable, and fair to and in the best interests of the unaffiliated shareholders of the Company, and approving the Merger Agreement, the Merger and the other transactions contemplated thereby, and recommending that the Company’s shareholders vote for the approval of the Merger and the adoption of the Merger Agreement, the Board of Directors (excluding Messrs. Harley and Lynch) expressly and unanimously adopted the analysis of the Lead Director, which is discussed above. Messrs. Harley and Lynch recused themselves from all deliberations concerning the Merger Agreement, the Merger and the other transactions contemplated thereby because they have interests in the Merger different from the interests of the unaffiliated shareholders of the Company generally, as described in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Interests of Executive Officers” beginning on page 59. Accordingly, the members of the Board of Directors who deliberated on the Merger Agreement, the Merger and the other transactions contemplated thereby were the Lead Director and Messrs. John Eisel and Peter Cole.

The foregoing discussion of the information and factors considered by the Board of Directors includes the material factors they considered. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board of Directors approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Opinion of the Lead Director’s Financial Advisor

On December 18, 2013, Cassel Salpeter rendered its oral opinion to the Lead Director (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 18, 2013, the fairness, from a financial point of view, to the Public Shareholders of the merger consideration to be received by such holders in the Merger pursuant to the Merger Agreement. The summary of the opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion.

The opinion was provided for the use and benefit of the Lead Director (in his capacity as such) and with the consent of the Lead Director, the members of the Board of Directors (in their capacity as such) in connection with the Lead Director’s and, as applicable, the Board of Directors’ evaluation of the Merger. In addition, Cassel Salpeter consented to the inclusion of the opinion and the summary of the opinion set forth below in this proxy statement. Cassel Salpeter’s opinion may not be used for any other purpose without Cassel Salpeter’s prior written consent. Neither the opinion nor the summary of the opinion and related analyses set forth in this proxy statement is intended to and they do not constitute advice or a recommendation to any of the shareholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise. Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to the Company or any other party to the Merger Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the Lead Director took into account in making his determination to recommend that the Company board approve the Merger, including those described elsewhere in this proxy statement.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the merger consideration to be received by the Public Shareholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders and does not address any other terms, aspects, or implications of the Merger or the Merger Agreement, the Rollover Agreement, the Voting Agreement or any arrangements, understandings, agreements, or documents related to the Merger including, without limitation (i) any term or aspect of the Merger that is not susceptible to financial analyses, (ii) the fairness of any portion or aspect of the Merger, or all or any portion of the consideration, to any security holders of the Company or any creditors or other constituencies of the Company, other than the Public Shareholders, or (iii) the fairness of the Merger or all or any portion of the merger consideration, to any other security holders of the Company or any other person or any creditors or other constituencies of the Company or any other person, nor the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the merger consideration to be received by the Public Shareholders pursuant to the Merger Agreement, or otherwise. Cassel Salpeter is not expressing any opinion as to the prices at which shares of the Common Stock, the Company’s Series A Convertible Preferred Stock or Company’s Series B Convertible Preferred Stock may trade, be purchased or sold at any time.

Cassel Salpeter’s opinion did not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Lead Director, the Board or the Company to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm the opinion to the Lead Director or any other person or otherwise to comment on or consider events occurring or coming to its attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•	Reviewed an execution version, received by Cassel Salpeter on December 16, 2013, of the Merger Agreement.
•	Reviewed an execution version, received by Cassel Salpeter on December 16, 2013, of the Rollover Agreement.
•	Reviewed an execution version, received by Cassel Salpeter on December 16, 2013, of the Voting Agreement.
•	Reviewed certain publicly available financial information and other data with respect to the Company that Cassel Salpeter deemed relevant, including its Annual Report on Form 10-K for the most recent fiscal year, as amended by amendment no. 1 thereto on Form 10-K/A, certain other communications to shareholders, and certain other publicly available filings with SEC.
•	Reviewed certain other information and data with respect to the Company made available to Cassel Salpeter by the Company, including financial projections with respect to the future financial performance of the Company for the fiscal year ending July 26, 2014, prepared by management of the Company, which we refer to as the “Company Projections,” and other internal financial information furnished to Cassel Salpeter by or on behalf of the Company.
•	Considered and compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that Cassel Salpeter deemed relevant.
•	Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.
•	Discussed the business, operations, and prospects of the Company and the proposed Merger with the Company’s management and certain of the Company’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors as Cassel Salpeter deemed appropriate.

In arriving at its opinion, Cassel Salpeter, with the Lead Director’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and Cassel Salpeter further relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter is not a legal, tax, environmental, or regulatory advisory firm and Cassel Salpeter did not express any views or opinions as to any legal, tax, environmental, or regulatory matters relating to the Company, the Merger, or otherwise. Cassel Salpeter understood and assumed that the Company had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, environmental, regulatory, and other professionals. The Lead Director also advised Cassel Salpeter that the Company does not prepare, and Cassel Salpeter did not have access to, long-term forecasts with respect to the future financial performance of the Company, and the Lead Director directed Cassel Salpeter to use and rely upon, for purposes of its analyses and opinion, the Company Projections, which with the Lead Director’s consent Cassel Salpeter assumed were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company, and that the Company Projections provided a reasonable basis upon which to analyze and evaluate the Company and form an opinion. Cassel Salpeter expressed no view with respect to the Company Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency of the Company or any other party to the Merger, the fair value of the Company or any of its assets or liabilities, or whether the Company or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of the Company or any other party to the Merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect the Company’s properties or facilities and did not make or obtain any evaluations or appraisals of the Company’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether the Company has good title to its assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis and was not on behalf of the Lead Director, the Board of Directors, the Company or any other party.

Cassel Salpeter assumed, with the Lead Director’s consent, that the Merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in the Merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on the Company or the Merger. Cassel Salpeter also assumed, with the Lead Director’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Merger would be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that was material to its analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement would be satisfied.

Management of the Company advised Cassel Salpeter that (i) the Company had been and was currently experiencing significant liquidity issues, (ii) the Company only had a limited amount of availability under its line of credit for operations, and (iii) if the Company’s merchandise vendors did not continue to ship new product without being paid in full for their past due invoices, the Company would not have sufficient capital resources to fund its planned activities beyond December 31, 2013. Management of the Company also advised Cassel Salpeter that the Company would require substantial additional capital to operate on a standalone basis in accordance with the Company business plan underlying the Company Projections and the Company had not been able to, and did not expect to be able to, identify or otherwise access any sources of equity or debt financing for the future operations of the Company prior to the date that it would exhaust its remaining cash resources, if ever. Management of the Company advised Cassel Salpeter that the inability of the Company to continue as a going concern would likely result in a voluntary or involuntary bankruptcy, restructuring or liquidation of the Company in which the Company could receive less than the value at which its assets were carried on the Company’s consolidated financial statements, and holders of Company Common Stock would likely receive little or no value and would likely lose all or substantially all of their investment in the Company.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of December 17, 2013, and estimates of financial performance for the Company were based on the Company Projections. Estimates of financial performance for the selected companies listed below for the years ending December 31, 2013 and 2014 were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for the Company and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The selected companies with publicly traded equity securities were:

•	Coldwater Creek Inc.
•	New York & Company, Inc.
•	The Wet Seal, Inc.
•	American Apparel, Inc.
•	Joe’s Jeans Inc.
•	Danier Leather Inc.
•	dELiA*s, Inc.

The financial data reviewed included:

•	Enterprise value as a multiple of revenue for the latest twelve month period, or “LTM Revenue.”

•	Enterprise value as a multiple of the relevant company’s projected revenue for the calendar year ended December 31, 2013, or “CY 2013 P Revenue.”
•	Enterprise value as a multiple of the relevant company’s projected revenue for the fiscal year ended July 26, 2014, or “FY 2014 P Revenue.”
•	Enterprise value as a multiple of the relevant company’s earnings before interest, taxes, depreciation and amortization for the fiscal year ended July 26, 2014, or “FY 2014 P EBITDA.”

Cassel Salpeter calculated the following multiples with respect to the selected companies:

Total Invested Capital Multiple of	High	Mean	Median	Low
LTM Revenue	0.59x	0.33x	0.27x	0.15x
CY 2013 P Revenue	0.59x	0.35x	0.28x	0.16x
FY 2014 P Revenue	0.56x	0.31x	0.27x	0.16x
FY 2014 P EBITDA	12.5x	7.1x	6.7x	3.3x

Taking into account the results of the selected companies analysis, Cassel Salpeter applied multiple ranges to corresponding financial data for the Company. Cassel Salpeter applied multiples of 0.30x to 0.35x to the Company’s LTM Revenue, 0.30x to 0.35x to the Company’s CY 2013 P Revenue, 0.25x to 0.30x to the Company’s FY 2014 P Revenue, and 6.5x to 7.5x to the Company’s FY 2014 P EBITDA. The selected companies analysis indicated an aggregate implied enterprise value reference range for the Company of $29,000,000 to $34,000,000 as compared to the implied enterprise value of the Company based on the merger consideration of approximately $55,106,000.

None of the selected companies have characteristics identical to the Company. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Cassel Salpeter considered certain financial data for the Company and the financial terms of the following business transactions Cassel Salpeter deemed relevant. The selected transactions were:

Target	Acquirer
Lucky Brand Dungarees, Inc.	Leonard Green & Partners, L.P.
Maidenform Brands, Inc.	Hanesbrands Inc.
True Religion Apparel Inc.	TRLG Holdings, Inc.
Intermix, Inc.	The Gap, Inc.
Warnaco Group, Inc.	PVH Corp.
Charming Shops Inc.	Ascena Retail Group Inc.
Kenneth Cole Productions Inc.	Kenneth D. Cole and Family of Kenneth D. Cole
Avenue Stores	Versa Capital Management, Inc.
Boston Proper, Inc.	Chico’s FAS, Inc.
Urban Brands, Inc.	GB Merchant Partners, LLC
VOLCOM, Inc.	PPR S.A.

The financial data reviewed included the enterprise value (calculated based on the consideration paid in the relevant transaction) as a multiple of LTM Revenue.

Enterprise Value as a Multiple of	High	Mean	Median	Low
LTM Revenue	1.86x	0.87x	1.00x	0.09

In addition, Cassel Salpeter noted that the mean enterprise value as a multiple of LTM Revenue was 0.27x for those selected transactions involving acquisition targets that had an EBITDA margin of less than 5% or that were acquired in connection with a bankruptcy.

Taking into account the results of the selected transactions analysis, Cassel Salpeter applied multiple ranges to corresponding financial data for the Company. Cassel Salpeter applied multiples of 0.30x to 0.40x to the Company’s LTM Revenue. The selected transactions analysis indicated an aggregate implied enterprise value reference range for the Company of $25,000,000 to $33,300,000 as compared to the implied enterprise value of the Company based on the merger consideration of approximately $55,106,000.

None of the target companies in the selected transactions have characteristics identical to the Company. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions.

Cassel Salpeter received a fee of $75,000 for rendering its opinion, no portion of which was contingent upon the completion of the Merger. In addition, the Company agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. There has been no other material relationship in the last two years, and no other material relationship is mutually contemplated, between Cassel Salpeter, its affiliates or representatives and the Company or its affiliates.

Cassel Salpeter is a recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Lead Director selected Cassel Salpeter to act as the its financial advisor in connection with the Merger on the basis of Cassel Salpeter’s experience in similar transactions and its reputation in the investment community.

In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

Company Projections

As part of its financial planning process, the Company from time to time prepares financial projections for upcoming fiscal years. In connection with the consideration of the Consortium Members’ proposal, the Lead Director and Cassel Salpeter, the Lead Director’s financial advisor, were provided on October 4, 2013 with previously prepared Company Projections through fiscal year 2014. The Company does not, as a matter of course, publicly disclose projected financial information.

We have included these projections solely for the purpose of giving our shareholders access to certain nonpublic information considered by the Lead Director and Cassel Salpeter in evaluating the Merger. The projections are, in general, prepared solely for internal use in assessing strategic direction, related capital and resource needs and allocations and other management decisions. Projections of this type are based on estimates and assumptions that, in many cases, reflect subjective judgment, and which are subject to significant uncertainties and contingencies, including apparel industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition and results of operations of the Company. These factors, which may prevent the financial projections or underlying assumptions from being realized, are difficult to predict, and many of them are beyond the Company’s control. Therefore, the projections are forward-looking statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 66.

When preparing projections the Company makes assumptions based on its past performance, its current financial condition and general economic conditions. When preparing the budget for fiscal year 2014, management assumed, among other things:

•	Based on the receipt of additional financing and the assumption that further financing would be available, the Company would be able to maintain sufficient inventory levels in fiscal year 2014. During fiscal year 2013, as a result of the Company’s liquidity issues, the Company was paying its product vendors beyond the normal payment terms. Accordingly, the Company’s vendors were not shipping and/or producing goods in a timely manner or in some cases not at all and, as a result, the Company’s inventory levels had been inadequate;
•	The Company’s unsuccessful expansion into non-core product categories (dresses, sportswear and shoes) would be significantly reduced and sold primarily through the Company’s website;
•	The Company would be able to reduce costs related to its catalog and reallocate those resources to digital marketing initiatives; and
•	The Company would use the additional financing to increase its overall marketing efforts.

There can be no assurance that the underlying assumptions (including those set forth above) will prove to be accurate, that the projected results will be realized or that actual results will not be significantly different than projected. For example, from May 2013 through January 2014, while the Company had obtained an additional $10,000,000 in funding, through increases under the term loan portion of its credit facility, and had been reducing its non-core product inventory, it continued to experience liquidity issues that adversely affected inventory levels of its core product categories (bras, lingerie and corsets) and marketing efforts.

These projections were prepared solely for internal use and not for publication or with a view toward complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial projections presented herein and, accordingly, has not, and does not, express an opinion or any other form of assurance with respect to them. The Merger Agreement includes no representations by the Company or its management as to this projected financial information. In light of the uncertainties inherent in projections of this type, neither the Company nor any other person has expressed any opinion or assurance to shareholders on this information or its achievability, and the inclusion of this information should not be regarded as an indication that the Company, the Lead Director, the Rollover Shareholders, any of their representatives or anyone who received this information then considered, or now considers, it to be necessarily predictive of actual future events.

The Company Projections do not reflect any impact of the Merger, nor do they take into account the effect of any failure of the Merger to occur. None of the Company, the Lead Director, the Rollover Shareholders or any of their representatives intends to update or revise the summary projected financial information set forth below to reflect circumstances existing after the date when made, except as may be required by applicable securities laws.

($ in thousands)	FY 2014 (Projected)	FY 2013 (Actual)	FY 2012 (Actual)	FY 2011 (Actual)
Total revenues	$126,799	$86,507	$111,406	$119,615
Total cost of goods	76,600	61,328	69,782	76,647
Gross margin	50,199	25,179	41,624	42,968
Total selling, general and administrative expenses	46,515	42,968	45,757	49,771
Impairment of long-lived assets and lease abandonment	—	2,939	—	1,910
Interest expense, net	2,047	2,137	2,224	1,483
Fair value gain on warrant	—	(381)	—	—
Net income/(loss) before tax	1,636	(22,484)	(6,357)	(10,196)
Income tax	100	38	75	134
Income/(loss) before discontinued operations	1,536	(22,522)	(6,432)	(10,330)
Loss from discontinued operations	—	—	—	(1,725)
Net income/(loss)	1,536	(22,522)	(6,432)	(12,055)
Adjusted EBITDA	5,142	(16,558)	(1,120)	(2,858)

The above projections set forth, among other measures, the Company’s projected adjusted EBITDA for fiscal year 2014 that was made available to the Lead Director and Cassel Salpeter. These measures were thought to be useful for evaluating, on a prospective basis, the Company’s potential operating performance. The Company defines adjusted EBITDA as net income from continuing operations before preferred stock dividends in accordance with generally accepted accounting principles, or “GAAP,” adjusted to exclude interest, taxes, depreciation and amortization, stock compensation, changes in the fair value of the warrant liability and impairment of long lived-assets.

Because adjusted EBITDA as calculated by the Company is a non-GAAP financial measure, this measure should not be considered in isolation from, nor as a substitute for, net income as calculated in accordance with GAAP. Adjusted EBITDA, as calculated by the Company, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund the Company’s cash needs. Adjusted EBITDA excludes certain financial information compared to net income in accordance with GAAP, the most directly comparable GAAP financial measure. Shareholders should consider the types of events and transactions that are excluded when reviewing this financial information.

As required by the SEC in accordance with Regulation G, the tables below provide a reconciliation of net income (as calculated in accordance with GAAP) to EBITDA.

($ in thousands)	FY 2014 (Projected)	FY 2013 (Actual)	FY 2012 (Actual)	FY 2011 (Actual)
Income/(loss) before discontinued operations	$1,536	$(22,522)	$(6,432)	$(10,330)
Plus:
Interest	2,047	2,137	2,224	1,483
Tax	100	38	75	134
Depreciation and amortization	1,414	1,672	2,460	3,122
Stock compensation	45	314	553	823
Impairment of long-lived assets	—	2,184	—	1,910
Fair value gain on warrant	—	(381)	—	—
Adjusted EBITDA	5,142	(16,558)	(1,120)	(2,858)

Purpose and Reasons of the Rollover Shareholders, Parent and Merger Sub for the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, each of the Rollover Shareholders, Parent and Merger Sub may be deemed to be affiliates of the Company and, therefore, required to express their purpose and reasons for the Merger to the unaffiliated shareholders of the Company. The Rollover Shareholders, Parent, and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Rollover Shareholders, Parent and Merger Sub, the purpose of the Merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated shareholders of the Company will be cashed out for $0.27 per share of Common Stock. For Merger Sub, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement. Following the Merger, Parent and the Rollover Shareholders will bear the rewards and risks of the ownership of the Company and the Company’s Common Stock will cease to be publicly traded.

The Merger provides an opportunity for the Company’s unaffiliated shareholders to immediately receive, in cash, a substantial premium for their shares based upon the closing price of the Company’s Common Stock on September 27, 2013, the last trading date before the Consortium’s offer to acquire all of the outstanding shares of Common Stock of the Company was announced. In addition, the Rollover Shareholders, Parent and Merger Sub believe the Merger is the best way to address the Company’s liquidity needs, as the Company (a) requires substantial additional capital to operate on a standalone basis in accordance with the Company’s business plan as informed by management and (b) has not been able to, and does not expect to be able to, identify or otherwise access any sources of equity or debt financing for the future operations of the Company prior to the date that it would exhaust its remaining cash resources, if ever.

The Merger will also allow the Rollover Shareholders to maintain a significant portion of their investment in the Company through their obligations to make an equity investment in Parent via the rollover of their existing holdings of Common Stock and Preferred Stock as described in “Special Factors —  Financing of the Merger — Rollover Financing” beginning on page 56.

As stated in the Consortium’s initial proposal letter for the Merger submitted to the Company, the Consortium decided to pursue the Merger because they believe that the Company can be operated more effectively as a privately-owned company. Recent market challenges have created a sharply competitive landscape and the Rollover Shareholders believe, at this point in time in the Company’s operating history, it is now more important than ever to embrace a more entrepreneurial approach where the Company and its stakeholders are incentivized to grow and develop the Company’s products, brand and business with a longer term perspective. The Rollover Shareholders believe it is increasingly difficult to develop this type of culture in a public company context, where the public markets are increasingly focused on short-term results. As a privately-owned company, the Company would have increased flexibility to make decisions that may negatively affect quarterly results but that may, over the long-term, increase the Company’s value. In contrast, as a publicly-traded company, the Company currently faces public shareholder pressure to make decisions that may produce better short-term results, but which may over the long-term lead to a reduction in the per share price of its publicly-traded equity securities. As a privately-owned company, the Company would also be relieved of many of the other burdens and constraints imposed on public companies. The need for management to be responsive to public shareholder concerns and to engage in an ongoing dialogue with public shareholders may at times distract management’s time and attention from the effective operation and improvement of the business.

For these reasons, the Rollover Shareholders, Parent and Merger Sub believe that private ownership is in the best interests of the business and the organization and that the Merger is in the best interests of the Company’s shareholders.

Positions of the Rollover Shareholders as to the Fairness of the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, the Rollover Shareholders may be deemed to be affiliates of the Company and, therefore, are required to express their beliefs as to the substantive and procedural fairness of the Merger to the unaffiliated shareholders of the

Company. The Rollover Shareholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

As described below, the Rollover Shareholders believe that the Merger is fair to the unaffiliated shareholders of the Company on the basis of (i) the factors as described in “Special Factors — Reasons for the Merger; Recommendation of the Lead Director and the Board of Directors; Fairness of the Merger” beginning on page 34, which factors the Rollover Shareholders agree with and adopt, and (ii) the additional factors described below. In this section and in “Special Factors — Positions of Parent and Merger Sub as to the Fairness of the Merger” beginning on page 51, we refer to the “Board” to mean the “Board of Directors other than Messrs. Harley and Lynch, who recused themselves from all discussions by the Board of Directors relating to the Merger negotiations (except to the extent their presence was specifically requested by the Lead Director) and all deliberations by the Board of Directors with respect to the approval of the Merger and adoption of the Merger Agreement and related agreements.”

None of the Rollover Shareholders participated in the deliberations of the Lead Director or the Board regarding, or received advice from the Company’s legal advisor or the Lead Director’s financial advisor as to, the fairness of the Merger. As described in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 58, and in “Special Factors — Certain Effects of the Merger” beginning on page 52, the Rollover Shareholders have interests in the Merger different from those of the unaffiliated shareholders of the Company by virtue of the Rollover Shareholders’ obligation to make an equity investment in Parent via the rollover of their existing holdings of Common Stock and Preferred Stock.

The unaffiliated shareholders were represented by the Lead Director, who negotiated the terms and conditions of the Merger Agreement and evaluated the fairness of the Merger, with the assistance of the Lead Director’s financial advisor and the Company’s outside counsel. The Rollover Shareholders have not performed, nor engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the unaffiliated shareholders of the Company.

Based on the Rollover Shareholders’ knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Lead Director described in “Special Factors — Reasons for the Merger; Recommendation of the Lead Director and the Board of Directors; Fairness of the Merger” beginning on page 34, with which the Rollover Shareholders agree and which analysis and resulting conclusions the Rollover Shareholders adopt, the Rollover Shareholders believe that the Merger is substantively fair to the unaffiliated shareholders of the Company. In particular, the Rollover Shareholders considered the following:

•	the Rollover Shareholders are not willing to sell their stake in the Company to a third party or allow the Company to merge with or be acquired by another entity; however, the Rollover Shareholders have not applied a minority discount to the merger consideration even though the Rollover Shareholders believe that the possibility of a competing bid by another party is highly unlikely;
•	other than his receipt of Board of Director and Lead Director fees (which are not contingent upon the consummation of the Merger or the Lead Director’s or the Board of Director’s recommendation or approval of the Merger) and his interests described in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 58, the Lead Director has no financial interest in the Merger that is different from, or in addition to, the interests of the unaffiliated shareholders generally, although the Merger Agreement does include customary provisions for indemnity and the continuation of liability insurance for the Company’s officers and directors;
•	the Board determined, by the unanimous vote of the members of the Board, based on the recommendation of the Lead Director, that the Merger is fair to, and in the best interests of, the Company and its unaffiliated shareholders;
•	the fact that the Company (i) had been and was currently experiencing significant liquidity issues and (ii) only had a limited amount of availability under its line of credit for operations;

•	during the fiscal year ended July 27, 2013, the Company’s (i) total net sales declined approximately 22.3% over the prior year period, (ii) the net loss increased approximately 250%, and (iii) the working capital deficiency increased by approximately 95%;
•	as a result of its continuing weak financial results, the Company experienced a coinciding decline in the market price of its common stock;
•	management of the Company’s belief that if the Company’s merchandise vendors did not continue to ship new product without being paid in full for their past due invoices, the Company would not have sufficient capital resources to fund its planned activities beyond December 31, 2013;
•	the fact that the Company would require substantial additional capital to operate on a standalone basis in accordance with the Company business plan;
•	the fact that the Company had not been able to, and did not expect to be able to, identify or otherwise access any sources of equity or debt financing for the future operations of the Company prior to the date that it would exhaust its remaining cash resources, if ever;
•	the possibility that (i) the Company’s inability to continue as a going concern would likely result in a voluntary or involuntary bankruptcy, restructuring or liquidation in which the Company could receive less than the value at which its assets were carried on the Company’s consolidated financial statements and (ii) in the event of a voluntary or involuntary bankruptcy, restructuring or liquidation of the Company, the holders of the Company’s Common Stock would likely receive little or no value and would likely lose all or substantially all of their investment in the Company;
•	the per share merger consideration of $0.27 represents (i) a 50% premium to the closing price of the Company’s Common Stock on September 27, 2013, the last trading day before the announcement by the Consortium of its initial proposal and (ii) a 46% premium over the average closing price of the Company’s Common Stock for the 45 trading days prior to September 27, 2013, the last trading day before the announcement by the Consortium of its initial proposal;
•	the Merger will provide consideration to the unaffiliated shareholders of the Company entirely in cash, allowing the unaffiliated shareholders of the Company to immediately realize a certain and fair value for their shares of Common Stock and eliminating any uncertainty in valuing the consideration to be received by such shareholders;
•	the Merger shifts the risks relating to the Company’s ability to continue as a going concern from the unaffiliated shareholders to the Rollover Shareholders;
•	the Merger shifts the risk of future financial performance from the unaffiliated shareholders to the Rollover Shareholders; and
•	the Merger allows unaffiliated shareholders to receive value for their stock, which would likely not be available if the Company voluntarily or involuntarily liquidated.

The Rollover Shareholders did not establish, and did not consider, a pre-Merger public company going concern value of Common Stock for the purposes of determining the per share merger consideration or the fairness of the per share merger consideration to the unaffiliated shareholders of the Company because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement per share price of Common Stock, the per share merger consideration of $0.27 represented a premium to the going concern value of the Company. In addition, the Rollover Shareholders did not consider net book value of Common Stock because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices of Common Stock or the Company’s value as a going concern. The Rollover Shareholders did not consider liquidation value in determining the fairness of the Merger to the unaffiliated shareholders of the Company because of (i) their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, (ii) the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) their belief that the Company is a viable, going concern and (iv) the Company’s plans to continue to operate its business following the Merger.

The Rollover Shareholders believe that the Merger is procedurally fair to the unaffiliated shareholders of the Company based upon the following:

•	the Lead Director conducted an extensive due diligence investigation of the Company before commencing negotiations, which the Rollover Shareholders believe provided the Lead Director with the information necessary to effectively represent the interests of the unaffiliated shareholders;
•	the Lead Director retained its own recognized financial advisor;
•	other than their receipt of Board of Directors and Lead Director fees (which are not contingent upon the consummation of the Merger or the Lead Director’s or the Board’s recommendation or approval of the Merger) and their interests described in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 58, the Lead Director, who is disinterested and independent and is not affiliated with the Rollover Shareholders, Parent or Merger Sub, and who has no financial interest in the Merger that is different from, or in addition to, the interests of the unaffiliated shareholders generally, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed Merger, to decide not to engage in the Merger and to consider alternatives to the Merger;
•	the per share merger consideration of $0.27, and the other terms and conditions of the Merger Agreement, resulted from extensive negotiations between Parent and its advisors, on the one hand, and the Lead Director and his advisors, on the other hand;
•	the Lead Director was deliberate in his process, taking over two months to analyze and evaluate the Consortium’s initial proposal and to negotiate with the Consortium the terms of the proposed Merger, ultimately resulting in a $0.04, or 17%, per share increase in the merger consideration to be paid in connection with the Merger over that initially proposed by the Consortium;
•	the Lead Director received an opinion of his financial advisor as to, as of December 18, 2013, the fairness, from a financial point of view, to the Public Shareholders of the merger consideration to be received by such holders in the Merger pursuant to the Merger Agreement;
•	the Board determined, by the unanimous vote of the members of the Board, based on the recommendation of the Lead Director, that the Merger is fair to, and in the best interests of, the Company and its unaffiliated shareholders; and
•	shareholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the Merger, to exercise statutory appraisal rights under New York law, which allow shareholders to have the fair value of their shares determined by a court; and
•	the fact that there are no unusual requirements or conditions to the Merger to provide the financing necessary to consummate the Merger expeditiously, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the unaffiliated shareholders of the Company in the Merger will be received.

The foregoing discussion of the information and factors considered and given weight by the Rollover Shareholders in connection with the fairness of the Merger Agreement and the Merger is not intended to be exhaustive, but is believed to include all material factors considered by them. The Rollover Shareholders did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the Merger. Rather, the Rollover Shareholders made the fairness determinations after considering all of the foregoing as a whole. The Rollover Shareholders believe these factors provide a reasonable basis upon which to form their belief that the Merger is fair to the unaffiliated shareholders of the Company. This belief should not, however, be construed as a recommendation to any Company shareholder to approve the Merger or adopt the Merger Agreement. The Rollover Shareholders do not make any recommendation as to how shareholders of the Company should vote their shares of Common Stock relating to the Merger.

The decision to undertake the going-private transaction at this time was made after taking into account the negative effects that the Company’s financial results have had on the Company’s ability to take advantage of certain benefits of being a public entity, including financing opportunities and an active, liquid market for its Common Stock. Despite the capital infusion provided by the Series B Preferred convertible transaction and the recent increase in the amount of funds available under the Company’s credit facility, the Company continued to face significant liquidity and other financial difficulties. The Company has not been able to, and does not expect to be able to, identify or otherwise access any sources of equity or debt financing for the future operations of the Company prior to the date that it would exhaust its remaining cash resources. In light of these factors, the Rollover Shareholders and the Lead Director have determined that the costs and challenges associated with keeping the Company a public company far exceed the benefits and that undertaking the going private transaction at this time would alleviate such costs and challenges.

Positions of Parent and Merger Sub as to the Fairness of the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, Parent and Merger Sub may be deemed to be affiliates of the Company and, therefore, required to express their beliefs as to the substantive and procedural fairness of the Merger to the unaffiliated shareholders of the Company. Parent and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Neither Parent nor Merger Sub participated in the deliberations of the Lead Director or the Board regarding, or received advice from the Company’s legal advisor or the Lead Director’s legal or financial advisors as to, the fairness of the Merger to the Company’s unaffiliated shareholders. As entities beneficially owned by Mr. Harley and/or the other Rollover Shareholders, Parent and Merger Sub considered the same factors considered by, and adopted the analysis and resulting conclusions of, the Rollover Shareholders, as described in “Special Factors — Positions of the Rollover Shareholders as to the Fairness of the Merger” beginning on page 47. Based on the information and factors set forth in the foregoing discussion, as well as Parent and Merger Sub’s knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Lead Director described in “Special Factors — Reasons for the Merger; Recommendation of the Lead Director and the Board of Directors; Fairness of the Merger” beginning on page 34 (including, without limitation, the Board’s and Lead Director’s analysis with respect to the Company’s going concern value), with which Parent and Merger Sub agree and which analysis and resulting conclusions Parent and Merger Sub adopt, Parent and Merger Sub believe that the Merger is fair to the unaffiliated shareholders of the Company. Parent and Merger Sub believe that the foregoing information and factors provide a reasonable basis for their belief that the Merger is fair to the unaffiliated shareholders of the Company. This belief should not, however, be construed as a recommendation to any Company shareholder to approve the Merger or adopt the Merger Agreement. Parent and Merger Sub do not make any recommendation as to how shareholders of the Company should vote their shares of Common Stock relating to the Merger.

Plans for the Company after the Merger

After the Effective Time, Parent anticipates that the Company will continue its current operations, except that it will (i) cease to be an independent public company and will instead be a wholly owned subsidiary of Parent and (ii) have significantly more debt than it currently has. There are no current plans to repay the debt taken out to finance the Merger, which is due on May 31, 2015 if the Merger is consummated. If the Merger is consummated, the Common Stock will cease to be quoted on the OTCQB and will cease to be registered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the Effective Time: (i) no member of the present Board of Directors of the Company will continue to serve as a director of the Company, and (ii) the present directors of Merger Sub will become the directors of the Company. The named Executive Officers of the Company immediately prior to the Effective Time will remain the named Executive Officers of the Company, specifically Thomas J. Lynch and Thomas Rende, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. Parent has entered into a new employment agreement with Thomas J. Lynch, the chief executive officer and chairman of the Board of Directors of the Company, but has not entered into a new employment agreement with Mr. Rende or any other executive officer of the Company.

For a full description of the employment agreements of Messrs. Lynch and Rende, see “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 58.

Certain Effects of the Merger

If the Shareholder Approval is obtained and the other conditions to the Closing are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. Except for the Rollover Shareholders (and Mr. Lynch, upon his receipt of an equity interest in Parent, pursuant to his new employment agreement, in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms), none of our current shareholders will have any ownership interest in, or be a shareholder of, the Company after the completion of the Merger. As a result, our current shareholders (other than the Rollover Shareholders and Mr. Lynch) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the Merger, Parent (and Mr. Lynch) will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon the consummation of the Merger:

•	each issued and outstanding share of Common Stock held by the Public Shareholders will be converted automatically into and will represent the right to receive $0.27 in cash, without interest and less any required withholding taxes, and each share shall otherwise cease to be outstanding and shall otherwise automatically be cancelled and cease to exist;
•	each issued and outstanding share of Common Stock that is owned by the Rollover Shareholders (all of which stock shall, immediately prior to the Effective Time, be held indirectly by Parent pursuant to the terms of the Rollover Agreement between Parent and each of the Rollover Shareholders, as described in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities” beginning on page 85) immediately prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled and shall cease to exist;
•	each Company stock option (other than those held by Mr. Harley) that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, as of the Effective Time, will be cancelled. Each holder will be entitled to receive a payment, if any, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) the amount, if any, by which $0.27 exceeds the exercise price per share with respect to the stock option, multiplied by (b) the total number of shares of Common Stock then issuable upon the exercise of the stock option. As of the date of this proxy statement, the Company has outstanding options to purchase 360,000 shares with an exercise price of less than $0.27, which will be cancelled for an aggregate consideration of $30,900. All of the Company’s other outstanding stock options (including all of those held by the Company’s directors and Executive Officers) will be cancelled for no consideration;
•	each Company share-based award other than a stock option, including restricted share awards (other than those held by Mr. Harley), whether or not vested, as of the Effective Time, will be cancelled. Each holder will be entitled to receive a payment, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) $0.27 per share, multiplied by (b) the total number of shares of Common Stock constituting the award. As of the date of this proxy statement, the Company has outstanding an aggregate of 737,194 shares subject to restricted share awards, which will be cancelled in exchange for aggregate consideration of $199,042.38. These amounts include an aggregate of 578,694 shares subject to restricted share awards held by the Company’s directors (other than Mr. Harley) and Executive Officers, which will be cancelled for aggregate consideration of $156,247.38;
•	each Company warrant (other than those held by Mr. Harley and the other Rollover Shareholders), whether or not vested or exercisable, as of the Effective Time, will be cancelled. Each holder will be entitled to receive a payment, if any, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) the amount, if any, by which $0.27 exceeds the exercise price per share with respect to the warrant, multiplied by (b) the total number of shares of Common Stock then issuable upon the exercise of the warrant. However, any Company warrant that will have no value after the Effective Time (because the warrant has an exercise price per share that is greater than the merger consideration and, as of the Effective Time, the holder of the warrant will be entitled to receive, upon exercise of the warrant, only the merger consideration multiplied by the number of shares subject to the warrant), may remain outstanding. As of the date of the proxy statement, the Company has no outstanding warrants (other than those held by one of the Rollover Shareholders) with an exercise price of less than $0.27 and, accordingly, no consideration will be paid with respect to these warrants; and
•	each Company stock option and restricted share award held by Mr. Harley and each warrant held by Mr. Harley and the other Rollover Shareholders, as of the Effective Time, will be cancelled on the terms and conditions set forth in the Rollover Agreement between Parent and the Rollover Shareholders.

Following the Merger, the entire equity in the Company, as the surviving corporation, will be owned by Parent. If the Merger is completed, the Rollover Shareholders (and Mr. Lynch, upon his receipt of an equity interest in Parent, pursuant to his new employment agreement, in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms) will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, the Rollover Shareholders (and Mr. Lynch, upon his receipt of such equity interest) will also bear the risks of ongoing operations, including the risks of any decrease in our value after the Merger and the operational and other risks related to the incurrence by the Company, as the surviving corporation, of additional debt as described below in “Special Factors — Financing of the Merger” beginning on page 56.

If the Merger is completed, the Company’s shareholders other than the Rollover Shareholders (and Mr. Lynch) will have no interest in the Company’s net book value or net earnings.

Following the Merger, the Rollover Shareholders (and Mr. Lynch, upon his receipt of an equity interest in Parent, pursuant to his new employment agreement, in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms) will own 100% of Parent (and thereby indirectly 100% of the Company). The following table sets forth, among other things, the percentage ownership of the Company by each of the Rollover Shareholders and Mr. Lynch pre-and post-Merger, as well as the interest in the net book value and net earnings of the Company of each of the Rollover Shareholders and Mr. Lynch pre-and post-Merger.

	Ownership of the Company Prior to the Merger
Rollover Shareholder	Ownership Percentage(1)	Interest in the Net Book Value/ (Shareholders’ Deficiency) of the Company(2)	Percentage Interest in the Net Book Value/ (Shareholders’ Deficiency) of the Company(2)	Interest in the Net Earnings/(Loss) of the Company(3)	Percentage Interest in the Net Earnings/(Loss) of the Company
HGI Funding, LLC	—	—	—	—	—
Tokarz Investments, LLC	21.4%	$(3,716)	21.4%	$(5,009)	21.4%
TTG Apparel, LLC	4.5%	$(783)	4.5%	$(1,055)	4.5%
Arsenal Group, LLC	28.9%	$(5,033)	28.9%	$(6,784)	28.9%
Fursa Alternative Strategies LLC	14.5%	$(2,522)	14.5%	$(3,399)	14.5%
William F. Harley III	1.2%	$(210)	1.2%	$(283)	1.2%
Thomas J. Lynch(4)	1.5%	$(265)	1.5%	$(357)	1.5%

	Ownership of the Company After the Merger
Rollover Shareholder	Ownership Percentage	Interest in the Net Book Value/ (Shareholders’ Deficiency) of the Company(2)	Percentage Interest in the Net Book Value/ (Shareholders’ Deficiency) of the Company	Interest in the Net Earnings / (Loss) of the Company(3)	Percentage Interest in the Net Earnings/ (Loss) of the Company
HGI Funding, LLC	62.0%	$(10,789)	62.0%	$(14,542)	62.0%
Tokarz Investments, LLC	12.1%	$(2,112)	12.1%	$(2,847)	12.1%
TTG Apparel, LLC	10.9%	$(1,890)	10.9%	$(2,547)	10.9%
Arsenal Group, LLC	9.7%	$(1,696)	9.7%	$(2,285)	9.7%
Fursa Alternative Strategies LLC	4.9%	$(850)	4.9%	$(1,145)	4.9%
William F. Harley III	0.4%	$(65)	0.4%	$(87)	0.4%
Thomas J. Lynch(4)	—	—	—	—	—

(1)	Based on 39,273,254 shares of Common Stock outstanding as of March 14, 2014.
(2)	Based on a shareholders’ deficiency of $17,401,000 as of July 27, 2013.
(3)	Based on a net loss of $23,455,000 for the fiscal year ended July 27, 2013.
(4)	The equity interest in Parent that is to be granted to Mr. Lynch under his new employment agreement will be in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and will be subject to vesting and other terms.

As of the consummation of the Merger, the Rollover Shareholders (and Mr. Lynch), and any permitted assignee or designee thereof, will have an indirect interest in our net book value and earnings as a result of their ownership of all the equity interests in Parent.

A primary benefit of the Merger to the unaffiliated shareholders of the Company will be the right of such shareholders to receive a cash payment of $0.27, without interest, for each share of Common Stock held by such shareholders, representing a premium of approximately 50% to the closing price of the Common Stock on September 27, 2013, the last trading day before the announcement by the Consortium Members of their proposal to acquire all outstanding shares of Common Stock not owned by him, as well as a premium of approximately 46% over the average closing price of the Company’s Common Stock for the 45 trading days prior to that date.

The primary detriments of the Merger to the unaffiliated shareholders of the Company include the lack of interest of such shareholders in our potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our shareholders who surrender shares of our Common Stock in the Merger.

In connection with the Merger, the Rollover Shareholders (and Mr. Lynch), and any permitted assignee or designee of the foregoing, will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by our unaffiliated shareholders generally. The primary benefits of the Merger to the Rollover Shareholders (and Mr. Lynch), based on their ownership of all the equity interests in Parent, include their interest in our potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Additionally, following the Merger, we will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that our directors, officers and beneficial owners of more than 10% of the shares of our Common Stock face as a result of the provisions of Section 16 of the Exchange Act and the requirement of furnishing a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act. Termination of registration of our Common Stock under the Exchange Act will also substantially reduce the information required to be furnished by the Company to the public and the SEC. It is estimated that the Company will save approximately $700,000 per year as a result of no longer being a publicly traded company. Additionally, following the Merger, the Rollover Shareholders will control the surviving corporation. Additional anticipated benefits to the Rollover Shareholders include receiving tax-free treatment with respect to the contribution of shares of Common Stock in the transaction pursuant to the Rollover Agreement discussed in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Rollover Agreement” beginning on page 85. As a result of the Merger, the Rollover Shareholders (and Mr. Lynch) may also become the beneficiaries of the Company’s future use of net operating loss carryforwards, which, as of July 27, 2013, equaled approximately $80,000,000 before any ownership change adjustments under Section 382 of the Code. The Company’s management determined that an ownership change of the Company under Section 382 of the Code occurred in connection with the sale of the Series B Convertible Preferred Stock on March 15, 2013. Accordingly, management determined, on a preliminary basis, that the amount of net operating loss carryforwards that may be utilized to offset future taxable income will be limited to approximately $365,000 per year until the last of the net operating loss carryforwards expire in 20 years, or approximately $7,300,000 in the aggregate. It is possible that the Company’s income may be higher following the Merger due in part to the cost savings noted above relating to the Company’s avoidance of costs associated with being a publicly traded company. The ownership changes of the Company that occurred on March 3, 2005 and January 28, 2008 would have resulted in a higher annual limitation and therefore have no effect on these estimates. The Company’s management also determined, on a preliminary basis, that the Merger will not result in a further annual limitation, because it will not result in an ownership change of the Company.

The primary detriments of the Merger to the Rollover Shareholders (and Mr. Lynch) include the fact that all of the risk of any possible decrease in our earnings, growth or value, and all of the risks related to our additional leverage, which is substantial, following the Merger will be borne by Parent and indirectly by such shareholders. Additionally, the interests of the Rollover Shareholders (and Mr. Lynch) in Parent and the Company will not be liquid, with no public trading market for such securities, and the equity securities of Parent and the Company may be subject to contractual restrictions on transfer, including, in the case of our securities, liens to the extent provided under the terms of our debt financing.

In connection with the Merger, the Executive Officers will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s unaffiliated shareholders generally, as described above with respect to Mr. Lynch and as described generally in more detail in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 58. Such incremental benefits are expected to include, among others, Mr. Lynch continuing as an executive officer of the surviving corporation and receiving, pursuant to his new employment agreement, an equity interest in Parent in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms. Additionally, Thomas Rende, if he does not continue as executive officer of the surviving corporation, will receive certain “change in control” payments.

The Common Stock is currently registered under the Exchange Act and is quoted on the OTCQB under the symbol “FOHL.” As a result of the Merger, the Company will be a privately held corporation and there will be no public market for its stock. After the Merger, the Common Stock will cease to be quoted on the OTCQB and price quotations with respect to sales of Common Stock in the public market will no longer be available. In addition, registration of the Common Stock under the Exchange Act will be terminated.

The certificate of incorporation and the by-laws of the Company will be amended in the Merger to read in their entirety in the form of Exhibit D to the Merger Agreement (in the case of the certificate of incorporation) and Exhibit E to the Merger Agreement (in the case of the by-laws), and, as so amended, will be the certificate of incorporation and by-laws of the Company following the Merger until thereafter amended in accordance with their respective terms and the NYBCL. The Merger Agreement is attached to this proxy statement as Annex A.

Financing of the Merger

The Company and Parent estimate that the total financing required to complete the Merger and related transactions and pay related fees and expenses will be approximately $25,230,585, which consists of $21,209,150 in rollover equity, $3,161,435 in merger consideration payable in cash to the Public Shareholders and holders of Company stock options and an estimated $860,000 in fees and expenses. Parent expects this amount to be provided through a combination of the proceeds of:

•	the rollover of Common Stock by the Rollover Shareholders immediately prior to the Merger (representing 27,678,679 shares of Common Stock, 58,056 shares of Series A Convertible Preferred Stock and 110,804 shares of Series B Convertible Preferred Stock, the equivalent of an approximately $21,209,150 investment based upon the per share merger consideration of $0.27 and valuing the convertible preferred stock on an as-converted basis), which is described in “Special Factors — Financing of the Merger — Rollover Financing” beginning on page 56; and
•	debt financing (up to $6,000,000 of which may be used for the Merger), which is available to us under our existing credit facility with the Lenders and which is described in “Special Factors — Financing of the Merger — Debt Financing” beginning on page 56.

Rollover Financing

On December 18, 2013, the Rollover Shareholders entered into the Rollover Agreement with Parent, pursuant to which the Rollover Shareholders collectively committed to contribute, immediately prior to the consummation of the Merger, an aggregate amount of 27,678,679 shares of Common Stock, 58,056 shares of Series A Convertible Preferred Stock and 110,804 shares of Series B Convertible Preferred Stock to Parent (the equivalent of a $21,209,150 investment based on the per share merger consideration of $0.27 and valuing the convertible preferred stock on an as-converted basis) in exchange for an increase in their equity interests in Parent. The obligations of the Rollover Shareholders pursuant to the Rollover Agreement are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent to complete the Merger contained in the Merger Agreement.

The Rollover Agreement is further described in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities” beginning on page 85.

Debt Financing

The Company is party to that certain Credit and Security Agreement, dated as of May 31, 2012, which, as amended, supplemented, modified and in effect on the date of this proxy statement, we refer to as the “Credit Agreement,” with FOH Holdings, Inc., Frederick’s of Hollywood, Inc., Frederick’s of Hollywood

Stores, Inc. and Hollywood Mail Order, LLC, each a direct or indirect subsidiary of the Company, and which we refer to as the “Borrowers,” and the Lenders.

The Credit Agreement, among other things, provides for a line of credit of up to $35,000,000, which includes two tranches of “first in last out” advances. The second such tranche, or the “Second Tranche,” in the amount of $11,000,000, represents (i) $5,000,000 that was advanced to the Company on October 10, 2013 to provide short term working capital and (ii) up to $6,000,000 that may be advanced upon consummation of the Merger, at the Borrowers’ option, subject to the terms and conditions of the Credit Agreement, in order to finance the payment of the merger consideration and for other fees, expenses, costs and obligations incurred by Borrowers in connection with the Merger, or the “Merger Advance.” The Company will pay an additional origination fee in an amount equal to $60,000, which will be due and payable on the earliest of (A) the date on which the Lender funds the Merger Advance, (B) the occurrence of an Event of Default under the Credit Agreement, or (C) April 10, 2014, if the Merger has not occurred by such date.

The $5,000,000 advance is to be repaid on April 10, 2014 if the Merger is not consummated by that date, or May 31, 2015 if the Merger is consummated on or before April 10, 2014. The $6,000,000 advance, if made, plus any additional amount that the Lender may elect to advance in its sole discretion, is to be repaid on May 31, 2015. The unpaid principal of the Second Tranche will bear interest, payable monthly, in arrears, at an amount equal to the LIBOR Rate (as defined in the Credit Agreement) in effect from time to time plus 11.5% per annum, but not less than 14% per annum regardless of fluctuations in the LIBOR Rate. Following the consummation of the Merger, so long as no “Event of Default” (as defined in the Credit Agreement) has occurred and is continuing, a portion of the interest payable on the Second Tranche equal to 6% per annum (or such lesser amount as the Borrowers may elect) shall be capitalized, compounded and added to the unpaid amount of the total obligations due under the credit facility on each interest payment date and shall also accrue interest at the applicable rate and will be due and payable in cash on May 31, 2015.

The obligations of the Borrowers under the Credit Agreement, including for the Merger Advance, are secured by first priority security interests granted to the Lenders in all of the Borrowers’ tangible and intangible property, including intellectual property such as trademarks and copyrights, as well as shares and membership interests of the Borrowers that are subsidiaries of other Borrowers.

The Merger Advance is subject to certain conditions, including, without limitation:

•	the absence of any Default (as defined in the Credit Agreement) or Event of Default as of the date of Borrowers’ notice to Lenders regarding the Merger Advance and as of the effective date of the proposed increase in the amounts under the Second Tranche;
•	Borrowers shall have concurrently with the making of such Merger Advance consummated the Merger;
•	after giving effect to the requested Merger Advance (x) the aggregate principal amount of the two tranches of “first in last out” advances exclusive of paid-in-kind interest accrued thereon shall not exceed the lesser of $25,000,000 and the fair market value of the Company’s intellectual property, unless the Merger closes after April 10, 2014, in which case the limit shall be the lesser of $19,000,000 and 85% of the fair market value of the Company’s intellectual property rights, and (y) the outstanding balance of all advances under the Credit Agreement shall not exceed the Borrowing Base (as defined in the Credit Agreement); and
•	payment by Borrowers to Lender of the additional origination fee described above.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

The Lenders are affiliates of HGI, HGI Funding and Parent. Salus commenced operations in December 2011 and is a subsidiary of HGI engaged primarily in the business of providing secured asset-based loans across a variety of industries. Salus CLO is a collateralized loan obligation vehicle of Salus providing for the issuance of collateralized obligations. The Lenders under the Credit Agreement have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses.

No plans or arrangements have been made to refinance or repay the Merger Advance.

Copies of the Credit Agreement and the amendments thereto are attached as exhibits to the Current Reports on Form 8-K filed by the Company with the SEC June 6, 2012, May 30, 2013, July 31, 2013 and October 16, 2013.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors, you should be aware that certain members of the Board of Directors and our Executive Officers have interests in the Merger other than their interests as shareholders generally, including those described below. These interests may be different from, or in conflict with, your interests as a shareholder of the Company. The members of the Board of Directors and the Lead Director were aware of these additional interests, and considered them, when they approved the Merger Agreement and recommended that shareholders vote in favor of approving the Merger and adopting the Merger Agreement.

At the Effective Time, shares of Common Stock held by the members of the Board of Directors (other than Mr. Harley) and our Executive Officers will be converted into the right to receive the merger consideration in the same manner as all outstanding shares of Common Stock held by the unaffiliated shareholders of the Company, as described in “Special Factors — Certain Effects of the Merger” beginning on page 52.

Interests of the Non-Employee Directors

Each Company stock option that is held by a non-employee director (other than those held by Mr. Harley) and that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will, as of the Effective Time, be cancelled and will entitle each holder thereof to receive a payment, if any, in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to (a) the amount, if any, by which $0.27 exceeds the exercise price per share with respect to such stock option, multiplied by (b) the total number of shares of Common Stock then issuable upon the exercise of such stock option. As of the date of this proxy statement, none of the non-employee directors (including Mr. Harley) hold stock options with an exercise price of less than $0.27. Accordingly, all of the stock options held by the non-employee directors will be cancelled for no consideration.

As of the Effective Time, each Company share-based award other than a stock option, including restricted share awards (other than those held by Mr. Harley), whether or not vested, will be cancelled and will entitle each holder thereof to receive a payment, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) $0.27 per share, multiplied by (b) the total number of shares of Common Stock constituting the award. As of the date of this proxy statement, the non-employee directors (other than Mr. Harley) hold an aggregate of 99,500 shares subject to restricted share awards, which will be cancelled in exchange for aggregate consideration of $26,865.

Mr. Harley and the other Rollover Shareholders will contribute, immediately prior to the consummation of the Merger, their shares of our capital stock beneficially owned by them (after taking into account the transfer of shares of Series A Convertible Preferred Stock from TTG to HGI Funding pursuant to the Purchase Agreement) to Parent in exchange for an increase in their equity interests in Parent. Following the Merger, the Company will be 100% beneficially owned by Mr. Harley and the other Rollover Shareholders (and Mr. Lynch, upon his receipt of an equity interest in Parent, pursuant to his new employment agreement, in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms), and any permitted assignee or designee thereof. For a description of the treatment of the Common Stock beneficially owned by Mr. Harley in the Merger and a discussion of Mr. Harley’s continuing interest in the Company as a Rollover Shareholder, see “Special Factors — Certain Effects of the Merger” beginning on page 52. Each Company stock option and restricted share award held by Mr. Harley and each warrant held by Mr. Harley and the other Rollover Shareholders, as of the Effective Time, will be cancelled on the terms and conditions set forth in the Rollover Agreement between Parent and the Rollover Shareholders.

Peter Cole and William F. Harley III, each a member of our Board of Directors, became members of the board of managers of Parent on the date the Merger Agreement was executed. Currently, members of the board of managers of Parent receive no cash fees or equity awards for their service.

Interests of Executive Officers

Each Company stock option that is held by an Executive Officer (or any other holder who is not a Rollover Shareholder) and that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will, as of the Effective Time, be cancelled and will entitle each such holder thereof to receive a payment, if any, in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to (a) the amount, if any, by which $0.27 exceeds the exercise price per share with respect to such stock option, multiplied by (b) the total number of shares of Common Stock then issuable upon the exercise of such stock option. As of the date of this proxy statement, the Executive Officers do not hold stock options with an exercise price of less than $0.27. Accordingly, all of the stock options held by the Executive Officers will be cancelled for no consideration.

As of the Effective Time, each Company share-based award other than a stock option that is held by an Executive Officer (or any other holder who is not a Rollover Shareholder), including restricted share awards, whether or not vested, will be cancelled and will entitle each holder thereof to receive a payment, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) $0.27 per share, multiplied by (b) the total number of shares of Common Stock constituting the award. As of the date of this proxy statement, our employees hold an aggregate of 637,694 shares of Common Stock subject to restricted share awards (of which 479,194 shares are held by our Executive Officers), which will be cancelled in exchange for aggregate consideration of $172,177.38 (of which $129,382.38 will be paid to our Executive Officers).

We have an employment agreement with Thomas Rende, our chief financial officer, which expired on December 31, 2013, although its terms generally continue to apply after its expiration. Under the continuing terms of his employment agreement, Mr. Rende will be entitled to enhanced severance benefits if (1) a “change of control” (as defined in his employment agreement) occurs (which includes the consummation of the Merger) and (2) within 24 months thereafter, his employment as an “at will” employee is terminated. In such event, we will pay Mr. Rende an amount equal to 125% of his base salary, in addition to all other compensation and benefits otherwise to be paid pursuant to his employment agreement. Under the continuing terms of his employment agreement, the “change of control” payment will be made in two installments: (x) the first installment will be paid ten days after his employment is terminated, in an amount equal to twice the lesser of: (a) the sum of his total compensation (including salary and bonus) for the calendar year preceding the year in which his employment with the Company was terminated (adjusted for any increase during that year that was expected to continue indefinitely if he had not terminated employment), and (b) the maximum amount that may be taken into account under a qualified plan under section 401(a)(17) of the Code for the year in which his employment with the Company is terminated; and (y) the second installment will be paid on the first business day following the day that is six months after his employment is terminated, in an amount equal to the balance, if any, of the “change of control” payment. The other compensation and benefits otherwise to be paid to Mr. Rende include: (i) the sum of $250,000; (ii) any non-equity incentive compensation that would have become payable for the year in which his employment was terminated, pro-rated for the number of months worked during the fiscal year of termination; (iii) company-paid continuation of medical coverage for one year after termination; (iv) all valid business expense reimbursements; and (v) all accrued but unused vacation pay.

Named Executive Officer Merger-Related Compensation Table

The descriptions of the payments immediately above as they relate to our named executive officers, Thomas J. Lynch and Thomas Rende, and the quantifications of the payments in the table below are intended to comply with Item 402(t) of Regulation S-K of the Exchange Act, which requires disclosure of information about compensation and benefits that each of the Company’s named executive officers will or may receive in connection with the Merger. This compensation is referred to as “golden parachute” compensation by applicable SEC disclosure rules, and such compensation is subject to a non-binding, advisory vote of the Company’s shareholders, as described below in “Advisory Vote Regarding Merger-Related Compensation Proposal” beginning on page 99.

Named Executive Officer	Cash ($)		Equity ($)(1)	Perquisites/benefits ($)		Total ($)
Thomas J. Lynch(2)	—		87,345	—		87,345
Thomas Rende	637,500	(3)	42,037	23,739	(4)	703,276

(1)	None of the Company’s named executive officers currently hold any unvested equity awards. The amounts represent each Company stock-based award that is held immediately prior to the Effective Time, which will, as of the Effective Time, be cancelled and will entitle the holder to receive a payment in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to (a) $0.27 per share, multiplied by (b) the total number of shares of Common Stock represented by such award.
(2)	Mr. Lynch has entered into a new employment agreement described below to become effective at the Effective Time. The “change of control” provision in Mr. Lynch’s existing employment agreement, which would have provided him with a cash bonus of $675,000 upon a change of control, was not included in the new employment agreement. Accordingly, Mr. Lynch will not be entitled to receive any severance or change of control benefits upon the consummation of the Merger other than the equity he will receive as described in footnote 1, above.
(3)	Represents (a) $250,000 severance payment and (b) a change of control payment equal to 125% of Mr. Rende’s base salary ($387,500). The change of control payment is a “double-trigger” payment, meaning that it is conditioned upon the Merger occurring and the termination of Mr. Rende’s employment by the Company “without cause” or by Mr. Rende for “good reason” within 24 months following the Merger).
(4)	Represents $23,739 for continuation of medical insurance benefits for one year after termination.

Employment Agreements

In connection with the execution of the Merger Agreement, we entered into a new employment agreement with Thomas J. Lynch, our chairman and chief executive officer, and Parent, which was negotiated after the Lead Director negotiated the merger consideration of $0.27 per share in cash. The new employment agreement will commence only upon the Effective Time and will continue until the third anniversary of the Effective Time, unless terminated earlier as provided in the agreement, or unless extended by mutual written agreement of the Company, Parent and Mr. Lynch. If the Merger is not consummated, the agreement will not take effect. Until the new employment agreement takes effect, the terms of Mr. Lynch’s employment will continue to be governed by his existing employment agreement. The existing employment agreement expired on January 2, 2014, but its terms generally continue to apply after its expiration.

The new employment agreement provides for Mr. Lynch to continue to serve as the Company’s chief executive officer at a base salary of $540,000 per year. Within 30 days of the Effective Time, the Company will pay Mr. Lynch a one-time cash signing bonus of $150,000. In addition to his base salary, Mr. Lynch is eligible to receive a target annual incentive bonus of up to 65% of his base salary in accordance with the terms of an annual bonus plan approved by the Company’s Board of Directors and Parent. From time to time, Mr. Lynch also will be eligible to receive such discretionary bonuses as the Company’s Board of Directors and Parent deem appropriate. As additional compensation, Parent will recommend to its board of managers that Mr. Lynch be granted an equity interest in Parent, pursuant to his new employment agreement, in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms, to be made promptly, but in no event more than sixty days, following the Effective Time. The equity interest granted to Mr. Lynch will represent approximately 5% of the outstanding equity interests of Parent outstanding after the Merger.

The new employment agreement provides that if, during the employment term, we terminate Mr. Lynch without “cause” or he terminates his employment for “good reason” (as such terms are defined in the new employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, and if Mr. Lynch delivers to us a general release of all claims in a form and substance acceptable to us, we will be required to pay to him (i) his base salary through the end of the employment term, (ii) any bonus that would have become payable to him through the end of the employment term, (iii) the insurance benefits provided in his employment agreement through the end of the employment term, (iv) the lump sum of $450,000 and (v) medical coverage at our expense for one year commencing on either (a) the last day of the employment term if his employment is terminated during the employment term or (b) the date of termination if his employment is terminated after the end of the employment term; provided that medical coverage will terminate upon becoming covered under a similar program by reason of employment elsewhere. The “change of control” provision in Mr. Lynch’s existing employment agreement, which would have provided him with a cash bonus upon a change of control, was not included in the new employment agreement.

The employment agreement provides for us to pay the premiums on a life insurance policy for Mr. Lynch providing a death benefit of $1,500,000 to his designated beneficiary and a disability insurance policy for Mr. Lynch providing a non-taxable benefit of at least $10,000 per month payable to him in the event of his disability. Under the new employment agreement, Mr. Lynch is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave the Company during his employment and for a period of one year thereafter. The employment agreement does not contain any change of control or non-competition provisions.

Compensation of the Lead Director

At a meeting of the Board of Directors held on October 16, 2013, the Board authorized the Company to pay Milton Walters $5,000 per month for a minimum of four months effective September 1, 2013 as compensation for serving in his capacity as Lead Director. On January 30, 2014, the Board authorized the Company to extend these monthly payments through the closing of the Merger.

In recommending and approving his compensation for serving as Lead Director, the Board of Directors considered, among other things, the size of the proposed transaction, the complexities added to the transaction by the involvement of the Consortium Members and Mr. Harley, the time expected to be required by the Lead Director, the need for the Lead Director to evaluate matters in addition to the Consortium Members’ proposal and the publicly-reported compensation of the special committees and lead directors of other companies.

Indemnification of Directors and Officers

For a description of the indemnification of directors and officers by the Company following the Merger, see “The Merger Agreement — Other Covenants and Agreements — Indemnification; Directors’ and Officers’ Insurance” beginning on page 77.

Material United States Federal Income Tax Considerations

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of Common Stock whose shares are converted into the right to receive the merger consideration. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the Merger.

This discussion assumes that each shareholder holds its shares of Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a shareholder in light of its particular circumstances, or that may apply to a shareholder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, shareholders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who will hold, directly, indirectly or constructively, an equity interest in the surviving corporation or U.S. holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to shareholders. You are urged to consult your own tax advisors to determine the tax consequences in your particular circumstances, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Common Stock pursuant to the Merger.

If a partnership holds Common Stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Common Stock, you should consult your tax advisor.

U.S. Holders

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Common Stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state or the District of Columbia;
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The receipt of cash in the Merger by U.S. holders of Common Stock will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Common Stock will recognize gain or loss in an amount equal to the difference between:

•	the amount of cash received in exchange for the Common Stock; and
•	the U.S. holder’s adjusted tax basis in the Common Stock.

Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period in the Common Stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of non-corporate holders, including individuals, are generally eligible for reduced rates of taxation. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

A U.S. holder of Common Stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Rollover Shareholders

Parent, the Company and the Rollover Shareholders expect to take the position that the Rollover Shareholders will generally not recognize gain or loss with respect to their contribution of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, referred to as the “Rollover Shares,” to Parent. Assuming this position is correct, the Rollover Shareholders’ tax basis in their Parent membership interests will generally equal their tax basis in the Rollover Shares contributed to Parent and their holding period in the Parent membership interests received by Rollover Shareholders will generally include the holding period of the Rollover Shares. Alternative tax treatments to the Rollover Shareholders are possible, which may in part depend on the particular circumstances of the Rollover Shareholders, and there can be no assurance that the Internal Revenue Service will agree with the expected treatment described above.

Non-U.S. Holders

For the purposes of this discussion, we use the term “non-U.S. holder” to mean a beneficial owner of Common Stock (other than an entity that is classified as a partnership) that is not a U.S. holder.

Any gain realized upon the exchange of Common Stock for cash pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual non-U.S. holder, a fixed base of business by the non-U.S. holder;
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger and such non-U.S. holder’s holding period in such shares of our Common Stock, and either (i) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair market value of our Common Stock at any time during the shorter of the five-year period ending on the date of the Merger or such non-U.S. holder’s holding period in such shares of our Common Stock or (ii) our Common Stock is not considered to be regularly traded on an established securities market at any time during the calendar year in which the Merger occurs.

We believe that we are not and have not been a “United States real property holding corporation” for U.S. federal income tax purposes during the relevant period.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to U.S. federal income tax on the net gain derived from the disposition under applicable graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by U.S. source capital losses. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to U.S. federal income tax on its net gain in the same manner as if it were a United States person (as defined under the Code) and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder is subject to the backup withholding requirements (described above for U.S. holders). In order for a non-U.S. holder to qualify as an exempt recipient, that non-U.S. holder must submit an appropriate IRS Form W-8 or Substitute Form W-8.

Regulatory Approvals

No regulatory approvals are required in connection with the merger.

Anticipated Accounting Treatment of the Merger

The Company, as the surviving corporation, will account for the Merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the consideration transferred will be allocated to the identifiable assets acquired and liabilities assumed following FASB Accounting Standards Codification Topic 805, Business Combinations.

Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred in connection with the Merger are as follows:

Description	Amount
Financial advisory fees	$80,000
Legal fees and expenses	300,000
Accounting fees and expenses	10,000
Proxy solicitation expenses	10,000
SEC filing fees	407
Printing and mailing costs	30,000
Paying agent fees	20,000
Miscellaneous expenses	9,593
Total	$460,000

In addition, it is expected that Parent will incur approximately $400,000 of expenses, including legal and other advisory fees (excluding in all cases the expenses of the Company set forth above) in connection with the Merger.

Except as described in “The Merger Agreement — Fees and Expenses” beginning on page 82, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses.

Litigation

Between January 24 and 31, 2014, three purported shareholders of the Company filed putative class action lawsuits in New York State Supreme Court challenging the Merger. These actions are: Bruce H. Paul et al., v. Frederick’s of Hollywood Group Inc., et al., Index No. 650252/2014 (N.Y. Sup. Ct. Jan. 24, 2014); David Strasenburgh v. Frederick’s of Hollywood Group Inc., et al., Index No. 650294/2014 (N.Y. Sup. Ct. Jan. 28, 2014); and Stephen Dworkin v. Frederick’s of Hollywood Group Inc., et al., Index No. 650356/2014 (N.Y. Sup. Ct. Jan. 31, 2014). An amended complaint adding plaintiffs and additional allegations was filed in Bruce H. Paul, et al., v. Frederick’s of Hollywood Group Inc., et al. on February 11, 2014. The complaints collectively name as defendants the Board of Directors, the Company, Parent, Merger Sub, HGI Funding, TTG, TKZ, Fursa and Arsenal.

On March 6, 2014, the parties to those lawsuits submitted to the court a stipulation and proposed order that would consolidate all three actions into a single action captioned In re Frederick’s of Hollywood Group Inc. Shareholder Litigation, Index No. 650252/2014, and would appoint two of the five firms involved as co-lead counsel and the other three firms as the executive committee. The proposed consolidation order also provided that the amended complaint in Bruce H. Paul, et al, v. Frederick’s of Hollywood Group Inc., et al. on February 11, 2014 would be the operative complaint in the consolidated action. The court has not yet entered the proposed consolidation order.

The consolidated amended complaint alleges that the preliminary proxy filed by the Company contained material misstatements and omissions and that the members of the Board of Directors breached their fiduciary duty to maximize shareholder value by pursuing the Merger through a flawed process and for inadequate consideration. The complaint further alleges that (i) the Merger took advantage of a temporary depression in the market price of the Common Stock that occurred due to its delisting from the NYSE MKT LLC, (ii) the Board of Directors acquiesced to unreasonable deal protection devices, (iii) the merger process employed by the Board of Directors was unfair because the process did not include a right for minority shareholders to approve the Merger and the Lead Director was not positioned to effectively advocate for the minority shareholders, and (iv) the Board of Directors misstated and/or failed to disclose supposedly material information in the preliminary proxy statement. The complaint further alleges that Merger Sub colluded in or aided and abetted the breaches by the Board of Directors. The complaint seeks, among other things, a declaration that the Merger Agreement was entered in breach of the Board of Directors’ fiduciary duties and is therefore unenforceable, an injunction barring the consummation of the Merger until full disclosures have been made or rescinding, to the extent already implemented, the Merger, an order directing the Board of Directors to require approval of the majority of the minority shareholders, and an award of costs and disbursements of the action, including attorneys’ fees. Each of the defendants denies any allegations of wrongdoing and believes that the plaintiffs’ claims are without merit.

On March 14, 2014, after settlement discussions between plaintiffs’ counsel and counsel for the Company, the parties agreed to resolve the litigation and permit the Merger to proceed as contemplated. The settlement provides, among other things, that certain agreed supplemental and/or modified disclosures be included in this proxy statement. The settlement is subject to confirmatory discovery by the plaintiffs, which is to be completed by on or about March 31, 2014, and must be approved by the court. There is no assurance that the settlement will become effective. If the settlement does not become effective and litigation resumes, the outcome in these lawsuits could have an impact on the consummation of the Merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, along with the annexes hereto, includes “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the Merger and other information relating to the Merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among other places, in “Summary Term Sheet”, “Questions and Answers About the Special Meeting and the Merger ”, “The Special Meeting”, “Special Factors”, and “Important Information Concerning the Company”, and in statements containing the words “aim”, “anticipate”, “are confident”, “estimate”, “expect”, “will be”, “will continue”, “will likely result”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in this document, including the annexes hereto, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the outcome of any legal proceedings that may be instituted against the Company and others relating to the Merger Agreement;
•	the inability to complete the Merger due to the failure to satisfy the conditions to consummation of the Merger;
•	the failure of the Merger to close for any other reason;
•	the risk that the pendency of the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the Merger;
•	the fact that directors and officers of the Company have interests in the Merger that are different from, or in addition to, the interests of the Company’s unaffiliated shareholders generally in recommending that the Company’s shareholders vote to approve the Merger and adopt the Merger Agreement;
•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger;
•	and other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, as amended. See “Where You Can Find Additional Information” beginning on page 104.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board of Directors for use at the Special Meeting to be held on [•], 2014, starting at 10:00 a.m. local time at 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028, or at any adjournment or postponement thereof.

The purpose of the Special Meeting is for our shareholders to consider and vote upon the approval of the Merger and adoption of the Merger Agreement. Our shareholders must approve the Merger and adopt the Merger Agreement for the Merger to occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [•], 2014.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on [•], 2014, the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. On the record date, 39,273,254 shares of Common Stock were outstanding. Holders of Common Stock as of the record date have one vote for each share of Common Stock owned by such shareholder as of the close of business on the record date.

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of shares of Common Stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting. Any shares of Common Stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new record date is set for the adjourned Special Meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting. Broker non-votes, as described in “The Special Meeting — Voting; Proxies; Revocation — Providing Voting Instructions by Proxy” beginning on page 68, also will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the Special Meeting.

Required Vote

For the Company to complete the Merger, under New York law and the Merger Agreement, shareholders holding at least two-thirds of the aggregate voting power of our Common Stock outstanding at the close of business on the record date must vote “FOR” the approval of the Merger and adoption of the Merger Agreement. The Merger is not structured to require the approval of at least a majority of the unaffiliated shareholders.

Subject to the terms of the Voting Agreement between us, Parent and the Rollover Shareholders, the Rollover Shareholders have agreed to vote all shares of our Common Stock they beneficially own (and any shares acquired by them after the date of the Voting Agreement) in favor of approving the Merger and adopting the Merger Agreement. See “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Voting Agreement” beginning on page 85. As of the record date, there were 39,273,254 shares of our Common Stock outstanding, of which the Rollover Shareholders own 27,678,679 shares of Common Stock, representing in the aggregate approximately 70.5% of the issued and outstanding shares of Common Stock. This amount excludes the 63,579,204 shares of Common Stock that the Rollover Shareholders have the right to acquire pursuant to convertible preferred stock, warrants and options held by them. Because the Rollover Shareholders beneficially hold more than two-thirds of our outstanding shares of Common Stock as of the record date, they can satisfy the required vote under New York law and the Merger Agreement to approve the Merger and adopt the Merger Agreement without the affirmative vote of any of our other shareholders.

Except in their capacities as members of our Board of Directors and/or as the Lead Director, as applicable, no officer or director of the Company, nor any of the Rollover Shareholders, has made any recommendation either in support of or in opposition to the Merger or the Merger Agreement. The directors and Executive Officers of the Company have informed the Company that as of date of this proxy statement, they intend to vote in favor of the approval of the Merger and adoption of the Merger Agreement.

Shareholders holding at least a majority of the shares of Common Stock voted at the Special Meeting must vote “FOR” the Merger-Related Compensation Proposal, in order for such proposal to be approved. However, such approval is not required for, and does not have any impact on, the treatment of the Company stock options and other stock-based awards held by our named executive officers or the completion of the Merger. Approval of the Merger-Related Compensation Proposal is not a condition to the completion of the Merger, and the vote with respect to the Merger-Related Compensation Proposal is advisory only and will not be binding on the Parent or the Company. Because the Rollover Shareholders beneficially hold more than a majority of our outstanding shares of Common Stock as of the record date, they can approve or disapprove the Merger-Related Compensation Proposal regardless of how any other shareholder votes.

Voting; Proxies; Revocation

Attendance

All holders of shares of Common Stock as of the close of business on [•], 2014, the record date for voting at the Special Meeting, including shareholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the Special Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Shareholders of record as of the record date will be able to vote in person at the Special Meeting. If you are not a shareholder of record as of the record date, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a legal proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the Special Meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting in person.

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet.  This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card.  If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the Special Meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger and adoption of the Merger Agreement and the Merger-Related Compensation Proposal. If you fail to vote or return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting (unless you are a record holder as of the record date, or you obtain a legal proxy from your bank, broker or other nominee, and attend the Special Meeting in person) and will have the same effect as a vote against the approval of the Merger and adoption of the Merger Agreement, but will not affect the vote regarding the Merger-Related Compensation Proposal.

If your shares are held by a bank, broker or other nominee on your behalf in “street name”, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the rules of the New York Stock Exchange, banks, brokers and other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of the Merger and adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the approval of the Merger and adoption of the Merger Agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the approval of the Merger and adoption of the Merger Agreement, but will have no effect on the Merger-Related Compensation Proposal, and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the Special Meeting. For shares of Common Stock held in “street name”, only shares of Common Stock affirmatively voted “FOR” approval of the Merger and adoption of the Merger Agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Your proxy is revocable. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;
•	attending the Special Meeting and voting in person; or
•	sending written notice of revocation to the Corporate Secretary of the Company at Frederick’s of Hollywood Group Inc., Attn: Secretary, 6255 Sunset Boulevard, Hollywood, California 90028.

Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the Special Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

Abstentions will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining the presence of a quorum. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve the Merger and adopt the Merger Agreement, but are not deemed voted and will have no effect on the Merger-Related Compensation Proposal.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to approve the Merger and adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the Special Meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, e-mail, telephone, or via the Internet. The Company has retained a proxy solicitation firm, AST Phoenix Advisors, a division of American Stock Transfer & Trust Company, LLC, to assist it in the solicitation of proxies for the Special Meeting and will pay a fee of $7,500, plus reimbursement of out-of-pocket expenses.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Merger Agreement contains representations and warranties by the Company, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; are made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference. Notwithstanding the foregoing, to the extent specific material facts exist that contradict the representations or warranties in the Merger Agreement, the Company has provided corrective disclosure in this proxy statement.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 104.

Structure of the Merger

At the Closing of the Merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the Merger and will continue to be a New York corporation after the Merger. At the Closing of the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended in accordance with applicable law to reflect the form of certificate of incorporation attached as an exhibit to the Merger Agreement. At the Closing of the Merger, the bylaws of the Company, as in effect immediately prior to the Effective Time, will be amended in accordance with applicable law to reflect the form of bylaws attached as an exhibit to the Merger Agreement. Subject to applicable law, the directors of Merger Sub immediately prior to the Effective Time will from and after the Effective Time be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time will from and after the Effective Time be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

When the Merger Becomes Effective

The Closing of the Merger will take place on a date to be specified by the Parent after the satisfaction or waiver of the conditions to Closing stated in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time as the parties may agree in writing, but if Parent fails to specify a Closing Date, the Closing Date shall be no later than three business days after such conditions have been satisfied or waived (or April 30, 2014, if earlier). The Merger will become effective at the time, which we refer to as the Effective Time, when the Company and Parent file a certificate of Merger with the Department of State of the State of New York or at such later date or time as Parent and the Company agree in writing and specify in the certificate of Merger.

Effect of the Merger on the Capital Stock

At the Effective Time, each issued and outstanding share of Common Stock immediately prior to the Effective Time, other than the Excluded Shares and the Dissenting Shares, will be converted automatically into and will represent the right to receive $0.27 in cash, without interest, and each such share shall otherwise cease to be outstanding and shall otherwise automatically be cancelled and cease to exist.

At the Effective Time, each issued and outstanding Excluded Share immediately prior to the Effective Time, including each share of capital stock that is currently owned by the Rollover Shareholders (all of which such stock shall, immediately prior to the Effective Time, be held indirectly by Parent pursuant to the terms of the Rollover Agreement), shall cease to be outstanding and shall automatically be cancelled and shall cease to exist.

At the Effective Time, each share of common stock of Merger Sub shall be converted into one share of newly issued common stock of the Company as the surviving corporation of the Merger.

Treatment of Stock Options and Other Stock-Based Awards

Each Company stock option (other than those held by Mr. Harley) that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, as of the Effective Time, will be cancelled. Each holder will be entitled to receive a payment, if any, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) the amount, if any, by which $0.27 exceeds the exercise price per share with respect to the stock option, multiplied by (b) the total number of shares of Common Stock then issuable upon the exercise of the stock option. As of the date of this proxy statement, there are outstanding options to purchase 360,000 shares of Common Stock with an exercise price of less than $0.27, which will be cancelled for an aggregate consideration of $30,900. All of the Company’s other outstanding stock options (including all of those held by the Company’s directors and Executive Officers) will be cancelled for no consideration.

Each Company share-based award other than a stock option, including restricted share awards (other than those held by Mr. Harley), whether or not vested, as of the Effective Time, will be cancelled. Each holder will be entitled to receive a payment, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) $0.27 per share, multiplied by (b) the total number of shares of Common Stock constituting the award. As of the date of this proxy statement, the Company has outstanding an aggregate of 737,194 shares subject to restricted share awards, which will be cancelled in exchange for aggregate consideration of $199,042.38. These amounts include an aggregate of 578,694 shares subject to restricted share awards held by the Company’s directors (other than Mr. Harley) and Executive Officers, which will be cancelled for aggregate consideration of $156,247.38.

Each Company warrant (other than those held by Mr. Harley and the other Rollover Shareholders), whether or not vested or exercisable, as of the Effective Time, will be cancelled. Each holder will be entitled to receive a payment, if any, in cash from the Company (less any applicable withholding taxes) promptly following the Effective Time, equal to (a) the amount, if any, by which $0.27 exceeds the exercise price per share with respect to the warrant, multiplied by (b) the total number of shares of Common Stock then issuable upon the exercise of the warrant. However, any Company warrant that will have no value after the Effective Time (because the warrant has an exercise price per share that is greater than the merger consideration and, as of the Effective Time, the holder of the warrant will be entitled to receive, upon exercise of the warrant, only the merger consideration multiplied by the number of shares subject to the warrant), may remain outstanding. As of the date of the proxy statement, the Company has no outstanding warrants (other than those held by the Rollover Shareholders) with an exercise price of less than $0.27 and, accordingly, no consideration will be paid with respect to these warrants.

Each Company stock option and restricted share award held by Mr. Harley and each warrant held by Mr. Harley and the other Rollover Shareholders, as of the Effective Time, will be cancelled on the terms and conditions set forth in the Rollover Agreement between Parent and the Rollover Shareholders. See “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Rollover Agreement” beginning on page 85.

Dissenting Shares

Notwithstanding anything in the Merger Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the merger consideration at the Effective Time unless and until the holder of such shares fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 910 of the NYBCL) the demand for such appraisal or shall become ineligible for such appraisal or if a court of competent jurisdiction shall make a final, non-appealable determination that such holder is not entitled to the relief provided by Section 910 of the NYBCL with respect to such Dissenting Shares, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted or deemed to have been converted, as the case may be, into the right to receive the merger consideration. We have agreed to give Parent (i) prompt notice of any written demands for appraisal, withdrawals (or attempted withdrawals) of demands for appraisal and any other instruments served pursuant to Section 910 of the NYBCL and received by us and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal.

Payment for the Common Stock in the Merger

Contemporaneously with the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company that will be appointed by Parent (and reasonably acceptable to the Company), as the paying agent, in trust for the benefit of the Public Shareholders, sufficient cash to pay to the Public Shareholders the merger consideration of $0.27 per share of Common Stock. As soon as reasonably practicable following the Effective Time but not later than the fifth business day following the Effective Time, the surviving corporation will instruct the paying agent to mail to each Public Shareholder of record of shares of Common Stock that were converted into the merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the Common Stock or non-certificated shares represented by book-entry in exchange for the merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company as to, among other things:

•	corporate organization, existence and good standing, including with respect to its subsidiaries;
•	the capitalization of the Company and the absence of certain rights to purchase or acquire equity securities of the Company of any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with shareholders of the Company and the absence of shareholder agreements or voting trusts to which the Company or any of its subsidiaries is a party;
•	the Company’s subsidiaries;
•	corporate power and authority to enter into the Merger Agreement and the Ancillary Agreements and in each case to consummate the transactions contemplated thereby;
•	required regulatory filings and authorizations, consents or approvals of governmental entities and consents or approvals required of other third parties;
•	the accuracy of the Company’s and its subsidiaries’ filings with the SEC and of financial statements included in the SEC filings, and compliance with certain requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, and with exchange rules;
•	the absence of certain events or changes since July 27, 2013;
•	matters relating to information to be included in required filings with the SEC in connection with the Merger;

•	the absence of certain suits, actions, proceedings, claims, reviews, investigations, orders, writs or injunctions related to the Company and its subsidiaries;
•	compliance with laws and possession of necessary permits and authorizations by the Company and its subsidiaries;
•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;
•	matters relating to the top suppliers or vendors by volume of purchases;
•	the good, valid and marketable title to all owned real property, the validity of certain leases for real and personal property leased by the Company or any of its subsidiaries and other matters pertaining to real property;
•	the Company’s employee benefit plans;
•	labor matters related to the Company and its subsidiaries;
•	rights to intellectual property held by the Company and its subsidiaries;
•	material contracts of the Company and its subsidiaries, and the absence of certain violations or defaults under certain contracts;
•	environmental matters and compliance with environmental laws by the Company and its subsidiaries;
•	insurance policies of the Company and its subsidiaries;
•	the absence of any right agreements and inapplicability of any anti-takeover statue to the Merger;
•	the absence of certain undisclosed liabilities for the Company and its subsidiaries;
•	the shareholder votes required to approve the Merger and adopt the Merger Agreement;
•	the absence of any other merger, stock purchase agreement, asset purchase agreement, joint venture agreement, or other similar agreement or understanding with a third party;
•	the receipt by the Lead Director of an opinion of his financial advisor;
•	the absence of any fees owed to investment bankers or brokers in connection with the Merger, other than those specified in the Merger Agreement; and
•	the Company and its subsidiaries are not required to be registered as investment companies under the Investment Company Act of 1940.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	corporate organization, existence and good standing;
•	corporate power and authority to enter into the Merger Agreement and the Ancillary Agreements and in each case to consummate the transactions contemplated thereby;
•	required regulatory filings and authorizations, consents or approvals of governmental entities and consents or approvals required of other third parties;
•	matters relating to information to be included in required filings with the SEC in connection with the Merger;
•	the absence of any fees owed to investment bankers or brokers in connection with the Merger, other than those specified in the Merger Agreement;
•	the absence of certain suits, actions, proceedings, claims, reviews, investigations, orders, writs or injunctions related to Parent or Merger Sub; and

•	the financial capacity of Parent to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement.

Some of the representations and warranties in the Merger Agreement are qualified by materiality or include a Material Adverse Effect or Parent Material Adverse Effect qualifier, as applicable.

For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to the Company and its subsidiaries means any effect, together with other effects, that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company or its subsidiaries or would reasonably be expected to materially impair the Company’s ability to perform its obligations under the Merger Agreement; provided, however, that none of the following shall be deemed to constitute or contribute to a Material Adverse Effect: (A) any adverse effect that results from general economic or market conditions (including changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates) and that does not disproportionately affect the Company or any of its subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any subsidiary operates, (B) any adverse effect generally affecting the industry or industry sectors in which the Company or any of the its subsidiaries operates that does not disproportionately affect the Company or any of its subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any subsidiary operates, (C) changes, after the date of the Merger Agreement, in laws or other legally enforceable requirements or applicable accounting regulations (including GAAP) or principles or interpretations thereof, or political, legislative or business conditions in the countries in which the Company or any of its subsidiaries operates, that do not disproportionately affect the Company or any of its subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any subsidiary operates, (D) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement that do not disproportionately affect the Company or any of its subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any subsidiary operates, (E) any failure by the Company to meet internal or published projections, forecasts or estimates of revenue, earnings or other financial or operating metrics (but not any event, condition, fact, change, occurrence or effect underlying such change or failure that is not otherwise excepted), or (F) any adverse effect that results from actions taken by the Company pursuant to the business plan of the Company developed at the direction of the lenders under the Credit Agreement.

For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means circumstances that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Parent or Merger Sub of any of its obligations under this Agreement or the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions or as consented to in writing by Parent or required by the business plan of the Company developed at the direction of the lenders under the Credit Agreement, during the period from the signing of the Merger Agreement to the Effective Time or the termination of the Merger Agreement pursuant to its terms, the Company, among other things, will, and will cause its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to preserve intact its business organization, assets and goodwill and beneficial relationships with customers, suppliers and others having business dealings with it and to keep available the services of its officers and key employees on terms and conditions substantially comparable to those in effect prior to the signing of the Merger Agreement and maintain its rights and franchises, in each case, consistent with past practice. In addition, subject to certain exceptions or as consented to in writing by Parent or required by the business plan of the Company developed at the direction of the lenders under the Credit Agreement, the Company shall not, and shall not permit any of its subsidiaries to, among other things:

•	adopt or propose changes to its organizational documents;
•	declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock (other than with respect to the Company’s Series A Convertible Preferred Stock and Series B

Convertible Preferred Stock), or split, combine or reclassify any of its capital stock, or repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other equity interests or any rights, warrants or options to acquire any such interest;
•	issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities subject to certain exemptions (including exceptions for existing options and warrants and existing shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock);
•	merge or consolidate with any other person or acquire an amount of assets or equity of any other person (exclusive of goods purchased in the ordinary course of business consistent with past practice);
•	sell, lease, license, subject to a lien, encumber or otherwise dispose of any assets, property or rights except sales of inventory in the ordinary course of business consistent with past practice, extension or termination of leases in the ordinary course of business or pursuant to previously disclosed existing commitments;
•	make any loans, advances or capital contributions to, or investments in, any other person, subject to certain exemptions, create, incur, guarantee or assume any indebtedness (other than already in existence at the signing of the Merger Agreement or borrowings in the ordinary course of business consistent with past practice), enter into any derivatives transaction other than in the ordinary course of business, or make or commit to make any capital expenditures in excess of $50,000 individually or $150,000 in the aggregate;
•	other than in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or to become payable to the current or former directors, officers, consultants or employees of the Company or any of its subsidiaries; establish, adopt, enter into or amend any benefit plan except as otherwise provided in the Merger Agreement or to the extent required by law; increase the benefits payable under any existing severance or termination pay policies or employment agreements; take any affirmative action to accelerate the vesting of any compensation, except as contemplated by the Merger Agreement; grant any awards under any bonus, incentive, performance or other compensation arrangement or Company benefit plan, other than as required by such plans in existence and consistent with past practice; take any action to fund or in any other way secure the payment of compensation or benefits under any Company benefit plan; make any material determinations not in the ordinary course of business consistent with past practice under any Company benefit plan; grant or promise any tax offset payment award under any Company benefit plan; hire or terminate the employment of any employee at the level of vice president or above, other than “for cause”; or adopt or implement any shareholder rights plan or similar arrangement that is applicable to the Merger;
•	settle or compromise any claim, action or proceeding or enter into any consent, decree or injunction material to the business of the Company, other than in the ordinary course of business consistent with past practice;
•	make or rescind any material election relating to taxes or consent to any extension of the limitations period applicable to any material tax claim or assessment; settle or compromise any proceeding relating to a material tax claim, enter into a closing or similar agreement with any taxing authority relating to any material taxes or surrender any right to obtain a material tax refund, credit, offset or other reduction in tax liability; file any amended material tax return (other than to correct an identified error); request a ruling relating to material taxes; or change any material method of reporting income or deductions for tax purposes from those employed in the preparation of Company tax returns for the taxable year ending December 31, 2012;
•	other than in the ordinary course of business consistent with past practice, modify, amend or terminate, or assign, waive, release or relinquish any material rights or claims under, or grant any material consents under any material contract; enter into any successor agreement to an expiring material contract that changes the terms of the expiring contract in a way that is materially adverse to the Company or any of its subsidiaries; enter into any new contract or agreement that would require a payment to or give rise to any rights to one or more counterparties in connection with the Merger; or enter into any new material contract;
•	enter into or renew or extend any agreements that can limit or restrict the Company and its subsidiaries from engaging or competing in any line of business or in any geographic area;
•	change any method of accounting or accounting principles or practices by the Company or any of its subsidiaries except as required by a change in GAAP or law;
•	terminate, cancel, amend or modify any material insurance policies maintained by the Company covering the Company or any of its subsidiaries that is not replaced by a comparable amount of insurance coverage other than in the ordinary course of business consistent with past practice;
•	approve, adopt or effect a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;
•	abandon, dedicate to the public, convey title to or grant licenses under any material intellectual property or trade secrets of the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice;
•	other than in the ordinary course of business consistent with past practice, accelerate or delay the payment of any material accounts payable or extend or make any agreement to extend, the payment terms of any material accounts receivable;
•	revalue in any material respect any assets, other than in the ordinary course of business consistent with past practice or as may be consistent with GAAP;
•	permit any of its subsidiaries or affiliates or their directors, employees, independent contractors, representatives or agents to violate the Foreign Corrupt Practices Act of 1977, as amended, or other applicable law or legally enforceable requirement;
•	take any actions or omit to take any actions that would or would be reasonably likely to result in any of the conditions described in “The Merger Agreement — Conditions to the Merger” beginning on page 81 below not being satisfied or materially impair or delay the ability of the parties to the Merger to consummate the Merger; or
•	agree or commit to do anything described in the foregoing bullet points.

Other Covenants and Agreements

Indemnification; Directors’ and Officers’ Insurance

All rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company or any of its subsidiaries, referred to as the “indemnified parties”, will, with respect to matters occurring at or prior to the Effective Time, survive the Merger and continue in full force and effect. Until the sixth anniversary of the Closing Date, the organizational documents of the surviving corporation and its subsidiaries will, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the indemnified persons than as in effect prior to execution of the Merger Agreement. All rights to indemnification or advancement of expenses now existing in favor of the indemnified persons in any indemnification agreement between such person and the Company or any of its subsidiaries, as the case may be, or under law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or law. In the event that Parent, the Company or any of their successors or assigns subsequently (i) consolidates with or merges into any other entity and is not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to one or more persons in one or more transactions, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Company or their respective successors or assigns, as the case may be, assume the obligations described in this paragraph.

Prior to the Effective Time, the Company shall purchase a fully-paid, non-cancellable “tail” policy under the Company’s existing directors’ and officers’ insurance policy that has an effective term of six years from the Effective Time, covers the indemnified persons for actions and omissions occurring at or prior to the Effective Time and contains terms with respect to coverage and amount no less favorable than those of the applicable policy in effect immediately prior to the execution of the Merger Agreement. Notwithstanding the foregoing, in no event shall the Company be permitted to expend for such “tail” policy in excess of 300% of the annual premium currently provided by the Company for its existing policy of directors’ and officers’ liability insurance. If the premium of such insurance coverage exceeds such amount, the Company shall be permitted to obtain a policy with the greatest coverage available for a cost not to exceed such amount.

Access and information

During normal business hours throughout the period prior to the Effective Time, the Company will provide Parent access to the Company’s records, contracts, financial and other data, properties and facilities (and, if requested by Parent, to conduct, at the sole cost of Parent, an environmental assessment of such properties and facilities), personnel, auditors, management reports and to such other information as Parent shall reasonably request. Prior to the Effective Time, the Company shall provide to Parent, promptly when available, financial statements of the Company and its subsidiaries for each quarter and month through the Effective Time, as prepared by management, a copy of each report, schedule, registration statement and other document filed by the Company or any of its subsidiaries after the date of the Merger Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, and any update of quarterly projections.

Efforts to Consummate

Subject to the terms and conditions of the Merger Agreement, each of the parties to the Merger Agreement (and each of their respective subsidiaries) will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make the Merger effective as promptly as practicable, and to cooperate with each other for such purposes. The parties to the Merger Agreement will use their respective reasonable best efforts to resist, contest or defend any suit, claim, action or proceeding (including administrative or judicial actions and proceedings) challenging the Merger.

Limited Solicitation

Generally, under the Merger Agreement, we may not solicit alternative Takeover Proposals (as such term is defined in the Merger Agreement, as described below in this “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” section), but we may engage in a limited solicitation of certain designated parties that were agreed upon among Parent, Merger Sub and the Company as a result of the negotiations of the Merger Agreement by the Lead Director.

The Company will direct its representatives to, immediately cease any discussions, negotiations, or communications with any party, except the designated parties, with respect to any Takeover Proposal. The Company shall not, nor shall it authorize or permit any of its subsidiaries or its and their representatives to (and shall use its reasonable best efforts to cause such persons not to), among other things, directly or indirectly:

•	except with respect to the designated parties, initiate, induce, solicit, knowingly facilitate or encourage any inquiry or the making, submission or announcement of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal;
•	approve, adopt or recommend (or propose to do so) any Takeover Proposal or enter into any letter of intent, memorandum of understanding, agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, any Takeover Proposal;
•	enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;
•	except with respect to the designated parties, fail to enforce, or grant any waiver under, any standstill or similar agreement with any person; or

•	except with respect to the designated parties, engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data with respect to the Company in connection with or in response to, or otherwise cooperate with or take any other action to facilitate any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.

However, prior to the receipt of the Shareholder Approval, the Company or the Lead Director may, in response to a bona fide written Takeover Proposal that did not result from a breach of the above paragraph, contact the party that submitted such Takeover Proposal to clarify the terms and conditions thereof and, subject to compliance with the provisions outlined in subsequent paragraphs below and provided that and that the Lead Director determines in good faith, after consultation with it outside legal counsel and financial advisors, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as such term is defined in the Merger Agreement, as described below in this “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” section):

•	furnish information or data with respect to the Company or any of its subsidiaries to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement, provided that all such information provided has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person; and
•	engage in, continue or otherwise participate in discussions or negotiations regarding, and otherwise cooperate with or take any other action to facilitate, such Takeover Proposal.

As promptly as practical and in any event within one business day of the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, the Company will provide notice to Parent of such Takeover Proposal or inquiry. The notice will include the identity of the person making the Takeover Proposal or inquiry and the material terms and conditions of the Takeover Proposal or inquiry. The Company will keep Parent reasonably informed on a current basis of the status of the Takeover Proposal, including any material changes to its terms and conditions. The Company is required to provide Parent, within one business day after receipt, with copies of all written communications and other written materials, and summaries of all other communications, sent or provided to or by the Company and its representatives in connection with any Takeover Proposal.

The Lead Director will promptly consider in good faith any alteration of the terms of the Merger Agreement or the Merger proposed by Parent in response to any Takeover Proposal.

Prior to the Company receiving the Shareholder Approval, the Lead Director may, in response to a Superior Proposal, effect a Change in the Company Recommendation or approve and enter into any agreement relating to a Superior Proposal, provided that the Lead Director determines in good faith that the failure to do so would constitute a breach of its fiduciary duties to the shareholders of the Company. At least five business days prior to effecting a Change in the Company Recommendation or approving and entering into an agreement relating to a Superior Proposal, the Lead Director will provide written notice to Parent of its intention to make a Change in the Company Recommendation or enter into such agreement. The notice shall include the reasonable details regarding the cause for, and nature of, the Change in the Company Recommendation or the entering into such agreement. In addition, the Lead Director may not effect the Change in the Company Recommendation or approve and enter into an agreement relating to a Superior Proposal unless Parent does not make, within five business days of receipt of such notice, an offer that the Lead Director determines, in good faith after consultation with its legal and financial advisors, results in the applicable Takeover Proposal no longer being a Superior Proposal.

As described in this “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” section, nothing in the Merger Agreement will prohibit the Company, the Board of Directors or the Lead Director from complying with securities laws in respect of any Takeover Proposal, including making any disclosure to the shareholders of the Company. However, any public disclosure by the Company relating to a Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Board of

Directors expressly publicly reaffirms its approval or recommendation of the Merger Agreement and the Merger in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure.

Other than as otherwise described in this “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” section, neither the Board nor any committee thereof nor the Lead Director will, directly or indirectly, effect a Change in the Company Recommendation, take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication or approve any agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal.

For purposes of this proxy statement:

A “Takeover Proposal” refers to any proposal or offer in respect of:

•	a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or a significant subsidiary with a third party;
•	the Company’s acquisition of any third party in a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or similar transaction in which the shareholders of the third party will own more than 20% of the Company’s outstanding capital stock immediately following such transaction;
•	any acquisition by any third party of 20% or more of any class of capital stock of the Company or of 20% or more of the consolidated assets of the Company and its subsidiaries, in a single transaction or a series of related transactions; or
•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions, other than the transactions contemplated by the Merger Agreement.

A “Superior Proposal” refers to any bona fide written proposal or offer made by a third party in respect of a business combination transaction involving, or any purchase or acquisition of, a majority of the voting power of the Company’s capital stock or a majority of the consolidated assets of the Company and its subsidiaries, which transaction or other purchase or acquisition contains terms and conditions that the Lead Director determines in good faith would result in a transaction that:

•	if consummated, would be more favorable to the Public Shareholders than the Merger and the transactions contemplated by the Merger Agreement; and
•	is reasonably capable of being consummated on the terms so proposed.

Shareholder Litigation

The Company will give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by the Merger Agreement, whether commenced prior to or after the execution and delivery of the Merger Agreement. The Company will not settle or offer to settle any litigation commenced prior to or after the execution of the Merger Agreement against the Company or any of its directors or executive officers by any shareholder of the Company relating to the Merger Agreement, the Merger, any other transaction contemplated thereby or otherwise, without the prior written consent of Parent, which shall not be unreasonably withheld or delayed.

SEC Reports

During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to federal securities laws.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following mutual conditions:

•	the Shareholder Approval shall have been obtained; and
•	no court or U.S. governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver, at or prior to the Closing Date, of the following additional conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement, disregarding any qualifications or limitations contained therein as to materiality or Material Adverse Effect, shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as a specific date, at and as of that date), except where such failures to be true and correct, taken as a whole, have not had, and would not reasonably be expected to have, a Material Adverse Effect, and Parent shall have received a certificate from the Company to such effect;
•	the Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date and Parent shall have received a certificate from the Company to such effect;
•	since July 27, 2013, there shall not have been any, or a worsening of any, states of facts, events, changes, effects, developments, conditions or occurrences that, when taken as a whole, have had or would reasonably be expected to have a Material Adverse Effect; and
•	Parent shall have received a certification from the Company to the effect that the Company is not (and was not at any time during the five-year period ending on the Closing Date) a “United States real property holding corporation” within the meaning of the Internal Revenue Code; and
•	the aggregate number of Dissenting Shares shall not equal or exceed 10% of the issued and outstanding shares of our Common Stock immediately prior to the Effective Time.

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or prior to the Closing Date, of the following additional conditions:

•	the representations and warranties of Merger Sub and Parent set forth in the Merger Agreement, disregarding any qualifications or limitations contained therein as to materiality or a Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as a specific date, at and as of such date), where such failures to be true and correct, taken as a whole, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and the Company shall have received a certificate from Parent to such effect;
•	each of Merger Sub and Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement and the Ancillary Agreements at or prior to the Closing Date and the Company shall have received a certificate from Parent to such effect; and
•	each of the Ancillary Agreements shall have been executed and delivered by each party thereto (other than the Company) and shall be in full force and effect.

Termination

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Shareholder Approval:

•	by mutual written consent of Parent and the Company (acting at the direction of the Lead Director);

•	by either Parent or the Company (with the prior approval of the Lead Director), if:
º	the Merger shall not have been consummated by the Termination Date, provided that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the Merger Agreement has been the primary cause of the failure of the Merger to be consummated by the Termination Date;
º	a governmental entity of competent jurisdiction takes any action (which the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such action shall have become final and non-appealable, provided that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the primary cause of any such action; or
º	the Shareholder Approval shall not have been obtained at the Special Meeting or any adjournment or postponement thereof;
•	by Parent, if:
º	the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured by the Company prior to the Termination Date or if capable of being cured, is not cured within 30 days following receipt by the Company of written notice from Parent, and which would result in a failure of any Parent and Merger Sub condition to effect the Merger, as described in “The Merger Agreement — Conditions to the Merger” beginning on page 81, provided that Parent’s right to terminate the Merger Agreement pursuant to this provision shall not be available if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or
º	a Change in the Company Recommendation shall have occurred;
•	by the Company (with the prior approval of the Lead Director), if:
º	Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured by Parent or Merger Sub prior to the Termination Date or if capable of being cured, is not cured within 30 days following receipt by Parent of written notice from the Company, and which would result in a failure of any Company condition to effect the Merger, as described in “The Merger Agreement — Conditions to the Merger” beginning on page 81, provided that the Company’s right to terminate the Merger Agreement pursuant to this provision shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or
º	the Board of Directors, upon the recommendation of the Lead Director, causes the Company to enter into any agreement related to a Superior Proposal, provided that the Company has complied in all material respects with the provisions in the Merger Agreement relating to solicitation of Takeover Proposals, including the notice provisions therein, as summarized in “The Merger Agreement — Other Covenants and Agreements — Limited Solicitation” beginning on page 78.

Fees and Expenses

Except as otherwise provided in the Merger Agreement as described in this “The Merger Agreement — Fees and Expenses” section, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Payment or Reimbursement of Fees and Expenses by the Company

If the Merger Agreement is terminated by Parent because of a Change in the Company Recommendation, as described in “The Merger Agreement — Termination” beginning on page 81, the Company will reimburse Parent for its expenses (not to exceed $300,000 in the aggregate). If the Merger Agreement is terminated by the Company because the Board of Directors, upon the recommendation of the Lead Director, causes the Company to enter into an agreement related to a Superior Proposal, as described in “The Merger Agreement — Termination” beginning on page 81, the Company will reimburse Parent for its expenses (not to exceed $300,000 in the aggregate) and will pay Parent a termination fee of $300,000. Parent’s right to receive such reimbursement of expenses and/or such termination fee, as applicable, shall be the sole and exclusive remedy in the event of a termination of the Merger Agreement as described, except in the event of a willful or intentional material breach of any provision of the Merger Agreement by the Company.

Payment or Reimbursement of Fees and Expenses by Parent

If the Merger Agreement is terminated by the Company because Parent or Merger Sub breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, as described in “The Merger Agreement — Termination” beginning on page 81, and (i) such breach was material and knowing, willful or intentional and (ii) at the time of such termination, the Company is then ready, willing and able to consummate the merger and the conditions to Parent and Merger Sub’s obligations under the Merger Agreement have been satisfied or waived, Parent will reimburse the Company for its expenses (not to exceed $300,000 in the aggregate) and will pay the Company a termination fee in an amount equal to $300,000. If the Merger Agreement is terminated by the Company because Parent or Merger Sub breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, as described in “The Merger Agreement —  Termination” beginning on page 81, in circumstances other than those set forth in the preceding sentence, Parent will reimburse the Company for its expenses (not to exceed $300,000 in the aggregate). The Company’s right to terminate and receive such reimbursement of expenses and/or such termination fee, as applicable, shall be the sole and exclusive monetary remedy of the Company. In the event the Merger Agreement is terminated as described, under no circumstances shall the Company be permitted or entitled to receive any injunction, specific performance or other equitable relief.

Amendments and Waivers

The Merger Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company (or Lead Director, if applicable) may be granted except pursuant to an instrument in writing signed by or on behalf of the Company (or Lead Director, if applicable) following approval of such action by the Lead Director and signed by Parent; provided, however, that following the Shareholder Approval, no amendment may be made to the Merger Agreement that by law requires further approval or authorization by the shareholders of the Company or Merger Sub without such further approval or authorization.

At any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

•	the Lead Director on behalf of the Company may, but will not be obligated to, extend the time for the performance of any of the obligations of Merger Sub and Parent, waive any inaccuracies in the representations and warranties of Merger Sub or Parent, or waive compliance by Merger Sub or Parent with any of the covenants or with any conditions to the Company’s obligations; and
•	Parent may, but will not be obligated to, extend the time for the performance of any of the obligations of the Company, waive any inaccuracies in the representations and warranties of the Company or waive compliance by the Company with any of the agreements or with any conditions to Merger Sub or Parent’s obligations.

Equitable Remedies

The Company will not be entitled to receive both equitable remedies and the reimbursement of expenses and/or a termination fee, as described in “The Merger Agreement — Fees and Expenses — Payment or Reimbursement of Fees and Expenses by Parent” beginning on page 83. Parent and/or Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at law or in equity. The Company has waived any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. Except as otherwise provided in the Merger Agreement, as described in this paragraph, the exercise by Parent or Merger Sub of a particular remedy shall not preclude the exercise of any other remedy.

Vote Required and Board Recommendation

For the Company to complete the Merger, under New York law and the Merger Agreement, shareholders holding at least two-thirds of the aggregate voting power of our Common Stock outstanding at the close of business on the record date must vote “FOR” the approval of the Merger and adoption of the Merger Agreement. For purposes of the proposal to approve the Merger and adopt the Merger Agreement, abstentions and shares deemed present at the meeting but not entitled to vote with respect to the proposal (because of either shareholder withholding or broker non-vote) will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the Special Meeting, the shares of Common Stock not voted will have the same effect as a vote “AGAINST” this proposal.

Subject to the terms of the Voting Agreement between us, Parent and the Rollover Shareholders, the Rollover Shareholders have agreed to vote all shares of our Common Stock they beneficially own (and any shares acquired by them after the date of the Voting Agreement) in favor of approving the Merger and adopting the Merger Agreement. See “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Voting Agreement” beginning on page 85. As of the record date, there were 39,273,254 shares of our Common Stock outstanding, of which the Rollover Shareholders own 27,678,679 shares of Common Stock, representing in the aggregate approximately 70.5% of the outstanding shares of Common Stock. This amount excludes the 63,579,204 shares of Common Stock that the Rollover Shareholders have the right to acquire pursuant to convertible preferred stock, warrants and options held by them. Because the Rollover Shareholders beneficially hold more than two-thirds of our outstanding shares of Common Stock as of the record date, they can satisfy the required vote under New York law and the Merger Agreement to approve the Merger and adopt the Merger Agreement without the affirmative vote of any of our other shareholders.

THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE LEAD DIRECTOR, RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

AGREEMENTS INVOLVING THE COMPANY’S SECURITIES; TRANSACTIONS BETWEEN THE
ROLLOVER SHAREHOLDERS AND THE COMPANY

Agreements Involving the Company’s Securities

Voting Agreement

In connection with the execution of the Merger Agreement, on December 18, 2013, Parent, HGI Funding and the Rollover Shareholders entered into an agreement with the Company, which we refer to as the “Voting Agreement,” pursuant to which each Rollover Shareholder agreed, subject to the terms and conditions set forth therein, to vote the Subject Shares (as defined therein, and including any shares acquired by them after the date of the Voting Agreement) in favor of approving the Merger and adopting the Merger Agreement. The Rollover Shareholders further agreed to vote against (i) any Takeover Proposal or Superior Proposal, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such shareholder under the Voting Agreement, and (iii) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company. The Voting Agreement will terminate upon the occurrence of certain events, including the termination of the Merger Agreement in accordance with its terms.

A copy of the Voting Agreement is attached to this proxy statement as Annex C and is incorporated by reference into this proxy statement. The summary of the Voting Agreement in the preceding paragraph does not purport to be complete and may not contain all of the information about the Voting Agreement that may be important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read the Voting Agreement carefully and in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement.

As of the record date, there were 39,273,254 shares of our Common Stock outstanding, of which the Rollover Shareholders own 27,678,679 shares of Common Stock, representing in the aggregate approximately 70.5% of the outstanding shares of Common Stock. This amount excludes the 63,579,204 shares of Common Stock that the Rollover Shareholders have the right to acquire pursuant to convertible preferred stock, warrants and options held by them.

Rollover Agreement

In connection with the execution of the Merger Agreement, on December 18, 2013, the Rollover Shareholders entered into an agreement with Parent, which we refer to as the “Rollover Agreement,” pursuant to which, simultaneously with the execution of the Rollover Agreement, Parent issued to each Rollover Shareholder an equity interest in Parent. Subject to the consummation of the transactions contemplated by the Purchase Agreement (as defined in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities — Purchase and Sale Agreement” below), immediately prior to the Effective Time, each Rollover Shareholder will contribute the shares of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by such Rollover Shareholder (after taking into account the transfer of shares of Series A Convertible Preferred Stock from TTG to HGI Funding pursuant to the Purchase Agreement) to Parent in exchange for an increase in their equity interests in Parent. The issuance of the equity interests will be effected by increasing the value of the capital account corresponding to such Rollover Shareholder’s existing equity interests.

In addition, each stock option, stock-based award (other than a stock option) and warrant held by the Rollover Shareholders will, immediately following the Effective Time, automatically and without the taking of any further action on the part of the Company or any Rollover Shareholder, be cancelled (and to the extent formerly exercisable shall no longer be exercisable) and shall no longer represent the right to receive or acquire shares of Common Stock or receive any other consideration therefor.

In the event that the transactions contemplated by the Rollover Agreement are consummated but the Merger Agreement is terminated in accordance with its terms, then the transactions contemplated by the Rollover Agreement will be deemed not to have occurred. The Rollover Agreement will terminate upon the termination of the Merger Agreement in accordance with its terms.

A copy of the Rollover Agreement is attached to this proxy statement as Annex D and is incorporated by reference into this proxy statement. The summary of the Rollover Agreement in the preceding paragraph does not purport to be complete and may not contain all of the information about the Rollover Agreement that may be important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read the Rollover Agreement carefully and in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Rollover Agreement and not by this summary or any other information contained in this proxy statement.

Purchase and Sale Agreement

In connection with the execution of the Merger Agreement, on December 18, 2013, HGI Funding and TTG entered into an agreement, which we refer to as the “Purchase Agreement,” pursuant to which, subject to the terms and conditions of the agreement, HGI Funding agreed to purchase and TTG agreed to sell 14,900 shares of the Company’s Series A Convertible Preferred Stock for an aggregate purchase price of $1,490,000. The sale will close immediately prior to the closing of the Merger (with a condition subsequent that the closing of the Merger occurs) and the transactions contemplated by the Rollover Agreement. The Purchase Agreement will terminate upon the termination of the Merger Agreement in accordance with its terms.

A copy of the Purchase Agreement is attached to this proxy statement as Annex E and is incorporated by reference into this proxy statement. The summary of the Purchase Agreement in the preceding paragraph does not purport to be complete and may not contain all of the information about the Purchase Agreement that may be important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read the Purchase Agreement carefully and in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Purchase Agreement and not by this summary or any other information contained in this proxy statement.

Series B Convertible Preferred Stock Transaction

Purchase Agreement

On March 15, 2013, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement, the “Series B SPA,” pursuant to which the Company sold $10,000,000 of Series B Convertible Preferred Stock to Five Island, a subsidiary of HGI. In addition, the Company issued to Five Island warrants to purchase up to an aggregate of 10,246,477 shares of Common Stock at exercise prices ranging from $0.01 to $1.21 per share. The warrants are exercisable only upon a corresponding exercise or conversion of specified outstanding securities, as set forth in the warrants. On September 26, 2013, Five Island transferred the Series B Convertible Preferred Stock and the warrants, along with its rights under the agreements described below, to HGI Funding.

Series B Convertible Preferred Stock

The terms of the Series B Convertible Preferred Stock, as set forth in a certificate of amendment, or the “Series B Certificate of Amendment,” to the Company’s certificate of incorporation, are as follows:

Dividends.  Cumulative dividends on the Series B Convertible Preferred Stock are payable quarterly in arrears either (i) at the rate of 9% per annum in cash or, at the Company’s discretion, (ii) at the rate of 12% per annum in additional shares of Series B Convertible Preferred Stock. The dividends on the Series B Convertible Preferred Stock will be paid prior to dividends on the Company’s common stock and preferred stock ranking junior to the Series B Convertible Preferred Stock, or the “Junior Preferred Stock.”

Rank.  The Series B Convertible Preferred Stock ranks, with respect to rights upon a Liquidation Event (as defined below), (a) junior to any other class or series of capital stock of the Company subsequently created that by its terms ranks senior to the Series B Convertible Preferred Stock; (b) senior to the common stock and the Series A Convertible Preferred Stock; (c) senior to any class or series of capital stock of the

Company subsequently created that does not specifically rank senior to or on parity with the Series B Convertible Preferred Stock; and (d) on parity with any class or series of capital stock of the Company subsequently created that by its terms ranks on parity with the Series B Convertible Preferred Stock.

Voting Rights.  Except as otherwise required by law or by the terms of the Series B Certificate of Amendment, the Series B Convertible Preferred Stock does not have voting rights. However, as long as any shares of Series B Convertible Preferred Stock are outstanding, the Company may not, without the vote or written consent of the holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock: (a) amend, alter or repeal of any provision of the Company’s certificate of incorporation or by-laws; (b) alter or change the powers, preferences or other special rights, privileges or restrictions of the Series B Convertible Preferred Stock; (c) authorize or designate any new security ranking on a parity with or senior to the Series B Convertible Preferred Stock; (d) issue any common stock or equity or debt security convertible into common stock (other than shares of Series A Convertible Preferred Stock issued as dividends on the outstanding shares of Series A Convertible Preferred Stock), whether senior, on parity or junior to the Series B Convertible Preferred Stock; (e) issue any equity or debt in a Series B Qualifying Investment (as defined in the Series B Certificate of Amendment) where the securities issued in such investment are by their terms mandatorily redeemable by the Company; (f) incur, assume or guarantee any indebtedness for borrowed money in excess of $1,000,000 or permit any liens other than in connection with such indebtedness; (g) enter into any transaction with affiliates other than salary and benefits in the ordinary course of business or conversion of the Series A Convertible Preferred Stock into common stock; (h) purchase, redeem or otherwise acquire any equity interests of the Company, other than a mandatory redemption of the Series A Convertible Preferred Stock pursuant to its terms; (i) declare or pay any dividend or distribution to any equity holders of the Company other than preferred dividends on the Series B Convertible Preferred Stock, the Series A Convertible Preferred Stock and any dividends payable in additional shares of common stock; (j) except as provided in the Series B Certificate of Amendment, increase or decrease the size of the Board of Directors; or (k) liquidate, dissolve or wind up, or commence any bankruptcy or similar proceeding, with respect to the Company.

Director Election Rights.  As long as the holders of the Series B Convertible Preferred Stock (together with former holders (or affiliates thereof) who have exercised their conversion rights) represent (A) at least 25% of the outstanding shares of the Company’s common stock (assuming (x) conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock and (y) exercise of any warrants held by the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock), the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock will be entitled to elect 35% of the Board of Directors (rounded up to the nearest whole number of directors and in all cases at least two directors) or (B) at least 15%, but less than 25%, of the outstanding shares of the Company’s common stock (assuming (x) conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock and (y) exercise of any warrants held by the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock), the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock will be entitled to elect one director of the Board of Directors (in either case, such directors or director shall be referred to as the “Series B Directors” or “Series B Director”).

At any annual or special meeting of the Company’s shareholders, the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock will be entitled to elect the Series B Directors. Series B Directors may be removed, with or without cause, only by a vote of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock. Vacancies in seats held by Series B Directors can only be filled by a vote of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock.

Additionally, as long as the holders of the Series B Convertible Preferred Stock (together with any former holders (or affiliates thereof) of shares of Series B Convertible Preferred Stock who have exercised their conversion rights) represent at least a majority of the outstanding shares of the Company’s common stock (assuming (x) conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock and (y) exercise of any warrants held by the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock), upon delivery of written notice to the Company from all of the remaining holders of Series B Convertible Preferred Stock exercising their right to convert all of the

Series B Convertible Preferred Stock, the number of members of the Board of Directors will automatically increase, without any action required by the Company or the Board of Directors, such that the number of newly created seats plus the number of Series B Directors will constitute a majority of the Board of Directors. The holders of a majority of the outstanding shares of Series B Convertible Preferred Stock delivering the conversion notice will be entitled to elect directors to fill all of the newly created seats.

Liquidation Rights.  Upon the occurrence of an Acquisition or Asset Transfer (each as defined in the Series B Certificate of Amendment) or upon any bankruptcy, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (any such Acquisition, Asset Transfer, bankruptcy, liquidation, dissolution or winding up, a “Series B Liquidation Event”), the holders of Series B Convertible Preferred Stock will be entitled to receive, in preference to the holders of any security not ranking by its terms senior to or on parity with the Series B Convertible Preferred Stock, including the common stock and any Junior Preferred Stock, an amount equal to: (i) the stated value of the Series B Convertible Preferred Stock plus all accrued but unpaid dividends thereon, multiplied by (ii) (A) 1.09, if the Series B Liquidation Event occurs no later than March 15, 2014, (B) 1.05, if the Liquidation Event occurs after March 15, 2014 but no later than March 15, 2015, or (C) 1.00, if the Series B Liquidation Event occurs after March 15, 2015.

Mandatory Repurchase Obligation.  A holder of the Series B Convertible Preferred Stock will have the right to require the Company to purchase its shares of Series B Convertible Preferred Stock for a price equal to the amount the holder would be entitled to receive upon a Series B Liquidation Event in the event of a cash investment in the Company (other than by holders of the Series B Convertible Preferred Stock) resulting in (i) 30% or more of the equity of the Company being held by one or more parties that did not own it immediately prior to the investment and (ii) the securities issued under such investment are not by their terms mandatorily redeemable by the Company.

Conversion.  The Series B Convertible Preferred Stock may be converted at any time, at the option of the holder, into shares of common stock at a conversion price of $0.25 per share, or the “Series B Conversion Price.” The Series B Conversion Price is subject to adjustment resulting from dividends, distributions, stock combinations, splits, recapitalizations or similar capital adjustments. The Series B Conversion Price is also subject to adjustment if the Company sells common stock or common stock equivalents at a price below the Series B Conversion Price; provided, however, that the foregoing conversion price adjustments can never result in a conversion price of less than $0.07 per share, as adjusted from time to time for any stock combinations, splits, recapitalizations or similar capital adjustments.

Upon full conversion and exercise of all preferred stock, HGI Funding would own a majority of the Company’s common stock and be entitled to appoint a majority of the Company’s Board of Directors. Formerly, TTG, TKZ, Fursa and Arsenal collectively controlled a majority of the Company’s common stock.

Optional Redemption by the Company.  The Series B Convertible Preferred Stock is redeemable, at the option of the Company, at any time after March 15, 2018. Upon redemption, a holder of Series B Convertible Preferred Stock will be paid, for each share of Series B Convertible Preferred Stock, a price equal to the stated value of the Series B Convertible Preferred Stock then in effect plus all accrued or cumulated but unpaid dividends thereon.

The Series B Certificate of Amendment was adopted by the Board of Directors on March 12, 2013 and became effective upon filing with the New York Secretary of State on March 15, 2013.

Registration Rights

Pursuant to the Series B SPA, the Company agreed to file, by May 14, 2013, a registration statement to register the resale of the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock, the shares of Common Stock underlying any shares of Series B Convertible Preferred Stock issuable as dividends on such shares and shares of Common Stock issuable upon exercise of the warrants. The requirement to file a registration statement was waived, but HGI Funding reserves its right to rescind the waiver in the future. In addition, HGI Funding has certain demand and “piggyback” registration rights with respect to such shares of Common Stock.

Shareholder Meeting

Pursuant to the Series B SPA, the Company agreed to cause a general or special meeting of its shareholders to be duly called and held, as soon as practicable, but not later than February 1, 2014, for the purpose of voting on the approval and adoption of an amendment to the Company’s certificate of incorporation providing that the shareholders entitled to vote may take any action that they might have taken at a shareholders’ meeting by a written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action. The Company agreed to use its best efforts to prepare and file a proxy statement with the SEC for use in soliciting proxies for the general or special meeting of shareholders. Pursuant to the Voting Agreement, HGI Funding waived the requirement to include the amendment in this proxy statement for the Special Meeting.

Amendments to By-laws

Pursuant to the Series B SPA, effective on March 15, 2013, the Board of Directors adopted the Second Amended and Restated By-laws of the Company to, among other things, provide for the Series B Directors to serve on the Board of Directors as described above and to allow the shareholders of the Company to act by majority written consent if the Company’s certificate of incorporation is amended as described above under the heading “Shareholder Meeting.” Under the Company’s prior effective by-laws, the shareholders could only act by unanimous written consent. Additionally, the new by-laws provide that for so long as the holders of Series B Convertible Preferred Stock are entitled to appoint one Series B Director to the Board of Directors, each committee of the Board of Directors (including the executive committee) shall include at least one Series B Director.

Series B Directors

Pursuant to the Series B SPA, the Company agreed to use its best efforts to cause the rights granted to the holder of the Series B Convertible Preferred Stock with respect to the nomination and appointment of the Series B Directors to be effectuated. The Company will enter into separate indemnification agreements with each Series B Director upon his or her appointment or election to the Board of Directors. As of the date of this proxy statement, a Series B Director has not been appointed.

Consent and Waiver of Holder of Series A Convertible Preferred Stock

In connection with the transaction, TTG, the holder of the outstanding shares of Series A Convertible Preferred Stock, consented to the transaction and waived, on behalf of itself and any transferees of the Series A Convertible Preferred Stock, (a) any and all anti-dilution adjustments applicable to the Series A Convertible Preferred Stock which might otherwise be made to the conversion prices of such shares and any additional shares of Series A Convertible Preferred Stock that may be issued as a dividend on such shares and (b) any and all rights to redemption in connection with a Qualifying Investment (as defined in the Company’s certificate of incorporation), in each case as a result of the transactions contemplated by the Series B SPA.

Additional Information

The foregoing are summaries of the Series B SPA, Series B Certificate of Amendment, Warrants, Amended and Restated By-laws and Indemnification Agreement are not complete and are qualified in their entirety by reference to the full text of those documents, which are attached as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2013. Readers should review the Series B SPA and all related documents for a complete understanding of the terms and conditions associated with this transaction.

Series A Convertible Preferred Stock Transaction

Purchase Agreement

On May 23, 2012, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement, or the “Series A SPA,” pursuant to which the Company sold $5,000,000 of Series A Convertible Preferred Stock to TTG. In addition, the Company issued to TTG three, five, and seven year warrants, each to purchase 500,000 shares of Common Stock (for an aggregate of 1,500,000 shares of Common Stock) at exercise prices of $0.45, $0.53 and $0.60 per share, respectively.

Series A Convertible Preferred Stock

The terms of the Series A Convertible Preferred Stock are as follows:

Dividends.  Cumulative dividends on the Series A Convertible Preferred Stock will be payable quarterly in arrears at the rate of 9% per annum in additional shares of Series A Convertible Preferred Stock, or “PIK Shares,” except that from and after May 23, 2014, the rate will be the greater of 9% per annum or the highest rate the Company is paying on any outstanding debt under its then existing credit facilities.

Conversion.  The Series A Convertible Preferred Stock other than the PIK Shares may be converted at any time, at the option of the holder, into shares of common stock at a conversion price of $1.05 per share, or the “Series A Series A Conversion Price,” and the PIK Shares may be converted at any time, at the option of the holder, into shares of common stock at a conversion price of $0.45 per share, or the “PIK Share Series A Conversion Price.” The Series A Conversion Price and PIK Share Series A Conversion Price will be adjusted for customary structural changes such as stock splits and dividends. The Series A Conversion Price will also be adjusted if the Company sells common stock or common stock equivalents at a price below the Series A Conversion Price, and the PIK Share Series A Conversion Price will be adjusted if the Company sells common stock or common stock equivalents at a price below the PIK Share Series A Conversion Price; provided, however, that the foregoing conversion price adjustments can never result in a conversion price of less than $0.29 per share, or the “Floor Series A Conversion Price.”

Ranking.  The Series A Convertible Preferred Stock ranks, with respect to rights upon a Liquidation Event (defined below), (a) junior to any other class or series of capital stock of the Company created that by its terms ranks senior to the Series A Convertible Preferred Stock; (b) senior to the common stock; (c) senior to any class or series of capital stock of the Company created that does not specifically rank senior to or on parity with the Series A Convertible Preferred Stock; and (d) on parity with any class or series of capital stock of the Company created that by its terms ranks on parity with the Series A Convertible Preferred Stock.

Voting Rights.  Except as required by law, the Series A Convertible Preferred Stock will not have voting rights. However, as long as any shares of Series A Convertible Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the holders of the Series A Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series A Convertible Preferred Stock, (c) authorize or designate any new security ranking on a parity with or senior to the Series A Convertible Preferred Stock, (d) issue any common stock or debt or equity security convertible into common stock, whether senior, on parity or junior to the Series A Convertible Preferred Stock, at a price per share which is lower than the Floor Series A Conversion Price or (e) issue any equity or debt in a Qualifying Investment (as defined in the Certificate of Amendment to the Certificate of Incorporation of the Company, or the “Series A Certificate of Amendment”) where the securities issued in such investment are by their terms mandatorily redeemable by the Company.

Liquidation Rights.  Upon the occurrence of an Acquisition or Asset Transfer (each as defined in the Series A Certificate of Amendment) or upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (any such Asset Acquisition, Asset Transfer, liquidation, dissolution or winding up, a “Series A Liquidation Event”), a holder of Series A Convertible Preferred Stock will be entitled to receive in preference to the holders of any capital stock of the Company junior to the Series A Convertible Preferred Stock, an amount equal to: (i) the stated value of the Series A Convertible Preferred Stock plus all accrued but unpaid dividends thereon, multiplied by (ii)(A) 1.05 if the Series A Liquidation Event takes place by May 23, 2014, or (B) 1.0 if the Series A Liquidation Event takes place after May 23, 2014, plus (x) the original value per share as of the date of issuance for any PIK Shares (as adjusted for stock splits, reverse stock splits and similar capital adjustments) plus all accrued but unpaid dividends thereon, multiplied by (y) the number of PIK Shares. A holder of the Series A Convertible Preferred Stock will also have the right to require the Company to purchase its shares of Series A Convertible Preferred Stock for a price equal to the amount the holder would be entitled to receive upon a Series A Liquidation Event in the event of a cash investment in the Company (other than by holders of the Series A Convertible Preferred Stock) resulting in a change in ownership of more than 30% of the equity of the Company and the securities issued under such investment not being mandatorily redeemable by the Company.

Optional Redemption by the Company.  The Series A Convertible Preferred Stock is redeemable, at the option of the Company, at any time. Upon redemption, a holder of Series A Convertible Preferred Stock will be paid: (a) for each share of Series A Convertible Preferred Stock other than a PIK Share, a price equal to the stated value of the Series A Convertible Preferred Stock plus all accrued but unpaid dividends thereon multiplied by (i) 1.10 if the redemption occurs on or prior to May 23, 2015, (ii) 1.08 if the redemption occurs after May 23, 2015 but on or prior to May 23, 2017 or (iii) 1.0 if the redemption occurs after May 23, 2017, and (b) for each PIK Share, an amount equal to the stated value of the Series A Convertible Preferred Stock plus all accrued but unpaid dividends thereon.

Registration Rights

The Company filed a registration statement to register the resale of the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the warrants issued to TTG.

Additional Information

The foregoing is a summary of the Series A SPA, Series A Certificate of Amendment and Warrants, which is not complete, and is qualified in its entirety by reference to the full text of those agreements, which are attached as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2013. Readers should review the Series A SPA and all related agreements for a complete understanding of the terms and conditions associated with this transaction.

Non-Employee Director Compensation to William F. Harley III and Peter Cole

During past two years, as compensation for services rendered to the Company as a non-employee director, the Company issued shares of Common Stock to William F. Harley III, a Rollover Shareholder, in the amounts and as of the dates set forth below. The shares were issued on a quarterly basis and the number of shares was calculated, in each case, based on the price per share set forth below, which was the closing price on the last trading day prior to the end of the quarter.

Date	Shares	For Quarter Ended	Closing Price
November 4, 2011	19,512	October 29, 2011	$0.41
February 1, 2012	18,605	January 28, 2012	$0.43
May 3, 2012	28,443	April 28, 2012	$0.26
August 2, 2012	17,949	July 28, 2012	$0.39
November 13, 2012	20,000	October 27, 2012	$0.30
February 7, 2013	56,522	January 26, 2013	$0.23
May 7, 2013	60,000	April 27, 2013	$0.15
August 5, 2013	44,444	July 27, 2013	$0.18
November 5, 2013	39,130	October 26, 2013	$0.23

On January 11, 2012, each non-employee director, including Mr. Harley and Peter Cole, who became a member of the board of managers of Parent on the date the Merger Agreement was executed, was issued 9,000 shares of restricted stock and options to purchase 21,000 shares of common stock at an exercise price of $0.40 per share under the 2010 Long-Term Incentive Equity Plan. One-third of the shares and options vested on each of January 11, 2012 and 2013, and one-third vested on January 11, 2014.

Transactions between the Rollover Shareholders and the Company

Except for the Merger and as described in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company” above, there have been no transactions between the Rollover Shareholders and the Company during the past two years.

PROVISIONS FOR PUBLIC SHAREHOLDERS

No provision has been made (i) to grant the unaffiliated shareholders of the Company access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, except that the opinion of Cassel Salpeter attached to this proxy statement as Annex B and the presentation by Cassel Salpeter attached as exhibit (c)(1) to the Schedule 13E-3 relating to the Merger will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION CONCERNING THE COMPANY

Company Background

Through our subsidiaries, we sell women’s apparel and related products under our proprietary Frederick’s of Hollywood® brand through our retail stores, website and catalog. Our customer target is women primarily between the ages of 18 and 45. Our major merchandise categories are foundations (including bras, corsets, shapewear and panties), lingerie (including daywear and sleepwear), ready-to-wear (dresses and sportswear, including denim), and fragrance and accessories (including shoes, handbags, jewelry, personal care products and novelties).

As of March 14, 2014, we operated 96 Frederick’s of Hollywood stores. These stores are primarily located in shopping malls in 28 states. Approximately one-third of the stores are in California. Of the stores outside of California, approximately 35% are situated in our other key operating states, which include Florida, Texas, New York and Nevada. Our flagship store is on Hollywood Boulevard in Hollywood, California.

We also have an extensive history — dating back to the first Frederick’s of Hollywood catalog produced in 1947 — of offering women’s apparel directly to the consumer. Today, we market and sell our products directly to consumers primarily through our retail website, www.fredericks.com, and catalog. During fiscal year 2013, we mailed approximately 4,300,000 catalogs.

In addition, we have an exclusive multi-year licensing agreement for Emirates Associated Business Group, or “EABG,” to build and operate Frederick’s of Hollywood retail stores in the Middle East. As of January 25, 2014, EABG had closed the three stores it had been operating and has not paid any royalties during the six months ended January 25, 2014. We are seeking to terminate the agreement with EABG. The Company’s principal offices are located at 6255 Sunset Boulevard, Hollywood, California 90028.

If the Merger Agreement is approved and adopted by the Company shareholders at the Special Meeting and the Merger is completed as contemplated, the Company will survive the Merger and will continue its operations as a private company and a wholly-owned subsidiary of Parent.

Directors and Executive Officers

The Board of Directors presently consists of five members. The below listed persons are the Executive Officers and directors of the Company as of the date of this proxy statement. Each Executive Officer will serve until a successor is elected by the Board of Directors or until the earlier of his resignation or removal. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the directors and Executive Officers of the Company are citizens of the United States and can be reached c/o:

Frederick’s of Hollywood Group Inc.
6255 Sunset Boulevard
Hollywood, California 90028
(323) 466-5151

Thomas J. Lynch, 45 years old, became our Chief Executive Officer in January 2009 and our Chairman of the Board of Directors in May 2009 and has been a member of our Board of Directors since January 2008. From February 2007 to December 2008, he served as Chief Executive Officer of Fursa. From July 2006 to

January 2007, Mr. Lynch was a Managing Director at UBS, an investment bank and global asset management business. From August 2000 to May 2006, Mr. Lynch was Managing Director and Senior Vice President of Mellon Asset Management. Mr. Lynch was a member of the Mellon Asset Management Senior Management Committee and was a thought leader in global distribution strategies and strategic planning. He had direct management responsibility for a $36 billion (Assets Under Management) institutional asset management business. Mr. Lynch received a B.A. degree from St. Anselm College and attended The Brandeis University International Business School.

Peter Cole, 65 years old, has served as a member of our Board of Directors since April 2004 and was our Executive Chairman from January 2008 to May 2009. From January 2007 to January 2008, he served as the lead director to facilitate the completion of our merger with FOH Holdings, Inc. Since October 2005, Mr. Cole has been the managing member of Performance Enhancement Partners, LLC, a private consulting firm that he founded. Since July 2010, Mr. Cole has served as a director, and from July 2010 to March 2011 served as Chief Executive Officer of Harmony Health & Beauty, Inc., a privately-held in-airport retailer. From April 2001 through July 2005, he served as Chairman of the Board and Chief Executive Officer of Qwiz, Inc., a privately-held leading provider of skills and behavioral testing now operating as SHL Previsor, Inc. Prior to joining SHL Previsor, Inc., Mr. Cole was a Managing Director at Citibank, where he was responsible for one of its global capital markets businesses. Since May 2012, Mr. Cole has served as Chief Administrative Officer and a director of Focus Pointe Holdings, Inc., a privately-held provider of focus group panelists and facilities. He received a B.A. degree in economics from the University of Vermont.

John L. Eisel, 65 years old, has been a member of our Board of Directors since April 2004. Since 1980, Mr. Eisel has been a partner at Edwards Wildman Palmer LLP and its predecessor, Wildman, Harrold, Allen & Dixon LLP, a law firm located in Chicago, Illinois that he joined in 1975. Mr. Eisel’s primary areas of practice are mergers and acquisitions and securities regulation. As part of his legal practice, Mr. Eisel has provided counsel to the boards of directors of several public and private companies. Mr. Eisel was Chairman of his firm’s Management Committee from 1994 to 1999 and is currently co-chair of the firm’s Business Law Department. Mr. Eisel received a B.S. degree in accounting and a J.D. degree from the University of Illinois. Mr. Eisel passed the CPA examination in 1971. He currently serves on the board of directors of several private companies, and he is a member of the Planning Committee for the Ray Garrett Jr. Corporate and Securities Law Institute.

William F. “Mickey” Harley, III, 50 years old, has been a member of our Board of Directors since January 2008. He currently serves as the Chairman and Chief Executive Officer of Arsenal Group, LLC, a company he co-founded in February 2011. Mr. Harley is principally responsible for Arsenal Group’s investment decisions. Arsenal Group owns HRK Holdings LLC and HRK Industries LLC, both of which filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the Middle District of Florida on June 27, 2012. The court has approved the companies hiring an investment banker to market properties they own and intend to sell in order to emerge from bankruptcy. Mr. Harley also is President and Chief Investment Officer of Fursa, which he co-founded in April 1999 (as HBV Capital Management, LLC) and sold to Mellon Financial Corporation in July 2002 (when it was re-named Mellon HBV Alternative Strategies LLC). Mr. Harley served as Chief Investment Officer and Chief Executive Officer of Fursa from July 2002 until he repurchased it from Mellon in December 2006. Mr. Harley is principally responsible for Fursa’s investment decisions. From June 1996 to April 1999, Mr. Harley was the Head of Research at Milton Partners, L.P., a hedge fund manager specializing in arbitrage funds. Before joining Milton Partners, Mr. Harley was a Vice President and Director of Allen & Company, where he was responsible for the day-to-day management and investment strategies of the arbitrage department. From January 2003 to April 2006, and since April 2007, Mr. Harley has served as a director of FOH Holdings. Since December 2008, Mr. Harley has served as a director, and from December 2008 to September 2012, he served as President of Xemplar Energy Corporation (TSX Venture: XE). Mr. Harley also has previously served on the board of directors of the following privately-held companies: J.L. French Automotive Castings, Inc., Metromedia International Group, Inc., Integral Systems, Inc., Coastal Greenland Limited and Interboro Insurance. Mr. Harley received a Master’s degree in public and private management from Yale University’s School of Management and a B.S. degree in chemical engineering and a B.A. degree in economics from Yale University.

Milton J. Walters, 71 years old, has been a member of our Board of Directors since January 2008 and a director of FOH Holdings since January 2003. He has more than 40 years of investment banking experience including serving as Managing Director of AG Becker and its successor Warburg Paribas Becker, where he was employed from 1965 to 1984; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988; Managing Director of Prudential Securities from 1997 to 1999; and since August 1999 as President and Chief Executive Officer of Tri-River Capital, a strategic financial advisory and valuation service provider which he founded. Since November 2010, Mr. Walters has served as a member of the board of directors of Sabra Healthcare REIT, Inc. (NASDAQ: SBRA). He also has served as a director of Petroleum & Franchise Capital, a privately-held company that provides financing for national and regional franchise and retail petroleum operators, since November 2012, and as a director of Gorilla Toolz Inc., a privately-held software developer of partner relationship programs, since September 2013. From September 2001 to December 2012, he served as a director and chairman of the audit committee of Sun Healthcare Group, Inc. (NASDAQ: SUNH), and from January 2003 to June 2010, he served as a director and chairman of the audit committee of Decision One Corporation, a privately-held information technology services company. Mr. Walters is a member of the Economics Club of New York, the National Association of Corporate Directors and the University Club of New York, and currently serves as a director of the Lyme Land Conservation Trust, Inc. and the Southeast Connecticut World Affairs Council. He is a former trustee of Hamilton College and Friends Academy. Mr. Walters received an A.B. degree from Hamilton College.

Thomas Rende, 53 years old, has served as our Chief Financial Officer since January 2008, and served as Chief Financial Officer of our wholesale division from February 1999 until it was sold in October 2010. He also served as a member of our Board of Directors from January 2008 to May 2010 and from April 2004 to April 2007. Since joining the company in 1989, Mr. Rende has held various positions within the finance department. Mr. Rende received a B.S. degree in economics from the State University of New York at Oneonta.

Prior Public Offerings

We have not made any underwritten public offerings of Common Stock or other Company securities in the past three years.

Additional Financial and Business Information

Additional financial and business information about the Company, including our audited financial statements for the years ended July 27, 2013 and July 28, 2012 and our unaudited financial statements for the six months ended January 25, 2014 and January 26, 2013, may be found in our Annual Report on Form 10-K and the amendment to the Annual Report attached to this proxy statement as Annexes F-1 and F-2 and in our Quarterly Report on Form 10-Q attached to this proxy statement as Annex G. Such financial statements should be read together with the notes thereto.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

(in thousands)	January 25, 2014	October 26, 2013	July 27, 2013	July 28, 2012
Earnings	$(4,591)
Pretax loss	2,797	$(7,251)	$(22,484)	$(6,357)
Fixed charges	—	2,686	9,059	8,722
Amortization of capitalized interest	—	—	—	—
Distributed income of equity investee	—	—	—	—
Share of pre-tax losses of equity investee for which charges arising from guarantees are included in fixed charges	—	—	—	—
Subtotal	(1,794)	(4,565)	(13,425)	2,365
Less: Interest capitalized	—	—	—	—
Less: Preference security dividend requirements	451	418	933	84

(in thousands)	January 25, 2014	October 26, 2013	July 27, 2013	July 28, 2012
Less: Non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—
Total Earnings	(2,245)	(4,983)	(14,358)	2,281
Fixed Charges	—
Interest charges	914	792	2,137	2,224
Amortization of debt issue costs	—	—	—	—
Portion of rental expense which represents interest factor(1)	1,423	1,476	5,989	6,414
Preferred stock dividend requirements	451	418	933	84
Total Fixed Charges	2.797	$2,686	$9,059	$8,722
Ratio of earnings to fixed charges(2)	—	—	—	—

(1)	One-third of net rent expense represents an appropriate interest factor.
(2)	The Company’s earnings were insufficient to cover its fixed charges by $5,042, $7,669, $23,417 and $6,441 as of January 25, 2014, October 26, 2013, July 27, 2013 and July 28, 2012, respectively.

Book Value Per Share

Our net book value per share of Common Stock as of January 25, 2014, was approximately $(0.74) (calculated based on 39,223,254 shares of Common Stock outstanding as of such date).

Market Price of the Company’s Common Stock

The Company’s Common Stock is quoted on the OTCQB under the symbol “FOHL.” The following table sets forth during the periods indicated the high and low closing sales prices for the Common Stock:

	High	Low
Year Ending July 26, 2014
First Quarter	0.24	0.17
Second Quarter	$0.265	$0.20
Third Quarter*	$0.27	$0.226
Year Ended July 27, 2013
First Quarter	$0.41	$0.25
Second Quarter	0.35	0.16
Third Quarter	0.29	0.13
Fourth Quarter	0.24	0.16
Year Ended July 28, 2012
First Quarter	$0.74	$0.38
Second Quarter	0.54	0.31
Third Quarter	0.64	0.20
Fourth Quarter	0.58	0.14

*	Through March 14, 2014.

The closing sale price of our Common Stock on September 27, 2013, which was the last trading day before the Consortium Members announced their proposal to acquire all outstanding shares of Common Stock not owned by them, was $0.18 per share, compared to which the merger consideration represents a premium of approximately 50%.

We have not paid any cash dividends on our Common Stock to date. It is the present intention of the Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, the Board of Directors does not currently anticipate declaring any cash dividends in the foreseeable future. The payment of dividends will be within the discretion of the Board of Directors and will be contingent upon our revenue and earnings, if any, capital requirements, general financial condition and such other factors as the Board of Directors may consider. In addition, the terms of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and covenants contained in our Credit Agreement restrict our ability to pay cash dividends so long as the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock is outstanding or any amount is owed and outstanding under the Credit Agreement, respectively.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 14, 2014 with respect to the beneficial ownership of Common Stock by:

•	director and nominee for director of the Company who owns shares of any class of the Company’s voting securities,
•	the Company’s named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act),
•	all directors and Executive Officers of the Company, as a group, and
•	person who is known to the Company to be the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock.

Beneficial ownership has been determined in accordance with applicable SEC rules, pursuant to which a person is deemed to be the beneficial owner of securities if such person has or shares voting or investment power with respect to such securities or has the right to acquire voting or investment power within 60 days.

Except as otherwise indicated, the persons listed below, to our knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to the application of community property laws where applicable. The percentage of beneficial ownership for each table is based on 39,273,254 shares of Common Stock outstanding as of March 14, 2014.

Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class
Harbinger Group Inc. 450 Park Avenue, 30th Floor New York, NY 10022	90,745,336	(2)	88.3%
Arsenal Group, LLC 21 Greene Avenue Amityville, New York 11701	90,745,336	(3)	88.3%
Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates 21 Greene Avenue Amityville, New York 11701	90,745,336	(4)	88.3%
Tokarz Investments, LLC 287 Bowman Avenue Purchase, New York 10577	90,745,336	(5)	88.3%
TTG Apparel, LLC 287 Bowman Avenue Purchase, New York 10577	90,745,336	(6)	88.3%
Thomas J. Lynch	1,729,500	(7)	4.3%
Thomas Rende	656,720	(8)	1.7%
Peter Cole	510,612	(9)	1.3%
John L. Eisel	240,333	(10)	*
William F. Harley III c/o Fursa Alternative Strategies LLC 21 Greene Avenue Amityville, New York 11701	512,547	(11)	1.3%
Milton J. Walters	254,754	(12)	*
All Executive Officers and directors as a group (6 individuals)	3,904,466	(13)	9.5%

*	Less than 1%.
(1)	The business address of each of Thomas J. Lynch, Thomas Rende, Peter Cole, John L. Eisel and Milton J. Walters is c/o Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028.
(2)	Includes 54,488,577 shares beneficially owned by HGI Funding, which is a wholly owned subsidiary of HGI, and includes and excludes, as applicable, the shares included and excluded by Arsenal, Fursa, TKZ and TTG, as set forth in notes 3, 4, 5 and 6, as members of a “group” that may be deemed to exist under Rule 13d-5 of the Exchange Act. The 53,197,377 shares include (i) 44,321,600 shares of common stock issuable upon conversion of 110,804 shares of Series B Preferred Stock and (ii) 10,166,977 shares of common stock issuable upon exercise of warrants with exercise prices ranging from $0.01 to $1.21 per share. Pursuant to their terms, these warrants are only exercisable upon a corresponding exercise or conversion of securities representing the right to acquire 10,166,977 shares of common stock. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on September 27, 2013, as a result of Philip Falcone’s position as the Chief Executive Officer and Chairman of the Board of Directors of HGI and his relationship with certain controlling persons of HGI, Mr. Falcone may be deemed to beneficially own securities beneficially owned by HGI.
(3)	Includes 11,916,187 shares beneficially owned by Arsenal, and includes and excludes, as applicable, the shares included and excluded by HGI Funding, Fursa, TKZ and TTG as set forth in notes 2, 4, 5 and 6, as members of a group that may be deemed to exist under Rule 13d-5 of the Exchange Act. The 11,916,187 shares include (a) 11,359,292 shares of common stock and (b) 556,895 shares of common stock issuable upon exercise of currently exercisable warrants. These securities (i) are held of record by Fursa, but, based on information made known to us, have been sold to, and are in the process of being transferred of record to, Arsenal Group, LLC and (ii) are subject to a pledge agreement between Fursa Master Global Event Driven Fund LP and Scotia Capital (USA) Inc. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on October 8, 2013, William F. Harley III serves as Chairman and Chief Executive Officer of Arsenal and is principally responsible for its investment decisions.
(4)	Includes 6,135,146 shares beneficially owned by Fursa, and includes and excludes, as applicable, the shares included and excluded by HGI Funding, Arsenal, TKZ and TTG, as set forth in notes 2, 3, 5 and 6, as members of a group that may be deemed to exist under Rule 13d-5 of the Exchange Act. The 6,135,146 shares include (a) 5,692,041 shares of common stock and (b) 443,105 shares of common stock issuable upon exercise of currently exercisable warrants. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on October 8, 2013, William F. Harley III serves as Chief Investment Officer of Fursa and is principally responsible for its investment decisions.
(5)	Includes 8,386,977 shares beneficially owned by TKZ, and includes and excludes, as applicable, the shares included and excluded by HGI Funding, Arsenal, Fursa and TTG, as set forth in notes 2, 3, 4 and 6, as members of a group that may be deemed to exist under Rule 13d-5 of the Exchange Act. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on September 30, 2013, Michael T. Tokarz is the sole controlling person and manager of TKZ.
(6)	Includes 9,818,449 shares beneficially owned by TTG, and includes and excludes, as applicable, the shares included and excluded by HGI Funding, Arsenal, Fursa and TKZ, as set forth in notes 2, 3, 4 and 5, as members of a group that may be deemed to exist under Rule 13d-5 of the Exchange Act. The 9,818,449 shares include (a) 1,766,322 shares of common stock, (b) 1,500,000 shares of common stock issuable upon exercise of currently exercisable warrants, (c) 4,761,905 shares of common stock issuable upon conversion of 50,000 shares of Series A Convertible Preferred Stock (assumes conversion at the rate of $1.05 per share) and (d) 1,790,222 shares of common stock issuable upon conversion of $805,600 of accrued dividends (assumes conversion at the rate of $0.45 per share). Excludes the remaining shares of common stock that are potentially issuable upon conversion of the Series A Convertible Preferred Stock, if such preferred stock is converted at the floor rate of $0.29 per share. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on September 30, 2013, Michael T. Tokarz is the sole controlling person and manager of TTG.
(7)	Includes (a) currently exercisable options to purchase 1,131,500 shares of common stock and (b) 323,500 shares of restricted stock, all of which are vested.
(8)	Includes (a) currently exercisable options to purchase 364,750 shares of common stock,

(b) 133,450 shares of common stock held jointly with Mr. Rende’s spouse, (c) 1,650 shares of common stock owned by Mr. Rende’s spouse and (d) 155,694 shares of restricted stock, all of which are vested.
(9)	Includes (a) 103,168 shares of common stock held by Performance Enhancement Partners, LLC (“PEP”), including 66,500 shares of restricted stock, all of which are vested, and (b) currently exercisable options to purchase 38,500 shares of common stock granted to PEP. Peter Cole, as the sole member of PEP, has voting and dispositive power over these shares.
(10)	Includes (a) 16,500 shares of restricted stock, all of which are vested, and (b) currently exercisable options to purchase 44,500 shares of common stock.
(11)	Includes (a) 16,500 shares of restricted stock, all of which are vested, and (b) currently exercisable options to purchase 38,500 shares of common stock. As Chairman and Chief Executive Officer of Arsenal, Mr. Harley exercises voting and dispositive power over shares that it beneficially owns, described in Footnote 3 above. As Chief Investment Officer of Fursa, William F. Harley III exercises voting and dispositive power over shares beneficially owned by certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, described in Footnote 4 above. Mr. Harley disclaims beneficial ownership of the shares described in Footnotes 3 and 4 above except to the extent of his pecuniary interest therein. Accordingly, such shares are not included in Mr. Harley’s beneficial ownership.
(12)	Includes (a) 156,605 shares of common stock held by Sagebrush Group, Inc. (“Sagebrush”), including 16,500 shares of restricted stock, all of which are vested, (b) currently exercisable options to purchase 38,500 shares of common stock granted to Sagebrush and (c) currently exercisable options to purchase 31,170 shares of common stock granted to Mr. Walters. Milton J. Walters, as the sole shareholder of Sagebrush, has voting and dispositive power over the shares held by Sagebrush.
(13)	Includes an aggregate of 1,687,420 shares of common stock that our Executive Officers and directors have the right to acquire upon exercise of currently exercisable options.

Ownership of Parent Following the Merger

Following the Merger, the Rollover Shareholders (and Thomas J. Lynch, our chairman and chief executive officer, upon his receipt of an equity interest in Parent, pursuant to his new employment agreement, in the form of incentive units that are part of a separate series of units from those being issued to the Rollover Shareholders and are subject to vesting and other terms) will own 100% of the equity interests of Parent.

Transactions in Common Stock

Other than the Rollover Agreement, the Voting Agreement, the Purchase Agreement and the compensation paid to Mr. Harley for his services as a non-employee director of the Company as discussed in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities” beginning on page 85, Parent, Merger Sub, and their respective affiliates have not made any transactions with respect to Common Stock during the past 60 days.

On November 5, 2013, as compensation for services rendered to the Company as a non-employee director for the quarter ended October 26, 2013, the Company issued 10,870 shares of Common Stock to Milton Walters, the Lead Director. The number of shares was calculated based on a price per share of $0.23, which was the closing price of the Company’s Common Stock on October 25, 2013. Except for the issuance to Mr. Walters and the transaction with Mr. Harley discussed in “Agreements Involving the Company’s Securities; Transactions Between the Rollover Shareholders and the Company — Agreements Involving the Company’s Securities” beginning on page 85, no other officers or directors of the Company have engaged in transactions in Common Stock during the past 60 days.

ADVISORY VOTE REGARDING MERGER-RELATED COMPENSATION PROPOSAL

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, and pursuant to Section 14A of the Exchange Act, we are providing our shareholders with an opportunity to cast a non-binding advisory vote to approve the “golden parachute” compensation that the Company’s named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act) will or may receive in connection with the Merger. Under the Dodd-Frank Act and for this purpose, “golden parachute” compensation is any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Merger pursuant to arrangements entered into with the Company and as disclosed in this proxy statement. Accordingly, we are asking our shareholders to approve the following non-binding resolution at the Special Meeting:

“RESOLVED, that the shareholders of Frederick’s of Hollywood Group Inc. approve, on a non-binding advisory basis, the “golden parachute” compensation based on or otherwise related to the Merger that the Company’s named executive officers will or may receive in connection with the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Interests of Executive Officers.””

Vote Required and Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the Merger. Accordingly, you may vote not to approve the Merger-Related Compensation Proposal and vote to approve the Merger and adopt the Merger Agreement and vice versa.

Approval of this resolution, commonly referred to as a “say-on-golden-parachute” resolution, requires the affirmative vote of a majority of the votes cast at the Special Meeting with respect to the Merger-Related Compensation Proposal. For purposes of this proposal, abstentions and shares deemed present at the meeting but not entitled to vote with respect to the proposal (because of either shareholder withholding or broker non-vote) are not deemed voted and therefore will have no effect on this proposal. If you fail to submit a proxy or vote in person at the Special Meeting, the shares of Common Stock not voted will not be counted in respect of, and will not have an effect on, this proposal.

Because the vote is advisory in nature only, it will not be binding on either the Company or the Parent regardless of whether the Merger is completed. Approval of the Merger-Related Compensation Proposal is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger. Because the compensation to be paid in connection with the Merger is based on contractual arrangements with the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the contractual conditions applicable thereto, if the Merger is completed.

Because the Rollover Shareholders beneficially hold more than a majority of our outstanding shares of Common Stock as of the record date, they can approve or disapprove the Merger-Related Compensation Proposal regardless of how any other shareholder votes.

THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE LEAD DIRECTOR, RECOMMENDS THAT YOU VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

DISSENTERS’ RIGHTS

Sections 623 and 910 of the NYBCL provide that if the Merger is consummated, holders of shares of our Common Stock entitled to vote on the approval of the Merger and adoption of the Merger Agreement who object to such actions in writing prior to or at the Special Meeting, but before the vote, and who follow the procedures specified in Section 623 (summarized below) will have the right to receive cash payment of the fair value of their shares of Common Stock if the proposed corporate actions are taken. The express procedures of Section 623 must be followed precisely; if they are not, holders of shares of Common Stock will lose their right to dissent. As described more fully below, such “fair value” would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that holders of shares of Common Stock exercising dissenters’ rights will receive consideration equal to or greater than the merger consideration.

The statutory procedures outlined below are complex. What follows is a summary and is qualified in its entirety by reference to the full text of Section 623 and Section 910 of the NYBCL, which are attached hereto as Annex H. Holders of shares of Common Stock wishing to exercise their dissenters’ rights should consult their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

Any holder of shares of Common Stock who is entitled to vote on the approval of the Merger and adoption of the Merger Agreement will have the right to receive cash payment of the fair value of his or her shares of Common Stock and the other rights and benefits provided in Section 623 if such shareholder:

•	files with the Company a written objection to the Merger and Merger Agreement prior to the vote by the Company shareholders on the approval of the Merger and the adoption of the Merger Agreement. The written objection must include: (1) notice of the shareholder’s election to dissent; (2) the shareholder’s name and residence address; (3) the number of shares of Common Stock as to which the shareholder dissents; and (4) a demand for payment of the fair value of such shares of Common Stock if the proposed corporate actions are taken; and
•	does not vote in favor of the approval of the Merger and adoption of the Merger Agreement.

A vote against approval of the Merger and adoption of the Merger Agreement will not satisfy the requirement of filing a written objection. Failure to vote against approval of the Merger and adoption of the Merger Agreement will not waive the right of a holder of shares of Common Stock to receive payment if such holder has filed a written objection in accordance with Section 623 and has not voted in favor of approval of the Merger and adoption of the Merger Agreement. If a holder of shares of Common Stock abstains from voting on approval of the Merger and adoption of the Merger Agreement, this will not waive his or her dissenters’ rights so long as the appropriate written objection to the approval of the Merger and adoption of the Merger Agreement are properly and timely filed. Since a proxy left blank will be voted for approval of the Merger and adoption of the Merger Agreement, any holder of shares of Common Stock who wishes to exercise his or her dissenters’ rights must either vote against approval of the Merger and adoption of the Merger Agreement or abstain. Written objection prior to the vote by the Company shareholders on the approval of the Merger Agreement and adoption of the Merger Agreement may not be required from any holder of shares of Common Stock to whom the Company did not give proper notice of the Special Meeting of shareholders contemplated by this proxy statement.

A holder of shares of Common Stock may not dissent as to less than all shares of Common Stock held of record by him or her that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares of Common Stock as to less than all of the shares of Common Stock of such owner held of record by the nominee or fiduciary for such beneficial owner.

All written objections to the Merger and notices of election to dissent should be addressed to:

Frederick’s of Hollywood Group Inc.
6255 Sunset Boulevard
Hollywood, California 90028
Attention: Secretary

If the Merger Agreement is approved and adopted by the Company’s shareholders, within 10 days after such action the Company will give written notice of such approval and adoption by registered mail to each holder of shares of Common Stock who filed a timely written objection or from whom written objection was not required, except for any holder of shares of Common Stock who voted in favor of approval of the Merger and adoption of the Merger Agreement. Any holder of shares of Common Stock from whom objection was not required and who elects to dissent must file with the Company, within 20 days after the giving of such notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the number of shares of Common Stock as to which he or she dissents and a demand for payment of the fair value for his or her Common Stock.

Either at the time of filing of the notice of election to dissent or within one month after the filing of the notice of election to dissent, a dissenting holder of Common Stock must submit the certificates representing his or her shares of Common Stock to the Company, or to its transfer agent, which shall note conspicuously on the certificates that a notice of election has been filed and will then return such certificates to such holder. Any holder of Common Stock who fails to submit his or her certificates for notation within one month after the filing of the notice of election to dissent shall, at the option of the Company upon written notice to such holder of Common Stock within 45 days from the date of filing of such notice of election to dissent, lose his or her dissenters’ rights unless a court, for good cause shown, otherwise directs.

Within 15 days after the expiration of the period within which holders of Common Stock may file their notices of election to dissent, or within 15 days after the completion of the Merger, whichever is later (but in no case later than 90 days after the Company's shareholders approve the Merger and adopt the Merger Agreement), the surviving corporation will make a written offer by registered mail to each holder of Common Stock who has filed a notice of election to pay for his or her dissenting shares of Common Stock at a specified price which the surviving corporation considers to be their fair value. If the Merger has occurred, such offer must be accompanied by an advance payment to each holder of Common Stock who has submitted, in accordance with the foregoing requirements, his or her share certificates to the Company of an amount equal to 80% of the amount of the offer or, if such holder has not yet submitted his or her share certificates, a statement that an advance payment equal to 80% of the offer will be made promptly upon submission of his or her certificates. Acceptance of such payment shall not constitute a waiver of any dissenters’ rights. The offer must be made at the same price per share to all the holders of Common Stock who have filed their notices of election to dissent before the expiration of the period within which to do so. If, within 30 days after the making of an offer, the surviving corporation and any holder of shares of Common Stock agree on the price to be paid for his or her shares, the balance of payment for such shares must be made within 60 days after the making of the offer or the completion of the Merger, whichever is later, upon surrender of the certificates representing such shares of Common Stock.

If the surviving corporation fails to make an offer to dissenting holders of shares of Common Stock within the 15-day period described above, or if it makes the offer and any dissenting holder of shares of Common Stock fails to agree with it within 30 days thereafter upon the price to be paid for his or her shares, the surviving corporation is required, within 20 days after the expiration of whichever is the applicable of the two periods referred to above, to institute a special proceeding in the Supreme Court of the State of New York in the judicial district in which the office of the surviving corporation is located to determine the rights of dissenting holders of shares of Common Stock and to fix the fair value of their shares of Common Stock. If the Company fails to institute such proceeding within such 20-day period, any dissenting holder of shares of Common Stock may institute such proceeding for the same purpose not later than 30 days after the expiration of such 20-day period. If such proceeding is not instituted within such 30-day period, all dissenters’ rights are lost unless the Supreme Court of the State of New York, for good cause shown, otherwise directs.

During each proceeding, the court will determine whether each dissenting holder of shares of Common Stock who has not agreed to an offer by the Company is entitled to receive payment for his or her shares and, if so, will fix the value of such shares, which shall be the fair value as of the close of business on the day prior to the date the Company's shareholders voted to approve the Merger and adopt the Merger Agreement, taking into consideration the nature of the transaction giving rise to the right of the dissenting holder of shares of Common Stock to receive payment for his or her shares of Common Stock and its effect on the surviving corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares of Common Stock without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the date of the completion of the Merger to the date of payment unless the court finds that the refusal by a dissenting holder of Common Stock to accept the surviving corporation’s offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear his, her or its respective costs and expenses unless the court finds the refusal by any such dissenting holders to accept the surviving corporation’s offer of payment was arbitrary, vexatious or otherwise not in good faith, in which case the court, in its discretion, may apportion and assess the Company’s costs against any or all such dissenting holders. The court, in its discretion, may also apportion or assess any part of the costs of dissenting holders of Common Stock against the surviving corporation if it finds that the fair value of the dissenting holders’ shares of Common Stock as determined materially exceeds the amount which the surviving corporation offered to pay, or that no offer or advance payment was made by the surviving corporation, or that the surviving corporation failed to institute such special proceeding within the specified period, or that the actions of the surviving corporation in complying with its obligations under Section 623 of the NYBCL were arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, the surviving corporation shall pay to each dissenting holder of shares of Common Stock the amount found to be due him or her upon the surrender by such holder of all certificates representing dissenting shares.

The enforcement by a holder of shares of Common Stock of his or her right to receive payment for shares in accordance with Section 623 of the NYBCL excludes the enforcement by such holder of Common Stock of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless the holder of Common Stock timely withdraws his or her notice of election or the Merger is abandoned), except that the holder of Common Stock will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the Merger will be or is unlawful or fraudulent as to him or her. A notice of election by a holder of Common Stock may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares of Common Stock by the Company, but no withdrawal may be made later than 60 days from the completion of the Merger (unless the Company failed to make a timely offer) without the consent of the Company.

In view of the complexity of Sections 623 and 910 of the NYBCL, shareholders who may wish to dissent from the Merger and pursue dissenters’ rights should consult their legal advisors.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028, Attn: Secretary or by calling our secretary, Thomas Rende, at (212) 779-8300. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the Merger is completed, we may not hold an annual meeting of shareholders in 2014. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders and we will hold a 2014 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2014 annual meeting will be held. If the 2014 meeting is held, shareholder proposals will be eligible for inclusion in the proxy statement and form of proxy for our 2014 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

In order for any shareholder proposal to be eligible for inclusion in our proxy statement for such meeting, we must receive them at our principal executive offices a reasonable time before we print proxy materials (because the date of the 2014 annual meeting will have changed by more than 30 days from the date of the 2013 annual meeting) and they must be submitted in compliance with the Rule 14a-8 under the Exchange Act. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the annual shareholder meeting, intention to appear in person or by proxy at the annual shareholder meeting and material interest, if any, in the matter being proposed.

Any shareholder proposal or nomination for director that a shareholder wishes to propose for consideration at the 2014 annual meeting of shareholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with our bylaws. Any such shareholder proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with our bylaws. Pursuant to SEC Rule 14a-4(c)(1), if we receive any shareholder proposal that is intended to be presented at the 2014 annual meeting, without inclusion in the proxy statement for the meeting, at our principal executive offices after a reasonable time before we print proxy materials (because the date of the 2014 annual meeting will have changed by more than 30 days from the date of the 2013 annual meeting), the proxies designated by the Board will have discretionary authority to vote on such proposal.

Shareholders who wish to recommend to the Nominating and Governance Committee a candidate for election to the Board of Directors should send their letters to Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028, Attention: Nominating and Governance Committee. The Corporate Secretary will promptly forward all such letters to the members of the Nominating and Governance Committee. Shareholders must follow certain procedures to recommend to the Nominating and Governance Committee candidates for election as directors. In general, to provide sufficient time for the Nominating and Governance Committee to evaluate candidates recommended by shareholders to be considered for nomination in connection with our Annual Meeting of Shareholders, the Corporate Secretary must receive the shareholder’s recommendation no later than thirty days after the end of our fiscal year.

The recommendation must contain the following information about the candidate:

•	Name and age;
•	Current business and residence addresses and telephone numbers, as well as residence addresses for the past 20 years;
•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 20 years (or such shorter period as the candidate has been in the workforce);
•	Educational background;
•	Permission for us to conduct a background investigation, including the right to obtain education, employment and credit information;
•	Three character references and contact information;
•	The number of shares of our common stock beneficially owned by the candidate;
•	The information that would be required to be disclosed by us about the candidate under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and
•	A signed consent of the nominee to serve as a director of our company, if elected.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section of the SEC. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, upon written request to the Secretary, Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Common Stock entitled to vote at the Special Meeting. In order to ensure timely delivery of such documents prior to the Special Meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a shareholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to the Secretary, Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028.

Our Annual Report on Form 10-K for the fiscal year ended July 27, 2013, filed with SEC on October 25, 2013, the amendment to the Annual Report filed on November 22, 2013, and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 25, 2014 filed with the SEC on March 11, 2014 are attached to this proxy statement as Annexes F-1, F-2 and G, respectively, and are included in and constitute part of, this proxy statement (except with respect to any reference in such documents to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995).

Because the Merger is a “going private” transaction, the Company, the Rollover Shareholders have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC. We urge you to read the entire Schedule 13E-3 carefully, including the exhibits, in connection with your consideration of the Merger.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FOHG HOLDINGS, LLC

FOHG ACQUISITION CORP.

AND

FREDERICK’S OF HOLLYWOOD GROUP INC.

DATED AS OF DECEMBER 18, 2013

A-1

A-ii

A-iii

TABLE OF EXHIBITS

Exhibit A	Rollover Shareholders
Exhibit B	Form of Rollover Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit E	Form of By-laws of the Surviving Corporation
Exhibit F	Form of Series A Preferred Stock Purchase Agreement

A-iv

INDEX OF DEFINED TERMS

Affiliate	A-44
Affiliate Company Award	A-4
Affiliate Stock Option	A-4
Agreement	A-1
Ancillary Agreements	A-44
Associate	A-44
Bankruptcy and Equity Exception	A-12
Board of Directors	A-1
Book-Entry Shares	A-2
Business	A-44
Business Combination Transaction	A-34
Business Day	A-44
Business Plan	A-44
Capitalization Date	A-10
Cassel Salpeter	A-25
Certificate	A-2
Change in the Company Recommendation	A-5
Closing	A-2
Closing Date	A-2
Code	A-8
Common Shares	A-10
Company	A-1
Company Awards	A-3
Company Balance Sheet	A-25
Company Benefit Plan	A-18
Company Board Recommendation	A-5
Company Contracts	A-44
Company Disclosure Letter	A-9
Company Financial Statements	A-44
Company Intellectual Property	A-21
Company Related Parties	A-39
Company Shareholder Approval	A-25
Company Shareholders Meeting	A-5
Company Shares	A-10
Company Stock Purchase Plan	A-44
Company Termination Fee	A-38
Consents	A-44
Constituent Documents	A-44
Dissenting Shares	A-7
Dodd-Frank Act	A-44
Effective Time	A-2
Environmental Law	A-45
Environmental Permit	A-45
ERISA	A-45
ERISA Affiliate	A-45
Exchange Act	A-45
Excluded Shares	A-45
Expenses	A-45
FCPA	A-16
GAAP	A-45
Governmental Approvals	A-13
Governmental Entity	A-12
Grant Date	A-10
Hazardous Substances	A-45
Indebtedness	A-45
Indemnified Person	A-30
Intellectual Property	A-46
IRS	A-46
Knowledge	A-46
Law	A-46
Lead Director	A-1
Lease	A-46
Leased Personal Property	A-17
Leased Real Property	A-17
Liens	A-46
Material Adverse Effect	A-46
Merger	A-1
Merger Certificate	A-2
Merger Consideration	A-2
Merger Sub	A-1
NYBCL	A-46
NYSE MKT	A-10
Off-the-Shelf Software	A-47
Order	A-47
OTCQB Marketplace	A-47
Owned Real Property	A-47
Parent	A-1
Parent Material Adverse Effect	A-27
Parent Termination Fee	A-39
Parent-Related Parties	A-39
Parties	A-1
Paying Agent	A-7
Paying Agent Agreement	A-7
Payment Fund	A-7
Permits	A-16
Permitted Lien	A-47
Person	A-47
Proceeding	A-47
Proxy Statement	A-5
Public Shareholders	A-1
Related Person	A-47
Release	A-47
Representatives	A-47
Rollover Agreement	A-1
Rollover Director	A-47

A-v

Rollover Shareholders	A-1
Rollover Shares	A-1
Sarbanes-Oxley Act	A-47
Schedule 13E-3	A-5
SEC	A-47
SEC Clearance	A-6
SEC Reports	A-47
Securities Act	A-10
Series A Certificate of Amendment	A-47
Series A Preferred Shares	A-10
Series A Preferred Stock Purchase Agreement	A-48
Series B Preferred Shares	A-10
Software	A-48
Stock Option	A-3
Subsidiary	A-48
Superior Proposal	A-35
Suppliers	A-17
Surviving Corporation	A-1
Takeover Proposal	A-34
Tax	A-48
Tax Return	A-48
Taxing Authority	A-48
Termination Date	A-48
Third Party	A-48
Trade Secrets	A-48
Transfer Tax	A-48
Transmittal Documents	A-7
Voting Agreement	A-1
WARN Act	A-21
Warrant	A-48

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 18, 2013, is entered into by and among FOHG HOLDINGS, LLC, a Delaware limited liability company (“Parent”), FOHG ACQUISITION CORP., a New York and wholly-owned subsidiary of Parent (“Merger Sub”), and FREDERICK’S OF HOLLYWOOD GROUP INC., a New York corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”). Certain capitalized terms used in this Agreement and not otherwise defined are used as defined in Section 8.11.

RECITALS

WHEREAS, as of the date of this Agreement, the Persons listed on Exhibit A (the “Rollover Shareholders”) own, in the aggregate, 27,678,679 Common Shares (as defined herein), 56,778 Series A Preferred Shares (as defined herein) and 107,576 Series B Preferred Shares (as defined herein) (the “Rollover Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Rollover Shareholders are entering into a rollover agreement with Parent and Merger Sub, dated as of the date of this Agreement (the “Rollover Agreement”) substantially in the form of Exhibit B, providing for the contribution immediately prior to the Effective Time of the Rollover Shares to Parent, in exchange for that class and number of membership interests of Parent set forth opposite such Rollover Shareholder’s name on Exhibit A to the Rollover Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) (other than the Rollover Director, who abstained and recused himself from all discussions relating to the negotiations (except to the extent his presence was specifically requested by the Lead Director), and all deliberations with respect to the approval and adoption, of this Agreement, the Ancillary Agreements and the Merger), based on the recommendation of Milton Walters, the lead director of the Board of Directors (the “Lead Director”), has determined that a business combination with Parent, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and the holders of Common Shares, other than the Rollover Shareholders and any Affiliate or Associate of the Rollover Shareholders (such holders, the “Public Shareholders”);

WHEREAS, the Board of Directors (other than the Rollover Director, who abstained and recused himself from all discussions relating to the negotiations (except to the extent his presence was specifically requested by the Lead Director), and all deliberations with respect to the approval and adoption, of this Agreement, the Ancillary Agreements and the Merger), based on the recommendation of the Lead Director, has (a) approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, and (b) recommended approval and adoption of this Agreement by the shareholders of the Company; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Rollover Shareholders and Parent are entering into a voting agreement with the Company, substantially in the form of Exhibit C (the “Voting Agreement”), pursuant to which, among other things, the Rollover Shareholders and Parent have agreed to vote the Rollover Shares in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

Section 1.02. Closing.  The closing of the transactions contemplated by Section 1.01 (the “Closing”) shall take place on a date to be specified by Parent after all of the conditions set forth in Article VI have been satisfied or waived other than those conditions that by their nature are to be satisfied at the Closing (the “Closing Date”), unless this Agreement has been theretofore terminated pursuant to its terms or unless another date is agreed to in writing by Parent and the Company. If Parent fails to specify such closing date after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), the Closing Date shall be no later than three (3) Business Days after such conditions have been satisfied or waived (or the Termination Date, if earlier), unless this Agreement has been theretofore terminated pursuant to its terms. The Closing shall occur at the offices of Milbank, Tweed, Hadley & McCloy LLP at One Chase Manhattan Plaza, New York, New York, or as otherwise agreed in writing by the Parties. At the Closing, the Company and Parent shall file a certificate of merger executed in accordance with, and in such form as is required by, the NYBCL (the “Merger Certificate”) with the Department of State of the State of New York in respect of the Merger, and the Merger shall become effective upon such filing or at such later time as is agreed to by the Company and Parent and specified in the Merger Certificate (the time at which the Merger becomes effective is herein referred to as the “Effective Time”)

Section 1.03. Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the NYBCL (including Section 906 thereof).

Section 1.04. Certificate of Incorporation and By-laws.  The certificate of incorporation and the by-laws of the Company shall be amended in the Merger to read in their entirety in the form of Exhibit D (in the case of the certificate of incorporation) and Exhibit E (in the case of the by-laws), and, as so amended, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the NYBCL.

Section 1.05. Directors.  The directors of Merger Sub immediately prior to the Effective Time shall from and after the Effective Time be the initial directors of the Surviving Corporation, each to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until their earlier death, resignation or removal, or as otherwise provided by Law.

Section 1.06. Officers.  The officers of the Company immediately prior to the Effective Time shall from and after the Effective Time be the initial officers of the Surviving Corporation, subject to the applicable provisions of the by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.07. Conversion of Shares.

(a) Common Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of Company Shares, each Common Share issued and outstanding immediately prior to the Merger (other than Excluded Shares and any Dissenting Shares) shall be converted into the right to receive $0.27 in cash, without interest (the “Merger Consideration”). At the Effective Time, all Common Shares (other than Excluded Shares and any Dissenting Shares) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented such Common Share (a “Certificate”) or (ii) uncertificated shares represented by book-entry that immediately prior to the Effective Time represented such Common Shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each Common Share represented by such Certificate or Book-Entry Share, to be paid in consideration therefor, without interest, upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b).

(b) Excluded Shares.  At the Effective Time, all Excluded Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a Certificate that immediately prior to the Effective Time represented such shares, or (ii) Book-Entry Shares that immediately prior to the Effective Time represented such shares, shall cease to have any rights with respect thereto and no consideration shall be delivered in exchange therefor.

(c) Shares of Merger Sub.  At the Effective Time, each share of common stock of Merger Sub shall be converted into one share of newly issued common stock of the Surviving Corporation.

Section 1.08. Stock Options, Company Awards and Warrants.  The provisions of this Section 1.08 shall be applicable to each Stock Option, Company Award and Warrant except (i) each Stock Option, Company Award and Warrant held by the Rollover Shareholders (which are subject to Section 1.09), or (ii) to the extent that Parent and the holder of a Stock Option, Company Award and/or Warrant, as applicable, otherwise agree in writing prior to the Closing Date.

(a) Stock Options.  Prior to the Effective Time, the Company shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.08(a) and without any payment therefor except as otherwise provided in this Section 1.08(a), of all outstanding options to purchase Common Shares (each, a “Stock Option”) outstanding at the Effective Time (whether or not then vested or exercisable). As of the Effective Time, each Stock Option shall be cancelled (and to the extent formerly so vested or exercisable shall no longer be vested or exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment, if any, in cash from the Company (less any applicable withholding taxes), as promptly as reasonably practicable following the Effective Time, equal to (i) the amount, if any, by which the Merger Consideration exceeds the exercise price per share with respect to such Stock Options, multiplied by (ii) the total number of Common Shares then issuable upon the exercise of such Stock Options (whether or not then vested or exercisable). Each Stock Option, when cancelled pursuant to this Section 1.08(a), shall no longer represent the right to acquire Company Shares and shall represent the right to receive the cash consideration, if any, as set forth in this Section 1.08(a). Notwithstanding the foregoing, no Stock Option shall be subject to this Section 1.08(a), if, in accordance with its terms, upon consummation of the Merger, (i) the exercise price per Company Share of such Stock Option will be greater than the Merger Consideration per Company Share and (ii) the holder of such Stock Option will be entitled to receive, upon exercise of such Stock Option, only the Merger Consideration multiplied by the number of Company Shares subject to such Stock Option. For the avoidance of doubt, in the event that a Stock Option is forfeited by its terms prior to the Effective Time, the holder thereof shall not be entitled to any payment in respect of such Stock Option pursuant to this Section 1.08(a) or otherwise.

(b) Other Awards.  Prior to the Effective Time, the Company shall take all action necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.08(b) and without any payment therefor except as otherwise provided in this Section 1.08(b), of each award, including each share of restricted Company Shares, restricted stock unit, performance share and stock equivalent (whether or not then vested or exercisable), but excluding Stock Options outstanding immediately before the Effective Time (the “ Company Awards”). As of the Effective Time, each Company Award shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment in cash from the Company (less any applicable withholding taxes), as promptly as reasonably practicable following the Effective Time, equal to (i) the amount, if any, by which the Merger Consideration exceeds the exercise price per share, if any, with respect to such Company Award multiplied by (ii) the total number of Common Shares then issuable with respect to such Company Award. For the avoidance of doubt, in the event that a Company Award is forfeited by its terms prior to the Effective Time, the holder thereof shall not be entitled to any payment in respect of such Company Award pursuant to this Section 1.08(b) or otherwise. Each Company Award, when cancelled pursuant to this Section 1.08(b), shall no longer represent the right to acquire Company Shares and shall represent the right to receive the cash consideration, if any, as set forth in this Section 1.08(b).

(c) Warrants.  Prior to the Effective Time, the Company shall take all action necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.08(c) and without any payment therefor except as otherwise provided in this Section 1.08(c), of each Warrant that is issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable). As of the Effective Time, each Warrant shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive, as of the Effective Time, as promptly as reasonably practicable after the Effective Time, an amount in cash equal to (i) the amount, if any, by which the Merger Consideration exceeds the exercise price per share with respect to such Warrant, multiplied by (ii) the total number of Common Shares then issuable upon the exercise of such Warrant. Each Warrant, when cancelled pursuant to this Section 1.08(c), shall no longer represent the right to acquire Company Shares and shall represent the right to receive the cash consideration, if any, as set forth in this Section 1.08(c). Notwithstanding the foregoing, no Warrant shall be subject to this Section 1.08(c), if, in accordance with its terms, upon consummation of the Merger, (i) the exercise price per Company Share of such Warrant will be greater than the Merger Consideration per Company Share and (ii) the holder of such Warrant will be entitled to receive, upon exercise of such Warrant, only the Merger Consideration multiplied by the number of Company Shares subject to such Warrant.

(d) Required Action.  At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall adopt any and all resolutions and take any and all other actions which are reasonably necessary to effectuate the provisions of Sections 1.08(a), (b) and (c). The Company shall use reasonable best efforts to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver any payments (other than as set forth in this Section 1.08 or Section 1.09 below), any Company Shares or other capital stock of the Company or Parent to any Person pursuant to or in settlement of Stock Options, Company Awards, or Warrants.

Section 1.09. Stock Options, Company Awards and Warrants Held by Rollover Shareholders.

(a) Stock Options.  Prior to the Effective Time, the Company, Parent and Merger Sub shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.09(a) and without any payment therefor except as otherwise provided in this Section 1.09(a), of all Stock Options held by the Rollover Shareholders outstanding immediately prior Effective Time (whether or not then vested or exercisable) (each such Stock Option, an “Affiliate Stock Option”). As of the Effective Time, each Affiliate Stock Option shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) on the terms and conditions set forth in the Rollover Agreement.

(b) Other Awards.  Prior to the Effective Time, the Company, Parent and Merger Sub shall take all action necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.09(b) and without any payment therefor except as otherwise provided in this Section 1.09(b), of any Company Awards held by the Rollover Shareholders that are outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each such Company Award, an “Affiliate Company Award”). As of the Effective Time, each Affiliate Company Award shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) on the terms and conditions set forth in the Rollover Agreement.

(c) Warrants.  Prior to the Effective Time, the Company, Parent and Merger Sub shall take all action necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 1.09(c) and without any payment therefor except as otherwise provided in this Section 1.09(c), of each Warrant held by the Rollover Shareholders, that is issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each such Warrant, an “Affiliate Warrant”). As of the Effective Time, each Affiliate Warrant shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) on the terms and conditions set forth in the Rollover Agreement.

(d) Required Action.  At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, and Parent and Merger Sub shall adopt any and all resolutions and take any and all actions which are necessary to effectuate the provisions of Sections 1.09(a), (b) and (c). The Company, Parent and Merger Sub shall use reasonable best efforts to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver any payments (other than as set forth in this Section 1.09 or Section 1.08 above), any Company Shares or other capital stock of the Company or Parent to any Person pursuant to or in settlement of Affiliate Stock Options, Affiliate Company Awards, or Affiliate Warrants.

Section 1.10. Shareholders Meeting; Proxy Materials and Other SEC Filings.

(a) The Company, acting through or under direction of the Board of Directors, upon the recommendation of the Lead Director, shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable after SEC Clearance of the Proxy Statement (each such term as defined below) by the SEC (the “Company Shareholders Meeting”), for the purpose of obtaining the Company Shareholder Approval with respect to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and (ii) use reasonable best efforts to solicit the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the vote required for the Company Shareholder Approval; provided that, in the event of a Change in the Company Recommendation pursuant to Section 5.07(c) or Section 5.07(d), notwithstanding clause (ii) of this Section 1.10(a), the Company may disclose the fact of such Change in the Company Recommendation in any solicitation made by the Company to its shareholders. The Board of Directors and the Lead Director shall recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company as set forth in Section 3.21 (the “Company Board Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent or any of its Affiliates, such Company Board Recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such Company Board Recommendation, including approving or recommending or proposing to approve or recommend a Takeover Proposal with respect to the Company or failing to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (collectively, a “Change in the Company Recommendation”); provided, however, that the Board of Directors or the Lead Director may make a Change in the Company Recommendation pursuant to and in accordance with Section 5.07(c) or Section 5.07(d) hereof. Notwithstanding any Change in the Company Recommendation, unless this Agreement shall have been terminated in accordance with its terms, the Company shall submit this Agreement to the holders of Company Shares as promptly as reasonably practicable for the purpose of obtaining the Company Stockholder Approval at the Company Shareholders Meeting. The Company shall, upon the reasonable request of Parent, advise Parent in writing at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Shareholder Approval. Without the prior written consent of Parent, the approval of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter which the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholders Meeting, except as otherwise required by applicable Law.

(b) As promptly as practicable following the date of this Agreement, in cooperation with, and subject to, the approval of the Lead Director, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A relating to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company’s shareholders (as amended or supplemented, the “Proxy Statement”), and the Company and Parent shall prepare and file with the SEC a Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3 ”). As promptly as practicable following the date of this Agreement, Parent shall request from the Rollover Shareholders any information about such Persons that is required to be included in the Proxy Statement or the Schedule 13E-3. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3, respectively, to be filed with the SEC not later than the date that is twenty (20) Business Days after the date of this Agreement. The Company shall use its reasonable best efforts to ensure that the Proxy Statement, and the Company and Parent shall use its reasonable best efforts to ensure that the Schedule 13E-3, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by a Party other than the Company or its Subsidiaries specifically for inclusion therein. Each of the Company and Parent shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Proxy Statement or Schedule 13E-3 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Parties shall cooperate with each other in connection with the preparation of the foregoing documents and the SEC’s review of such documents. The Company shall use its reasonable best efforts to have the Proxy Statement, and the Parent shall use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.

(c) The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable, but in no event more than five (5) Business Days, after the Proxy Statement is cleared by the SEC or the expiration of the review period therefor if there is or has been no review by the SEC (“SEC Clearance”). The Company shall retain a proxy solicitor on terms reasonably acceptable to Parent in connection with the solicitation of the Company Shareholder Approval.

(d) The Company shall promptly notify Parent in writing of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3. Parent shall promptly notify the Company in writing of the receipt of any oral or written comments by Parent from the SEC relating to the Schedule 13E-3. The Company shall cooperate with Parent with respect to, and provide Parent with a reasonable opportunity to review and comment on, drafts of the Proxy Statement (including each amendment or supplement thereto), and the Parties shall cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the Parties shall provide each other with copies of all such filings made and correspondence with the SEC.

(e) If at any time prior to the Effective Time, any information should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify in writing the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and disseminated by the Company to the shareholders of the Company.

(f) Parent and Merger Sub shall promptly provide in writing any information reasonably requested by the Company with respect to Parent, Merger Sub or their respective Affiliates or Associates as may be reasonably deemed relevant by such Party for use in the Proxy Statement or for the purposes of complying with Schedule 13E-3 filing requirements and assisting the Company in fulfilling its related obligations under this Section 1.10.

Section 1.11. Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of any Party, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of any Party, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES

Section 2.01. Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and which are held by a shareholder (i) who shall have neither voted for adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 910 of the NYBCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at the Effective Time unless and until the holder of such Common Shares fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 910 of the NYBCL) the demand for such appraisal or shall become ineligible for such appraisal or if a court of competent jurisdiction shall make a final, non-appealable determination that such holder is not entitled to the relief provided by Section 910 of the NYBCL with respect to such Dissenting Shares, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted or deemed to have been converted, as the case may be, into the right to receive the Merger Consideration in the manner provided in Section 1.07. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals (or attempted withdrawals) of demands for appraisal and any other instruments served pursuant to Section 910 of the NYBCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.02. Payment Fund.

(a) Payment Fund.  Prior to the Effective Time, Parent and the Company shall enter into an agreement (the “Paying Agent Agreement”) with a bank or trust company selected by Parent and reasonably satisfactory to the Company to act as paying agent hereunder for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration (the “Paying Agent”). Contemporaneously with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of Common Shares (other than Excluded Shares and any Dissenting Shares), an amount of cash representing the aggregate Merger Consideration payable pursuant to Section 1.07. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Payment Fund.”

(b) Payment Procedures.  As soon as reasonably practicable, but no later than the fifth (5th) day, after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Common Shares (other than Excluded Shares and any Dissenting Shares) (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration pursuant to Section 1.07. Upon surrender of such a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate or Book-Entry Share, without any interest thereon, less any required withholding of taxes, and the Certificate or Book-Entry Share so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay any Transfer Tax or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such Tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of such a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with Book-Entry Shares. No interest will be payable on any Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Company Shares (other than Excluded Shares and any Dissenting Shares) formerly represented by such Certificate or Book-Entry Share. The Payment Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Payment Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Certificates and the Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares represented by such Certificates or Book-Entry Shares.

(c) Termination of the Payment Fund.  Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the Public Shareholders on the first (1st) anniversary of the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any Public Shareholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as a general creditor thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) No Liability.  None of the Company, the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Investment of the Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund, in accordance with the Paying Agent Agreement, as directed by Parent on a daily basis in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; provided that any gain or loss thereon shall not affect the amounts payable to the shareholders of the Company pursuant to Article I or this Article II and the Surviving Corporation shall promptly replace or cause to be replaced any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.02(e). Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

(f) Withholding Rights.  Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to such Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent (or, after the first anniversary of the Effective Time, the Surviving Corporation), which shall be responsible for making payment for such lost, stolen or destroyed Certificates pursuant to the terms hereof.

Section 2.03. Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing Company Shares shall cease to have any rights with respect to such shares, except as provided in this Agreement or by applicable Law. Any Certificate or Book-Entry Share presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and, in the case of any Certificates or Book-Entry Shares representing Company Shares (other than Excluded Shares and any Dissenting Shares), exchanged for the Merger Consideration pursuant to the terms of this Article II.

Section 2.04. Adjustments to Prevent Dilution.  In the event that prior to the Effective Time, solely as a result of a reclassification, combination, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Shares, there is a change in the number of Company Shares outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for Company Shares, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the SEC Reports filed with or furnished to the SEC on or after June 14, 2011 through the date that is two (2) Business Days prior to the date of this Agreement (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) disclosed to Parent and Merger Sub in a letter (the “Company Disclosure Letter”) delivered to them by the Company prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such letter relates, provided, that any disclosure set forth in any section of the Company Disclosure Letter shall be deemed set forth for purposes of any other section to which such disclosure is relevant, to the extent that it is reasonably apparent that such disclosure is relevant to such other section), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01. Corporate Organization.  The Company and each of its Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such variances from the matters set forth in this sentence as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.01 of the Company Disclosure Letter sets forth the name of each Person that is not a Subsidiary of the Company but in which the Company holds an equity interest, and in each case its capitalization, ownership and state of jurisdiction of its organization.

Section 3.02. Capital Structure of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 200,000,000 common shares, par value $0.01 per share, of the Company (the “Common Shares”), and 10,000,000 shares of preferred stock. As of the close of business on December 13, 2013 (the “Capitalization Date”), (i) 39,273,254 Common Shares were issued and outstanding, (ii) no Common Shares were held in treasury by the Company, (iii) 56,778 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “ Series A Preferred Shares”) were issued and outstanding, (iv) no Series A Preferred Shares were held in treasury by the Company, (v) 107,576 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Shares” and, together with the Common Shares and the Series A Preferred Shares, the “Company Shares”) were issued and outstanding and (vi) no Series B Preferred Shares were held in treasury by the Company. All issued and outstanding equity securities of the Company are duly authorized, validly issued, fully paid and nonassessable.

(b) Section 3.02(b) of the Company Disclosure Letter contains a schedule, as of the Capitalization Date, setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding equity compensation award in respect of Common Shares. With respect to each Stock Option and Company Award (i) each grant of a Stock Option or Company Award was duly authorized by all necessary corporate action, including, as applicable, approval by the Board of Directors, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the shareholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto following the date on which such Stock Option or Company Award was granted (the “Grant Date”), (ii) each such grant was made in accordance with the terms of the applicable plan pursuant to which the grant was effectuated, the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act and all other applicable Laws, including the rules of the NYSE MKT LLC (the “NYSE MKT”) or the OTCQB Marketplace (as applicable), (iii) the per share exercise price of each Stock Option and Company Award was not less than the fair market value of a share of the applicable Common Shares on the applicable Grant Date, (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company Financial Statements in accordance with the Exchange Act and all other applicable Laws, and (v) no modifications have been made to any such grants after the Grant Date. The Stock Options and Company Awards may, by their terms, be treated in accordance with Sections 1.08(a) and (b), without the requirement of any consent or release from the holders thereof.

(c) Section 3.02(c) of the Company Disclosure Letter contains a schedule, as of the Capitalization Date, setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding Warrant in respect of Common Shares, including the name of the holder of such Warrant, the type of entity of such holder, the number of Common Shares issuable upon the exercise of such Warrant, the exercise price of such Warrant, the date of grant of such Warrant, the vesting schedule for such Warrant, including the extent vested to date and whether the vesting of such warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events. The Warrants may, by their terms, be treated in accordance with Section 1.08(c), without the requirement of any consent or release from the holders thereof.

(d) There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter submitted to shareholders or a separate class of holders of capital stock. As of the date of this Agreement, except for the Series A Preferred Shares and the Series B Preferred Shares and as set forth on Sections 3.02(b) and 3.02(c) of the Company Disclosure Letter, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind relating to issued or unissued capital stock or other securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(e) Except for the Company’s Constituent Documents, this Agreement and the Voting Agreement, there are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting, dividends or disposition of capital stock of the Company.

(f) Section 3.02(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company and sets forth a complete and accurate list of all outstanding securities of each Subsidiary and the registered and beneficial owner thereof. Except as set forth in Section 3.02(f) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the rules and regulations promulgated thereunder, or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any similar attribute of any Subsidiary of the Company.

Section 3.03. Authority Relative to this Agreement and the Ancillary Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, to perform its obligations hereunder and thereunder and, subject to receipt of the Company Shareholder Approval and the filing of the Certificate of Merger in accordance with the NYBCL, to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby and thereby (other than the Company Shareholder Approval and the filing of the Certificate of Merger in accordance with the NYBCL). This Agreement and each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other Party thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law (together, the “Bankruptcy and Equity Exception”).

(b) The Lead Director, at a meeting duly called and held, has approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, and has determined that such transactions are fair to, and in the best interests of, the Public Shareholders. The Board of Directors, based on the recommendation of the Lead Director, has by vote of all of its members (other than the Rollover Director, who abstained and recused himself from all discussions relating to the negotiations (except to the extent his presence was specifically requested by the Lead Director), and all deliberations with respect to the approval and adoption, of this Agreement, the Ancillary Agreements and the Merger) (i) determined that this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Public Shareholders, (ii) approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, (iii) subject to the provisions of Section 5.07(c) and Section 5.07(d), resolved to recommend approval and adoption of this Agreement by the shareholders of the Company as set forth in Section 3.21 and directed that this Agreement and the Merger be submitted to the shareholders of the Company for their approval and adoption and (iv) duly and validly approved and taken all corporate action required to be taken, under the Company’s Constituent Documents and pursuant to applicable Law, including the NYBCL, by the Board of Directors to authorize the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

Section 3.04. No Conflict; Required Filings and Consents.

(a) Except for any consent required under the terms of the Series A Preferred Shares and the Series B Preferred Shares and as set forth in Section 3.04(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with any of the terms or provisions hereof or thereof, will not (i) conflict with or violate the Constituent Documents of the Company or any of its Subsidiaries, (ii) assuming the Governmental Approvals referred to in clauses (i), (iii) and (iv) of Section 3.04(b) are obtained and the filing in clause (ii) of Section 3.04(b) is made, conflict with or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a Consent under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound or affected or (iv) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not require any Consent of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except for (i) the applicable requirements of the Exchange Act, (ii) the filing of appropriate merger and other documents as required by the NYBCL in connection with the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, (iii) the filing and the SEC Clearance of the Proxy Statement and the Schedule 13E-3, (iv) the approvals from other regulatory agencies set forth in Section 3.04(b) of the

Company Disclosure Letter (the matters referred to in clauses (i), (ii), (iii) and (iv) of this sentence, collectively, the “Governmental Approvals”), or (v) any other Consents, filings or notifications the failure of which to be obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.05. SEC Filings and Company Financial Statements.

(a) Since June 14, 2011, the Company has timely filed or furnished all Company Financial Statements, each as finally amended prior to the date of this Agreement, and has complied in all material respects, and all documents required to be filed by the Company with the SEC after the date of this Agreement and prior to the Effective Time will comply in all material respects, with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed.

(b) Since June 14, 2011, none of the Company Financial Statements contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act or otherwise required to file or furnish any forms, reports or other documents with the SEC.

(c) Apart from comment letters available on EDGAR, the Company has made available to Parent true, correct and complete copies of all written comment letters from the staff of the SEC received since June 14, 2011 relating to the Company Financial Statements and all written responses of the Company thereto, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. There are no outstanding or unresolved comments in comment letters from the SEC or its staff with respect to any of the Company Financial Statements. To the Knowledge of the Company, none of the Company Financial Statements is the subject of ongoing SEC review or outstanding SEC investigation. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(d) Except as set forth in Section 3.05(d) of the Company Disclosure Letter, from June 14, 2011 to February 21, 2013 the Company was in all material respects in full compliance with, and did not receive any notice of noncompliance with respect to, the applicable listing and corporate governance rules and regulations of the NYSE MKT.

(e) Each of the Company Financial Statements (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (iii) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnote disclosure as permitted by GAAP), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Company Financial Statements.

(f) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company Financial Statements.

(g) The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or any of its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(h) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors that (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize or report financial information, and (ii) there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(i) As of the date of this Agreement, neither the Company nor, to the Knowledge of the Company, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications made by its executive officers under Section 302 or 906 of the Sarbanes-Oxley Act. To the Company’s Knowledge, there are no existing facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(j) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Financial Statements, and the statements contained in such certifications were true and accurate in all material respects as of the date they were made. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act.

(k) Since June 14, 2011, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from employees of the Company or any of its Subsidiaries regarding questionable accounting or auditing matters, have been received by the Company’s officers or directors. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since June 14, 2011 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief financial officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.

(l) All accounts receivable (including trade receivables and other receivables) have been recorded on the Company Financial Statements in accordance with GAAP and derive from bona fide sales transactions entered into in the ordinary course of business consistent with past practice and are payable on the terms and conditions set forth in the applicable written agreement (net of allowances for doubtful accounts as reflected in the Financial Statements in accordance with GAAP).

(m) All inventory reflected in the Company Financial Statements consists of quantity and quality usable and salable in the ordinary course of business consistent with past practices and is not obsolete, defective, damaged or slow moving, and is merchantable and fit for its intended use and is being actively marketed in normal commercial channels, subject only to the allowance for inventory obsolescence as reflected in the Company Financial Statements. All inventory has been properly valued at the lower of cost or market, including the capitalization of labor and overhead costs, in accordance with GAAP, consistently applied. The Company has maintained established controls over the inventory and maintains accurate perpetual records updated periodically for physical inventory accounts.

Section 3.06. Absence of Certain Changes or Events.  Since July 27, 2013 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in all material respects only in the ordinary course consistent with past practice, and there has not been (i) any event, change or occurrence that, individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) any action taken by the Company or any of its Subsidiaries that, if such action was taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.01(a) through (t).

Section 3.07. Proxy Statement and Schedule 13E-3.  None of the information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of Company Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by Parent or Merger Sub specifically for inclusion therein. The Proxy Statement will comply in all material respects with the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

Section 3.08. Litigation.  Except as set forth in Section 3.08 of the Company Disclosure Letter, there are no Proceedings, Orders or SEC inquiries or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective assets or properties, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity, which (a) involves an amount in controversy in excess of $200,000, (b) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (c) could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Order which would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09. Compliance with Laws, Orders, Permits and Regulations.

(a) Each of the Company and its Subsidiaries has at all times been in compliance in all material respects with all applicable Laws and Orders (including Section 404 of the Sarbanes-Oxley Act) and, to the Knowledge of the Company, as of the date of this Agreement, is not under investigation with respect to, and has not been threatened to be charged with or given written notice of, any material violation of any Law or Order, except where the failure to so comply with such Law or Order or the effect of such investigation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits and no such Permit is the subject of any suit or pending proceeding seeking the revocation, suspension, non-renewal or material impairment of such Permit, except for such non-compliance or potential revocation, suspension, non-renewal or impairment, as has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder the (“FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 3.10. Taxes.

(a) Each of the Company and each of its Subsidiaries has (i) duly and timely filed (taking into account extensions) with the appropriate Taxing Authorities all material Tax Returns required to be filed by it in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid all Taxes shown as due and payable by it on such Tax Returns, (iii) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each of its Subsidiaries through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and (iv) complied in all material respects with all Laws applicable to the information reporting, payment and withholding of Taxes and has timely withheld and paid over to the respective proper Taxing Authorities all material Taxes required to be so withheld and paid over.

(b) There is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Taxes or Tax Returns, in each case, the resolution of which would reasonably be expected to result in a material liability or obligation to the Company or any Subsidiary of the Company and no requests for waivers of time to assess any such Taxes have been granted and are still in effect, or are pending. Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity, tax allocation or similar agreement, whether express or implied, other than contracts or agreements entered into in the ordinary course of business or pursuant to the terms of commercial financing arrangements.

(c) There are no material Liens on any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any Tax (other than Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements).

(d) There are no Tax rulings, requests for rulings, closing agreements or other similar agreements or rulings with respect to material Taxes (including any gain recognition agreements under Section 367 of the Code or any application for a change in accounting method under Section 481 of the Code) in effect or filed with any Taxing Authority relating to the Company or any of its Subsidiaries.

(e) Since January 1, 2008, no material claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to Tax in such jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2). The transactions contemplated by this Agreement will not trigger any income or gain to the Company or any of its Subsidiaries for federal income tax purposes under Section 355(e) of the Code in respect of a distribution by the Company or any of its Subsidiaries occurring prior to the Closing.

Section 3.11. Suppliers.

(a) The term “Suppliers” refers to the suppliers or vendors that were among the top ten suppliers or vendors (measured by expenditures) of the Company and its Subsidiaries for the fiscal year ended July 27, 2013. Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Suppliers. No Supplier is a sole source of supply of any material goods, materials or services used by the Company or any Subsidiary. As of the date of this Agreement, none of the Suppliers has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate its relationship with the Company or any Subsidiary, except to the extent that such cancellation or termination has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) As of the date of this Agreement, the Company has not received any written notice that the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, will result in any material loss of business or reduction in volume with any of the Suppliers. There exists no actual or, to the Knowledge of the Company, threatened, termination, cancellation or limitation of, or any adverse modification or change in, the business relationship between the Company or any Subsidiary, on the one hand, and any Supplier, on the other hand, except to the extent that such termination, cancellation, limitation, modification or change has not had and, if it occurred, would not reasonably be expected to have, a Material Adverse Effect.

Section 3.12. Real Estate; Assets.

(a) Section 3.12(a)(i) of the Company Disclosure Letter contains a true, correct and complete list of all Owned Real Property. The Company or one or more of its Subsidiaries has good and marketable fee simple title to all Owned Real Property, each free and clear of all Liens, except Permitted Liens. Except as set forth in Section 3.12(a)(ii) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries (A) lease all or any part of the Owned Real Property or (B) has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Property.

(b) Section 3.12(b)(i) of the Company Disclosure Letter contains a true, correct and complete list of all material real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the “Leased Real Property”). The Company has made available to Parent a true, correct, and complete copy of each Lease for Leased Real Property to which the Company or any of its Subsidiaries is a party, including all amendments thereto. The Company or one of its Subsidiaries has valid leasehold estates in all Leased Real Property, each free and clear of all Liens, except Permitted Liens. The Company or one of its Subsidiaries has exclusive possession of each Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business, true, correct and complete copies of which have been provided to Parent.

(c) Section 3.12(c)(i) of the Company Disclosure Letter contains a true, correct and complete list of all material personal property leased or subleased (whether as lessee or sublessee) by the Company or any Subsidiary of the Company (the “Leased Personal Property”). The Company has made available to Parent a true, correct, and complete copy of each Lease for Leased Personal Property to which the

Company or any of its Subsidiaries is a party, including all amendments thereto. The Company or one of its Subsidiaries has good and valid title in all Leased Personal Property, each free and clear of all Liens, except Permitted Liens. The Company or one of its Subsidiaries has exclusive possession of the Leased Personal Property, other than any use and rights granted to third-party owners, lessors or licensees pursuant to agreements with respect to such property entered in the ordinary course of business, true, correct and complete copies of which have been provided to Parent.

(d) Each Lease is in full force and effect and is valid and enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There is no default under any Lease either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder. Neither the Company nor any of its Subsidiaries has assigned (collaterally or otherwise) or granted any other security interest in the Leases or any interest therein.

(e) (i) There are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any Leased Real Property, and (ii) the Company has not received any notice of the intention of any Governmental Entity or other Person to take any Leased Real Property.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, except for that personal property that is no longer used or useful in the conduct of the Company Business or the respective businesses of each of its Subsidiaries, and in each case free and clear of all Liens other than Permitted Liens. The Owned Real Property and Leased Real Property constitute all interests in real property currently used, occupied or currently held for use in connection with the Company Business as currently conducted.

Section 3.13. Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.13(a) of the Company Disclosure Letter contains a correct and complete list of each material Company Benefit Plan. The term “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other employee compensation and benefit plan, policy, program, arrangement or payroll practice, including any multiemployer plan within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any current or potential liability.

(b) The Company has provided or made available to Parent with respect to each and every Company Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination or opinion letter, if any, received by the Company or Subsidiary from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year; and (vi) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401 (m), 410(b), 415, and 416 of the Code.

(c) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any ERISA Affiliate has any liability (contingent or otherwise)

under any plan subject to Title IV of ERISA. No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company, or any ERISA Affiliate has participated in or withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries. No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of its affiliation with any ERISA Affiliate to any material (i) Tax, penalty or fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws.

(d) With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified (taking into account all applicable matters, including under the Economic Growth and Tax Relief Reconciliation Act of 2001, the Pension Funding Equity Act of 2005 and the Pension Protection Act of 2006) and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code that could not reasonably be corrected without material liability to the Company or any Subsidiary thereof. All amendments and actions required to bring the Company Benefit Plans into conformity in all material respects with all applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time.

(e) There are no material pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims). No stock or other securities issued by the Company or any Subsidiary is held by any Company Benefit Plan.

(f) Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company is in compliance in all material respects with Section 409A of the Code and the rules and regulations promulgated thereunder. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.

(g) Neither the Company nor any Subsidiary thereof provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary. There has been no material violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or, similar requirements under other applicable Law, with respect to any Company Benefit Plan to which such continuation coverage requirements apply.

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) in any material manner (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, consultant or director of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, vesting or funding (pursuant to a rabbi trust or otherwise) of any such compensation or benefits; or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(j) All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have, in all material respects, been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) The Company Stock Purchase Plan was terminated effective as of December 31, 2007, and the Company has made no contributions to the Company Stock Purchase Plan since June 30, 1996. Any and all Common Shares issuable under the Company Stock Purchase Plan have been distributed to each employee in accordance with the terms and conditions of the Company Stock Purchase Plan and the Company has liquidated the Company Stock Purchase Plan in accordance with all applicable Laws and the terms and conditions of the Company Stock Purchase Plan.

Section 3.14. Employees, Labor Matters.

(a) Section 3.14(a) of the Company Disclosure Letter contains a list of the name of each full-time employee as of November 30, 2013 (including active employees and employees on maternity, military, short-term disability, long-term disability, holiday, jury duty, bereavement or other leave), together with such employee’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such employee in effect on such date.

(b) None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to current or former employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees.

(i) There is no unfair labor practice charge or complaint pending before any applicable governmental entity relating to the Company or any of its Subsidiaries or any employee thereof;

(ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees;

(iii) there is no representation claim or petition pending before any applicable governmental entity, and to the Knowledge of the Company, no question concerning representation exists relating to the employees of the Company or any of its Subsidiaries;

(iv) there are no charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable governmental entity responsible for the prevention of unlawful employment practices; and

(v) none of the Company or any of its Subsidiaries has received written notice from any governmental entity responsible for the enforcement of labor or employment Laws of an intention to conduct, and to the Knowledge of the Company, no such governmental agency intends to conduct, an investigation of the Company or any of its Subsidiaries and no such investigation is in progress.

(c) Each of the Company and its Subsidiaries has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. Each of the Company and its Subsidiaries has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of I-9, and to the Knowledge of the Company, none of the Company or any of its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Each of the Company and its Subsidiaries has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company or any of its Subsidiaries, and no employee has ever brought or, to the Knowledge of the Company, threatened in writing to bring a claim for unpaid compensation or employee benefits, including overtime amounts. Each of the Company and its Subsidiaries is, and has been, in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”) and each similar state or local Law.

Section 3.15. Intellectual Property Rights.

(a) Section 3.15 of the Company Disclosure Letter sets forth a complete and correct list of all registered Intellectual Property owned, licensed or, to the Knowledge of the Company, otherwise used, by the Company or any of its Subsidiaries, excluding registered Off-the-Shelf Software and registered Internet domain names accessed by the Company or any of its Subsidiaries in the course of their accessing the Internet (the “Company Intellectual Property”). The Company or one of its Subsidiaries owns a complete and undivided interest in all material Company Intellectual Property free and clear of any Liens (other than Permitted Liens). The Company or one of its Subsidiaries has the right to use the material Company Intellectual Property in all material respects and will continue to have such right after Closing.

(b) All of the Company Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned.

(c) The Company and its Subsidiaries (i) own, or have valid rights to use, all of the Intellectual Property used or held for use in, or necessary for the conduct of the Business, and (ii) have, at all times since the dates of their respective formations, owned or had valid rights to use all of the Intellectual Property used or held for use in the Business.

(d) The Company and its Subsidiaries are in compliance in all material respects with contractual obligations relating to the protection of such of the Company Intellectual Property as they use pursuant to license or other agreement.

(e) To the Knowledge of the Company, the conduct of the Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, except for such infringements or conflicts that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, none of the Company Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company except for such infringements or uses as would not, individually and in the aggregate, have or reasonably be expected to have a Material Adverse Effect. None of the Company Intellectual Property is subject to any outstanding Order by or with any court, tribunal, arbitrator or other Governmental Entity.

Section 3.16. Contracts.

(a) Except as disclosed in the SEC Reports filed with or furnished to the SEC on or after June 14, 2011 or as set forth in Section 3.16(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any agreement which the Company or any of its Subsidiaries was required to file as an exhibit under Item 601(b)(10) of Regulation S-K under the Exchange Act or to disclose on a Current Report on Form 8-K that has not been so filed or disclosed;

(ii) any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict in any material respect the Surviving Corporation or any of its Affiliates or any

successor thereto, from engaging or competing in any line of business or in any geographic area in any manner or restricting the Company or any of its Subsidiaries from freely setting prices for its products (including “most favored customer” pricing provisions);

(iii) any other agreement pursuant to which the Company or any of its Subsidiaries is required to pay or is scheduled to receive (assuming full performance pursuant to the terms thereof) $150,000 or more during the 12-month period following the date of this Agreement;

(iv) with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, any agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, trust deed or other written agreement for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(vi) any written agreement under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(vii) any agreement or arrangement involving the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person (A) for aggregate consideration under such contract (or series of related contracts) in excess of $100,000 or (B) that contain representations, warranties, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, would reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $100,000 (in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory in the ordinary course of business);

(viii) any contracts (or a series of related contracts) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $150,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $200,000 or more, in each case other than (I) those that can be terminated by the Company or any of its Subsidiaries on less than thirty-one (31) days’ notice without payment by the Company or any Subsidiary of any material penalty and (II) contracts entered into by the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(ix) any contracts that are sales, distribution or other similar contracts providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provide for either (a) annual payments to the Company and its Subsidiaries of $150,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $200,000 or more, in each case other than (I) those that can be terminated by the Company or any of its Subsidiaries on less than 61 days’ notice without payment by the Company or any Subsidiary of any material penalty and (II) contracts entered into in the ordinary course of business consistent with past practice;

(x) any agreement or arrangement that would prohibit or materially delay or have a Material Adverse Effect on the Merger and the transactions contemplated hereby;

(xi) any contract relating to any currency hedging;

(xii) any agreement or arrangement prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibiting the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibiting the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

(xiii) any license agreements from which the Company and its Subsidiaries, taken as a whole, have received or paid $150,000 or more during the 12-month period ending with the most recent month end preceding the date of this Agreement, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries;

(xiv) any written agreement that provides for the payment, increase or vesting of any benefits or compensation in connection with the Merger and the transactions contemplated hereby;

(xv) any written agreement (A) that provides compensation, severance or other benefits or rights to any individual (including to any officer, director, employee or consultant) who currently receives annual compensation from the Company and/or any of its Subsidiaries of more than $100,000 or (B) pursuant to which the Company is or may become obligated to make any bonus or similar payment (whether in the form of cash or equity securities but excluding payments constituting base salary) to any individual (including to any officer, director, employee or consultant) who currently receives annual compensation from the Company and/or any of its Subsidiaries of more than $100,000;

(xvi) Any written agreement that contains a put, call, collar, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(xvii) any material settlement agreement or similar written agreement and any settlement agreement or similar written agreement with a Governmental Entity, in each case, under which the Company or any of its Subsidiaries has continuing obligations, liabilities or duties;

(xviii) any written agreement that grants exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person or that limits or purports to limit in any material respect the ability of the Company or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material asset or business;

(xix) any written agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those written agreements in substantially the form of the standard agreements evidencing Stock Options or Company Awards provided or made available to Parent;

(xx) any written agreement under which the Company has granted any Person any registration rights or under which any Person has granted the Company any registration rights; or

(xxi) any other written agreement or group of related written agreements with the same party or group of affiliated parties (other than this Agreement or agreements between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company) under which any party to such written agreement or group of related written agreements is obligated to make payments (whether fixed, contingent or otherwise) in excess of $150,000 per annum or $250,000 during the life of the written agreement or group of written agreements.

(b) Except for guarantees related to the Indebtedness relating to any written agreement set forth in Section 3.16(a)(v) above, neither the Company nor any of its Subsidiaries is a party to any written agreement of guarantee, support, or assumption with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

(c) Except as set forth in the Company Financial Statements, neither the Company nor any of its Subsidiaries is a party to any written agreement for or relating to the employment by it of any director, employee or officer or other type of written agreement with any of its directors or officers that is not terminable by it without cost or other liability, including any written agreement requiring it to make a payment to any director, employee or officer as a result of the Merger, any transaction or any written agreement that is entered into in connection with this Agreement.

(d) Except as set forth in the Company Financial Statements, neither the Company nor any of its Subsidiaries is a party to any written agreement in which its officers, directors, employees or shareholders or any members of their immediate families is directly or indirectly interested (whether as a party or otherwise), including, without limitation, any written agreements relating to loans to officers, directors, employees or shareholders or any members of their immediate families.

(e) All Company Contracts are in written form or summarized in Section 3.16(e) of the Company Disclosure Letter. The Company has delivered or made available to Parent a true, correct and complete written copy of each Company Contract, including all amendments thereto. Neither the Company nor any of its Subsidiaries is in material default under any Company Contract and no event has occurred with respect to the Company or any of its Subsidiaries or, to the Company’s Knowledge, with respect to any other contracting party, that (with or without the lapse of time or the giving of notice, or both) could reasonably be expected to (i) cause a material default under any Company Contract or (ii) give any party (A) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Company Contract, or (B) the right to cancel or terminate any Material Contract. Each of the Company Contracts is, and after the consummation of the transactions will continue to be, in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the Knowledge of the Company, the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.17. Environmental Laws and Regulations.  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has complied during the past three (3) years, and is now in compliance with all applicable Environmental Laws and now holds and is in compliance with all Environmental Permits.

(b) As of the date of this Agreement, no written notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries which remains unresolved, no pending complaint has been filed, no unpaid penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of the Company, threatened in writing by any Person involving the Company or any of its Subsidiaries relating to or arising out of any Environmental Law.

(c) No Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently owned, leased, operated or used by the Company or any of its Subsidiaries that has resulted in or would reasonably be expected to result in any cost, liability, investigation or remediation obligation of the Company or any of its Subsidiaries under any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person, has caused or taken any action that would reasonably be expected to result in any liability, investigation or remediation obligation of the Company or any of its Subsidiaries under any Environmental Law relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently owned, leased, operated or used by the Company or any of its Subsidiaries, or (ii) the use, management, handling, transport, treatment, generation, storage, or Release of, or exposure to, Hazardous Substances.

Section 3.18. Insurance Coverage.  Section 3.18 of the Company Disclosure Letter sets forth a complete and accurate list of all insurance policies maintained by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums currently payable or previously due thereunder have been paid. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five (5) years prior.

Section 3.19. Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not party to a rights agreement, “poison pill” or similar agreement or plan that would have the effect of preventing the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Assuming the satisfaction of the conditions set forth in Section 6.01, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 912 of the NYBCL) or any anti-takeover provision in the Company’s Constituent Documents is, or at the Effective Time will be, applicable to the Company or the transactions contemplated by this Agreement or the Ancillary Agreements, including the Merger, and if and to the extent the Board of Directors has taken, or will take, any action to exempt the Company or the transactions contemplated hereby from, or otherwise waive, amend, supplement or modify, any of the foregoing, the Company has provided, or will provide (as the case may be) Parent with a reasonable opportunity to review and comment on any related resolution, written consent or other document prior to the effectiveness thereof, and has provided (with respect to any such action taken prior to the date hereof) or will provide (with respect to any such action to be taken after the date hereof but before the Effective Time) true, correct and complete final copies of same to Parent promptly following the taking or effectiveness of such action.

Section 3.20. Absence of Undisclosed Liabilities.  The Company and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, required to be reflected on or reserved against in a balance sheet in accordance with GAAP except (i) liabilities and obligations in the respective amounts recorded on or reserved against in the audited balance sheet of the Company and its Subsidiaries for the period ended July 27, 2013 contained in the Company Financial Statements (the “Company Balance Sheet”), (ii) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of the Company Balance Sheet and (iii) liabilities and obligations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.21. Shareholder Approval.  The affirmative vote (in person or by proxy) of the holders of issued and outstanding Common Shares, voting together as a single and separate class, representing at least two-thirds of all the votes entitled to be cast at the Company Shareholders Meeting by holders of Common Shares with respect to the adoption of this Agreement and the transactions contemplated hereby, is the only vote of holders of Common Shares of the Company required to adopt this Agreement under applicable Law and the Company’s governing documents (the “Company Shareholder Approval”). On the date of this Agreement, the Company received duly executed, valid and binding written consents of the holders of the Series A Preferred Shares and the Series B Preferred Shares, respectively, each voting as a single and separate class, representing at least a majority of all the shares entitled to approve the adoption of this Agreement and the transactions contemplated hereby. Such votes, together with the Company Shareholder Approval, satisfy the shareholder approval requirements of the NYBCL and the Company’s Constituent Documents in order for the Company to validly perform its obligations under this Agreement, and there is no other vote of, or actions required by, the shareholders of the Company required under the NYBCL and the Company’s Constituent Documents in order for the Company to validly perform its obligations under this Agreement.

Section 3.22. Third Party Acquisition Agreements.  The Company is not party to, and does not have any liability, duty or other obligation under, any merger agreement, stock purchase agreement, asset purchase agreement, joint venture agreement, or other similar agreement or understanding, whether written or oral, with any Third Party.

Section 3.23. Opinion of Financial Advisor.  The Lead Director has received the opinion of Cassel Salpeter & Co. LLC (“Cassel Salpeter”) to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Merger Consideration to be received in the Merger pursuant to this Agreement by holders of Common Shares (other than the Rollover Shareholders, Parent and any of their respective Affiliates or Associates) is fair, from a financial point of view, to such holders. A true, complete and signed copy thereof will be delivered to Parent solely for informational purposes, promptly following receipt thereof by the Lead Director. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.24. Brokers.  No broker, finder or investment banker (other than Cassel Salpeter) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Cassel Salpeter pursuant to which such firm would be entitled to any payment relating to any of the transactions contemplated hereby, and any brokerage, finder’s or other fee or commission due to Cassel Salpeter in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Company shall be solely the responsibility of the Company or, after the Effective Time, the Surviving Corporation.

Section 3.25. Investment Company.  None of the Company or any Subsidiary is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.01. Organization.  Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.

Section 4.02. Authority Relative to this Agreement and the Ancillary Agreements.  Each of Parent and Merger Sub has all limited liability company or corporate power, respectively, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub, as applicable, have been duly and validly authorized by, in the case of Parent, its managing member and sole member, and in the case of Merger Sub, its board of directors and sole shareholder, and no other limited liability or corporate proceedings on the part of Parent or Merger Sub, as applicable, are necessary to authorize the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and the Ancillary Agreements and, assuming the due authorization, execution and delivery by the other parties thereto, such agreements constitute valid and binding obligations of each of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with their respective terms, subject, in each case, to the Bankruptcy and Equity Exception.

Section 4.03. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub, as applicable, and compliance by each of Parent and Merger Sub, as applicable, with any of the terms or provisions hereof or thereof, as applicable, will not (i) conflict with or violate the Constituent Documents of Parent or Merger Sub, (ii) assuming the Governmental Approvals referred to in clauses (i), (iii) and (iv) of Section 3.04(b) are obtained and the filing in clause (ii) of Section 3.04(b) is made, conflict with or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Parent or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by each of Parent or Merger Sub of any of its obligations under this Agreement or the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby (a “Parent Material Adverse Effect”).

(b) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and, in the case of Parent, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub, as applicable, will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by Parent or Merger Sub, except for (i) the Governmental Approvals and (ii) any other Consents, filings or notifications the failure of which to be obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04. Proxy Statement and Schedule 13E-3.  None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Schedule 13E-3 filed with the SEC concurrently with the filing of the Proxy Statement, will at the time of such filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with all applicable Laws. No Person other than the Rollover Shareholders and the Company (or Affiliates or Associates of any such Person) is required to file the Schedule 13E-3, and no disclosure regarding any Person other than the Rollover Shareholders and the Company (or Affiliates or Associates of any such Person) is required to be included in the Schedule 13E-3.

Section 4.05. Brokers.  No broker, finder or investment banker, is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.06. Litigation.  As of the date of this Agreement, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of each of Parent or Merger Sub, threatened against Parent or Merger Sub, as applicable, which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, if adversely determined. As of the date of this Agreement, there is no order, writ or injunction of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub, as applicable, which is material to Parent or Merger Sub, as applicable.

Section 4.07. Financial Capability.  Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration, to pay all other amounts payable by Parent or Merger Sub under this Agreement (including pursuant to Section 1.08) and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01. Conduct of Business of the Company.  From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to its terms, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except as set forth in Section 5.01 of the Company Disclosure Letter or as otherwise required by the Business Plan, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to preserve intact its business organization, assets and goodwill and current beneficial relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement or as otherwise required by the Business Plan, from the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or by-laws or other comparable organizational documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid (A) by any Subsidiary wholly owned by the Company or another Subsidiary to the Company or such other Subsidiary or (B) by the Company with respect to the Series A Preferred Shares or Series B Preferred Shares), (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of existing options or Warrants or the conversion of, or payment of dividends in kind with respect to, existing Series A Preferred Shares or Series B Preferred Shares, in each case in accordance with their present terms, and (ii) pursuant to the existing written contracts or commitments set forth on Section 5.01(c) of the Company Disclosure Letter;

(d) merge or consolidate with any other Person, or acquire an amount of assets or equity of any other Person (exclusive of goods purchased in the ordinary course of business consistent with past practice).

(e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Subsidiary of the Company) except (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to Parent prior to the date of this Agreement), (ii) sales of inventory in the ordinary course of business consistent with past practice or (iii) the extension or termination of Leases in the ordinary course of business.

(f) (i) make any loans, advances or capital contributions to, or investments in, any Person other than pursuant to any contract or other legal obligation existing at the date of this Agreement as set forth in Section 5.01(f) of the Company Disclosure Letter, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances, other than any of the foregoing in existence as of the date of this Agreement and other than borrowings in the ordinary course of business consistent with past practices under credit facilities of the Company or any of its Subsidiaries in existence as of the date of this Agreement, (iii) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (iv) make or commit to make any capital expenditure other than in an amount not to exceed $50,000 individually or $150,000 in the aggregate;

(g) (i) other than in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or to become payable to the current or former directors, officers, consultants or employees of the Company, or any of its Subsidiaries, (ii) establish, adopt, enter into or amend any plan, agreement, trust, fund, policy or arrangement that is, or would be considered, a Company Benefit Plan, except as contemplated by this Agreement or to the extent required by applicable Law, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (iv) take any affirmative action to accelerate the vesting of any compensation, except as contemplated by this Agreement, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or agreements or awards made thereunder), other than contributions (whether in stock or cash) made to Company Benefit Plans as required by the terms of such plans and consistent with past practice, (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) make any material determinations not in the ordinary course of business consistent with past practice under any Company Benefit Plan, (viii) grant or promise any tax offset payment award under any Company Benefit Plan, (ix) hire or terminate the employment of any employee at the level of vice president or above, other than “for cause”, or (x) adopt or implement any shareholder rights plan, “poison pill” or similar arrangement or plan that is applicable to the Merger;

(h) other than in the ordinary course of business consistent with past practice, settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each, a “Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding other than such settlements and compromises that relate to Taxes (which are the subject of Section 5.01(i)) or that, individually or in the aggregate, are not material to the Business or the Company;

(i) make or rescind any express or deemed material election relating to Taxes or consent to any extension of the limitations period applicable to any material Tax claim or assessment, (ii) settle or compromise any Proceeding relating to a material Tax claim, enter into a closing or similar agreement with any Taxing Authority relating to any material Taxes or surrender any right to obtain a material Tax refund, credit, offset or other reduction in Tax liability, (iii) file any amended material Tax Return (other than to correct an identified error), (iv) request a ruling relating to material Taxes or (v) change any material method of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the taxable year ending December 31, 2012;

(j) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate, or assign, waive, release or relinquish any material rights or claims under, or grant any material consents under any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any of the Subsidiaries, (iii) enter into any new contract or agreement that contains a change in control provision in favor of the other party or parties thereto or that would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby, or (iv) modify, amend or enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date of this Agreement or, once entered into, assign, waive, release or relinquish any material rights or claims thereunder, or grant any material consents thereunder;

(k) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any of its Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(l) change any method of accounting or accounting principles or practices by the Company or any of its Subsidiaries, except for any such change required by a change in GAAP or a change in applicable Law;

(m) other than in the ordinary course of business consistent with past practice, terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(n) approve, adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(o) abandon, dedicate to the public, convey title to or grant licenses under (other than in the ordinary course of business consistent with past practice) any material Intellectual Property or Trade Secrets of the Company or any of its Subsidiaries;

(p) other than in the ordinary course of business consistent with past practice, accelerate or delay the payment of any material accounts payable or extend or make any agreement to extend, the payment terms of any material accounts receivable;

(q) revalue in any material respect any of its assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as may be consistent with GAAP;

(r) permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official, in each case, in violation of the FCPA or other applicable Law;

(s) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VI not being satisfied or (ii) materially impair the ability of the Parties to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

(t) agree or commit to do any of the foregoing.

Section 5.02. Notification of Certain Matters.  The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) any material failure of the Company, on the one hand, or Merger Sub or Parent, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or modify the representations, warranties or agreements of the Parties or the conditions to the performance by the Parties hereunder.

Section 5.03. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and the Company agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Person”) as provided in the Constituent Documents of the Company or any of such Subsidiaries, in effect as of the date of this Agreement, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. Until the sixth anniversary of the Closing Date, the Constituent Documents of the Surviving Corporation and the Constituent Documents of its

Subsidiaries shall, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company’s Constituent Documents or in the Constituent Documents of the Surviving Corporation’s Subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth (6th) anniversary of the Effective Time in any manner that would adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring at or prior to the Effective Time. Parent and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such person and the Company or any of its Subsidiaries, as the case may be, or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law. In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to one or more Persons in one or more transactions, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 5.03.

(b) Prior to the Effective Time, the Company shall purchase a fully-paid, non-cancellable “tail” policy under the Company’s existing directors’ and officers’ insurance policy, in a form reasonably acceptable to Company and Parent (a correct and complete copy of which will be provided or made available to Parent), which (i) has an effective term of six years from the Effective Time, (ii) covers the Indemnified Persons for actions and omissions of such Indemnified Persons (in their capacities as officers and directors) occurring at or prior to the Effective Time and (iii) contains terms with respect to coverage and amount no less favorable than those of the applicable policy in effect on the date of this Agreement; provided, however, that in no event shall the Company be permitted to expend for such tail policy in excess of 300% of the annual premium currently provided by the Company for its existing policy of directors’ and officers’ liability insurance; and provided, further, that if the premium of such insurance coverage exceeds such amount, the Company shall be permitted to obtain a policy with the greatest coverage available for a cost not to exceed such amount.

Section 5.04. Access and Information.  The Company shall afford to Parent and its Representatives such access during normal business hours throughout the period prior to the Effective Time to the Company’s books, records (including Tax returns), contracts, financial and other data, properties and facilities (and, if requested by Parent, to conduct, at the sole cost of Parent, an environmental assessment of such properties and facilities), personnel, auditors, management reports and to such other information as Parent shall reasonably request. Prior to the Effective Time, the Company shall provide to Parent and its Representatives, promptly when available, (i) financial statements of the Company and its Subsidiaries (including balance sheet, income statement and statement of cash flows) for each quarter and month through the Effective Time, as prepared by management (whether for internal use or otherwise), (ii) a copy of each report, schedule, registration statement and other document filed by the Company or any of its Subsidiaries after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities Laws, and (iii) any update of quarterly projections.

Section 5.05. Publicity.  Parent and the Company have agreed upon the text of a press release to be issued with respect to this Agreement and the transactions contemplated hereby. None of the Parties shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by Law (provided that, in any such event, the Company shall provide Parent a reasonable opportunity to review and comment on such public announcement).

Section 5.06. Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees (and shall cause its respective Subsidiaries) to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts to (i) obtain all necessary Consents from other parties to material agreements, leases and other contracts, including those set forth in Section 3.04 of the Company Disclosure Letter, (ii) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, (iii) obtain all necessary Consents from Governmental Entities as are required to be obtained under any applicable Law, (iv) lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and (v) effect any necessary registrations and filings and submissions of information requested or required by Governmental Entities, including those contemplated by or required in connection with the performance of the obligations contained in Section 1.10.

(b) The Parties shall use their respective reasonable best efforts to resist, contest or defend any Proceeding challenging the Merger or the completion of the transactions contemplated hereby. Subject to applicable Law and the instructions of any Governmental Entity, the Parties shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by such Party or any of their respective subsidiaries, from any Governmental Entity and/or Third Party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(c) In connection with and without limiting the generality of clause (v) of Section 5.06(a), each of the Parties hereto shall make or cause to be made, in consultation and cooperation with the others and as promptly as practicable after the date of this Agreement (but in any event, within ten (10) Business Days following the date of this Agreement), all necessary registrations, declarations, notices and filings relating to the Merger with any other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws.

Section 5.07. No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to (and shall use its reasonable best efforts to cause such Persons not to), directly or indirectly (i) except with respect to the Persons set forth in Section 5.07 of the Company Disclosure Letter, initiate, induce, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiry or the making, submission or announcement of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) approve, adopt or recommend, or propose to approve, adopt or recommend, any Takeover Proposal or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal, (iii) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or breach its obligations hereunder, or propose or agree to do any of the foregoing, (iv) except with respect to the Persons set forth in Section 5.07 of the Company Disclosure Letter, fail to enforce, or grant any waiver under, any standstill or similar agreement with any Person or (v) except with respect to the Persons set forth in Section 5.07 of the Company Disclosure Letter, engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to the Company in connection with or in response to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Except with respect to the Persons set forth in Section 5.07 of the Company Disclosure Letter, the Company shall, and shall direct each of its Subsidiaries and each agent or representative of any of the foregoing to, immediately cease any discussions, negotiations, or communications with any party with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the receipt of the Company Shareholder Approval, the Company or the Lead Director or its Representative may, in response to a bona fide written Takeover Proposal that did not result from a breach of this Section 5.07(a), and subject to compliance with Section 5.07(c):

(A) contact the party that submitted such Takeover Proposal to clarify the terms and conditions thereof;

(B) furnish information or data with respect to the Company or any of its Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a customary confidentiality agreement, provided that (i) such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 5.07, and (ii) all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

(C) engage in, continue or otherwise participate in discussions or negotiations regarding, and otherwise cooperate with or take any other action to facilitate, such Takeover Proposal.

provided, in the case of clause (B) and (C), that the Lead Director determines in good faith, by resolution duly adopted, after consultation with its outside legal counsel of nationally or regionally recognized reputation (including Graubard Miller) and with its financial advisor of nationally or regionally recognized reputation (including Cassel Salpeter), that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall promptly notify Parent (within one (1) Business Day) in writing of any such determination by the Lead Director that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall promptly inform its Representatives of the obligations undertaken in this Section 5.07. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.07 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.07 by the Company.

(b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, and in any case within one (1) Business Day after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms (including the price) and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent reasonably informed on a current basis of the status of any such Takeover Proposal, including any material changes to the terms and conditions thereof, and promptly (but in any event within one (1) Business Day after the receipt thereof) provide Parent with copies of all written or e-mail correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal. The Lead Director shall promptly consider in good faith (in consultation with its outside legal counsel of nationally or regionally recognized reputation (including Graubard Miller) and with its financial advisor of nationally or regionally recognized reputation (including Cassel Salpeter)), any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Takeover Proposal. The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Laws or to otherwise cause such restrictions not to apply.

(c) Except as permitted by this Section 5.07(c) or Section 5.07(d), neither the Board of Directors nor any committee thereof, nor the Lead Director, shall, directly or indirectly, (i) effect a Change in the Company Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (ii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act or (iii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. At any time prior to the Company Shareholder Approval having been obtained, but not after, the Board of Directors or the Lead Director may, in response to a Superior Proposal, effect a Change in the Company Recommendation or approve and enter into any agreement related to any Superior Proposal, provided that the Lead Director determines in good faith, by resolution duly adopted after consultation with its outside legal counsel of nationally or regionally recognized reputation (including Graubard Miller) and with its financial advisor of nationally or regionally recognized reputation (including Cassel Salpeter), that the failure to do so would constitute a breach of the Lead Director’s fiduciary duties to the shareholders of the Company under applicable Law; provided, further, that the Board of Directors or the Lead Director may not effect a Change in the Company Recommendation pursuant to this Section 5.07(c) or approve and enter into any agreement related to any Superior Proposal unless (i) the Lead Director shall have first provided prior written notice to Parent of its intention to make such Change in the Company Recommendation, at least five (5) Business Days in advance of taking such action, which notice shall include the reasonable details regarding the cause for, and nature of, the Change in the Company Recommendation (including, without limitation, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making such proposal, together with a reasonably detailed description of the reasons for making such Change in the Company Recommendation), and (ii) Parent does not make, after being provided with reasonable opportunity to have good faith negotiations with the Lead Director (to the extent Parent and Merger Sub desire to have such negotiations), within five (5) Business Days of receipt of such notice, an offer that the Lead Director determines, in good faith after consultation with its legal and financial advisors, results in the applicable Takeover Proposal no longer being a Superior Proposal. In the event of any material revisions to a Superior Proposal, the Company shall be required to deliver a new notice to Parent and to comply with the requirements of this Section 5.07(c) with respect to such new written notice.

(d) Nothing contained in this Section 5.07 shall prohibit the Company, the Board of Directors or the Lead Director from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or (ii) making any disclosure to the shareholders of the Company or taking any other action required to comply with applicable Law (including their fiduciary duties thereunder). Any public disclosure by the Company relating to a Takeover Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in the Company Recommendation unless the Board of Directors expressly publicly reaffirms its approval or recommendation of this Agreement and the Merger in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) Business day period under Rule 14d-9(f) under the Exchange Act and (ii) two (2) Business Days before the Company Shareholders Meeting.

(e) For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for the references to 10% therein) (any of the foregoing, a “Business Combination Transaction”) with any Third Party, (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 20% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 20% of any class of its equity securities as consideration for assets or securities of a Third Party, (iii) any direct or indirect acquisition by any

Third Party of 20% or more of any class of capital stock of the Company or of 20% or more of the consolidated assets of the Company and its Subsidiaries, in a single transaction or a series of related transactions or (iv) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) a majority of the voting power of the Company’s capital stock or (ii) a majority of the consolidated assets of the Company and its Subsidiaries, which Business Combination Transaction or other purchase or acquisition contains terms and conditions that the Lead Director determines in good faith, by resolution duly adopted after consultation with its outside legal counsel of nationally or regionally recognized reputation (including Graubard Miller) and with its financial advisor of nationally or regionally recognized reputation (including Cassel Salpeter)), based on the written advice of such legal counsel and legal advisor, would result in a transaction that (A) if consummated, would be more favorable to the Public Shareholders than the Merger and the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement and including in each case the risks, probabilities and timing of consummation), and (B) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.08. Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent, which shall not be unreasonably withheld or delayed.

Section 5.09. Expenses.  Except as expressly set forth in Section 7.03, all Expenses shall be paid by the party incurring such Expenses (it being understood and agreed that Expenses associated with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of shareholder approvals shall be borne by the Company), provided that, in the event the Closing occurs, any such Expenses incurred by Parent and its Affiliates shall be paid by the Surviving Corporation.

Section 5.10. Transfer Taxes.  Subject to the provisions of Section 2.02(b), all Transfer Taxes, including any Transfer Taxes attributable to the transfer, if any, of a controlling interest in the Real Property, incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, shall be paid by either Parent or the Surviving Corporation and expressly shall not be a liability of any holder of Company Shares. The Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all of the Real Property and any information with respect to such Real Property that is reasonably necessary to complete such Tax Returns. The portion of the Merger Consideration allocable to the Real Property shall be determined by Parent in its reasonable discretion.

Section 5.11. Ancillary Agreements.  At the Closing, the Parties shall duly execute and deliver to each other, or cause to be duly executed and delivered, those Ancillary Agreements to which the Company is a party between them not entered into concurrently herewith.

Section 5.12. Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13. Governance Matters.  The Company shall take all reasonable action to cause, effective at the Effective Time, if requested by Parent, the resignations of such directors of the Company and/or its Subsidiaries as Parent may request.

Section 5.14. SEC Reports.  During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other federal securities Laws.

ARTICLE VI

CONDITIONS

Section 6.01. Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver (by mutual written consent of the Parties,) at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b) No Order.  No court of competent jurisdiction or United States federal or Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

Section 6.02. Conditions to Obligation of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein as to materiality or Material Adverse Effect, shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of each of the foregoing clauses (i) and (ii), where such failures to be true and correct, taken as a whole, have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Parent shall have received a certificate signed by an executive officer of the Company, on behalf of the Company, to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed by an executive officer of the Company, on behalf of the Company, to such effect.

(c) No Material Adverse Change.  Since July 27, 2013, there shall not have been any states of facts, events, changes, effects, developments, conditions or occurrences (or, with respect to states of facts, events, changes, effects, developments, conditions, or occurrences existing prior to such date, any worsening thereof) that, when taken as a whole, have had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Tax Certification.  Parent shall have received a certification from the Company in the form prescribed by Treasury regulations under Section 1445 of the Code to the effect that the Company is not (and was not at any time during the five-year period ending on the Closing Date) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Dissenting Shares.  The aggregate number of Dissenting Shares shall not equal or exceed ten percent (10%) of the issued and outstanding Common Shares immediately prior to the Effective Time.

Section 6.03. Conditions to Obligations of the Company.  The obligation of the Company to effect the transactions contemplated by this Agreement, including the Merger, is subject to the satisfaction or waiver by the Company on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Merger Sub and Parent set forth in this Agreement, disregarding all qualifications and exceptions contained therein as to materiality or Parent Material Adverse Effect, shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of each of the foregoing clauses (i) and (ii), where such failures to be true and correct, taken as a whole, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent, on behalf of Parent, to such effect.

(b) Performance of Obligations of Merger Sub and Parent.  Each of Merger Sub and Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Ancillary Agreements at or prior to the Closing Date. The Company shall have received a certificate signed by an executive officer of Parent, on behalf of Parent, to such effect.

(c) Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered by each party thereto (other than the Company) and shall be in full force and effect.

Section 6.04. Frustration of Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.06.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01. Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company (acting at the direction of the Lead Director);

(b) by either Parent or the Company (with the prior approval of the Lead Director), if:

(i) the Merger shall not have been consummated by the Termination Date; provided, that the right to terminate the Agreement in accordance with this Section 7.01(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement (including the obligation to effect the Merger on the day specified in Section 1.02) has been the primary cause of the failure of the Merger to be consummated by such time;

(ii) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the Party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable, provided, that the right to terminate the Agreement in accordance with this Section 7.01(b)(ii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the primary cause of any such order, decision, opinion, decree or other action; or

(iii) the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting or any adjournment or postponement thereof;

(c) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Termination Date or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent, and (B) would result in a failure of any condition set forth in Sections 6.02(a) or (b), provided, that Parent’s right to terminate this Agreement in accordance with this Section 7.01(c)(i) shall not be available if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) a Change in the Company Recommendation shall have occurred;

(d) by the Company (with the prior approval of the Lead Director), if:

(i) Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub, as the case may be, prior to the Termination Date or if capable of being cured, shall not have been cured within 30 days following receipt by Parent of written notice of such breach or failure to perform from the Company and (B) would result in a failure of any condition set forth in Sections 6.03(a) or (b), provided, that the Company’s right to terminate this Agreement in accordance with this Section 7.01(d) shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) the Board of Directors, upon the recommendation of the Lead Director, causes the Company to enter into any agreement related to any Superior Proposal pursuant to Section 5.07, provided that the Company has complied with all provisions thereof, including the notice provisions therein, in all material respects.

Section 7.02. Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any Party, except for the provisions of this Section 7.02, Section 7.03 and Article VIII, each of which shall remain in full force and effect; provided, however, that the Company shall not be relieved or released from any liability or damages arising from a willful or intentional material breach of any provision of this Agreement prior to the time of such termination.

Section 7.03. Termination Fees; Expenses in the Event of Change in Company Recommendation or Termination.

(a) Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), and as a condition precedent to the effectiveness of such termination, the Company shall pay to Parent by wire transfer of same day funds to an account designated by Parent within two (2) Business Days after such termination, a fee in an amount equal to $300,000 (the “Company Termination Fee”).

(c) In addition, the Company shall reimburse Parent for the Expenses of Parent (not to exceed $300,000 in the aggregate) if this Agreement is terminated in accordance with Section 7.01(c)(ii) or 7.01(d)(ii). Any such reimbursement shall be paid by wire transfer of same day funds to an account designated by Parent within two (2) Business Days after demand therefor by Parent following the termination event giving rise to the reimbursement obligation.

(d) If this Agreement is terminated by the Company pursuant to Section 7.01(d)(i) due to a material knowing, willful and intentional breach by Parent or Merger Sub of this Agreement, and at the time of such termination, (i) the Company is then ready, willing and able to consummate the Closing, and (ii) the conditions set forth in Section 6.02 are satisfied or waived, Parent shall pay to the Company by wire transfer of same day funds to an account designated by the Company, a fee in an amount equal to $300,000 (the “Parent Termination Fee”), within two (2) Business Days after such termination, and reimbursement for the Expenses of the Company (not to exceed $300,000 in the aggregate), within two (2) Business Days after demand therefor by the Company following the termination event giving rise to the reimbursement obligation, which such payment of the Parent Termination Fee and Expense reimbursement shall be the Company’s sole remedy in connection with a termination by Company of this Agreement as described in this Section 7.03(d). For the avoidance of doubt, in connection with a termination by Company of this Agreement as described in this Section 7.03(d), under no circumstances shall the Company be (A) entitled to monetary damages other than the Parent Termination Fee and Expense reimbursement or (B) permitted or entitled to receive any injunction, specific performance or other equitable relief.

(e) In addition, Parent shall reimburse the Company for the Expenses of the Company (not to exceed $300,000 in the aggregate) if this Agreement is terminated in accordance with Section 7.01(d)(i), in circumstances other than those set forth in Section 7.03(d). Any such Expense reimbursement shall be paid by wire transfer of same day funds to an account designated by the Company within two (2) Business Days after demand therefor by the Company following the termination event giving rise to the reimbursement obligation. For the avoidance of doubt, in connection with a termination by Company of this Agreement as described in this Section 7.03(e), under no circumstances shall the Company be (A) entitled to monetary damages other than the Expense reimbursement, or (B) permitted or entitled to receive any injunction, specific performance or other equitable relief.

(f) Notwithstanding anything to the contrary contained herein (including Section 7.02), the Company’s right to receive the Parent Termination Fee and/or Expense reimbursement from Parent shall be the sole and exclusive monetary remedy of the Company or any of its former, current or future shareholders, directors, officers, employees, representatives, agents or Affiliates (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Rollover Shareholders, the parties to the Rollover Agreement or any of their respective direct or indirect former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers, employees, representatives, agents or Affiliates (collectively, the “Parent-Related Parties”) for, and the Company shall be deemed to have waived all other monetary remedies with respect to, any loss suffered as a result of any failure of the Merger to be consummated or for any breach by Parent or Merger Sub of its obligation to consummate the Merger or any representation, warranty, covenant or agreement set forth herein or for any breach by any Parent-Related Party of any representation, warranty, covenant or agreement set forth in any Ancillary Agreement, and upon payment of such amount none of the Parent-Related Parties shall have any further liability or obligation relating to or arising out of this Agreement and the Ancillary Agreements.

(g) In the event that the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee, respectively, required pursuant to this Section 7.03 when due, the Company Termination Fee and the Parent Termination fee, as the case may be, shall accrue interest for the period commencing on the date the Company Termination Fee or the Parent Termination Fee, as the case may be, became past due, at a rate equal to the prime rate of interest as published in the Wall Street Journal on the date that such payment was due. In addition, if the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee, respectively, when due, the defaulting party shall pay to the other party all of its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect the Company Termination Fee or the Parent Termination Fee, as the case may be. Each of the Company and Parent acknowledges that the Company Termination Fee, the Parent Termination Fee and the other provisions of this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company, as the case may be, would not enter into this Agreement.

(h) Parent acknowledges and agrees that the Company Termination Fee contemplated by this Section 7.03 shall be payable by the Company on only one occasion, whether or not the facts or circumstances giving rise to the Company’s obligation to pay the Company Termination Fee may otherwise trigger an obligation to pay the Company Termination Fee under more than one subsection of this Section 7.03 or on more than one occasion pursuant to the same subsection of this Section 7.03. The Company acknowledges and agrees that the Parent Termination Fee contemplated by this Section 7.03 shall only be payable by Parent on one occasion in accordance with this Section 7.03 and there are no other facts or circumstances contemplated by this Agreement or otherwise which would give rise to Parent’s obligation to pay the Parent Termination Fee.

Section 7.04. Amendment; Company Action.  This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company (or Lead Director, if applicable) may be granted except pursuant to an instrument in writing signed by or on behalf of the Company (or Lead Director, if applicable) following approval of such action by the Lead Director and signed by Parent; provided, however, that following the Company Shareholder Approval at the Company Shareholders Meeting, if applicable, no amendment may be made to this Agreement that by law requires further approval or authorization by the shareholders of the Company or Merger Sub without such further approval or authorization. From and after the date of this Agreement, the Board of Directors shall act solely through the Lead Director with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.

Section 7.05. Extension and Waiver.  At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval at the Company Shareholders Meeting, if applicable:

(a) the Lead Director on behalf of the Company may, but shall not be obligated to, (i) extend the time for the performance of any of the obligations or other acts of Merger Sub and Parent, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Merger Sub or Parent pursuant hereto or (iii) waive compliance by Merger Sub or Parent with any of the agreements or with any conditions to the Company’s obligations.

(b) Parent may, but shall not be obligated to, (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or with any conditions to Merger Sub or Parent’s obligations.

(c) Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement in accordance with Section 7.01, as the case may be, except that the agreements set forth in Sections 7.02, 7.03 and this Article VIII shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 8.02. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(a)	If to Parent or Merger Sub:

c/o Harbinger Group Inc.
450 Park Avenue, 30th Floor
New York, New York 10022
Telecopier: (212) 339-5801
Email: GCheliotis@Harbingergroupinc.com
Attention: Legal Department

with a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Telecopier: (212) 822-5171
Email: AKaye@milbank.com and RHlawaty@milbank.com
Attention:   Alexander M. Kaye, Esq.
Roland Hlawaty, Esq.
(b)	If to the Company:

Frederick’s of Hollywood Group Inc.
6255 Sunset Boulevard, 6th Floor
Hollywood, CA 90028
Telecopier: (866) 401-9757
Email: marci.frankenthaler@fredericks.com
Attention: Legal Department

&

Frederick’s of Hollywood Group Inc.
8 W. 38th St., Suite 802
New York, NY 10018
Telecopier: (866) 401-9757
Email: marci.frankenthaler@fredericks.com
Attention: Legal Department

with a copy to (which shall not constitute notice):

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, NY 10174-1901
Telecopier: (212) 818-8881
Email:     dmiller@graubard.com
          plucido@graubard.com
Attention:  David Alan Miller, Esq.
Paul Lucido, Esq.

(c)	If to the Lead Director:

Milton Walters
Lead Director
Tri-River Capital
82-2 Mount Archer Road
Lyme, CT 06371
Telecopier: (860) 598-9290
Email: mjw@tririv.com

with a copy to (which shall not constitute notice):

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, NY 10174-1901
Telecopier: (212) 818-8881
Email:     dmiller@graubard.com
          plucido@graubard.com
Attention:  David Alan Miller, Esq.
Paul Lucido, Esq.

Section 8.03. Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal Law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in the borough of Manhattan (and any appellate court thereof) and the United States District Court for the Southern District of New York (and any appellate court thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. To the extent permitted by Law, the Company hereby irrevocably agrees that any suit, action or other proceeding brought by it or its Affiliates against any Parent-Related Party or its Affiliates or its or their respective Representatives (including any lender agent or lender) shall be brought, heard and determined solely in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.02 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 8.04. Entire Agreement; Assignment.  This Agreement (together with the Exhibits hereto and the Company Disclosure Letter) and the Ancillary Agreements to which the Company is a party, where applicable, contain the entire agreement among the Parties with respect to the Merger and the other transactions contemplated hereby and thereby and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, or, after the Closing, to any Affiliate of Parent, without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.05. Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.06. Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 8.07. Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

Section 8.08. Remedies.

(a) The Company hereby agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed by the Company in accordance with the terms hereof and that Parent and/or Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at Law or in equity. The Company hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Except as otherwise provided herein, all remedies available to Parent or Merger Sub under this Agreement, at Law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by Parent and/or Merger Sub of a particular remedy shall not preclude the exercise by Parent or Merger Sub of any other remedy. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstance shall the Company be permitted or entitled to receive both a grant of injunction, specific performance or other equitable relief pursuant to this Section 8.08 and payment of the Parent Termination Fee or other amounts payable pursuant to Section 7.03.

(b) The Parties hereto further agree that (i) the current, former and prospective members of Parent and their respective Affiliates (other than Parent and Merger Sub) are not Parties to this Agreement, (ii) the Company shall not have any right to cause any monies or other assets to be contributed to Parent or Merger Sub by any current, former or prospective holder of interests in Parent or any of their respective Affiliates, trustees or beneficiaries, and (iii) the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective holder of interests in Parent or any Affiliate, trustee or beneficiary thereof.

Section 8.09. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.10. Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.10.

Section 8.11. Definitions.  As used in this Agreement:

“Affiliate” has the meaning set forth in Rule 12(b)-2 under the Exchange Act. As “Affiliates” is used in this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Rollover Shareholders, any Rollover Shareholder, Parent or Merger Sub.

“Ancillary Agreements” means the Voting Agreement, the Rollover Agreement and the Series A Preferred Stock Purchase Agreement.

“Associate” has the meaning set forth in Section 912(a)(3) of the NYBCL.

“Business” means the business and operations of the Company and its Subsidiaries as currently conducted.

“Business Plan” means that certain business plan of the Company described in Section 8.11 of the Company Disclosure Letter.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Company Contracts” means the agreements, commitments, arrangements, understandings and plans listed or required to be listed in Section 3.16(a) of the Company Disclosure Letter.

“Company Financial Statements” means the audited consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports together, in the case of year-end statements, with reports thereon by the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of operations, a consolidated statement of changes in shareholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Company Stock Purchase Plan” means the Employee Stock Ownership and Capital Accumulation Plan as adopted by the Company.

“Consents” means consents, approvals, waivers, authorizations, permits, filings or notifications.

“Constituent Documents” means with respect to any entity, the certificate or articles of incorporation, the by-laws of such entity or any similar charter or other organizational documents of such entity, as amended.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, together with the rules and regulations promulgated thereunder.

“Environmental Law” means any foreign, federal, state or local Law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any Subsidiary of the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means the Rollover Shares and any Company Shares held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury.

“Expenses” of a Person means all reasonable fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substances” means any substance, material or waste that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of local franchising authorities, or suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, moral rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets, and all other intellectual property rights.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (i) when used with respect to Parent or Merger Sub, the actual knowledge as of the date of this Agreement of any fact, circumstance or condition of the Chief Executive Officer or Chief Financial Officer of Parent or Merger Sub, respectively, and (ii) when used with respect to the Company, the actual knowledge as of the date of this Agreement of any fact, circumstance or condition of the Chief Executive Officer or Chief Financial Officer of the Company.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.

“Lease” means all leases, subleases and other agreements together with all amendments, extensions and renewals thereof under which the Company or any of its Subsidiary leases, uses or occupies, or has the right to use or occupy, any real or personal property.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, adverse claim, encumbrance, lien (statutory or other), option to purchase or otherwise acquire any interest, other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means any effect that is or would reasonably be expected to be, together with any other effects, materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or would reasonably be expected to materially impair the Company’s ability to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed to constitute or contribute to a Material Adverse Effect: (A) any adverse effect that results from general economic or market conditions (including changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates) and that does not disproportionately affect the Company or any of the Company’s Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any such Subsidiary operates, (B) any adverse effect generally affecting the industry or industry sectors in which the Company or any of the Company’s Subsidiaries operates that does not disproportionately affect the Company or any of the Company’s Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any such Subsidiary operates, (C) changes, after the date of this Agreement, in Law or applicable accounting regulations (including GAAP) or principles or interpretations thereof, or political, legislative or business conditions in the countries in which the Company or any of its Subsidiaries operates, that do not disproportionately affect the Company or any of the Company’s Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any such Subsidiary operates, (D) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of this Agreement that do not disproportionately affect the Company or any of the Company’s Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any such Subsidiary operates, (E) any failure by the Company to meet internal or published projections, forecasts or estimates of revenue, earnings or other financial or operating metrics (but not any event, condition, fact, change, occurrence or effect underlying such change or failure that is not otherwise excepted), or (F) any adverse effect that results from actions taken by the Company pursuant to the Business Plan.

“NYBCL” means the New York Business Corporation Law, as amended.

“Off-the-Shelf Software” means readily commercially available, “off-the-shelf” software, which is licensed by the Company or its Subsidiaries from third parties pursuant to a standard non-negotiable “shrink-wrap” license agreement and is generally sold for a license fee of less than $10,000.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Subsidiary.

“OTCQB Marketplace” means OTCQB as operated by OTC Markets Group, Inc.

“Owned Real Property” means any real estate owned in fee by the Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Permitted Lien” means (i) any Lien for taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings, (ii) any Lien imposed or promulgated by Law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (iii) any Lien that secures obligations reflected on the most recent audited balance sheet included in the Company Financial Statements or any Lien the existence of which is referred to in the notes to the most recent audited balance sheet included in the Company Financial Statements, (iv) easements, licenses, covenants, conditions, minor title defects, rights-of-way, mechanics’, carriers’, workmen’s or repairmen’s liens and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown on a current title report or survey or similar report or listing and any other matters of record, provided the same would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, or (v) any such Lien the existence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proceeding” means any action, suit, proceeding, arbitration, or Governmental Entity investigation or audit.

“Related Person” means any trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersing, migrating, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person, provided, that the term “Representative”, when used with respect to the Company, shall not include the Rollover Shareholders.

“Rollover Director” means William F. Harley.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, together with the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Securities Act, Exchange Act or other federal securities Laws.

“Series A Certificate of Amendment” means that certain Certificate of Amendment of the Certificate of Incorporation of Frederick’s of Hollywood Group Inc., dated as of May 23, 2012, setting forth the rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Shares.

“Series A Preferred Stock Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of December 18, 2013, by and between HGI Funding, LLC and TTG Apparel, LLC with respect to certain shares of Series A Preferred Shares of the Company, substantially in the form of Exhibit F.

“Software” means any and all computer software, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” (and with the correlative meaning “Taxes”) means all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority, whether disputed or not.

“Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements, schedules and reports relating to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Date” means April 30, 2014.

“Third Party” means any Person other than the Company, Rollover Shareholders, Parent, Merger Sub or any of their Affiliates.

“Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data.

“Transfer Tax” means any stock transfer, real estate transfer, documentary, stamp, recording or other similar Tax (including interest, penalties and additions to any such Tax).

“Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire Common Shares.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

As Parent:	FOHG HOLDINGS, LLC
By: /s/ Thomas A. Williams Name: Thomas A. Williams Title: Manager
As Merger Sub:	FOHG ACQUISITION CORP.
By: /s/ Philip A. Falcone Name: Philip A. Falcone Title: Chief Executive Officer
As the Company:	FREDERICK’S OF HOLLYWOOD GROUP INC.
By: /s/ Thomas J. Lynch Name: Thomas J. Lynch Title: Chief Executive Officer

EXHIBIT A

ROLLOVER SHAREHOLDERS

Name	Number of Common Shares Owned	Number of Series A Preferred Shares Owned	Number of Series B Preferred Shares Owned	Number of Warrants Owned
HGI Funding, LLC	0	0	107,576	10,166,977
Arsenal Group, LLC	11,359,292	0	0	556,895
Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates	5,692,041	0	0	443,105
Tokarz Investments, LLC	8,386,977	0	0	0
TTG Apparel, LLC	1,766,322	56,778	0	1,500,000
William F. Harley	474,047	0	0	0

EXHIBIT B

THE ROLLOVER AGREEMENT IS ATTACHED
TO THE PROXY STATEMENT AS ANNEX C

EXHIBIT C

THE VOTING AGREEMENT IS ATTACHED
TO THE PROXY STATEMENT AS ANNEX D

EXHIBIT D

RESTATED

CERTIFICATE OF INCORPORATION

OF

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Under Section 807 of the Business Corporation Law)

I,                     , the undersigned, being the Secretary of Frederick’s of Hollywood Group Inc. (the “Corporation”), do hereby certify as follows:

FIRST:  The name of the corporation is Frederick’s of Hollywood Group Inc. The name under which the Corporation was formed is Industrial Undergarment Corporation.

SECOND:  The Certificate of Incorporation was filed with the Department of State of the State of New York on April 10, 1935.

THIRD:  The Certificate of Incorporation is hereby amended to effect the following amendments and changes authorized pursuant to Section 803 of the Business Corporation Law of the State of New York (the “NYBCL”) and restated pursuant to Section 807 of the NYBCL:

(a) to change the aggregate number and classes of shares which the Corporation has authority to issue pursuant to Article 3 from 210,000,000, none of which are currently outstanding, consisting of (i) 200,000,000 shares of Common Stock, par value $0.01 per share, (ii) 10,000,000 shares of Preferred Stock, par value 0.01, consisting of (x) 125,000 shares of Series A Convertible Preferred Stock, stated value $100 per share and (y) 300,000 shares of Series B Convertible Preferred Stock, stated value $100, to 1,000, consisting of 1,000 shares of Common Stock, par value $0.01 per share;

(b) to amend the provisions of Article 2 regarding the corporate purpose;

(c) to change the address to which the Secretary of State shall send a copy of any process against the Corporation served upon him pursuant to new Article 5;

(d) to provide for written consent of the shareholders of the Corporation pursuant to new Article 7;

(e) to amend the provisions of Article 9 regarding the exculpation of the directors of the Corporation; and

(f) to elect not to be governed by Section 912 NYBCL pursuant to new Article 10.

FOURTH:  To effect the foregoing amendments, the text of the Certificate of Incorporation is hereby restated, pursuant to Section 807 of the NYBCL, without further amendments or changes, to read herein as set forth in full:

1. The name of the corporation is Frederick’s of Hollywood Group Inc. (the “Corporation”).

2. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the “NYBCL”), provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3. The office of the Corporation is to be located in the County of New York, State of New York.

4. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 common shares of the par value of $0.01 per share.

5. The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is Frederick’s of Hollywood Group Inc., c/o Harbinger Group Inc., 450 Park Avenue, 30th Floor, New York, NY 10022.

6. The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation (the “by-laws”), provided that any by-law adopted or amended by the Board of Directors may be amended or repealed by the shareholders.

7. Any action to be taken by the shareholders by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8. The Corporation shall, to the fullest extent permitted by Article 7 of the NYBCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation.

9. No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except as otherwise provided by the NYBCL.

10. The Corporation expressly elects not to be governed by Section 912 of the NYBCL, as the same may be amended and supplemented.

FIFTH:  The foregoing amendment to the Certificate of Incorporation was authorized by the Board of Directors by unanimous written consent on             and by holders all of the outstanding shares of each class of capital stock of the Corporation by unanimous written consent on            .

EXHIBIT E

THIRD AMENDED AND RESTATED

BY-LAWS

OF

FREDERICK’S OF HOLLYWOOD GROUP INC.

Article I

MEETINGS OF THE SHAREHOLDERS

Section 1.01 Offices.  The principal office of the corporation shall be as stated in the certificate of incorporation. The corporation may also have offices and places of business at such other places within and without the State of New York as the board of directors may from time to time determine.

Section 1.02 Annual Meeting.  The annual meeting of the shareholders of the corporation, for the election of directors and for the transaction of such other business as may be set forth in the notice of the meeting, shall be held each year at such time and such place within or without the State of New York as the board of directors shall determine and the notice of the meeting or a duly executed waiver of notice shall specify.

Section 1.03 Special Meetings.  Special meetings of the shareholders for any purpose or purposes may be called by the board of directors and shall be held on such date, at such time and place, either within or without the State of New York, as shall be determined by the board of directors and stated in the notice of the meeting. The only business which may be conducted at a special meeting, other than procedural matters and matters relating to the conduct of the meeting, shall be the matter or matters described in the notice of such meeting.

Section 1.04 Notice of Meetings.  Written notice of each meeting of the shareholders shall be given, personally or by mail (written or electronic), not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice shall be deposited in the United States mail, with first-class postage thereon prepaid, directed to the shareholder at his or her address as it appears on the record of shareholders, or, if a shareholder shall have filed with the Secretary of the corporation a written request that notices to such shareholder be mailed to some other address, then directed to such shareholder at such other address. If transmitted electronically, such notice shall be directed to the shareholder's electronic address supplied to the Secretary of the corporation or as otherwise directed pursuant to the shareholder's authorization or instructions. The notice shall state the place, date and hour of the meeting, the purpose or purposes for which the meeting is called if a special meeting and, unless it is the annual meeting, indicate that the notice is being issued by or at the direction of the person or persons calling the meeting. The notice need not refer to the approval of minutes or to other matters normally incident to the conduct of the meeting. Except for such matters, the business which may be transacted at the meeting shall be confined to business which is related to the purpose or purposes set forth in the notice.

Section 1.05 Waiver of Notice.  Notice of meeting need not be given to any shareholder who submits a waiver of notice. Waiver of notice may be written or electronic and may be submitted before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of such notice by him or her.

Section 1.06 Procedure.  At each meeting of shareholders, the order of business and all other matters of procedure shall be determined by the person presiding at the meeting.

Section 1.07 List of Shareholders.  A list of shareholders as of the record date, certified by the corporate officer responsible for its preparation or by a transfer agent, shall be produced at any meeting of shareholders upon the request thereat or prior thereto of any shareholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat, shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.

Section 1.08 Quorum.  At each meeting of shareholders for the transaction of any business, a quorum must be present to organize such meeting. Except as otherwise provided by law, a quorum shall consist of the holders of a majority of the votes of shares of the corporation entitled to vote at such meeting, present either in person or by proxy. When a quorum is once present to organize a meeting of the shareholders, it is not broken by the subsequent withdrawal of any shareholders.

Section 1.09 Adjournments.  The shareholders entitled to vote who are present in person or by proxy at any meeting of shareholders, whether or not a quorum shall be present at the meeting, shall have power by a majority vote to adjourn the meeting from time to time without notice other than announcement at the meeting of the time and place to which the meeting is adjourned. At any adjourned meeting at which a quorum is present any business may be transacted that might have been transacted on the original date of the meeting, and the shareholders entitled to vote at the meeting on the original date (whether or not they were present thereat), and no others, shall be entitled to vote at such adjourned meeting. However, if after the adjournment the board fixes a new record date for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to such notice.

Section 1.10 Voting; Proxies.  Each shareholder of record shall be entitled at every meeting of shareholders to one vote for each share having voting power standing in the shareholder's name on the record of shareholders of the corporation on the record date fixed pursuant to Section 6.03 of these by-laws unless otherwise provided in the certificate of incorporation of the corporation. Each shareholder entitled to vote at a meeting of shareholders may vote in person, or may authorize another person or persons to act for the shareholder by proxy. Any proxy shall be signed by the shareholder or the shareholder's duly authorized agent or attorney-in-fact and shall be delivered to the secretary of the meeting. The signature of a shareholder on any proxy, including without limitation a telegram, cablegram, facsimile signature or other means of electronic transmission, may be printed, stamped or written, provided such signature is executed or adopted by the shareholder with intention to authenticate the proxy. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by law.

Directors shall, except as otherwise provided by law or the certificate of incorporation, be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. All other corporate action to be taken by vote of the shareholders shall, except as otherwise provided by law, the certificate of incorporation or these by-laws, be authorized by a majority of the votes cast in favor of such action at a meeting of the shareholders. The vote for directors, or upon any corporate action coming before a meeting of shareholders, shall not be by ballot unless the person presiding at such meeting shall so direct or any shareholder, present in person or by proxy and entitled to vote thereon, shall so demand. Except as otherwise provided in the certificate of incorporation, an abstention shall not constitute a vote cast.

Section 1.11 Appointment of Inspectors of Election.  The board of directors may, in advance of any meeting of the shareholders, appoint one or more inspectors to act at the meeting or any adjournment thereof, and shall do so if the corporation has a class of voting shares that is listed on a national securities exchange or authorized for quotation on an interdealer quotation system of a registered national securities association. If inspectors are not so appointed in advance of the meeting, the person presiding at such meeting may, and on the request of any shareholder entitled to vote thereat shall, appoint one or more inspectors. In case any inspector appointed fails to appear or act, the vacancy may be filled by appointment made by the board of directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. No person who is a candidate for the office of director of the corporation shall act as an inspector at any meeting of the shareholders at which directors are elected.

Section 1.12 Duties of Inspectors of Election.  Whenever one or more inspectors of election may be appointed as provided in these by-laws, he or she or they shall determine the number of shares outstanding and entitled to vote, the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders.

Section 1.13 Written Consent of Shareholders Without a Meeting.  Whenever by law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Every written consent shall bear the date of signature of each shareholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 1.13, written consents signed by the requisite holders to take action are delivered to the corporation. Written consent thus given by the holders of all such number of shares as is required under this Section 1.13 shall have the same effect as a valid vote of holders of such number of shares. Prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

Article II

DIRECTORS

Section 2.01 Number and Qualifications.  The board of directors shall consist of one (1) or more members. Subject to any provision as to the number of directors contained in the certificate of incorporation or these by-laws, the exact number of directors shall be fixed from time to time by action of the shareholders or by vote of a majority of the entire board of directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director. If the number of directors be increased at any time, the vacancy or vacancies in the board arising from such increase shall be filled as provided in Section 2.06. If the number of directors is not otherwise fixed as provided above, it shall be one (1). Each of the directors shall be at least eighteen (18) years of age.

Section 2.02 Powers.  The business of the corporation shall be managed under the direction of the board of directors, which shall have and may exercise all of the powers of the corporation except such as are expressly conferred upon the shareholders by law, by the certificate of incorporation or by these by-laws.

Section 2.03 Election and Term of Office.  Except as otherwise provided by law or these by-laws, each director of the corporation shall be elected at an annual meeting of shareholders or at any meeting of the shareholders held in lieu of such annual meeting, which meeting, for the purposes of these by-laws, shall be deemed the annual meeting, and shall hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Section 2.04 Resignation.  Any director of the corporation may resign at any time by giving his or her resignation to the President or any Vice President or the Secretary. Such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.05 Removal of Directors.  Any or all of the directors may be removed with or without for cause by vote of the shareholders.

Section 2.06 Vacancies.  Except as otherwise provided by law or these by-laws, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, except the removal of directors without cause, may be filled by vote of a majority of the directors then in office, even if less than a quorum exists. Any such newly created directorships and vacancies occurring in the board of directors for any reason may also be filled by vote of the shareholders at any meeting of shareholders and notice of which shall have referred to the proposed election. If any such newly created directorships or vacancies occurring in the board of directors for any reason shall not be filled prior to the next annual meeting of shareholders, they shall be filled by vote of the shareholders at such annual meeting. A director elected to fill a vacancy, unless elected by the shareholders, shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until his or her successor has been elected and qualified.

Section 2.07 Directors' Fees.  Directors may receive a fee for their services as directors and travelling and other out-of-pocket expenses incurred in attending any regular or special meeting of the board. The fee may be a fixed sum to be paid for attending each meeting of the board of directors or a fixed sum to be paid monthly, quarterly or semi-annually, irrespective of the number of meetings attended or not attended. The amount of the fee, if any, and the basis on which it shall be paid shall be determined by the board of directors. Nothing herein contained shall preclude any director from serving the corporation in any other capacity and receiving compensation for such services.

Section 2.08 First Meeting of Newly Elected Directors.  The first meeting of the newly elected board of directors may be held immediately after the annual meeting of shareholders and at the same place as such annual meeting of shareholders, provided a quorum be present, and no notice of such meeting shall be necessary. In the event such first meeting of the newly elected board of directors is not held at said time and place, the same shall be held as provided in Section 2.09.

Section 2.09 Meetings of Directors.  Regular and special meetings of the board of directors may be held at such times and at such places, within or without the State of New York as the board of directors or the President, or, in the absence or disability of the President, any Vice President, may determine.

Section 2.10 Notice of Meetings.  Regular meetings of the board of directors may be held without notice if the times and places of such meetings are fixed by the board. Except as provided in the preceding sentence, notice of each regular or special meeting of the board of directors to be held in accordance with Section 2.09, stating the time and place thereof, shall be given by the President, the Secretary, any Assistant Secretary or any member of the board to each member of the board (a) not less than three days before the meeting by depositing the notice in the United States mail, with first-class postage thereon prepaid, directed to each member of the board at the address designated by him or her for such purpose (or, if none is designated, at his or her last known address), or (b) not less than twenty-four (24) hours before the meeting by either (i) delivering the same to each member of the board personally, (ii) sending the same by telephone, telegraph, cable, electronic mail or other transmission method to the address or contact information designated by him or her for such purposes (or, if none is designated, to his or her last known address or other contact information) or (iii) delivering the notice to the address or other contact information designated by him or her for such purpose (or, if none is designated, to his or her last known address or contact information). Notice of a meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting. The notice of any meeting of the board of directors need not specify the purpose or purposes for which the meeting is called, except as provided in Section 2.06 and as provided in Article IX of these by-laws.

Section 2.11 Quorum and Action By the Board.  At all meetings of the board of directors, except as otherwise provided by law, the certificate of incorporation or these by-laws, a quorum shall be required for the transaction of business and shall consist of not less than a majority of the entire board, and the vote of a majority of the directors present shall decide any question that may come before the meeting. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time or place without notice other than announcement at the meeting of the time and place to which the meeting is adjourned.

Section 2.12 Procedure.  The order of business and all other matters of procedure at every meeting of directors may be determined by the person presiding at the meeting.

Section 2.13 Action Without a Meeting.  Any action required or permitted to be taken by the board or any committee thereof may be taken without a meeting if all members of the board or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the board or committee shall be filed with the minutes of the proceedings of the board or committee.

Section 2.14 Presence at a Meeting By Telephone.  Unless otherwise restricted by the certificate of incorporation of the corporation, members of the board of directors or any committee thereof may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation in a meeting by such means shall constitute presence in person at such meeting.

Article III

COMMITTEES OF DIRECTORS

Section 3.01 Designation of Committees.  The board of directors, by resolution or resolutions adopted by a majority of the entire board, may designate from among its members an executive committee and other committees, each consisting of one or more directors, and may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member or members at any meeting of such committee. In the interim between meetings of the board of directors, the executive committee, if and to the extent permitted in the resolution designating such committee, shall have all the authority of the board of directors except as otherwise provided by law and shall serve at the pleasure of the board of directors. Each other committee so designated shall have such name as may be provided from time to time in the resolution or resolutions, shall serve at the pleasure of the board of directors and shall have, to the extent provided in such resolution or resolutions, all the authority of the board of directors except as otherwise provided by law.

Section 3.02 Acts and Proceedings.  All acts done and power and authority conferred by the executive committee from time to time within the scope of its authority shall be, and may be deemed to be, and may be specified as being, the act and under the authority of the board of directors. The executive committee and each other committee shall keep regular minutes of its proceedings and report its actions to the board of directors when required.

Section 3.03 Compensation.  Members of the executive committee or of any other committee may receive such compensation for their services as the board of directors shall from time to time determine.

Article IV

OFFICERS

Section 4.01 Officers.  The board of directors may annually appoint or elect a President, one or more Vice Presidents, a Secretary and a Treasurer. The board of directors may from time to time appoint or elect such additional officers as it may determine. Such additional officers shall have such titles and such authority and perform such duties as the board of directors may from time to time prescribe.

Section 4.02 Term of Office.  The President, each Vice President, the Secretary and the Treasurer shall, unless otherwise determined by the board of directors, hold office until the first meeting of the board following the next annual meeting of shareholders and until their successors have been appointed or elected and qualified. Each additional officer appointed or elected by the board of directors shall hold office for such term as shall be determined from time to time by the board of directors and until his or her successor has been appointed or elected and qualified. Any officer, however, may be removed or have his or her authority suspended by the board of directors at any time, with or without cause. If the office of any officer becomes vacant for any reason, the board of directors shall have the power to fill such vacancy.

Section 4.03 The President.  The President shall be the chief executive officer of the corporation. He or she shall preside at all meetings of the shareholders and of the board of directors. He or she shall have the general powers and duties of supervision and management of the corporation which usually pertain to his or her office, and shall perform all such other duties as are properly required of him or her by the board of directors.

Section 4.04 The Vice Presidents.  Each Vice President may be designated by such title as the board of directors may determine, and each such Vice President in such order of seniority as may be determined by the board, shall, in the absence or disability of the President, or at his or her request, perform the duties and exercise the powers of the President. Each Vice President also shall have such powers and perform such duties as usually pertain to his or her office or as are properly required of him or her by the board of directors.

Section 4.05 The Secretary and Assistant Secretaries.  The Secretary shall issue notices of all meetings of shareholders and directors where notices of such meetings are required by law or these by-laws. He or she shall attend all meetings of shareholders and of the board of directors and keep the minutes thereof. He or she shall affix the corporate seal to and sign such instruments as require the seal and his or her signature and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the board of directors.

Each Assistant Secretary may, in the absence or disability of the Secretary, or at his or her request or the request of the President, perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the board of directors shall prescribe.

Section 4.06 The Treasurer and Assistant Treasurers.  The Treasurer shall have the care and custody of all the moneys and securities of the corporation. He or she shall cause to be entered in books of the corporation to be kept for that purpose full and accurate accounts of all moneys received by him or her and paid by him or her on account of the corporation. The Treasurer shall make and sign such reports, statements and instruments as may be required of him or her by the board of directors or by the laws of the United States or by any state, country or other jurisdiction in which the corporation transacts business, and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the board of directors.

Each Assistant Treasurer may, in the absence or disability of the Treasurer, or at his or her request or the request of the President, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the board of directors shall prescribe.

Section 4.07 Officers Holding Two or More Offices.  Any two (2) or more offices may be held by the same person. When all the issued and outstanding shares of the corporation are held by one individual, such individual may hold all or any combination of offices.

Section 4.08 Duties of Officers May be Delegated.  In case of the absence or disability of any officer of the corporation or in case of a vacancy in any office or for any other reason that the board of directors may deem sufficient, the board of directors, except as otherwise provided by law, may temporarily delegate the powers or duties of any officer to any other officer or to any director.

Section 4.09 Compensation.  The compensation of each officer shall be determined by the board of directors. The compensation of all other employees shall be fixed by the President or the President's designees within such limits as may be prescribed by the board of directors.

Article V

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 5.01 Right of Indemnification.  Each director or officer of the corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of the State of New York or other applicable law, as such law now exists or may hereafter be adopted or amended, against, without limitation, all judgments, fines, amounts paid in settlements, and all expenses, including attorneys' and other experts' fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, (b) in otherwise seeking to enforce the provisions of this Section 5.01, or (c) in securing or enforcing such person's right under any policy or director or officer liability insurance provided by the corporation; provided, however, that the corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the board of directors.

Section 5.02 Advancement of Expenses.  Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 5.01 may be paid by the corporation in advance of the final disposition of such action or proceeding upon (a) the receipt of an undertaking by or on behalf of such director or officer to repay such advancement in case such director or officer is ultimately found not to be entitled to indemnification as authorized by this Article V and (b) approval by the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by the shareholders. To the extent permitted by law, the board of directors or, if applicable, the shareholders, shall not be required to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding before the corporation makes any advance payment of expenses hereunder.

Section 5.03 Availability and Interpretation.  To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in this Article V (a) shall be available with respect to events occurring prior to the adoption of this Article V, (b) shall continue to exist after any rescission or restrictive amendment of this Article V with respect to events occurring prior to such rescission or amendment, (c) shall be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding or, at the sole discretion of the director or officer or, if applicable, the testator or intestate of such director or officer seeking such rights, on the basis of applicable law in effect at the time such rights are claimed and (d) shall be in the nature of contract rights that may be enforced in any court of competent jurisdiction as if the corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

Section 5.04 Other Rights.  The rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any other rights to which any director or officer of the corporation or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, these by-laws, a resolution of the shareholders, a resolution of the board of directors or an agreement providing for such indemnification, the creation of such other rights being hereby expressly authorized. Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any director or officer of the corporation or other person in any action or proceeding to have assessed or allowed in his or her favor, against the corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

Section 5.05 Severability.  If this Article V or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article V shall remain fully enforceable.

Article VI

SHARES

Section 6.01 Certificate of Shares.  The shares of the corporation shall be represented by certificates which shall be numbered and shall be entered in the records of the corporation as they are issued. Each share certificate shall when issued state upon the face thereof that the corporation is formed under the laws of the State of New York, the name of the person or persons to whom issued, and the number and class of shares and the designation of the series, if any, which such certificate represents and shall be signed by the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, and shall be sealed with the seal of the corporation or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if (a) the certificate is countersigned by a transfer agent or registered by a registrar other than the corporation itself or its employee or (b) the corporation's shares are listed on a registered national securities exchange. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of issue. No certificate shall be valid until countersigned by a transfer agent if the corporation has a transfer agent, or until registered by a registrar if the corporation has a registrar.

Section 6.02 Transfers of Shares.  Shares of the corporation shall be transferable on the books of the corporation by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate representing the shares to be transferred, properly endorsed. Except as otherwise provided by law, the corporation shall be entitled to treat the holder of record of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof. The board of directors, to the extent permitted by law, shall have power and authority to make all rules and regulations as it may deem expedient concerning the issue, transfer and registration of share certificates and may appoint one or more transfer agents and registrars of the shares of the corporation.

Section 6.03 Fixing of Record Time.  The board of directors may fix, in advance, a day and hour not more than sixty (60) days nor less than ten (10) days before the date on which any meeting of the shareholders entitled to notice of and to vote at such meeting and at all adjournments thereof shall be determined; and, in the event such record date and time are fixed by the board of directors, no one other than the holders of record on such date and time of shares entitled to notice of and to vote at such meeting shall be entitled to notice of or to vote at such meeting or any adjournment thereof. If a record date and time shall not be fixed by the board of directors for the determination of shareholders entitled to notice of and to vote at any meeting of the shareholders, shareholders of record at the close of business on the day next preceding the day on which notice of such meeting is given, and no others, shall be entitled to notice of and to vote at such meeting or any adjournment thereof; provided, however, that if no notice of such meeting is given, shareholders of record at the close of business on the day next preceding the day on which such meeting is held, and no others, shall be entitled to vote at such meeting or any adjournment thereof.

The board of directors may fix, in advance, a day and hour not more than sixty (60) days before the date fixed for the payment of a dividend of any kind or the allotment of any rights, as the record time for the determination of shareholders entitled to receive such dividend or rights, and in such case only shareholders of record at the date and time so fixed shall be entitled to receive such dividend or rights; provided, however, that if no record date and time for the determination of shareholders entitled to receive such dividend or rights are fixed, shareholders of record at the close of business on the day on which the resolution of the board of directors authorizing the payment of such dividend or the allotment of such rights is adopted shall be entitled to receive such dividend or rights.

Section 6.04 Record of Shareholders.  The corporation shall keep at its office in the State of New York, or at the office of its transfer agent or registrar in this state, a record containing the names and addresses of all shareholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

Section 6.05 Lost Share Certificates.  The board of directors may in its discretion cause a new certificate for shares to be issued by the corporation in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the board may require the owner of the lost or destroyed certificate, or his or her legal representatives, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate; but the board of directors may in its discretion refuse to issue such new certificate save upon the order of a court having jurisdiction in such matters.

Article VII

FINANCES

Section 7.01 Corporate Funds.  The funds of the corporation shall be deposited in its name with such banks, trust companies or other depositories as the board of directors or the officers may from time to time designate. All checks, notes, drafts and other negotiable instruments of the corporation shall be signed by such officer or officers, employee or employees, agent or agents as the board of directors may from time to time designate. No officers, employees or agents of the corporation, alone or with others, shall have power to make any checks, notes, drafts or other negotiable instruments in the name of the corporation or to bind the corporation thereby, except as provided in this section.

Section 7.02 Fiscal Year.  The fiscal year of the corporation shall be the calendar year unless otherwise provided by the board of directors.

Article VIII

CORPORATE SEAL

Section 8.01 Form of Seal.  The seal of the corporation, if it elects to have one, shall be in such form as may be determined from time to time by the board of directors. The seal on any corporate obligation for the payment of money may be facsimile.

Article IX

AMENDMENTS

Section 9.01 Procedure for Amending By-laws.  By-laws of the corporation may be adopted, amended or repealed at any meeting of shareholders, notice of which shall have referred to the proposed action, by a majority of the votes cast by the holders of the shares of the corporation at the time entitled to vote in the election of any directors, or at any meeting of the board of directors, notice of which shall have referred to the proposed action, by the vote of a majority of the entire board of directors.

EXHIBIT F

THE PURCHASE AND SALE AGREEMENT IS ATTACHED TO THE PROXY
STATEMENT AS ANNEX E

ANNEX B

December 18, 2013

Frederick’s of Hollywood Group Inc.
6255 Sunset Boulevard
Hollywood, California 90028
Attention: The Lead Director of the Board of Directors

Lead Director of the Board of Directors:

We understand that Frederick’s of Hollywood Group Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among FOHG Holdings, LLC (“Parent”), FOHG Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, among other things, the Company will merge with and into Merger Sub, with the Company to be the surviving company in the merger and a wholly owned subsidiary of Parent (the “Merger”), and each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the effective time of the Merger, other than Excluded Shares and any Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $0.27 in cash (the “Merger Consideration”). We further understand that Arsenal Group, LLC; Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates; Tokarz Investments, LLC; TTG Apparel, LLC and William F. Harley (collectively, the Rollover Shareholders) intend to enter into a Rollover Agreement (the “Rollover Agreement”) with Parent pursuant to which such Rollover Shareholders will exchange shares of Company Common Stock, shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (“Company Series A Preferred Stock”), and shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Company Series B Preferred Stock”) for membership interests in Parent. Holders of Company Common Stock other than the Rollover Shareholders, HGI Funding, LLC, Parent and any of their respective affiliates or associates are referred to herein as the “Unaffiliated Shareholders.”

You have requested that Cassel Salpeter & Co., LLC (“CS”) render an opinion (this “Opinion”) to the Lead Director (the “Lead Director”) of the Board of Directors (the “Board”) of the Company as to whether, as of the date of this Opinion, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Reviewed an execution version, received by us on December 16, 2013, of the Merger Agreement.
•	Reviewed an execution version, received by us on December 16, 2013, of the Rollover Agreement.
•	Reviewed an execution version, received by us on December 16, 2013, of the Voting Agreement (the “Voting Agreement”) to be entered into by the Rollover Shareholders, HGI Funding, LLC, Parent and the Company pursuant to which the Rollover Shareholders will, upon the terms and conditions set forth therein, agree to, among other things, vote the Company Common Stock beneficially owned by them in favor of the resolution approving the Merger.
•	Reviewed certain publicly available financial information and other data with respect to the Company that we deemed relevant, including its Annual Report on Form 10-K for the most recent fiscal year, as amended by amendment no. 1 thereto on Form 10-K/A, certain other communications to stockholders, and certain other publicly available filings with the Securities and Exchange Commission.

•	Reviewed certain other information and data with respect to the Company made available to us by the Company, including financial projections with respect to the future financial performance of the Company for the fiscal year ending July 26, 2014, prepared by management of the Company (the “Projections”) and other internal financial information furnished to us by or on behalf of the Company.
•	Considered and compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed relevant.
•	Considered the publicly available financial terms of certain transactions that we deemed relevant.
•	Discussed the business, operations, and prospects of the Company and the proposed Merger with the Company’s management and certain of the Company’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders and does not address any other terms, aspects, or implications of the Merger or the Merger Agreement, the Rollover Agreement, the Voting Agreement or any arrangements, understandings, agreements, or documents related to the Merger including, without limitation (i) any term or aspect of the Merger that is not susceptible to financial analyses, (ii) the fairness of any portion or aspect of the Merger, or all or any portion of the consideration, to any security holders of the Company or any creditors or other constituencies of the Company, other than the Unaffiliated Shareholders, or (iii) the fairness of the Merger or all or any portion of the Merger Consideration, to any other security holders of the Company or any other person or any creditors or other constituencies of the Company or any other person, nor the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration to be received by the Unaffiliated Shareholders pursuant to the Merger Agreement, or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock may trade, be purchased or sold at any time.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Lead Director, the Board or the Company to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, environmental, or regulatory advisors and, we do not express any views or opinions as to any legal, tax, environmental, or regulatory matters relating to the Company, the Merger, or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, environmental, regulatory, and other professionals. You have also advised us that the Company does not prepare, and we did not have access to, long-term forecasts with respect to the future financial performance of the Company, and you have directed us to use and rely upon, for purposes of our analyses and this Opinion, the Projections, which we with your consent have assumed were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company, and that the Projections provide a reasonable basis upon which to analyze and evaluate the Company and form an opinion. We express no view with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency of the Company or any other party to the Merger, the fair value of the Company or any of its assets or liabilities, or whether the Company or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company or any other party to the Merger to pay its obligations when they come due. We have not physically inspected the Company’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company has good title to its assets. CS’s role in reviewing any information was limited solely to performing such reviews as CS deemed necessary to support its own advice and analysis and was not on behalf of the Lead Director, the Board, the Company, or any other party.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company or the Merger. We also have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Merger Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Merger Agreement. We offer no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement will be satisfied.

Management of the Company has advised us that (i) the Company has been and currently is experiencing significant liquidity issues, (ii) the Company currently only has a limited amount of availability under its line of credit for operations, and (iii) if the Company’s merchandise vendors do not continue to ship new product without being paid in full for their past due invoices, the Company will not have sufficient capital resources to fund its planned activities beyond December 31, 2013. Management of the Company has also advised us that the Company will require substantial additional capital to operate on a standalone basis in accordance with the Company business plan underlying the Projections and the Company has not been able to, and does not expect to be able to, identify or otherwise access any sources of equity or debt financing for the future operations of the Company prior to the date that it will exhaust its remaining cash resources, if ever. Management of the Company has advised us that the inability of the Company to continue as a going concern would likely result in a voluntary or involuntary bankruptcy, restructuring or liquidation of the Company in which the Company may receive less than the value at which its assets are carried on the Company’s consolidated financial statements, and holders of Company Common Stock would likely receive little or no value and would likely lose all or substantially all of their investment in the Company.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Lead Director for the use and benefit of the Lead Director (in his capacities as such) and with the consent of the Lead Director, the members of the Board (in their capacity as such) in connection with the Lead Director’s and, as applicable, the Board’s evaluation of the Merger. This Opinion may not be used for any other purpose without our prior written consent. This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s shareholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise. This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Merger Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for acting as financial advisor to the Lead Director in connection with the Merger and rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

ANNEX C

ROLLOVER AGREEMENT

This Rollover Agreement (this “Agreement”) is made and entered into as of December 18, 2013, by and among, FOHG Holdings, LLC, a Delaware limited liability company (“Parent”) and the shareholders (the “Rollover Shareholders”) of Frederick’s of Hollywood Group Inc. (the “Company”) listed on Annex A attached hereto.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, FOHG Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, concurrent with the execution and delivery of this Agreement, each Rollover Shareholder has entered into the Parent LLC Agreement (as defined in Section 7(l) of this Agreement);

WHEREAS, TTG Apparel, LLC, a Delaware limited liability company (“TTG”) and HGI Funding, LLC, a Delaware limited liability company (“HGI Funding”) are party to that certain Purchase and Sale Agreement (the “Series A SPA”), dated December 18, 2013, pursuant to which TTG has agreed to sell, and HGI Funding has agreed to purchase, certain shares of the Series A Convertible Preferred Stock of the Company;

WHEREAS, as of the date hereof, each Rollover Shareholder is the beneficial owner of, and has the sole or shared right to vote and dispose of, (i) that number of shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”), (ii) that number of shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company, after giving effect to the transactions contemplated by the Series A SPA (the “Series A Preferred Shares”), and (iii) that number of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “ Series B Preferred Shares”, and together with the Common Shares and the Series A Preferred Shares, the “Rollover Shares”), set forth opposite such Rollover Shareholder’s name on Annex A hereto; and

WHEREAS, subject to the conditions set forth herein, immediately prior to the Effective Time, (i) each Rollover Shareholder desires to assign, transfer, convey and deliver (“Contribute”) that number of Rollover Shares set forth opposite such Rollover Shareholder’s name on Annex A hereto, and (ii) Parent desires, in exchange for such Contribution of Rollover Shares, to increase the Capital Value of the Series A Units of Parent (the “Series A Units”) set forth opposite such Rollover Shareholder’s name on Annex A hereto.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. Issuance of Series A Units; Rollover; Cancellation of Securities.

(a) Simultaneously with the execution of this Agreement, (i) Parent shall issue to each Rollover Shareholder that number of Series A Units set forth opposite such Rollover Shareholder’s name on Annex A hereto and (ii) any and all membership interests of Parent previously issued shall automatically be cancelled, cease to exist and no longer be issued and outstanding.

(b) Subject to the consummation of the transactions contemplated by the Series A SPA, immediately prior to the Effective Time: (i) each Rollover Shareholder shall Contribute all Rollover Shares held by such Rollover Shareholder to Parent free and clear of any and all security interests, liens, charges, encumbrances, equities, claims, options, restrictions or any other limitations of whatever nature, including any restriction on the right to vote, sell or otherwise dispose of such Contribution of Rollover Shares (collectively, “Liens”), and (ii) subject to Section 1(c) below, in exchange for such Rollover Shares, the Capital Value (as defined in the Parent LLC Agreement) of the Series A Units set forth opposite such Rollover Shareholder’s name on Annex A hereto shall be increased as provided in the Parent LLC Agreement (the “Rollover”).

(c) In the event that any Rollover Shareholder cannot Contribute to Parent all or any portion of the Rollover Shares held by such Rollover Shareholder free and clear of all Liens in accordance with

Section 1(b) above (such shares being referred to herein as “Disqualified Shares”), a proportionate number of Series A Units previously issued by Parent to such Rollover Shareholder in accordance with Section 1(a) above shall automatically and without the taking of any further action on the part of the Company or any Rollover Shareholder be cancelled, cease to exist and no longer be issued and outstanding. For the avoidance of doubt, no Disqualified Shares shall be Contributed (or deemed Contributed) to Parent, but shall remain classified, for the purposes of the Merger Agreement, as Excluded Shares.

(d) Subject to the terms and conditions set forth herein, each Affiliate Stock Option, Affiliate Company Award or Affiliate Warrant held by any Rollover Shareholder shall, immediately following the Effective Time, automatically and without the taking of any further action on the part of the Company or any Rollover Shareholder, be cancelled (and to the extent formerly exercisable shall no longer be exercisable) and shall no longer represent the right to (i) receive or acquire Common Shares or (ii) any other consideration therefor.

(e) In the event that the Rollover is consummated but the Merger Agreement is terminated in accordance with its terms, then the Rollover will be void ab initio and deemed not to have occurred, the Capital Value of the Series A Units shall not be increased pursuant to Section 1(b) and Parent will return to each Rollover Shareholder the Rollover Shares previously delivered by such Rollover Shareholder to Parent. For the avoidance of doubt, unless and until the Merger has been consummated and the Effective Time has occurred, the cancellation of Affiliate Stock Options, Affiliate Company Awards and Affiliate Warrants contemplated by Section 1(d) shall not occur (and shall not be deemed to have occurred).

2. Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Rollover Closing”) will take place at the offices of Milbank, Tweed, Hadley, & McCloy LLP, One Chase Manhattan Plaza, New York, New York, immediately prior to the Effective Time.

(b) At the Rollover Closing, each Rollover Shareholder will deliver to Parent stock certificates duly endorsed for transfer to Parent, or accompanied by stock powers duly endorsed in blank, representing each such Rollover Shareholder’s Rollover Shares, free and clear of any and all Liens, and upon receipt of such Rollover Shares in the form and manner described in this Section 2(b) (but subject to Section 1(c)), the Capital Value of the then issued and outstanding Series A Units shall be increased as provided in this Agreement and the Parent LLC Agreement.

3. Representations and Warranties of the Rollover Shareholders.  Each Rollover Shareholder represents and warrants, severally but not jointly, as follows:

(a) Binding Agreement.  Such Rollover Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (i) in the case of each Rollover Shareholder that is an individual, the execution and delivery of this Agreement does not require any consent from such Rollover Shareholder’s spouse or any other person and (ii) if such Rollover Shareholder is a corporation or an unincorporated business entity, such Rollover Shareholder has the requisite corporate or organizational power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Such Rollover Shareholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Ownership of Shares.  Such Rollover Shareholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the sole (or shared with one or more Rollover Shareholders) power to vote and dispose of the number of Rollover Shares set forth opposite such Rollover Shareholder’s name in Annex A hereto free and clear of any and all Liens, except as may exist by reason of this Agreement, the Voting Agreement, the Series A SPA or pursuant to applicable law. Except as provided for in this Agreement and the Series A SPA, there are no outstanding options or other rights to acquire from such Rollover Shareholder, or obligations of such Rollover Shareholder to sell or to dispose of, any of such Rollover Shares.

(c) No Conflict.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of such Rollover Shareholder’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which such Rollover Shareholder is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Rollover Shareholder’s Rollover Shares, (b) require any material consent, authorization or approval of any Person, entity or Governmental Entity, or (c) violate or conflict with any writ, injunction or decree applicable to such Rollover Shareholder or such Rollover Shareholder’s Rollover Shares.

(d) Accredited Investor.  Such Rollover Shareholder is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(e) Investor’s Experience.  Such Rollover Shareholder’s financial situation is such that the Rollover Shareholder can afford to bear the economic risk of holding the Series A Units to be received by such Rollover Shareholder, and such Rollover Shareholder can afford to suffer complete loss of its investment in such Series A Units. Such Rollover Shareholder’s knowledge and experience in financial and business matters are such that the Rollover Shareholder is capable of evaluating the merits and risks of the Rollover Shareholder’s investment in such Series A Units.

(f) Investment Intent.  Such Rollover Shareholder is acquiring Series A Units solely for the Rollover Shareholder’s own account for investment and not with a view to or for sale in connection with any distribution thereof. Such Rollover Shareholder agrees that the Rollover Shareholder will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Series A Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Series A Units), except in compliance with (i) the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement and any other agreement among Parent and the Rollover Shareholders.

4. Conditions Precedent.  The obligations of each Rollover Shareholder to consummate the transactions contemplated hereby are subject to the conditions set forth in Sections 6.01 and 6.02 of the Merger Agreement being satisfied or waived by Parent (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions).

5. Tax Matters.

The parties hereto (i) shall treat the Rollover as a tax-free partnership contribution under Section 721 of the Internal Revenue Code of 1986, as amended, for all federal, state and local income tax purposes, and (ii) will not take any position on any return that is inconsistent with such treatment.

6. Transfer and Other Restrictions

Until the termination of this Agreement pursuant to Section 7(i), and except as provided in the Series A SPA, each Rollover Shareholder agrees not to sell, sell short, transfer (including by gift), pledge, encumber, assign, deposit or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Rollover Shares or any interest therein (a “Transfer”), other than in the case of a Rollover Shareholder who is a natural person, a Transfer of the Rollover Shares held by such Rollover Shareholder to any member of such Rollover Shareholder’s immediate family, or upon the death of such Rollover Shareholder, to such Rollover Shareholder’s estate, provided that, as a condition to such Transfer, the transferee agrees to be bound as a Rollover Shareholder by the terms and conditions of this Agreement.

7. Miscellaneous.

(a) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by electronic mail, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to any Rollover Shareholder at the address of such Rollover Shareholder set forth on Annex A (or at such other address as shall be specified by such Rollover Shareholder by like notice) and to Parent, at the following address or at such other address as shall be specified by Parent by like notice:

to:

FOHG Holdings, LLC
c/o Harbinger Group Inc.
450 Park Avenue, 30th Floor
New York, NY 10019
Email: GCheliotis@Harbingergroupinc.com
Attention: Gus Cheliotis

with a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley, & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Email: AKaye@milbank.com and RHlawaty@milbank.com
Telecopier: (212) 822-5171
Attention: Alexander M. Kaye
          Roland Hlawaty

(b) Binding Effect; Benefits.  This Agreement will be binding upon the successors, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended or will be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) Amendments.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

(d) Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by any Rollover Shareholder without the prior written consent of Parent.

(e) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court thereof and the United States District Court for the Southern District of New York and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7(a) of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(f) Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

(g) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(h) Waiver.  Any party to this Agreement may waive any condition to their obligations contained herein.

(i) Termination.  This Agreement will terminate on the termination of the Merger Agreement in accordance with its terms. Termination will not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

(j) Further Assurances.  Each party to this Agreement shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

(k) Effectiveness.  The obligations of the Rollover Shareholders under this Agreement shall not be effective or binding upon the Rollover Shareholders until such time as the Merger Agreement is executed and delivered by the parties thereto.

(l) Interpretation.  The subject headings of the Sections and subsections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement. References in this Agreement to Sections and Annexes are to the Sections and Annexes to this Agreement, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement. The term “Parent LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Parent, dated as of December 18, 2013. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

FOHG HOLDINGS, LLC

By:	/s/ Thomas A. Williams Name: Thomas A. Williams Title: Manager

HGI FUNDING, LLC

By:	/s/ Thomas A. Williams Name: Thomas A. Williams Title: Executive Vice President and Chief Financial Officer

TTG APPAREL, LLC

By:	/s/ Michael T. Tokarz Name: Michael T. Tokarz Title: Manager

TOKARZ INVESTMENTS, LLC

By:	/s/ Michael T. Tokarz Name: Michael T. Tokarz Title: Manager

FURSA ALTERNATIVE STRATEGIES LLC,
on behalf of itself and certain funds and accounts affiliated with, or managed by, it or its Affiliates

By:	/s/ William F. Harley Name: William F. Harley Title: Chief Investment Officer

ARSENAL GROUP, LLC

By:	/s/ William F. Harley Name: William F. Harley Title: Chief Investment Officer

WILLIAM F. HARLEY

By:	/s/ William F. Harley Name: William F. Harley

Annex A

Name of Rollover Shareholder	Address	Series A Units(1)	Rollover Shares(2)
HGI Funding, LLC	HGI Funding, LLC 450 Park Avenue, 30th Floor New York, NY 10019	620.00	14,900 shares of Series A Convertible Preferred Stock and 107,576 shares of Series B Convertible Preferred Stock
Tokarz Investments, LLC	Tokarz Investments, LLC 287 Bowman Avenue Purchase, New York 10577	121.39	8,386,977 shares of Common Stock
TTG Apparel, LLC	TTG Apparel, LLC 287 Bowman Avenue Purchase, New York 10577	108.61	1,766,322 shares of Common Stock and 41,878 shares of Series A Convertible Preferred Stock
Arsenal Group, LLC	Arsenal Group, LLC 21 Greene Avenue Amityville, New York 11701	97.44	11,359,292 shares of Common Stock
Fursa Alternative Strategies LLC	Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates 21 Greene Avenue Amityville, New York 11701	48.83	5,692,041 shares of Common Stock
William F. Harley	William F. Harley Fursa Alternative Strategies LLC 21 Greene Avenue Amityville, New York 11701	3.73	474,047 shares of Common Stock

(1)	To be issued as of the date of this Agreement pursuant to Section 1(a). Subject to adjustment pursuant to Section 1(c).
(2)	To be Contributed to Parent at the Rollover Closing in accordance with Sections 1(b) and 2(b).

ANNEX D

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of December 18, 2013, is entered into by and among FOHG Holdings, LLC, a Delaware limited liability company (“Parent”), Frederick’s of Hollywood Group Inc., a New York corporation (the “Company”), HGI Funding, LLC, a Delaware limited liability company (“HGI Funding”) and each of the shareholders of the Company listed on Annex A hereto (each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, FOHG Acquisition Corp., a New York corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”; capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Merger Agreement), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner of, and has the right to vote and dispose of, that number of shares of common stock, par value $0.01 per share, of the Company (“Common Shares”), set forth opposite such Shareholder’s name on Annex B hereto (such shares, the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that each of the Shareholders agree, and each of the Shareholders is willing to agree, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1. Voting of Securities.

1.1 Voting Agreement.  From the date hereof, and until the termination of this Agreement pursuant to Section 8, each Shareholder hereby agrees to vote (or cause to be voted) all of its Subject Shares: (i) in favor of the approval and adoption of the Merger and the Merger Agreement, at any annual, special or other meeting of the shareholders of the Company, and at any adjournment or adjournments or postponement thereof, or pursuant to any consent in lieu of a meeting or otherwise, which such Shareholder has the right to so vote, and (ii) against (1) any Takeover Proposal or Superior Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Shareholder under this Agreement, and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Constituent Documents).

1.2 Irrevocable Proxy.  Solely with respect to the matters described in Section 1.1, each Shareholder constitutes and appoints HGI Funding, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 8 (at which point such constitution and appointment shall automatically be revoked), as such Shareholder’s attorney, agent and proxy (each such constitution and appointment, an “Irrevocable Proxy”), with full power of substitution, for and in the name, place and stead of such Shareholder, to vote and otherwise act with respect to all of such Shareholder’s Subject Shares at any annual, special or other meeting of the shareholders of the Company, and at any adjournment or adjournments or postponement thereof, and in any action by written consent of the shareholders of the Company, on the matters and in the manner specified in Section 1.1. Each such proxy and power of attorney is irrevocable and coupled with an interest and, to the extent permitted under applicable Law, shall be valid and binding on any Person to whom such Shareholder may transfer any of its Subject Shares in breach of this Agreement. Each Shareholder hereby revokes all other proxies and powers of attorney with respect to all of such Shareholder’s Subject Shares that may have heretofore been appointed or granted with respect to the matters covered by Section 1.1, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Shareholder with respect thereto on the matters covered by Section 1.1. All authority herein conferred or agreed to be conferred by any Shareholder shall survive the death or incapacity of such Shareholder and any obligation of any Shareholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder. It is agreed that HGI Funding will not use the Irrevocable Proxy granted by any Shareholder unless such Shareholder fails to comply with Section 1.1 and that, to the extent HGI Funding uses any such Irrevocable Proxy, it will only vote the Subject Shares subject to such Irrevocable Proxy with respect to the matters specified in, and in accordance with the provisions of, Section 1.1.

1.3 Waiver of Charter Amendment.  Reference is hereby made to that certain Series B Preferred Stock Purchase Agreement, dated as of March 15, 2013, by and between the Company and Five Island Asset Management LLC, a Delaware limited liability company and predecessor in interest to HGI Funding in and to the Series B Convertible Preferred Stock of the Company (the “Series B Preferred SPA”). From the date hereof until the termination of this Agreement pursuant to Section 8, and solely with respect to the Company Shareholders Meeting, HGI Funding hereby waives the Company’s obligation to submit the Proposed Certificate Amendment (as such term is defined in the Series B Preferred SPA) to its shareholders at such Company Shareholders Meeting (as defined in, and contemplated by, the Merger Agreement). For the avoidance of doubt, if such Company Shareholders Meeting does not occur, or this Agreement is terminated in accordance with its terms, the waiver set forth in this Section 1.3 shall be null and void, and the obligations of the Company set forth in Section 6.4 of the Series B Preferred SPA shall remain in full force and effect, unless and until HGI Funding determines, in its sole discretion, to affirmatively waive such obligations in writing.

1.4 Certain Written Consents and Waivers With Respect to the Merger.

(a) TTG Apparel, LLC as holder of all of the issued and outstanding shares of Series A Convertible Preferred Stock of the Company, in accordance with Article 3(c), Section 3(b) of the Restated Certificate of Incorporation of the Company, as amended, and Section 903(a)(2) of the New York Business Corporation Law (the “NYBCL”) does hereby irrevocably consent to, and does hereby waive any and all rights to receive payment under Article 3(c), Section 4 of the Restated Certificate of Incorporation of the Company, as amended, in connection with, the Merger Agreement, and the transactions contemplated thereby, including the Merger.

(b) HGI Funding as holder of all of the issued and outstanding shares of Series B Convertible Preferred Stock of the Company, in accordance with Article 3(d), Section 3(b) of the Restated Certificate of Incorporation of the Company, as amended, and Section 903(a)(2) of the NYBCL does hereby irrevocably consent to, and does hereby waive any and all rights to receive payment under Article 3(d), Section 4 of the Restated Certificate of Incorporation of the Company, as amended, in connection with, the Merger Agreement, and the transactions contemplated thereby, including the Merger.

2. Representations and Warranties of Each Shareholder.

Each Shareholder, severally, as to itself, represents and warrants to the Company as follows:

2.1 Binding Agreement.  Such Shareholder has the legal capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and (i) if such Shareholder is a natural person, the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement do not require any consent from such Shareholder’s spouse or any other person, and (ii) if such Shareholder is corporation or unincorporated business entity, such Shareholder has the requisite corporate or organizational power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Such Shareholder has duly and validly executed and delivered this

Agreement and this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2 No Conflict.  Neither the execution, delivery and performance by such Shareholder of this Agreement, nor the consummation by such Shareholder of the transactions contemplated hereby, nor the compliance by such Shareholder with any of the provisions hereof, will (a) if such Shareholder is not a natural person, conflict with or result in a breach of any provision of its organizational documents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which such Shareholder is a party, (c) result in the creation of a security interest, lien, charge, encumbrance, or other similar claim on such Shareholder’s Subject Shares, or (d) violate or conflict with any Law, writ, injunction or decree applicable to such Shareholder or such Shareholder’s Subject Shares.

2.3 Ownership of Subject Shares.  Such Shareholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, and has the sole (or shared with one or more Shareholders) power to vote and dispose of, the Common Shares set forth opposite such Shareholder’s name on Annex B hereto, free and clear of any security interests, liens, charges, encumbrances, or other similar claims (including any voting agreement or other restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to this Agreement, the Rollover Agreement, federal securities Laws and Company trading policies.

3. Representations and Warranties of the Company.

The Company represents and warrants to the Shareholders as follows:

3.1 Binding Agreement.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. The Company has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.2 No Conflict.  Neither the execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor the compliance by the Company with any of the provisions hereof, will (a) conflict with or result in a breach of any provision of its certificate of incorporation or by-laws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which it is a party, (c) require any consent, authorization or approval of any Person or (d) violate or conflict with any Law, writ, injunction or decree applicable to the Company.

4. Transfer and Other Restrictions.

Until the earlier of (i) the termination of this Agreement pursuant to Section 8 and (ii) the date on which the Company Shareholder Approval is obtained:

4.1 Certain Prohibited Transfers.  Each Shareholder agrees not to:

(a) sell, sell short, transfer (including by gift), pledge, encumber, assign, deposit or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Subject Shares or any interest therein (a “Transfer”), other than in the case of a Shareholder who is a natural person, a Transfer of the Subject Shares held by such Shareholder to any member of such Shareholder’s immediate family, or upon the death of such Shareholder, to such Shareholder’s estate (a “ Permitted Transfer”), provided that, as a condition to such Permitted Transfer, the transferee agrees to be bound as a Shareholder by the terms and conditions of this Agreement;

(b) with respect to any of its Subject Shares, grant any proxy or power of attorney or enter into any voting agreement or other arrangement relating to the matters covered by Section 1.1, other than this Agreement; or

(c) Transfer any of its Common Shares into a voting trust.

4.2 Additional Securities.  Without limiting any provisions of the Merger Agreement, in the event that a Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership of any Common Shares or other securities of the Company after the execution of this Agreement, such Common Shares or other securities shall be subject to the terms, and shall constitute Subject Shares for all purposes, of this Agreement. In addition, in the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Common Shares on, of or affecting any Shareholder’s Subject Shares, then the terms of this Agreement shall apply to the Common Shares or other such securities of the Company held by such Shareholder immediately following the effectiveness of such event.

5. Publication.  Each Shareholder hereby permits the Company to publish and disclose such Shareholder’s identity and ownership of the Subject Shares, the nature of the such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement, the text of this Agreement and/or any other information relating to the Shareholder required to be disclosed by applicable Law, in (a) press releases relating to the Merger Agreement, (b) the Schedule 13E-3 and the Proxy Statement, (c) any document required to be filed with the U.S. Securities and Exchange Commission or other regulatory agencies or required to be mailed by the Company to its shareholders relating to the Merger Agreement and (d) any other disclosures or filings required under the Merger Agreement or applicable Law relating to the Merger Agreement.

6. Waiver of Appraisal and Dissenters' Rights.  Each Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Shareholder may have by virtue of ownership of the Subject Shares.

7. Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

8. Termination.  This Agreement shall terminate upon the first to occur of (a) the Effective Time, (b) the effectiveness of a notice of termination of the Merger Agreement in accordance with Article VII thereof and (c) the date that is one (1) year from the date of this Agreement. The termination of this Agreement in accordance with this Section 8 shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

9. Survival.  The representations, warranties and agreements of the parties contained in this Agreement shall not survive any termination of this Agreement, provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement committed prior to such termination.

10. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by email, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

If to Parent or HGI Funding:

Harbinger Group Inc.
450 Park Avenue, 30th Floor
New York, NY 10019
Email: GCheliotis@Harbingergroupinc.com
Attention: Gus Cheliotis

with a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Email: AKaye@milbank.com and RHlawaty@milbank.com
Attention: Alexander M. Kaye and Roland Hlawaty

If to the Company:

Frederick’s of Hollywood Group Inc.
6255 Sunset Boulevard, 6th Floor
Hollywood, CA 90028
Email: marci.frankenthaler@fredericks.com
Attention: Legal Department

with a copy to (which shall not constitute notice):

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, NY 10174-1901
Email: dmiller@graubard.com and plucido@graubard.com
Attention: David Alan Miller, Esq. and Paul Lucido, Esq.

If to any Shareholder, to the address for such Shareholder set forth on Annex A hereto.

11. Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

12. Amendment; Release.  This Agreement may not be modified, amended, altered or supplemented except by a written agreement between the Company, Parent, HGI Funding and any Shareholder, provided that any such modification, amendment, alteration or supplement shall be effective only with respect to such Shareholder.

13. Successors and Assigns.  This Agreement shall not be assigned by operation of law or otherwise by any Shareholder without the prior written consent of the Company and each of the Shareholders, except to another Person in connection with a Permitted Transfer. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

14. Rights and Remedies.  The Company’s rights and remedies in respect of a breach or threatened breach of this Agreement shall be as set forth in the Merger Agreement.

15. Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16. Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal Law apply. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court thereof and the United States District Court for the Southern District of New York and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (ii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent permitted by Law, the Company hereby irrevocably agrees that any suit, action or other proceeding brought by it or its Affiliates against any Parent-Related Party or its Affiliates or its or their respective Representatives (including any lender agent or lender) shall be brought, heard and determined solely in such courts. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 10 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

17. Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 17.

18. Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

19. Capacity.  Each Shareholder is entering into this Agreement solely in his or her capacity as the legal or beneficial owner of his or her Subject Shares (if any) and nothing herein shall limit or affect any actions taken by, or omissions of, any Shareholder or any of its Affiliates or Associates in the capacity of director or officer of the Company (including exercising rights under the Merger Agreement), and no such person who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer. Nothing in this Agreement shall be construed to prohibit, limit or restrict any Shareholder from exercising such Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.

20. Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21. Interpretation.  The subject headings of the Articles and Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement. References in this Agreement to Sections and Annexes are to the Sections and Annexes to this Agreement, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the word “or” shall be disjunctive but not exclusive unless the context clearly prohibits that construction.

22. Effectiveness.  The obligations of the Shareholders under this Agreement shall not be effective or binding upon the Shareholders until such time as the Merger Agreement is executed and delivered by all of the parties thereto.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused this Voting Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

FOHG HOLDINGS, LLC

By:	/s/ Thomas A. Williams Name: Thomas A. Williams Title: Manager

HGI FUNDING, LLC

By:	/s/ Thomas A. Williams Name: Thomas A. Williams Title: Executive Vice President and Chief Financial Officer

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas J. Lynch Name: Thomas J. Lynch Title: Chief Executive Officer

TTG APPAREL, LLC

By:	/s/ Michael T. Tokarz Name: Michael T. Tokarz Title: Manager

TOKARZ INVESTMENTS, LLC

By:	/s/ Michael T. Tokarz Name: Michael T. Tokarz Title: Manager

FURSA ALTERNATIVE STRATEGIES LLC, on behalf of itself and certain funds and accounts affiliated with, or managed by, it or its Affiliates

By:	/s/ William F. Harley Name: William F. Harley Title: Chief Investment Officer

ARSENAL GROUP, LLC

By:	/s/ William F. Harley Name: William F. Harley Title: Chief Investment Officer

WILLIAM F. HARLEY

By:	/s/ William F. Harley Name: William F. Harley

Annex A

Shareholders Party to this Agreement:

Shareholder	Address
Arsenal Group, LLC	Arsenal Group, LLC 21 Greene Avenue Amityville, New York 11701
Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates	Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates 21 Greene Avenue Amityville, New York 11701
Tokarz Investments, LLC	Tokarz Investments, LLC 287 Bowman Avenue Purchase, New York 10577
TTG Apparel, LLC	TTG Apparel, LLC 287 Bowman Avenue Purchase, New York 10577
William F. Harley	William F. Harley Fursa Alternative Strategies LLC 21 Greene Avenue Amityville, New York 11701

Annex B

Shareholder	Common Shares
Arsenal Group, LLC	11,359,292
Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates	5,692,041
Tokarz Investments, LLC	8,386,977
TTG Apparel, LLC	1,766,322
William F. Harley	474,047

ANNEX E

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 18, 2013, by and between TTG Apparel, LLC, a Delaware limited liability company (“Seller”), and HGI Funding, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, immediately following the execution and delivery of this Agreement, FOH Holdings, LLC, a Delaware limited liability company (“Parent”), FOHG Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Frederick’s of Hollywood Group Inc., a New York corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, Seller is the beneficial owner of 50,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company, plus paid-in-kind dividends thereon (the “Series A Preferred Stock”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller, Purchaser, and certain other parties are entering into a rollover agreement with Parent (the “Rollover Agreement”), providing, among other things, for the contribution to Parent by Seller and Purchaser, immediately prior to the Effective Time, of their respective shares of Series A Preferred Stock after giving effect to the transactions contemplated by this Agreement in exchange for newly-issued membership interests of Parent.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of Series A Preferred Stock.

1.1 Sale of Series A Preferred Stock; Closing; Disclosure.

(a) Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller and Seller agrees to sell to Purchaser 14,900 shares of Series A Preferred Stock (the “Sale Shares”), for an aggregate purchase price of $1,490,000 (the “Purchase Price”).

(b) Subject to the satisfaction or waiver of the conditions set forth in Section 5 and Section 6 hereof, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP at 10:00 A.M. local time on the Closing Date immediately prior to the Effective Time. At the Closing, Purchaser will pay the Purchase Price, by wire transfer of immediately available funds, to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days prior to the Closing. Simultaneously, Seller will assign and transfer to Purchaser all right, title and interest in and to the Sale Shares, free and clear of all liens and encumbrances, by delivering to Purchaser a certificate or certificates representing the Sale Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached.

(c) Except as required by applicable Law, Seller shall not, prior to the Closing, disclose to any third parties other than its advisors the existence of, or any information concerning, this Agreement or the transactions contemplated by this Agreement.

1.2 Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Merger Agreement.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person,

including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have meanings correlative thereto.

(c) “GAAP” means generally accepted accounting principles in the United States of America.

(d) “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(e) “Law” means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.

(f) “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

(g) “Organizational Documents” means, collectively, the organizational documents, including any certificate of incorporation, certificate of formation, articles of organization, articles of association and/or certificates of existence and the bylaws, operating agreement, limited liability company agreement, certificate of limited partnership or partnership agreement, as applicable, and any other documents comparable to any of the foregoing, of any Person organized and existing under the Laws of any country anywhere in the world.

(h) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(i) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(j) “subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

(k) “Tax” means any present or future tax, levy, impost, duty, deduction, withholding, assessment, fee or other charge imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

2. Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser that the following representations are true and complete as of the date hereof.

2.1 Organization, Good Standing, Corporate Power and Qualification.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

2.2 Authorization.  All limited liability company action required to be taken by Seller in order to authorize Seller to enter into this Agreement and sell the Sale Shares, has been taken. All action on the part of the officers and members of Seller necessary for the execution and delivery of this Agreement and the other documents referenced above, the performance of all obligations of Seller under this Agreement to be performed, and the sale and delivery of the Sale Shares has been taken. This Agreement, when executed and delivered by Seller, shall constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

2.3 Title to Sale Shares.  Seller is the legal, beneficial and record owner of the Sale Shares, and has good title thereto, free and clear of any claim, lien, pledge, Option, charge, security interest or encumbrance of any nature whatsoever, including without limitation any agreements restricting the transferability of the Sale Shares, and will transfer such good title to Purchaser, free and clear of any liens.

2.4 Consents and Filings.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of Seller in connection with the consummation of the transactions contemplated by this Agreement.

2.5 Compliance with Other Instruments.  The execution and delivery by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller;

(b) conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller or the Sale Shares; or

(c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any lien upon Seller or the Sale Shares under, any contract or license to which Seller is a party or by which any of its assets and properties is bound.

2.6 Seller’s Sophistication.  Seller has conducted its own investigation with respect to the sale of the Sale Shares. Seller acknowledges that Purchaser has not provided any information with respect to the Sale Shares or the Company. Seller, by reason of its knowledge and experience in financial and business matters in general and investments in particular, is capable of evaluating the risks and merits of selling the Sale Shares. In making its decision to sell the Sale Shares, Seller has relied solely on its own advisors, and not on the advice of Purchaser or Purchaser’s advisors or legal counsel. Seller hereby acknowledges that Purchaser has informed Seller that it and its Affiliates may have, or may have received or obtained, on a confidential or otherwise privileged basis, non-public information that may be material concerning the Company and the Sale Shares, including but not limited to, potential mergers or acquisitions or potential sale transactions and recent appraisals of the

Company’s and/or the Sale Shares’ value (collectively, the “Purchaser Information”) and has not shared any such Purchaser Information with Seller. Seller acknowledges that (i) Purchaser is an “insider”; (ii) that some of Purchaser Information may be material to Seller’s decision to sell the Sale Shares to Purchaser; (iii) that Purchaser Information could be indicative of a value of the Sale Shares that is greater than the purchase price reflected in this Agreement or could otherwise be adverse to Seller and such Purchaser Information may be material to Purchaser’s decision to buy the Sale Shares; (iv) Seller has not requested Purchaser Information and agrees that Purchaser shall not be obligated to disclose any Purchaser Information or have any liability to Seller with respect to any such non-disclosure; and (v) Purchaser has not made any representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company or with respect to the value of the Sale Shares.

3. Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller that:

3.1 Authorization.  All limited liability company action required to be taken by Purchaser in order to authorize Purchaser to enter into this Agreement and purchase the Sale Shares has been taken. All action on the part of the officers and members of Purchaser necessary for the execution and delivery of this Agreement, the performance of all obligations of Purchaser under this Agreement to be performed, and the purchase of the Sale Shares, has been taken. This Agreement, when executed and delivered by Purchaser, shall constitute a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

3.2 Legends.  Purchaser understands that the Sale Shares and any securities issued in respect of or exchange for the Sale Shares, may bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS.”

3.3 Accredited Investor.  Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4. Additional Obligations.

4.1 Actions Required With Respect to the Merger.  Seller shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the purchase and sale of the Sale Shares contemplated by this Agreement.

4.2 Transfer and Other Restrictions.  Unless and until this Agreement is terminated pursuant to Subsection 7.3, Seller agrees not to:

(a) sell, sell short, transfer (including for consideration, by gift or by waive of a trust, whether voting or non-voting), pledge, encumber, assign, deposit or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Sale Shares or any interest therein; or

(b) grant any proxy or power of attorney or enter into any voting agreement or other arrangement, other than the Voting Agreement, in respect of its Series A Preferred Stock.

4.3 Further Assurances.  From time to time after the date hereof and at the Closing, each party shall use its commercially reasonable efforts to cooperate with the other and shall execute and deliver such further conveyances and other instruments as may be necessary or appropriate to effectuate the transfer of the Sale Shares to Purchaser.

5. Conditions to the Obligations of Purchaser.

5.1 Conditions Precedent.  The obligation of Purchaser hereunder to purchase the Sale Shares is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

(a) Representations and Warranties.  Each of the representations and warranties made by Seller in this Agreement shall be true and correct on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

(b) Performance.  Seller shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

(c) Officers’ Certificates.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of Seller, by the Manager of Seller, substantially in the form and to the effect of Exhibit A hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, substantially in the form and to the effect of Exhibit B hereto.

5.2 Condition Subsequent.  The obligation of Purchaser to purchase the Sale Shares is subject to the fulfillment, at or promptly following the Closing, the following condition subsequent:

(a) Merger Certificate.  The (i) Closing shall have occurred, and (ii) the Merger Certificate shall have been filed with and accepted by the Department of State of the State of New York and the Merger shall have become effective pursuant thereto.

6. Conditions to the Obligations of Seller.  The obligations of Seller hereunder to sell the Sale Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

6.1 Representations and Warranties.  Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

6.2 Performance.  Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

6.3 Officers’ Certificates.  Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by any Vice President of Purchaser, substantially in the form and to the effect of Exhibit C hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit D hereto.

7. Miscellaneous.

7.1 Survival of Warranties and Covenants.  Unless otherwise set forth in this Agreement, the representations and warranties of Seller and Purchaser contained in or made pursuant to this Agreement shall survive for twelve (12) months from the date hereof (the date that is twelve (12) months from the date hereof, the “Survival Date”) regardless of any investigation made by Purchaser or on its behalf. Notwithstanding any provision to the contrary contained in this Agreement, with respect to claims for breaches of representations and warranties contained in this Agreement, no party will be liable with respect thereto unless written notice of a possible claim with respect to such breach is given by the party making such claim on or prior to the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, such representations and warranties shall continue to survive until such matter is resolved. All covenants and agreements contained herein shall survive until they are completed or no longer applicable in accordance with the terms of this Agreement.

7.2 Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Purchaser shall be permitted to assign its rights under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Termination.  This Agreement shall terminate upon the termination of the Merger Agreement in accordance with Article VII thereof. The termination of this Agreement in accordance with this Subsection 7.3 shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

7.4 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws in effect in the State of New York, without giving effect to its conflicts of law principles (other than §5-1401 of the New York General Obligations Law).

7.5 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including “.pdf”) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.6 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7 Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Subsection 7.7.  If notice is given to Seller, a copy shall also be sent to Edwards Wildman Palmer LLP, 225 West Wacker Drive, Suite 2800, Chicago, Illinois 60606-1229, Attn: Adam S. Calisoff, Esq., and if notice is given to Purchaser, a copy shall also be given to Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, Attn: Alexander M. Kaye, Esq. and Roland Hlawaty, Esq.

7.8 No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Purchaser agrees to indemnify and to hold harmless Seller from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, employees, or representatives is responsible. Seller agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Seller or any of its officers, employees or representatives is responsible.

7.9 Amendments and Waivers.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement is sought. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

7.10 Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.12 Entire Agreement.  This Agreement (including the Exhibits hereto) constitutes, together with the Merger Agreement and the Rollover Agreement, the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.13 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal Law apply. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in the borough of Manhattan (and any appellate court thereof) and the United States District Court for the Southern District of New York (and any appellate court thereof), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Subsection 7.7 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

7.14 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT

OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SUBSECTION 7.14.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties or their officer thereunto duly authorized, has executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

TTG APPAREL, LLC

By:	/s/ Michael T. Tokarz Name: Michael T. Tokarz Title: Manager
Address:	TTG Apparel, LLC 287 Bowman, 2nd Floor Purchase, NY 10577
Email:	mtokarz@tokarzgroup.com, with a copy to AdamCalisoff@ewp.com

PURCHASER:

HGI FUNDING, LLC

By:	/s/ Thomas A. Williams Name: Thomas A. Williams Title: Chief Financial Officer
Address:	c/o Harbinger Group Inc. Attention: Gus Cheliotis 450 Park Avenue, 30th Floor New York, NY 10022
Email:	GCheliotis@Harbingergroupinc.com

EXHIBIT A

TTG APPAREL, LLC

Officer’s Certificate

TTG APPAREL, LLC, a Delaware limited liability company (“Seller”), pursuant to Subsection 5.1(c) of the Purchase and Sale Agreement dated as of December 18, 2013 (the “Purchase and Sale Agreement”, capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase and Sale Agreement) between HGI Funding, LLC, a Delaware limited liability company, and Seller, HEREBY CERTIFIES that:

(1)	Each of the representations and warranties made by Seller in the Purchase and Sale Agreement is true and correct on and as of the date hereof as though made on and as of the date hereof.
(2)	Each of the agreements, covenants and obligations required by the Purchase and Sale Agreement to be performed or complied with by Seller at or before the Closing has been duly performed or complied with.

IN WITNESS WHEREOF, Seller has caused this Certificate to be executed on its behalf by the undersigned on and as of            , 2013.

TTG APPAREL, LLC

By:	Name: Title:

EXHIBIT B

TTG APPAREL, LLC

Secretary’s Certificate

I,           , Secretary of TTG Apparel, LLC, a Delaware limited liability company (“Seller”), pursuant to Subsection 5.1(c) of the Purchase and Sale Agreement dated as of December 18, 2013 (the “Purchase and Sale Agreement”) between HGI Funding, LLC, a Delaware limited liability company, and Seller, DO HEREBY CERTIFY on behalf of Seller as follows:

(1)	Attached hereto as Exhibit A is a true, complete and correct copy of the [Restated] Certificate of Formation of Seller and all amendments thereto (as so amended, the “Certificate of Formation”), and no amendment to the Certificate of Formation has been authorized or become effective since the date of the last of such amendments, no amendment or other document relating to or affecting the Certificate of Formation has been filed in the office of the Secretary of State of the State of Delaware since such date and no action has been taken by Seller, its members, directors or officers in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of Seller.
(2)	Attached hereto as Exhibit B is a true, complete and correct copy of the limited liability company agreement of Seller as in full force and effect on the date hereof and at all times since [date of last amendment].
(3)	Attached hereto as Exhibit C is a true, complete and correct copy of resolutions adopted by [•] of Seller with respect to the Purchase and Sale Agreement and the transactions contemplated thereby, which resolutions were duly and validly adopted by [•] on , 2013 [at which a quorum was present and acting throughout]. All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by the [•] of Seller relating to the Purchase and Sale Agreement and the transactions contemplated thereby.
(4)	Each of the following named individuals is a duly elected or appointed, qualified and acting officer of Seller who holds, and at all times since date of execution of Purchase and Sale Agreement has held, the offices set opposite such individual’s name, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

[Name]           [Title] ______________________________

[Name]           [Title] ______________________________

[Name]           [Title] ______________________________

[Name]           [Title] ______________________________

IN WITNESS WHEREOF, Seller has caused this Certificate to be executed on its behalf by the undersigned on and as of            , 2013.

TTG APPAREL, LLC

By:	Name: Title:

I,           , [title of officer] of Seller, DO HEREBY CERTIFY on behalf of Seller that            is the duly elected or appointed, qualified and acting Secretary of Seller, and the signature set forth above is the genuine signature of such officer.

By:	Name: Title:

           , 2013

EXHIBIT C

HGI FUNDING, LLC

Officer’s Certificate

HGI FUNDING, LLC, a Delaware limited liability company (“Purchaser”), pursuant to Subsection 6.3 of the Purchase and Sale Agreement dated as of December 18, 2013 (the “Purchase and Sale Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase and Sale Agreement) between Purchaser and TTG Apparel, LLC, a Delaware limited liability company, HEREBY CERTIFIES that:

(1)	Each of the representations and warranties made by Purchaser in the Purchase and Sale Agreement is true and correct on and as of the date hereof as though made on and as of the date hereof.
(2)	Each of the agreements, covenants and obligations required by the Purchase and Sale Agreement to be performed or complied with by Purchaser at or before the Closing has been duly performed or complied with.

IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed on its behalf by the undersigned on and as of            , 2013

HGI FUNDING, LLC

By:	Name: Title:

EXHIBIT D

HGI FUNDING, LLC

Secretary’s Certificate

I,           , Secretary of HGI Funding, LLC a Delaware limited liability company (“Purchaser”), pursuant to Subsection 6.3 of the Purchase and Sale Agreement dated as of December 18 2013 (the “Purchase and Sale Agreement”) between Purchaser and TTG Apparel, LLC, a Delaware limited liability company, DO HEREBY CERTIFY on behalf of Purchaser as follows:

(1)	Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Formation of Purchaser and all amendments thereto (as so amended, the “Certificate of Formation”), and no amendment to the Certificate of Formation has been authorized or become effective since the date of the last of such amendments, no amendment or other document relating to or affecting the Certificate of Formation has been filed in the office of the Secretary of State of the State of Delaware since such date and no action has been taken by Purchaser, its members, directors or officers in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of Purchaser.

IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed on its behalf by the undersigned on and as of            , 2013.

HGI FUNDING, LLC

By:	Name: Title:

I,           , [title of officer] of Purchaser, DO HEREBY CERTIFY on behalf of Purchaser that            is the duly elected or appointed, qualified and acting Secretary of Purchaser, and the signature set forth above is the genuine signature of such officer.

By:	Name: Title:

           , 2013

ANNEX F-1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended July 27, 2013

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF SECURITIES EXCHANGE ACT OF 1934

For the transition period from      to

Commission File Number 001-05893

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Exact name of registrant as specified in its charter)

New York	13-5651322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6255 Sunset Blvd., Hollywood, California	90028
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 466-5151

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 par value
(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act) Yes ☐ No ☒

As of January 25, 2013 (the last business day of the registrant’s most recently completed second fiscal quarter), the aggregate market value of the registrant’s common stock (based on its reported last sale price on the NYSE MKT of $0.23), held by non-affiliates of the registrant, was $2,238,952.

As of October 7, 2013, there were 39,223,254 common shares outstanding.

FREDERICK’S OF HOLLYWOOD GROUP INC.
2013 FORM 10-K ANNUAL REPORT

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PART I

Forward Looking Statements

When used in this Annual Report on Form 10-K for the year ended July 27, 2013 of Frederick’s of Hollywood Group Inc. (the “Company,” “we,” “us,” “our” or “Frederick’s”) and in our future filings with the Securities and Exchange Commission, the words or phrases “will likely result,” “management expects” or “we expect,” “will continue,” “is anticipated,” “estimated” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. We have no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These risks are included in “Item 1. — Business,” “Item 1A. — Risk Factors” and “Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Form 10-K. In assessing forward-looking statements contained herein, readers are urged to carefully read those statements. Among the factors that could cause actual results to differ materially are: working capital needs; competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth; increases of costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; and our ability to protect our intellectual property.

ITEM 1. — BUSINESS

Our History

We are a New York corporation incorporated on April 10, 1935. On January 28, 2008, we consummated a merger with FOH Holdings, Inc., a privately-held Delaware corporation (“FOH Holdings”). As a result of the transaction, FOH Holdings became our wholly-owned subsidiary. FOH Holdings is the parent company of Frederick’s of Hollywood, Inc. Upon consummation of the merger, we changed our name from Movie Star, Inc. to Frederick’s of Hollywood Group Inc.

Our principal executive offices are located at 6255 Sunset Boulevard, Hollywood, California 90028 and our telephone number is (323) 466-5151. Our retail website is www.fredericks.com and our corporate website is www.fohgroup.com. We file our annual, quarterly and current reports and other information with the Securities and Exchange Commission. Our corporate filings, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, our proxy statements and reports filed by our officers and directors under Section 16(a) of the Securities Exchange Act of 1934, and any amendments to those filings, are available, free of charge, on our corporate website, www.fohgroup.com, as soon as reasonably practicable after we electronically file such material with the Securities and Exchange Commission. We do not intend for information contained in our websites to be a part of this Annual Report on Form 10-K.

Recent Events

Series B Convertible Preferred Stock Transaction

On March 15, 2013, we entered into a Series B Preferred Stock Purchase Agreement, pursuant to which we sold $10.0 million of Series B Convertible Preferred Stock (“Series B Convertible Preferred Stock”) to Five Island Asset Management LLC (“Five Island”), a subsidiary of Harbinger Group Inc. In addition, we issued to Five Island warrants to purchase up to an aggregate of 10,246,477 shares of common stock (69,500 of which have expired as of July 27, 2013) at exercise prices ranging from $0.01 to $1.21 per share. The terms of the Series B Convertible Preferred Stock are described in Note 9 —  Series B Convertible Preferred Stock Transaction, included in the notes to the consolidated financial statements appearing later in this report.

F-1-1

Proposed Going Private Transaction

On September 26, 2013, our board of directors received a non-binding proposal letter from HGI Funding, LLC (“HGI Funding”), TTG Apparel, LLC (“TTG Apparel”), Tokarz Investments, LLC (“Tokarz Investments”), Fursa Alternative Strategies LLC (“Fursa”), and Arsenal Group LLC (“Arsenal” and together with HGI Funding, TTG Apparel, Tokarz Investments and Fursa, the “Consortium Members”), pursuant to which the Consortium Members proposed to acquire all of the outstanding shares of our common stock not currently owned by them at a proposed price of $0.23 per share as part of a going private transaction, subject to certain conditions.

HGI Funding is an affiliate of Five Island; TTG Apparel is the holder of our Series A Convertible Preferred Stock, and together with Tokarz Investments, own approximately 25.9% of the outstanding shares of our common stock; and Fursa and Arsenal are controlled by William F. Harley, a member of our board of directors, and own, in the aggregate, approximately 43.5% of the outstanding shares of our common stock as of October 7, 2013.

The board of directors has appointed Milton Walters, its sole disinterested independent director, to serve as the lead director in connection with the full board’s review and consideration of the proposed transaction. Any proposed transaction must be approved by the lead director.

To date, no decisions have been made with respect to the board’s response to the proposal or the fairness of its terms. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. We will provide relevant updates with respect to the going private transaction or any other transaction as required under applicable law.

Amendment to Credit Agreement

On October 10, 2013, we entered into a fourth amendment to the Credit and Security Agreement (“Credit Agreement”) with Salus Capital Partners, LLC (“Salus”), which among other things, increased the revolving line of credit provided for under the Credit Agreement (“Salus Facility”) by $11,000,000, from $24,000,000 to $35,000,000, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of the proposed going private transaction described above. The $5,000,000 advance is to be repaid on April 10, 2014 if such transaction is consummated by that date, or on May 31, 2015 if such transaction is not consummated on or before April 10, 2014. The $6,000,000 advance, if made, plus any additional amount that Salus may elect to advance in its sole discretion, is to be repaid on May 31, 2015. The terms of the Salus Facility are described in Note 7 — Financing Agreement, included in the notes to the consolidated financial statements appearing later in this report.

Our Business

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand predominantly through its U.S. mall-based specialty retail stores, which are referred to as “Stores,” and through its catalog and retail website at www.fredericks.com, which are referred to collectively as “Direct.” As of July 27, 2013, we operated 113 Frederick’s of Hollywood stores in 28 states and during fiscal year 2013 mailed approximately 4.3 million catalogs.

We also have a license agreement with a subsidiary of Emirates Associated Business Group (“EABG”), which provides for EABG to build and operate Frederick’s of Hollywood retail stores in the Middle East. As of October 7, 2013, EABG had opened three stores in the region. In addition, we have licensed the right to use the Frederick’s of Hollywood® brand and logo on specified categories of products manufactured and sold by other companies. Our licensed merchandise categories currently include Halloween costumes and accessories, and we do not expect to renew the accessories license upon its expiration in December 2013.

Market and Products

We sell women’s apparel and related products under our proprietary Frederick’s of Hollywood® brand through our retail stores, website and catalog. Our customer target is women primarily between the ages of 18 and 45. Our major merchandise categories are foundations (including bras, corsets, shapewear and panties), lingerie (including daywear and sleepwear), ready-to-wear (dresses and sportswear, including denim), and

F-1-2

fragrance and accessories (including shoes, handbags, jewelry, personal care products and novelties). Our full retail prices generally range from approximately $8.00 for panties up to approximately $139.00 for dresses. Certain merchandise is marketed as collections of related items to increase the average sale amount. Our product lines and color pallets are updated seasonally in an effort to satisfy our customers’ desire for fashionable merchandise and to keep our selections fresh and appealing.

The following table shows the percentage of sales that each of these product categories represented for the year ended July 27, 2013:

Product Category	% of Retail Sales
Foundations	53%
Lingerie	29%
Ready-to-Wear	11%
Fragrance and Accessories	7%
Total	100%

Merchandising and Product Development

Our merchandising efforts focus on satisfying customer demand for current trends and identifying new fashion trends and opportunities. Our merchandising team conducts research and utilizes its industry expertise to identify new product and category initiatives to appeal to our core customer base and attract new customers. This team works directly with our merchandise vendors to develop these products to meet our customers’ needs.

Store Operations

We operated 113 Frederick’s of Hollywood retail stores as of July 27, 2013. These stores are primarily located in shopping malls in 28 states. Approximately one-third of the stores are in California. Of the stores outside of California, approximately 32% are situated in our other key operating states, which include Florida, Texas, New York and Nevada. Our flagship store is on Hollywood Boulevard in Hollywood, California.

Our retail stores range in size from 900 to 3,200 square feet and our flagship store is 5,700 square feet. A typical store uses approximately 75% of its square footage as selling space. Depending on size, square footage and past sales history, our retail stores showcase branded merchandise best suited for their respective locations, which may include expanded product categories. Depending on the size, newer and remodeled stores are either designed in the contemporary “Modern Hollywood” format or the sophisticated “Red Carpet” format. We continue to operate many of our older stores with legacy designs that evolved through the history of Frederick’s of Hollywood. Periodically, in connection with lease renewals or as other opportunities arise, older stores are remodeled. New store locations are typically selected on the basis of local demographics, the proposed location within the mall and projected sales and cost.

During fiscal year 2013, we relocated five stores and closed six stores upon expiration of the respective leases. As leases are scheduled to expire or we are required to relocate our store within a mall, we attempt to negotiate favorable renewal or relocation terms, as the case may be. However, if we are unsuccessful, we typically will close the store.

Direct Operations

We have an extensive history — dating back to the first Frederick’s of Hollywood catalog produced in 1947 — of offering women’s apparel directly to the consumer. Today, we market and sell our products directly to consumers primarily through our retail website, www.fredericks.com, and catalog.

In addition to our website’s value as an important distribution channel and source of revenue, it is a key marketing tool we use to test new products, build brand equity and increase store traffic. We also partner with Internet search engines and participate in social media advertising programs to drive traffic to our stores and website. Over 90% of all Direct orders are placed online through our retail website.

Our e-commerce web platform is hosted by a third-party service provider, which we believe provides a stable foundation upon which we can continue to upgrade and enhance our website. During fiscal year 2012,

F-1-3

we redesigned our website and mobile site to improve navigation, showcase a cleaner design, and present a more modern look and feel. We are continuing to refine the improved functionality that we implemented and add upgrades as they become available.

Our catalog has evolved over the past few years to serve more as a marketing tool to build brand awareness and drive traffic to our website and stores. Historically, we have mailed four seasonal catalogs annually (fall, holiday, spring and summer), as well as several smaller direct mail pieces. During fiscal year 2013, we mailed approximately 4.3 million catalogs to approximately 2.2 million households, from approximately 10.8 million catalogs mailed to approximately 5.0 million households in fiscal year 2012. We have steadily reduced catalog circulation due to the costs involved in producing a traditional catalog, and have continued to allocate resources to more innovative direct mail pieces and cost-effective digital marketing alternatives such as partnership marketing with magazine websites, digital display advertising, email retargeting, affiliate marketing and increased search marketing.

During fiscal year 2013, we also began offering our products on Amazon.com through a branded storefront. The products we primarily sell to Amazon are typically items that we have successfully sold on our website and in stores.

All creative and copy design for our website and direct mail is coordinated by our in-house design staff. Photography is conducted on location or in studios. We utilize third party vendors to print and mail. Our direct mailings are currently sent only within the United States.

Licensing

Store Licensing.  We have an exclusive multi-year licensing agreement for EABG to build and operate Frederick’s of Hollywood retail stores in the Middle East. The agreement provides for EABG to open at least 10 stores in six Middle Eastern countries by April 2014, with additional store openings based on a mutually agreed upon expansion plan. As of October 7, 2013, EABG had opened three stores in the region and we do not expect EABG to be successful in opening the remaining seven stores by April 2014. The agreement also requires EABG to purchase products from us to sell in their licensed Frederick’s of Hollywood stores. We are entitled to receive royalties based on sales of our products in these stores, however, as a result of EABG’s poor performance, royalties and product purchases from EABG represented less than 1% of our total sales in fiscal year 2013.

Product Licensing.  We currently have product license agreements in place for Halloween costumes and accessories, and we do not expect to renew the accessories license upon its expiration in December 2013. Our product license arrangements represented less than 1% of our total sales in fiscal year 2013.

Due to the poor performance of our licensing initiatives to date, we are continuing to evaluate our long-term licensing strategy and explore ways in which to work with our remaining licensees to increase revenues.

Sourcing, Production and Quality

We utilize a variety of third-party vendors to source and manufacture our merchandise. Orders are typically placed approximately four to six months prior to the selling season for new products, and approximately three to four months prior to the required delivery dates for reorders.

In fiscal year 2013, we purchased products from approximately 96 vendors. Our top ten vendors accounted for approximately 74% of the dollar value of those purchases. We had three suppliers that individually accounted for 10% or more of total purchases in fiscal year 2013. One supplier based in China accounted for approximately 22% of total purchases and two suppliers based in Canada accounted for approximately 13% and 11% of total purchases in fiscal year 2013. Many of our third-party domestic and foreign suppliers purchase products from foreign sources. Although we do not have direct relationships with these foreign sources, we believe that our suppliers source products primarily from China, Vietnam, the Philippines and Sri Lanka.

Although we have no long-term manufacturing contracts, our relationships with vendors are long-standing, with several vendors supplying products for over twenty years. To assure adequate sources, each major product category is sourced from multiple vendors. We also test products from new suppliers and

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expand their services to us as appropriate. We do not believe that we are overly dependent on any one supplier, and the loss of any one of them would not have a material effect on our business. However, due to our liquidity issues, we have had difficulty developing relationships with new vendors to source and manufacture our merchandise.

Brand Development and Marketing

We believe that Frederick’s of Hollywood is one of the world’s most widely recognized apparel brand names. We primarily utilize digital and print media advertising, including display advertising, email retargeting, affiliate and search marketing, direct mail pieces and catalogs, to market our products. We believe the concurrent operation of retail stores and a website proves to be advantageous in brand development and exposure. We use our website and store locations to test new items and promotional strategies that may, in turn, develop into successful programs.

Our brand development and marketing activities have focused on enhancing the customer experience in stores and online through updated imagery and increasing online shopping functionality. We also increase brand awareness with the announcement of new product launches and the arrival of seasonal collections through public relations activities and social media. Combinations of press releases, media events, gift with purchase offers, and product placements in national magazines and regional and national television programs are also used.

Distribution and Customer Service

During fiscal year 2013, we outsourced our customer contact center to a third party provider. This function was previously performed in-house in our Phoenix, Arizona facility. Our third party provider performs phone order placement and customer services, as well as online customer support. We regularly monitor customer service calls for quality assurance purposes.

Also during fiscal year 2013, we outsourced our Stores distribution to a third party provider. This function also was previously performed in-house in our Phoenix, Arizona facility. The majority of shipments received for stores are allocated to individual stores and shipped within a few days. We continue to handle Direct fulfillment in-house from our Phoenix, Arizona facility. Website and catalog orders are typically processed within 48 hours. We believe that our current distribution and customer service arrangements are adequate to meet our needs for the next several years.

Information Technology

During fiscal year 2013, we relocated our data center from our Phoenix, Arizona facility to an interim facility in Scottsdale, Arizona. During fiscal year 2014, we plan to permanently relocate our data center to a facility in Aurora, Colorado managed by a third party provider.

We maintain information technology systems to support our merchandising, marketing, planning, store operations, inventory, order management and fulfillment, finance, accounting and human resources functions.

In our retail stores, sales are updated daily in the merchandise reporting systems by polling sales information from each store’s point of sale terminals. Through automated nightly communication with each store, sales information and payroll hours are uploaded to the host system, and stock changes are downloaded through the terminals. We evaluate information obtained through daily reporting to implement merchandising decisions.

Customer orders are captured and processed on our e-commerce website, www.fredericks.com, which interfaces with our in-house systems for order management and fulfillment. Our e-commerce web platform is hosted by a third-party service provider, which we believe provides a stable foundation upon which we can continue to upgrade and enhance our website and, in turn, our customers’ overall online shopping experience for our products.

Trademarks and Service Marks

We have a variety of trademark applications and registrations in the United States and foreign countries. The registered United States trademarks that are material to the marketing of our products are Frederick’s of Hollywood®, Frederick’s®, Fredericks.com®, The Original Sex Symbol®, Hollywood Exxtreme Cleavage®,

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Seduction by Frederick’s of Hollywood®, and Hollywood Icon®. We believe that Frederick’s of Hollywood products are identified by their intellectual property. We have and intend to maintain our intellectual property by vigorously protecting it against infringement.

Seasonality

Our business experiences seasonal sales patterns. Sales and earnings typically peak during the second and third fiscal quarters (November through April), primarily during the holiday season in November and December, as well as the Valentine’s Day holiday in the month of February. As a result, higher inventory levels are maintained during these peak selling periods.

Competition

The retail apparel business is highly competitive with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers. It is multi-faceted and operates through various channels; primarily retail stores, catalog and e-commerce. Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive areas affecting the retail apparel business.

We believe that we have competitive strengths because of our widely recognized brand, presence in shopping malls and direct marketing expertise. However, many of our competitors have greater financial, distribution, logistics, marketing and other resources available to them and may be able to adapt to changes in customer requirements more quickly, devote greater resources to the design, sourcing, distribution, marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies, and there can be no assurance that we will be able to compete successfully with them in the future.

Employees

As of October 7, 2013, we had 306 full-time employees and 596 part-time employees. Due to seasonal sales patterns, we hire additional temporary staff at our retail stores and distribution and customer contact centers during peak sales periods. We have never experienced an interruption of our operations because of a work stoppage. We believe our relationship with our employees to be good. We are not a party to any collective bargaining agreement with any union.

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ITEM 1A. — RISK FACTORS

Our significant losses and working capital deficiency raise questions about our ability to continue as a going concern.

We had net losses of $23,455,000 and $6,516,000 for the years ended July 27, 2013 and July 28, 2012. As of July 27, 2013, we had a working capital deficiency of $12,349,000 and a shareholders’ deficiency of $17,401,000. We used cash of $13,126,000 and $6,571,000 in operating activities for the years ended July 27, 2013 and July 28, 2012. These conditions raise substantial doubt about our ability to continue as a going concern.

Management’s plans to address our need for capital, which include entering into the amendment to our Credit Agreement with Salus and potentially consummating a going private transaction with the Consortium Members, is discussed in the section appearing later in this report titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Financing Requirements.”

If management’s plans are unsuccessful, we will need to raise additional capital. We could seek to raise additional capital through debt or equity financings, strategic relationships or other arrangements. However, additional financing may not be available in amounts or on terms acceptable to us or at all, and if available, may be at prices and on terms that may not be as favorable as they would be without a going concern qualification. The foregoing could negatively impact our results of operations.

General economic conditions may affect consumer purchases of discretionary items, which could adversely affect our sales.

Our results are dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad; and the level of customer traffic within department stores, malls and other shopping and selling environments. Consumer purchases of discretionary items, including our products, may decline during recessionary periods and at other times when disposable income is adversely affected. An incremental downturn in the U.S. economy or an uncertain economic outlook could adversely affect our business and our revenue and profits.

If we cannot compete effectively in the retail apparel industry, our business, financial condition and results of operations may be adversely affected.

The retail apparel industry is highly competitive. We compete with a variety of retailers, including national department store chains, national and international specialty apparel chains, apparel catalog businesses and online apparel businesses that sell similar lines of merchandise. Many of our competitors have greater financial, distribution, logistics, marketing and other resources available to them and may be able to adapt to changes in customer requirements more quickly, devote greater resources to the design, sourcing, distribution, marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies. If we are unable to overcome these potential competitive disadvantages, such factors could have an adverse effect on our business, financial condition and results of operations.

The failure to successfully order and manage inventory to reflect customer demand and anticipate changing consumer preferences and buying trends may adversely affect our revenue and profitability.

Our success depends, in part, on our ability to anticipate and respond effectively to rapidly changing fashion trends and consumer tastes and to translate market trends into appropriate, saleable product offerings. Generally, merchandise must be ordered well in advance of the applicable selling season and the extended lead times may make it difficult to respond rapidly to new or changing product trends or price changes. If we are unable to successfully anticipate, identify or react to changing styles or trends and we misjudge the market for our products or our customers’ purchasing habits, then our product offerings may be poorly received by consumers and may require substantial discounts to sell, which would reduce sales revenue and lower profit margins. Brand image also may suffer if customers believe that we are unable to offer innovative products, respond to the latest fashion trends, or maintain product quality.

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We depend on key personnel and we may not be able to operate and grow the business effectively if we lose the services of any key personnel or are unable to attract qualified personnel in the future.

We are dependent upon the continuing service of key personnel and the hiring of other qualified employees. In particular, we are dependent upon the management and leadership of Thomas J. Lynch, our Chairman and Chief Executive Officer, and Thomas Rende, our Chief Financial Officer. The loss of either of them or other key personnel could affect our ability to operate the business effectively.

We historically have depended on a high volume of mall traffic, the lack of which would hurt our business.

Most Frederick’s of Hollywood stores are located in shopping malls. Sales at these stores are influenced, in part, by the volume of mall traffic. Our stores benefit from the ability of the malls’ “anchor” tenants, generally large department stores, and other area attractions to generate customer traffic in the vicinity of its stores and the popularity of malls as shopping destinations. A decline in the desirability of the shopping environment of a particular mall, whether due to the closing of an anchor tenant or competition from non-mall retailers, could reduce the volume of mall traffic, which could have an adverse effect on our business, financial condition and results of operations.

If store leases cannot be negotiated or renewed on reasonable terms, our ability to achieve profitability could be harmed.

Our sales are dependent on our ability to operate retail stores in desirable locations with capital investments and lease costs that allow for the opportunity to earn a reasonable return. Desirable locations and configurations may not be available at a reasonable cost, or at all. If we are unable to renew or replace our store leases, enter into leases for new stores or terminate leases for unprofitable stores on favorable terms, our ability to achieve profitability could be harmed.

We rely on third parties for some essential business operations and services, and disruptions or failure in service or changes in terms may adversely affect our ability to deliver goods and services to our customers.

We currently depend on third parties for important aspects of our business, including distribution of merchandise to our retail stores and operation of our customer contact center and e-commerce website. We have limited control over these third parties, and we are not their only client. In addition, we may not be able to maintain satisfactory relationships with any of these third parties on acceptable commercial terms. Further, we cannot be certain that the quality or cost of the services that they provide will remain at current levels or the levels needed to enable us to conduct our business efficiently and effectively.

The extent of our foreign sourcing and manufacturing may adversely affect our business, financial condition and results of operations.

Substantially all of the products that we purchase from third-party vendors are manufactured outside the United States. As a result of the magnitude of foreign sourcing and manufacturing, our business is subject to the following risks:

•	political and economic instability in foreign countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods, or to an increase in transportation costs of raw materials or finished products;
•	the imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and foreign countries;
•	the imposition of duties, taxes and other charges on imports;
•	significant fluctuation of the value of the U.S. dollar against foreign currencies;
•	restrictions on the transfer of funds to or from foreign countries; and
•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

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If these risks limit or prevent us from selling or acquiring products from foreign suppliers, our operations could be disrupted until alternative suppliers are found, which could negatively impact our business, financial condition and results of operations.

Any disruptions at our distribution facilities could materially affect our ability to distribute products, which could lead to a reduction in our revenue and/or profits.

Our distribution center in Phoenix, Arizona serves our Direct business and we distribute products to Stores through a third party distribution facility. If we experience disruptions at our distribution center or third party facility that impede the timeliness or fulfillment of the products to be distributed, or our distribution center or third party facility is partially or completely destroyed, becomes inaccessible, or is otherwise not fully usable, whether due to unexpected circumstances such as weather conditions or disruption of the transportation systems or uncontrollable factors such as terrorism and war, it would have a material adverse effect on our ability to distribute products, which in turn would have a material adverse effect on our business, financial condition and results of operations.

Our product licensees may not comply with standards, which could harm our brand, reputation and business.

We license our trademarks to third parties for various products. While we enter into comprehensive licensing agreements with our licensees covering product design, product quality, sourcing, manufacturing, marketing and other requirements, our licensees may not comply fully with those agreements. Non-compliance could include marketing products under our brand name that do not meet our quality and other requirements, which could harm our brand equity, reputation and business.

Our store licensing and other arrangements may not be successful and could impair the value of our brand.

Our license agreement with EABG provides for EABG to build and operate Frederick’s of Hollywood stores in the Middle East. We have no prior experience operating through this type of third party arrangement, and it may not be successful. The effect of this type of arrangement on our business and results of operations remains uncertain and depends upon various factors, including the demand for our products in new markets internationally. In addition, certain aspects of this arrangement are not directly within our control, such as the ability of EABG to meet its projections regarding store openings and sales. Moreover, while the agreement may provide us with certain termination rights, to the extent that EABG does not operate its stores in a manner consistent with our brand and store concepts, the value of our brand could be impaired. In addition, our failure to comply with applicable laws and regulations in connection with this agreement could have an adverse effect on our results of operations.

Any material disruption of our information systems could disrupt our business and reduce our sales.

We rely on various information technology systems to manage our operations. We may experience operational problems with our information systems as a result of system failures, viruses, computer “hackers” or other causes. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by our failure to successfully upgrade our systems, could cause information, including data related to customer orders, to be lost or delayed which could result in delays in the delivery of merchandise to our stores and customers or lost sales, which could reduce demand for our merchandise and cause our sales to decline. Moreover, we may not be successful in developing or acquiring technology that is competitive and responsive to the needs of our customers and might lack sufficient resources to make the necessary investments in technology to compete with our competitors. Accordingly, if changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our business requirements, we could lose customers.

The processing, storage and use of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

The collection of data and processing of transactions through our e-commerce website and our outsourced customer contact center require us to receive and store a large amount of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions. We may become exposed to

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potential liabilities with respect to the data that we collect, manage and process, and may incur legal costs if our information security policies and procedures are not effective or if we are required to defend our methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to our methods of handling personal data could adversely affect our business, financial condition and results of operations due to the costs and negative market reaction relating to such developments.

Our collection and remittance of sales and use tax may be subject to audit and may expose us to liabilities for unpaid sales or use taxes, interest and penalties on past sales.

Our Direct business collects and pays sales tax to the relevant state taxing authority on sales made to residents in any state in which we have a physical presence. It is possible that one or more states may disagree with our method of assessing and remitting these taxes, including sales taxes on Direct sales. We expect to challenge any and all future assertions by state governmental authorities or private litigants that we owe sales or use tax, but we may not prevail. If we do not prevail, we could be held liable for additional sales and use taxes, interest and penalties which could have an adverse effect on our profitability.

We could be sued for infringement, which could force us to incur substantial costs and devote significant resources to defend the litigation.

We use many trademarks and product designs in our business and believe these trademarks and product designs are important to our business, competitive position and success. As appropriate, we rely on trademark and copyright laws to protect these designs even if not formally registered as marks, copyrights or designs. Third parties may sue us for alleged infringement of their proprietary rights. The party claiming infringement might have greater resources than us to pursue its claims, and we could be forced to incur substantial costs and devote significant management resources to defend the litigation. Moreover, if the party claiming infringement were to prevail, we could be forced to discontinue the use of the related trademark, patent or design and/or pay significant damages, or to enter into expensive royalty or licensing arrangements with the prevailing party, assuming these royalty or licensing arrangements are available at all on an economically feasible basis, which they may not be.

If we cannot protect our trademarks and other proprietary intellectual property rights, our business may be adversely affected.

We may experience difficulty in effectively limiting unauthorized use of our trademarks and product designs worldwide, which may cause significant damage to our brand name and our ability to effectively represent ourselves to our agents, suppliers, vendors and/or customers. We may not be successful in enforcing our trademark and other proprietary rights and there can be no assurance that we will be adequately protected in all countries or that we will prevail when defending our trademark and proprietary rights.

Because our common stock is quoted on the OTCQB instead of an exchange or national quotation system, our shareholders may have more difficulty selling their stock or may experience negative volatility in the market price of our stock.

Our common stock is traded on the OTCQB, which is subject to greater volatility than a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. Our shareholders may experience high fluctuations in the market price and volume of the trading market for our common stock. These fluctuations, when they occur, have a negative effect on the market price for our common stock. Accordingly, our shareholders may not be able to realize a fair price from the sale of their shares or may have to hold their shares for a substantial period of time.

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ITEM 1B. — UNRESOLVED STAFF COMMENTS

As a smaller reporting company, we are not required to provide the information required by this item.

ITEM 2. — PROPERTIES

We lease approximately 23,000 square feet of space for our principal executive offices at 6255 Sunset Boulevard, Hollywood, CA for an annual base rent of approximately $742,000 pursuant to a lease that expires in February 2015.

We lease approximately 37,000 square feet of space for our distribution and customer contact center at 5005 S. 40th Street, Phoenix, AZ for an annual base rent of approximately $252,000 pursuant to a lease that expires in March 2018.

We lease approximately 1,600 square feet of executive office space at 8 West 38th Street, New York, NY for an annual base rent of approximately $61,000 pursuant to a lease that expires in May 2014.

Our 113 Frederick’s of Hollywood stores are located in leased facilities, primarily in shopping malls, in 28 states. A substantial portion of these lease commitments consist of store leases with an initial term of ten years. The leases expire at various dates between 2013 and 2020, with some leases currently operating on a month-to-month basis. Rental terms for new locations often include a fixed minimum rent plus a percentage of sales in excess of a specified amount. We typically pay certain operating costs such as common area maintenance, utilities, insurance and taxes. We will continue to close certain underperforming stores upon the expiration of their respective leases. See Business — Store Operations.

The following table sets forth the locations of Frederick’s of Hollywood stores as of July 27, 2013.

Arizona	3
California	38
Connecticut	1
Florida	14
Georgia	3
Hawaii	1
Illinois	3
Indiana	1
Kansas	1
Massachusetts	4
Michigan	3
Minnesota	2
Missouri	1
Nevada	5
New Hampshire	1
New Jersey	1
New Mexico	1
New York	5
Ohio	3
Oklahoma	2
Oregon	2
Pennsylvania	1
South Carolina	1
Tennessee	1
Texas	12
Virginia	1
Washington	1
Wisconsin	1

Typically, when space is leased for a store in a mall shopping center, all improvements, including interior walls, floors, ceilings, fixtures and decorations are performed by contractors designated by Frederick’s of Hollywood. The cost of improvements varies widely, depending on the design, size and location of the store. As a lease incentive in certain cases, the landlord of the property may provide a construction allowance to fund all, or a portion, of the cost of improvements.

We believe that our facilities are adequate for our current and reasonably foreseeable future needs and that our properties are in good condition and suitable to conduct our business.

ITEM 3. — LEGAL PROCEEDINGS

On February 2, 2012, a former California store employee filed a purported class action lawsuit in the California Superior Court, County of San Francisco, naming Frederick’s of Hollywood, Inc., one of our subsidiaries, as a defendant (Michelle Weber, on behalf of herself and all others similarly situated v. Frederick’s of Hollywood, Inc., Case No. CGC-12-517909). The complaint alleged, among other things, violations of the California Labor Code, failure to pay overtime, failure to provide meal and rest periods and termination compensation and violations of California’s Unfair Competition Law. On May 23, 2013, the parties entered into a Joint Stipulation of Settlement and Release, which was filed with the Court on May 31, 2013 and finally approved by the Court on October 2, 2013. Without admitting or denying liability, we agreed to pay a gross settlement amount of $365,000, which was paid in full on October 10, 2013.

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On December 18, 2012, a former California store employee filed a purported class action lawsuit in the California Superior Court, County of Los Angeles, against the Company, Frederick’s of Hollywood, Inc. and Frederick’s of Hollywood Stores, Inc. (Kassandra Harvey-Smith, on behalf of herself and all others similarly situated v. Frederick’s of Hollywood Group Inc. et al, Case No. BC497673). The complaint alleges, among other things, violations of the California Labor Code, failure to pay overtime, failure to provide meal and rest periods and termination compensation, various additional wage violations and violations of California’s Unfair Competition Law. The first amended complaint seeks, among other relief, collective and class certification of the lawsuit (the class being defined as all California part-time sales associates), unspecified damages, costs and expenses, including attorneys’ fees, and such other relief as the Court might find just and proper. The parties agreed to stay discovery proceedings, engaged in mediation, and on September 25, 2013, the parties entered into a Joint Stipulation of Settlement and Release. Without admitting or denying liability, we have agreed to pay a gross settlement amount of $95,000. The hearing for the Court’s preliminary approval of the settlement has not yet been scheduled, but is expected to occur within the next 60 to 90 days, after which a final approval hearing date will be set. After preliminary approval, class members will receive notice of the settlement and will have an opportunity to elect not to participate or file objections to the settlement. We expect that funding of payment of the settlement will occur in the second half of fiscal year 2014.

We also are involved from time to time in litigation incidental to our business. We believe that the outcome of such litigation will not have a material adverse effect on our results of operations or financial condition.

ITEM 4. — MINE SAFETY DISCLOSURES

Not applicable.

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PART II

ITEM 5. — MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Since February 22, 2013, our common stock has been quoted on the OTCQB under the symbol “FOHL”. Previously, our common stock was traded on the NYSE MKT under the symbol “FOH.” The following table sets forth the reported high and low sales prices per share for the periods indicated.

	High	Low
Year Ended July 27, 2013
First Quarter	$0.41	$0.25
Second Quarter	0.35	0.16
Third Quarter	0.29	0.13
Fourth Quarter	0.24	0.16
Year Ended July 28, 2012
First Quarter	$0.74	$0.38
Second Quarter	0.54	0.31
Third Quarter	0.64	0.20
Fourth Quarter	0.58	0.14

On October 7, 2013, the closing sale price of our common stock was $0.22.

Holders

As of October 7, 2013, there were approximately 550 shareholders of record of our common stock. We believe that there are also a significant number of beneficial owners of our common stock whose shares are held in “street name.”

Dividend Policy

We have not paid any cash dividends on our common stock to date. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not currently anticipate declaring any cash dividends in the foreseeable future. The payment of dividends will be within the discretion of our board of directors and will be contingent upon our revenue and earnings, if any, capital requirements, general financial condition and such other factors as our board may consider. In addition, the terms of our Series A and Series B Convertible Preferred Stock and covenants contained in our Credit Agreement with Salus restrict our ability to pay cash dividends so long as the Series A or the Series B Convertible Preferred Stock is outstanding or any amount is owed and outstanding under the Salus Facility, respectively.

ITEM 6. — SELECTED FINANCIAL DATA

This item is not required to be completed by smaller reporting companies. Our consolidated financial statements appear later in this report in Item 8. — Financial Statements and Supplementary Data.

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ITEM 7. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand predominantly through its U.S. mall-based specialty retail stores, which are referred to as “Stores,” and through its catalog and website at www.fredericks.com, which are referred to collectively as “Direct.” As of July 27, 2013, we operated 113 Frederick’s of Hollywood stores in 28 states.

For financial reporting purposes, we have one reportable segment representing the aggregation of our two operating segments (Stores and Direct), based on their similar economic characteristics, products and target customers. We also have store and product license agreements; however, licensing income from these agreements is currently immaterial.

Financial information for the fiscal years ended July 27, 2013 and July 28, 2012 is included in the consolidated financial statements appearing later in this report.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. Such differences could be material to the financial statements.

Management believes that the application of accounting policies, and the estimates inherently required by the policies, are reasonable. These accounting policies and estimates are constantly re-evaluated, and adjustments are made when facts and circumstances dictate a change. Historically, management has found the application of accounting policies to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates.

Our accounting policies are more fully described in Note 2 to the consolidated financial statements appearing later in this report. Management has identified certain critical accounting policies that are described below.

Our most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving inventory and overall inventory obsolescence;
•	estimation of future cash flows used to assess the recoverability of long-lived assets, including trademarks;
•	estimation of expected customer merchandise returns;
•	estimation of the net deferred income tax asset valuation allowance;
•	estimation of gift card breakage;
•	estimation of our warrant liability; and
•	capitalization of deferred catalog costs and the estimated amount of future benefit to be derived from the catalogs.

Revenue Recognition — We record revenue for Stores at the point at which the customer receives and pays for the merchandise at the register. For Direct sales, goods are shipped to the customer when payment is made and we record the revenue at the time that we estimate the customer receives the merchandise. We estimate and defer revenue and the related product costs for shipments that are in transit to the customer. Customers typically receive goods within a few days of shipment. Outbound shipping charges billed to customers are included in net sales. We record an allowance for estimated returns from our customers in the

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period of sale based on prior experience. At July 27, 2013 and July 28, 2012, the allowance for estimated returns was $559,000 and $665,000, respectively. If actual returns are greater than expected, additional sales returns may be recorded in the future. Historically, management has found its return reserve to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Sales are recorded net of sales taxes collected from customers at the time of the transaction.

Merchandise Inventories — Stores inventories are valued at the lower of cost or market using the first-in, first-out (“FIFO”) method, and Direct inventories are valued at the lower of cost or market, on an average cost basis that approximates the FIFO method. Stores and Direct inventories consist entirely of finished goods. Freight costs are included in inventory and vendor allowances are recorded as a reduction in inventory cost.

These inventory methods inherently require management judgments and estimates, such as the amount and timing of permanent markdowns to clear unproductive or slow-moving inventory, which may impact the ending inventory valuations and gross margins. Markdowns are recorded when the sales value of the inventory has diminished. Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, and fashion trends. We reserve for the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions, and the age of the inventory. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. Markdown allowances received from vendors are reflected as reductions to cost of sales in the period they are received if these allowances are received after goods have been sold or marked down. When markdown allowances are received prior to the sale or markdown, the allowance will be recognized as a reduction in the cost basis of the inventory. Markdown allowances received from vendors and recorded as a reduction of the cost basis of the inventory were $34,000 and $223,000 as of July 27, 2013 and July 28, 2012, respectively. Historically, management has found its inventory reserves to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Inventory reserves were $939,000 and $628,000 at July 27, 2013 and July 28, 2012, respectively.

Deferred Catalog Costs — Deferred catalog costs represent direct-response advertising that is capitalized and amortized over its expected period of future benefit. The capitalized costs of the advertising are amortized over the expected revenue stream following the mailing of the respective catalog, which is generally less than three months. The realizability of the deferred catalog costs are also evaluated as of each balance sheet date by comparing the capitalized costs for each catalog, on a catalog by catalog basis, to the probable remaining future gross profit of the related revenue. Direct-response advertising costs of $370,000 and $564,000 are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets at July 27, 2013 and July 28, 2012, respectively. Management believes that they have appropriately determined the expected period of future benefit as of the date of our consolidated financial statements; however, should actual sales results differ from expected sales, deferred catalog costs may be written off on an accelerated basis.

Impairment of Long-Lived Assets — We review long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets. The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance. Management believes they have appropriately estimated future cash flows and operating performance; however, should actual results differ from those expected, additional impairment may be required. For the year ended July 27, 2013, we recorded impairment charges for property and equipment of $2,184,000. We did not record any impairment charges for the year ended July 28, 2012.

Intangible Assets — We have certain indefinite lived intangible assets, principally the Frederick’s of Hollywood trade name and domain names. Our intangible assets are comprised of $18,090,000 attributable to our trademarks and $169,000 to our domain names as of July 27, 2013 and July 28, 2012. Applicable accounting guidance requires us to not amortize indefinite life intangible assets, but to test those intangible

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assets for impairment annually and between annual tests when circumstances or events have occurred that may indicate a potential impairment has occurred. The fair value of the trademarks was determined using the relief-from-royalty method. The relief-from-royalty method estimates the royalty expense that could be avoided in the operating business as a result of owning the respective asset or technology. The royalty savings are measured, tax-effected and, thereafter, converted to present value with a discount rate that considers the risk associated with owning the intangible asset. No impairment was present and no write-down was required when the trademarks were reviewed for impairment in connection with the annual impairment test.

Income Taxes — Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in our financial statements and income tax returns. We provide a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized.

Results of Operations

Management considers certain key indicators when reviewing our results of operations and liquidity and capital resources. One key operating metric is the performance of comparable store sales, which are the net merchandise sales of stores that have been open at least one complete year. Because our results of operations are subject to seasonal variations, retail sales are reviewed against comparable store sales for the similar period in the prior year. A material factor that we consider when reviewing sales is the gross profit percentage. We also consider our selling, general and administrative expenses as a key indicator in evaluating our financial performance. Inventory and our outstanding borrowings are the main indicators we consider when we review our liquidity and capital resources, particularly the size and age of the inventory. We review all of our key indicators against the prior year and our operating projections in order to evaluate our operating performance and financial condition.

The following table shows each specified item as a dollar amount and as a percentage of net sales in each fiscal period, and should be read in conjunction with the consolidated financial statements included later in this report (in thousands, except for percentages, which percentages may not add due to rounding):

	Year Ended
	July 27, 2013		July 28, 2012
Net sales	$86,507	100.0%	$111,406	100.0%
Cost of goods sold, buying and occupancy	61,328	70.9%	69,782	62.6%
Gross profit	25,179	29.1%	41,624	37.4%
Selling, general and administrative expenses	42,968	49.7%	45,757	41.1%
Loss on abandonment	755	0.9%	—	—
Impairment of long-lived assets	2,184	2.5%	—	—
Operating loss	(20,728)	(24.0)%	(4,133)	(3.7)%
Other income/(expense)
Interest expense, net	(2,137)	(2.5)%	(2,224)	(2.0)%
Fair value gain on warrant	381	0.4%	—	—
Loss before income tax provision	(22,484)	(26.0)%	(6,357)	(5.7)%
Income tax provision	38	0.0%	75	0.1%
Net loss	(22,522)	(26.0)%	(6,432)	(5.8)%
Less: Preferred stock dividends	933		84
Net loss applicable to common shareholders	$(23,455)		$(6,516)

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Fiscal Year 2013 Compared to Fiscal Year 2012

Our fiscal year is the 52- or 53-week period ending on the last Saturday in July. Our consolidated financial statements for fiscal years 2013 and 2012 consist of the 52-week periods ended July 27, 2013 and July 28, 2012, respectively.

Net Sales

Net sales for the year ended July 27, 2013 decreased to $86,507,000 as compared to $111,406,000 for the year ended July 28, 2012, and were as follows (in thousands, except for percentages):

	Year Ended
	July 27, 2013	July 28, 2012	Decrease	% of decrease from prior year
Stores	$56,530	$70,783	$(14,253)	(20.1)%
Direct (e-commerce and catalog)	27,405	35,819	(8,414)	(23.5)%
Licensing revenue	39	66	(27)	(40.9)%
Other revenue	2,533	4,738	(2,205)	(46.5)%
Total net sales	$86,507	$111,406	$(24,899)	(22.3)%

Total store sales for the year ended July 27, 2013 decreased by $14,253,000, or 20.1%, as compared to the year ended July 28, 2012. Comparable store sales for the year ended July 27, 2013 decreased by $10,581,000, or 16.7%, as compared to the year ended July 28, 2012. These decreases were primarily due to the following:

•	lower consumer traffic at our stores, which is primarily attributable to lower promotional activity relating to core intimate apparel products (bras, lingerie and corsets) during the year ended July 27, 2013 as compared to the prior year;
•	a reduction in the number of stores from 118 at July 28, 2012 to 113 at July 27, 2013;
•	lower sales of core intimate apparel products (bras, lingerie and corsets), which is primarily attributable to a reduction in inventory levels in these categories. Sales for these categories were also negatively impacted by the late delivery of products from our vendors due to slower payments; and
•	the poor performance of our expansion into non-core product categories (dresses, sportswear and shoes) relating to our merchandising strategy to provide a fuller array of products across a broader assortment of merchandise and price points. This poor performance was primarily due to financial constraints, which limited our ability to successfully market the new product categories.

Direct sales for the year ended July 27, 2013 decreased by $8,414,000, or 23.5%, as compared to the year ended July 28, 2012. This decrease is primarily attributable to mailing fewer catalogs during the year ended July 27, 2013 as compared to the prior year as part of our efforts to reduce catalog costs and reallocate resources to our digital marketing initiatives, as well as a reduction in the inventory levels of bras, lingerie and corsets, and the late delivery of products from our vendors due to slower payments.

Other revenue consists of shipping revenue, commissions earned on direct sell-through programs, breakage on gift cards, and product sales to our licensing partner in the Middle East. Other revenue for the year ended July 27, 2013 decreased by $2,205,000, or 46.5%, as compared to the year ended July 28, 2012. This decrease is primarily attributable to a decrease in shipping revenue of $1,217,000 due to an increase in online promotional shipping offers to stimulate sales in a retail environment with competitors frequently offering free shipping, and lower Direct sales. In addition, product sales to our licensing partner in the Middle East were $11,000 and $727,000 for the years ended July 27, 2013 and July 28, 2012, respectively. Due to the poor performance of our licensing initiatives to date, we are continuing to evaluate our long-term licensing strategy and explore ways in which to work with our remaining licensees, including our licensing partner in the Middle East, to increase revenues.

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Gross Profit

Gross margin (gross profit as a percentage of net sales) for the year ended July 27, 2013 was 29.1% as compared to 37.4% for the year ended July 28, 2012. The largest contributors to the decrease in gross margin were the following:

•	Product costs as a percentage of sales increased by 3.7 percentage points for the year ended July 27, 2013 as compared to the year ended July 28, 2012. This increase in costs as a percentage of sales was due to an increase in promotional activity for the year ended July 27, 2013 as compared to the prior year. Vendor allowances decreased by $889,000 during the year ended July 27, 2013 as compared to the prior year; however, as a percentage of sales, vendor allowances increased to 5.0% of sales for the year ended July 27, 2013 from 4.7% of sales in the prior year.
•	All other costs included in cost of sales, including buying costs, store occupancy, store depreciation, freight and distribution costs, decreased by $3,111,000 for the year ended July 27, 2013 as compared to the year ended July 28, 2012. This decrease was primarily attributable to lower occupancy and depreciation costs as a result of fewer stores, headcount reductions resulting from streamlining the buying and merchandising departments and lower freight costs due to lower sales in the year ended July 27, 2013 as compared to the prior year. In addition, distribution costs decreased by $511,000 as a result of relocating our Stores distribution to a third party provider and reducing the size of our Phoenix, Arizona facility from 131,000 square feet to 37,000 square feet. As a percentage of sales, these costs increased by 4.4 percentage points for the year ended July 27, 2013 as compared to the year ended July 28, 2012 due to lower sales.
•	Other revenue decreased by $2,205,000, as described above, which had a negative impact on our gross margin.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended July 27, 2013 decreased by $2,789,000 to $42,968,000, or 49.7% of sales, from $45,757,000, or 41.1% of sales, for the year ended July 28, 2012. This decrease was primarily attributable to the following:

•	Expenses related to corporate overhead decreased by $773,000 to $10,130,000 for the year ended July 27, 2013 from $10,903,000 for the year ended July 28, 2012. This decrease was primarily due to a $1,078,000 decrease in salaries and salary related expenses, a $239,000 decrease in stock compensation expense and a $106,000 reduction in rent for our corporate office, partially offset by $203,000 in severance costs related to the termination of our former President, $270,000 in costs associated with outsourcing our customer contact center and Stores distribution to third party service providers and relocating Direct fulfillment and our data center, and an accrual of $650,000 for expenses in connection with the defense of two class action lawsuits.
•	Stores selling, general and administrative expenses decreased by $1,412,000 to $19,502,000 for the year ended July 27, 2013 from $20,914,000 for the year ended July 28, 2012. This decrease was primarily due to having fewer stores during fiscal year 2013 as compared to the prior year. This decrease was partially offset by an accrual of $690,000 for the costs associated with the termination of five unprofitable store leases.
•	Direct selling, general and administrative expenses decreased by $746,000 to $12,982,000 for the year ended July 27, 2013 from $13,728,000 for the year ended July 28, 2012. This decrease was primarily due to a $3,071,000 decrease in catalog and related expenses and lower credit card fees of $209,000 resulting from lower sales. This decrease was partially offset by a $1,804,000 increase in other marketing expenses related to our strategy to increase our digital marketing initiatives, as well as a net increase of $587,000 in costs related to operating our customer contact center, which has been outsourced to a third party provider.
•	Brand marketing expenses increased by $142,000 to $354,000 for the year ended July 27, 2013 from $212,000 for the year ended July 28, 2012.

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Impairment of Long-lived Assets

We record impairment charges whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. We believe that we appropriately estimated future cash flows and operating performance; however, should actual results differ from those expected, additional impairment may be required. During the year ended July 27, 2013, we identified fifteen underperforming stores that we concluded were impaired due to sustained historical losses at those stores and recorded an impairment charge of $2,184,000 related to those stores. We did not record any impairment charges for the year ended July 28, 2012.

Loss on Abandonment

We recorded a charge for the year ended July 27, 2013 of $259,000 related to a portion of our Hollywood corporate office space that was vacated during the year ended July 27, 2013 and subleased to a third party. In addition, we recorded a charge for the year ended July 27, 2013 of $496,000 related to our Phoenix, Arizona facility that previously housed our customer contact center, Stores distribution and data center. During the year ended July 27, 2013, the customer contact center and Stores distribution were outsourced to third parties, the data center was relocated to an interim facility in Scottsdale, Arizona, and Direct fulfillment was relocated to a smaller area within the Phoenix facility.

Interest Expense

During the year ended July 27, 2013, interest expense on borrowings increased by $368,000 to $2,137,000 as compared to $1,769,000 for the year ended July 28, 2012. This increase resulted primarily from higher overall interest rates. In addition, for the year ended July 28, 2012, as a result of refinancing our prior revolving credit facility and term loan with the Salus Facility, we wrote off $375,000 of deferred financing costs and incurred an early termination fee of $80,000.

Income Tax Provision

Our income tax provision for the years ended July 27, 2013 and July 28, 2012 primarily represents minimum and net worth taxes due in various states. Due to the uncertainty of realization in future periods, no tax benefit has been recognized on the net losses for these years. Accordingly, a full valuation allowance has been established on the current loss and all net deferred tax assets existing at the end of the period, excluding the deferred tax liability related to intangible assets, which have an indefinite life.

Liquidity and Capital Resources

Cash Used in Operations

Net cash used in operating activities for the year ended July 27, 2013 was $13,126,000, resulting primarily from net losses for the year ended July 27, 2013 of $22,522,000, which includes amortization of deferred rent and tenant allowances of $501,000 and a gain related to a change in the fair value of a warrant recorded as a warrant liability of $381,000, partially offset by the following:

•	an increase in accounts payable and other accrued expenses of $3,611,000, which resulted from slower payments to vendors;
•	a non-cash impairment of long-lived assets of $2,184,000, which was due to the impairment of the property and equipment related to fifteen of our underperforming stores;
•	non-cash expenses of $1,672,000 for depreciation and amortization;
•	a decrease in inventory of $1,582,000, which primarily resulted from vendor allowances for unsold inventory; and
•	a charge for the abandonment of leases of $755,000.

Cash Used in Investing Activities

Cash used in investing activities for the year ended July 27, 2013 was $450,000.

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Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended July 27, 2013 was $13,036,000, which resulted primarily from proceeds of $10,000,000 from the issuance of our Series B Convertible Preferred Stock and warrants and $5,000,000 from the increase in the FILO Advance under the Salus Facility, partially offset by net repayments under the Salus Facility of $1,278,000 and issuance costs of $626,000.

Salus Credit and Security Agreement

On May 31, 2012, we and our subsidiaries (collectively, the “Borrowers”) entered into the Credit Agreement with Salus, which originally provided the Borrowers with the Salus Facility in the amount of $24,000,000. On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to, among other things, increase the Salus Facility by $11,000,000 to $35,000,000. The fourth amendment is described in further detail below.

The Salus Facility includes a “first in last out” tranche, or FILO Advance, which consists of the first advances made under the Salus Facility and will be the last amounts repaid. On May 23, 2013, the Borrowers entered into a second amendment to the Credit Agreement to increase the principal balance of the FILO Advance from $9,000,000 to $14,000,000, which represents the “Tranche A-1 Advance” of the FILO Advance. On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to include a “Tranche A-2 Advance” of the FILO Advance, which is described below.

The maximum amount of the FILO Advance and the total Salus Facility will be reduced by certain mandatory and voluntary prepayments. The Borrowers may periodically borrow, repay in whole or in part, and reborrow under the Salus Facility, except that amounts repaid on account of the FILO Advance may not be reborrowed. The actual amount of credit available under the Salus Facility is determined using measurements based on the Borrowers’ receivables, inventory, intellectual property and other measures.

The unpaid principal of the Tranche A-1 Advance bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 11.5%, but not less than 12.0% regardless of fluctuations in the LIBOR rate (12.0% at July 27, 2013). Up to 2.5% of the interest payable on the Tranche A-1 Advance will be capitalized, compounded and added to the unpaid amount of the obligations each month, will accrue interest at the rate applicable to the Tranche A-1 Advance and will be due and payable in cash upon the expiration or other termination of the Salus Facility. At July 27, 2013, $14,068,000 was outstanding under the Tranche A-1 Advance.

The unpaid principal of advances other than the FILO Advance bears interest, payable monthly, in arrears, at the Prime rate plus 4.0%, but not less than 7.0%, regardless of fluctuations in the Prime rate (7.25% at July 27, 2013). On July 25, 2013, the Borrowers entered into a third amendment to the Credit Agreement to remove the minimum excess availability requirement until October 31, 2013. The third amendment also provided that through October 31, 2013, the initial $1,500,000 of the outstanding balance of advances other than the FILO Advance would bear interest at 20.0% per annum, and thereafter at no less than 7.0% per annum. As described below, on October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement which, among other things, reinstated the $1,500,000 minimum excess availability requirement effective October 10, 2013. At July 27, 2013, $6,078,000 of advances other than the FILO Advance was outstanding.

The obligations of the Borrowers under the Credit Agreement are secured by first priority security interests in all of the Borrowers’ tangible and intangible property, including intellectual property such as trademarks and copyrights, as well as shares and membership interests of our subsidiaries.

In connection with the closing of the Salus Facility, the Borrowers paid Salus an origination fee of $465,000, 50% of which was paid at the closing and 50% of which was paid on the first anniversary of the closing. The Credit Agreement also provides for certain customary fees to be paid to Salus, including: (i) a monthly fee on the unused portion of the Salus Facility; (ii) a monthly collateral monitoring fee; and (iii) an annual FILO facility fee based on the then-outstanding FILO Advance.

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The Credit Agreement and other loan documents contain customary representations and warranties, affirmative and negative covenants and events of default, including covenants that restrict the Borrowers’ ability to create certain liens, make certain types of borrowings and investments, liquidate or dissolve, engage in mergers, consolidations, significant asset sales and affiliate transactions, incur certain lease obligations, pay cash dividends, redeem or repurchase outstanding equity and issue capital stock. In lieu of financial covenants, fixed charge coverage and overall debt ratios, the Salus Facility has a $1,500,000 minimum availability reserve requirement, which was waived effective July 25, 2013 and reinstated effective October 10, 2013. At July 27, 2013, the Borrowers were in compliance with the Salus Facility’s affirmative and restrictive covenants and minimum availability reserve requirement.

On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to, among other things, increase the Salus Facility by $11,000,000 to $35,000,000. The $11,000,000 represents the Tranche A-2 Advance of the FILO Advance, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of a proposed merger to be effected as part of a going private transaction that, if consummated, will result in our becoming wholly owned by the Consortium Members. The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014. The $6,000,000 advance, if made, plus any additional amount that Salus may elect to advance in its sole discretion, is to be repaid on May 31, 2015.

The unpaid principal of the Tranche A-2 Advance bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 11.5%, but not less than 14.0% regardless of fluctuations in the LIBOR Rate. Following the consummation of the proposed merger described above, so long as no event of default has occurred and is continuing, an amount equal to 6.0% of the interest payable on the Tranche A-2 Advance (or such lesser amount as the Borrowers elect) will be capitalized, compounded and added to the unpaid amount of the obligations each month, will accrue interest at the rate applicable to the Tranche A-2 Advance and will be due and payable in cash upon the expiration or other termination of the Salus Facility. The initial $5,000,000 advance will be used for general corporate purposes and the $6,000,000 advance, if made, is to be used for fees, expenses, costs and obligations incurred by Borrowers in connection with the merger.

The fourth amendment also provides that, at the Borrowers’ request, the Salus Facility may be permanently increased by up to $4,000,000, either in two $2,000,000 advances or one $4,000,000 advance, subject to Salus’ prior written consent, which may be given or denied in Salus’ sole discretion, and conditioned upon (A) Salus’ receipt and approval of a revised business plan, (B) the absence of any default or event of default under the Credit Agreement, (C) payment of an accordion fee to Salus equal to 1.0% of such increase in the Salus Facility and (D) the execution of documents necessary to evidence any such increase in form and substance acceptable to Salus.

In connection with the fourth amendment, the Borrowers and Salus entered into a Supplemental Fee Letter that provides for the accordion fee described above, as well as a Tranche A-2 origination fee in an amount equal to the greater of (i) $110,000, or (ii) 1.0% of the aggregate portion of the $11,000,000 increase funded by Salus, of which $50,000 was paid on October 10, 2013 and the balance ($60,000 plus 1.0% of any incremental amount elected to be advanced by Salus in its sole discretion) to be due and payable on the earliest of (A) the date on which Salus funds the balance of the advances to Borrowers in connection with the consummation of the merger, (B) an event of default under the Credit Agreement, or (C) April 10, 2014 if the merger has not occurred by such date.

Amounts repaid on account of the principal balance of the Salus Facility shall be applied first, to reduce the principal balance of the advances other than the FILO Advance until paid in full, second, to reduce the principal balance of the Tranche A-1 Advance of the FILO Advance until paid in full, and third, against the Tranche A-2 Advance of the FILO Advance.

Series A Convertible Preferred Stock Transaction

On May 23, 2012, we sold 50,000 shares of Series A Convertible Preferred Stock with a stated value of $100 per share to TTG Apparel, which together with its affiliate, Tokarz Investments, are significant shareholders of the Company. We also issued to TTG Apparel three, five and seven-year warrants, each to purchase 500,000 shares of common stock, at exercise prices of $0.45, $0.53 and $0.60 per share

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(“Warrants”). The Warrants are exercisable for cash or on a cashless basis, at TTG Apparel’s option. We received gross proceeds of $5,000,000, which, as required by the terms of the Series A Convertible Preferred Stock purchase agreement, was used to settle vendor accounts payable.

The terms of the Series A Convertible Preferred Stock and Warrants are described in Note 8 — Series A Convertible Preferred Stock Transaction, included in the notes to the consolidated financial statements appearing later in this report.

Series B Convertible Preferred Stock Transaction

On March 15, 2013, we sold 100,000 shares of Series B Convertible Preferred Stock with a stated value of $100 per share to Five Island, a subsidiary of Harbinger Group Inc., receiving gross proceeds of $10,000,000. We also issued to Five Island six separate warrants to purchase up to an aggregate of 10,246,477 shares of common stock, 69,500 of which have expired. Five of the warrants may be exercised to purchase up to an aggregate of 4,708,850 shares of common stock at exercise prices ranging from $0.67 to $1.21 per share (“Corresponding Warrants”) and one of the warrants may be exercised to purchase up to 5,468,127 shares of common stock at an exercise price of $0.01 per share (“Series A Preferred Stock Coverage Warrant”). These warrants are exercisable by Five Island only upon a corresponding exercise or conversion of specified outstanding securities, as set forth in the warrants. The Corresponding Warrants were valued at $366,000 using the Black-Scholes model and, which was recorded as an increase to additional paid in capital. The Series A Preferred Stock Coverage Warrant was valued using a binomial lattice model and recorded as a warrant liability.

On September 27, 2013, the Series B Convertible Preferred Stock, Corresponding Warrants and Series A Preferred Stock Coverage Warrant were sold and transferred by Five Island to HGI Funding.

The terms of the Series B Convertible Preferred Stock are described in Note 9 — Series B Convertible Preferred Stock Transaction, included in the notes to the consolidated financial statements appearing later in this report.

Future Financing Requirements

On September 26, 2013, our board of directors received a non-binding proposal from the Consortium Members, pursuant to which the Consortium Members proposed to acquire all of the outstanding shares of our common stock not currently owned by them at a proposed price of $0.23 per share as part of a going private transaction, subject to certain conditions.

On October 10, 2013, our Credit Agreement with Salus was amended to increase the Salus Facility by $11,000,000, from $24,000,000 to $35,000,000, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of a proposed merger to be effected as part of the going private transaction referenced above. The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014.

If we are unsuccessful in consummating the going private transaction with the Consortium Members, we will need to raise additional capital through debt or equity financings, strategic relationships or other arrangements. Additional financing may not be available in amounts or on terms acceptable to us or at all, and if available, may be at prices and on terms that may not be as favorable as they would be without a going concern qualification. The foregoing could negatively impact our results of operations.

We expect our capital expenditures for fiscal year 2014 to be less than $1,500,000, primarily for improvements to our information technology systems, expenditures to support our website initiatives, store refurbishment costs, and other general corporate expenditures.

Off Balance Sheet Arrangements

We are not a party to any material off-balance sheet financing arrangements except as described in Note 11 — Commitments and Contingencies, included in the notes to the consolidated financial statements appearing later in this report.

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Effect of New Accounting Standards

See Note 2 — Summary of Significant Accounting Policies, included in the notes to the consolidated financial statements appearing later in this report for a discussion of recent accounting developments and their impact on our consolidated financial statements. There have been no recently issued accounting updates that had a material impact on our consolidated financial statements for the year ended July 27, 2013 or are expected to have an impact in the future.

Seasonality and Inflation

Our business experiences seasonal sales patterns. Sales and earnings typically peak during the second and third fiscal quarters (November through April), primarily during the holiday season in November and December, as well as the Valentine’s Day holiday in the month of February. As a result, we maintain higher inventory levels during these peak selling periods.

Inflationary factors such as increases in the cost of our products and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenue if the selling prices of our products do not increase with these increased costs.

ITEM 7A. — QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risks

We are exposed to interest rate risk associated with the Salus Facility. Interest accrues on the outstanding borrowings under the Salus Facility at rates per annum equal to (A) with respect to unpaid principal of advances other than the FILO Advance, (i) the Prime Rate plus (ii) an applicable margin of 4.0%, but not less than 7.0% per annum regardless of fluctuations in the Prime Rate and (B) with respect to unpaid principal of the FILO Advance, (i) the LIBOR Rate plus (ii) an applicable margin of 11.5%, but not less than 12.0% per annum regardless of fluctuations in the LIBOR Rate.

Borrowings under the Salus Facility (excluding the FILO advance) for the year ended July 27, 2013 peaked at $10,034,000 and the average borrowing during the period was approximately $6,798,000. As of July 27, 2013, the total amount outstanding under the Salus Facility (excluding the FILO advance) was $6,078,000. An increase or decrease in the interest rate by 100 basis points from the total loan balance of the Salus Facility (excluding the FILO advance) at July 27, 2013 would have increased or decreased annual interest expenses by approximately $61,000. Borrowings under the FILO Advance for the year ended July 27, 2013 peaked at $14,068,000 and the average borrowing during the period was approximately $10,361,000. As of July 27, 2013, the total amount outstanding under the FILO Advance was $14,068,000. An increase or decrease in the interest rate by 100 basis points from the total loan balance of the FILO Advance at July 27, 2013 would have increased or decreased annual interest expenses by approximately $141,000.

Foreign Currency Risks

We buy products from a significant number of domestic vendors who enter into purchase obligations outside of the U.S. All of our product purchase orders are negotiated and settled in U.S. dollars. Therefore, we have no exposure to foreign currency exchange risks. However, fluctuations in foreign currency rates could have an impact on our future purchases.

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ITEM 8. — FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Frederick’s of Hollywood Group Inc.

We have audited the accompanying consolidated balance sheets of Frederick’s of Hollywood Group Inc. and subsidiaries as of July 27, 2013 and July 28, 2012 and the related consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index at item 15 for the years ended July 27, 2013 and July 28, 2012. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Frederick’s of Hollywood Group Inc. and subsidiaries at July 27, 2013 and July 28, 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from continuing operations, has negative cash flows from operations, has a working capital and a shareholders’ deficiency at July 27, 2013. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

/s/	Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York
October 25, 2013

F-1-25

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED BALANCE SHEETS
JULY 27, 2013 AND JULY 28, 2012
(In Thousands, Except Share Data)

	July 27, 2013	July 28, 2012
ASSETS
CURRENT ASSETS:
Cash	$201	$741
Accounts receivable	926	997
Merchandise inventories	11,333	12,915
Prepaid expenses and other current assets	815	952
Deferred income tax assets	93	48
Total current assets	13,368	15,653
PROPERTY AND EQUIPMENT, Net	3,196	6,806
INTANGIBLE ASSETS	18,259	18,259
OTHER ASSETS	1,376	756
TOTAL ASSETS	$36,199	$41,474
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Revolving credit facilities	$6,078	$7,356
Accounts payable and other accrued expenses	19,639	14,623
Total current liabilities	25,717	21,979
DEFERRED RENT AND TENANT ALLOWANCES	3,006	3,887
TERM LOANS	14,068	9,039
DEFERRED INCOME TAX LIABILITIES	7,397	7,352
WARRANT LIABILITY	3,402	—
OTHER	10	—
TOTAL LIABILITIES	53,600	42,257
COMMITMENTS AND CONTINGENCIES (NOTES 7 AND 11)	—	—
SHAREHOLDERS’ DEFICIENCY:
Preferred stock, $.01 par value – authorized, 10,000,000 shares at July 27, 2013 and July 28, 2012
Series B Convertible Preferred stock, 104,545 and 0 shares issued and outstanding at July 27, 2013 and July 28, 2012, with a stated value of $100	6,306	—
Series A Convertible Preferred stock, 55,625 and 50,838 shares issued and outstanding at July 27, 2013 and July 28, 2012, with a stated value of $100	5,562	5,084
Common stock, $.01 par value – authorized, 200,000,000 shares at July 27, 2013 and July 28, 2012; issued and outstanding 39,167,699 shares at July 27, 2013 and 38,964,891 shares at July 28, 2012	392	390
Additional paid-in capital	88,334	88,283
Accumulated deficit	(117,995)	(94,540)
TOTAL SHAREHOLDERS’ DEFICIENCY	(17,401)	(783)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$36,199	$41,474

See notes to consolidated financial statements.

F-1-26

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JULY 27, 2013 AND JULY 28, 2012
(In Thousands, Except Per Share Amounts)

	Year Ended
	July 27, 2013	July 28, 2012
Net sales	$86,507	$111,406
Cost of goods sold, buying and occupancy	61,328	69,782
Gross profit	25,179	41,624
Selling, general and administrative expenses	42,968	45,757
Loss on abandonment	755	—
Impairment of long-lived assets	2,184	—
Operating loss	(20,728)	(4,133)
Other income/(expense)
Interest expense	(2,137)	(2,224)
Fair value gain on warrant	381	—
Loss before income tax provision	(22,484)	(6,357)
Income tax provision	38	75
Net loss	(22,522)	(6,432)
Less: Preferred stock dividends	933	84
Net loss applicable to common shareholders	$(23,455)	$(6,516)
Basic and diluted net loss per share applicable to common shareholders	$(.60)	$(.17)
Weighted average shares outstanding – basic and diluted	39,043	38,844

See notes to consolidated financial statements.

F-1-27

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)
YEARS ENDED JULY 27 2013 AND JULY 28, 2012
(In Thousands, Except Share Amounts)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
BALANCE, JULY 30, 2011	—	$—	38,637,363	$386	$87,797	$(88,024)	$159
Net loss	—	—	—	—	—	(6,432)	(6,432)
Stock based compensation	—	—	—	—	504	—	504
Issuance of preferred stock, issuance costs of $63	50,838	5,000	—	—	(63)	—	4,937
Issuance of common stock	—	—	230,000	3	(3)	—	—
Issuance of common stock for directors’ fees	—	—	119,528	1	48	—	49
Forfeitures of restricted shares	—	—	(22,000)	—	—	—	—
Accrued dividend on preferred stock		84	—	—	—	(84)	—
BALANCE, JULY 28, 2012	50,838	5,084	38,964,891	390	88,283	(94,540)	(783)
Net loss	—	—	—	—	—	(22,522)	(22,522)
Stock based compensation	—	—	—	—	269	—	269
Issuance of preferred stock and warrants, issuance costs of $626	100,000	5,851	—	—	(261)	—	5,590
Issuance of preferred stock dividends	9,332	933	—	—	—	(933)	—
Issuance of common stock	—	—	25,000	—	—	—	—
Issuance of common stock for directors’ fees	—	—	196,808	2	43	—	45
Forfeitures of restricted shares	—	—	(19,000)	—	—	—	—
BALANCE, JULY 27, 2013	160,170	$11,868	39,167,699	$392	$88,334	$(117,995)	$(17,401)

See notes to consolidated financial statements.

F-1-28

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JULY 27, 2013 AND JULY 28, 2012
(In Thousands)

	July 27, 2013	July 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,522)	$(6,432)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	1,672	2,460
Stock-based compensation expense	314	553
Fair value gain on warrant	(381)	—
Impairment of long-lived assets	2,184	—
Loss on disposal of property, plant and equipment	10	—
Loss on abandonment	755	—
Amortization of deferred financing costs	252	218
Write-off of deferred financing costs	—	375
Non-cash interest on term loans	29	613
Amortization of deferred rent and tenant allowances	(501)	(862)
Changes in operating assets and liabilities:
Accounts receivable	135	217
Merchandise inventories	1,582	1,901
Prepaid expenses and other current assets	137	1,156
Income tax receivable	—	51
Other assets	(403)	47
Accounts payable and other accrued expenses	3,611	(6,571)
Net cash used in operating activities of discontinued operations	—	(297)
Net cash used in operating activities	(13,126)	(6,571)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(259)	(312)
Tenant allowances	98	—
Payment of security deposit	(289)	—
Net cash used in investing activities	(450)	(312)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facilities	(1,278)	1,941
Repayment of term loan	—	(8,121)
Proceeds from term loan	5,000	9,000
Proceeds from the issuance of preferred stock and warrants	10,000	5,000
Payment of issuance costs	(626)	(63)
Repayment of capital lease obligation	(10)	(59)
Payment of deferred financing costs	(50)	(522)
Net cash provided by financing activities	13,036	7,176
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(540)	293
CASH AND CASH EQUIVALENTS:
Beginning of period	741	448
End of period	$201	$741
		(Continued)

See notes to consolidated financial statements.

F-1-29

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JULY 27, 2013 AND JULY 28, 2012
(In Thousands)

	Year Ended
	July 27, 2013	July 28, 2012
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during period for:
Interest	$1,813	$1,888
Taxes	$30	$48
		(Concluded)

See notes to consolidated financial statements.

F-1-30

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND BASIS OF PRESENTATION

Frederick’s of Hollywood Group Inc. (the “Company”), through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand predominantly through its U.S. mall-based specialty stores, which are referred to as “Stores,” and through its catalog and website at www.fredericks.com, which are referred to collectively as “Direct.”

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving retail inventory and overall inventory obsolescence;
•	estimation of future cash flows used to assess the recoverability of long-lived assets, including trademarks;
•	estimation of expected customer merchandise returns;
•	estimation of the net deferred income tax asset valuation allowance;
•	estimation of gift card breakage;
•	estimation of our warrant liability; and
•	capitalization of deferred catalog costs and the estimated amount of future benefit to be derived from the catalogs.

Fiscal Year — The Company’s fiscal year is the 52- or 53-week period ending on the last Saturday in July. The Company’s consolidated financial statements for fiscal years 2013 and 2012 consist of the 52-week period ended July 27, 2013 and the 52-week period ended July 28, 2012, respectively.

Cash and Cash Equivalents — The Company considers highly liquid investments with an initial maturity of three months or less to be cash equivalents. As of July 28, 2012, the Company had $402,000 in restricted cash that was held as cash collateral against the Company’s outstanding letter of credit. In August 2012, approximately $300,000 was transferred to a security deposit, $82,000 was applied to rent and bank fees and the balance was returned to the Company.

Accounts Receivable — The Company’s accounts receivable is comprised primarily of amounts due from commercial credit card companies such as Visa, MasterCard, and American Express, which are generally received within a few days of the related transaction, so a reserve is not considered necessary. Credit card receivables were $800,000 and $880,000 at July 27, 2013 and July 28, 2012, respectively.

Merchandise Inventories — Stores inventories are valued at the lower of cost or market using the first-in, first-out (“FIFO”) method, and Direct inventories are valued at the lower of cost or market, on an average cost basis that approximates the FIFO method. Stores and Direct inventories consist entirely of finished goods. Freight costs are included in inventory and vendor allowances are recorded as a reduction in inventory cost.

F-1-31

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

These inventory methods inherently require management judgments and estimates, such as the amount and timing of permanent markdowns to clear unproductive or slow-moving inventory, which may impact the ending inventory valuations and gross margins. Markdowns are recorded when the sales value of the inventory has diminished. Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, and fashion trends. The Company reserves for the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions, and the age of the inventory. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. Markdown allowances received from vendors are reflected as reductions to cost of sales in the period they are received if these allowances are received after goods have been sold or marked down. When markdown allowances are received prior to the sale or markdown, the allowance will be recognized as a reduction in the cost basis of the inventory. Markdown allowances received from vendors and recorded as a reduction of the cost basis of the inventory were $34,000 and $223,000 as of July 27, 2013 and July 28, 2012, respectively. Historically, management has found its inventory reserves to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Inventory reserves were $939,000 and $628,000 at July 27, 2013 and July 28, 2012, respectively.

Deferred Catalog Costs — Deferred catalog costs represent direct-response advertising that is capitalized and amortized over its expected period of future benefit. The capitalized costs of the advertising are amortized over the expected revenue stream following the mailing of the respective catalog, which is generally less than three months. The realizability of the deferred catalog costs are also evaluated as of each balance sheet date by comparing the capitalized costs for each catalog, on a catalog by catalog basis, to the probable remaining future gross profit of the related revenue. Direct-response advertising costs of $370,000 and $564,000 are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets at July 27, 2013 and July 28, 2012, respectively. Management believes that they have appropriately determined the expected period of future benefit as of the date of the Company’s consolidated financial statements; however, should actual sales results differ from expected sales, deferred catalog costs may be written off on an accelerated basis. Direct-response advertising expense for the years ended July 27, 2013 and July 28, 2012 were $3,888,000 and $6,811,000, respectively.

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation. The Company’s policy is to capitalize expenditures that materially increase asset lives and expense ordinary repairs and maintenance as incurred. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets, which is generally three years for computer software, five years for computer equipment, three to seven years for furniture and equipment, and the shorter of the remaining lease term or the estimated useful life for leasehold improvements.

Deferred Financing Costs — Deferred financing costs are amortized using the straight-line method over the terms of the related debt agreements, which approximate the effective interest method. Amortization of deferred financing costs were $252,000 and $218,000 for the years ended July 27, 2013 and July 28, 2012, respectively, and were included in interest expense in the accompanying consolidated statements of operations. In addition, during the year ended July 28, 2012, deferred financing costs of $375,000 were written off as a result of refinancing the Company’s prior revolving credit facility and term loan with the Salus Facility (defined below in Note 7).

Impairment of Long-Lived Assets — The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets. The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance.

F-1-32

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Management believes they have appropriately estimated future cash flows and operating performance; however, should actual results differ from those expected, additional impairment may be required. The Company recorded impairment charges related to underperforming retail stores in the accompanying consolidated statements of operations of $2,184,000 for the year ended July 27, 2013 and did not record impairment charges for the year ended July 28, 2012.

Intangible Assets — The Company has certain indefinite lived intangible assets, principally the Frederick’s of Hollywood trade name and domain names. The Company’s intangible assets are comprised of $18,090,000 attributable to its trademark and $169,000 to its domain names as of July 27, 2013 and July 28, 2012. Applicable accounting guidance requires the Company to not amortize indefinite life intangible assets, but to test those intangible assets for impairment annually and between annual tests when circumstances or events have occurred that may indicate a potential impairment has occurred. The fair value of the trademarks was determined using the relief-from-royalty method. The relief-from-royalty method estimates the royalty expense that could be avoided in the operating business as a result of owning the respective asset or technology. The royalty savings are measured, tax-effected and, thereafter, converted to present value with a discount rate that considers the risk associated with owning the intangible asset. No impairment was present and no write-down was required when the trademarks were reviewed for impairment in connection with the annual impairment test.

Deferred Rent Obligations — The Company recognizes rent expense for operating leases on a straight-line basis (including the effect of reduced or free rent and contractually obligated rent escalations) over the lease term. The difference between the cash paid to the landlord and the amount recognized as rent expense on a straight-line basis is included in deferred rent in the accompanying consolidated balance sheets. Cash reimbursements received from landlords for leasehold improvements and other cash payments received from landlords as lease incentives are recorded as deferred rent from tenant allowances. Deferred rent related to tenant allowances is amortized using the straight-line method over the lease term as a reduction to rent expense.

Fair Value of Financial Instruments — The Company’s management believes the carrying amounts of cash, accounts receivable, the Salus Facility, accounts payable and accrued expenses approximate fair value due to their short maturities. The carrying amount of the revolving line of credit portion of the Salus Facility approximates fair value, as these borrowings have variable rates that reflect currently available terms and conditions for similar debt. The Company believes the long-term loan portion of the Salus Facility approximates fair value because the transaction contemplated by the financing agreement relating to this debt was amended on May 23, 2013 under similar financial terms.

The valuation techniques required by applicable accounting guidance are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related asset or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.

F-1-33

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value of the Company’s warrant liability (as defined below in Note 10) was estimated using the binomial lattice model.

Accounting for Stock-Based Compensation — The Company measures and recognizes compensation expense for all share-based payment awards to employees and directors based on estimated fair values on the grant date. The Company recognizes the expense on a straight-line basis over the requisite service period, which is the vesting period. The value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

Income Taxes — Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in the Company’s financial statements and income tax returns. The Company provides a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized.

Applicable accounting guidance requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Accounting provisions also require that a change in judgment that results in subsequent recognition, derecognition, or change in a measurement of a tax position taken in a prior annual period (including any related interest and penalties) be recognized as a discrete item in the period in which the change occurs. The Company regularly evaluates the likelihood of recognizing the benefit for income tax positions taken in various federal and state filings by considering all relevant facts, circumstances, and information available.

The Company classifies any interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Revenue Recognition — The Company records revenue for Stores at the point at which the customer receives and pays for the merchandise at the register. For Direct sales, goods are shipped to the customer when payment is made and the Company records the revenue at the time it estimates that the customer receives the merchandise. The Company estimates and defers revenue and the related product costs for shipments that are in transit to the customer. Customers typically receive goods within a few days of shipment. Outbound shipping charges billed to customers are included in net sales. The Company records an allowance for estimated returns from its customers in the period of sale based on prior experience. At July 27, 2013 and July 28, 2012, the allowance for estimated returns was $559,000 and $665,000, respectively. If actual returns are greater than expected, additional sales returns may be recorded in the future. Historically, management has found its return reserve to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Sales are recorded net of sales taxes collected from customers at the time of the transaction.

The Company records other revenue for shipping revenue, commissions earned on direct sell-through programs on a net basis as the Company acts as an agent on behalf of the related vendor, breakage on gift cards and product sales to its license partner in the Middle East. Product sales to the Company’s license partner are recognized upon delivery to the partner’s freight forwarder. For the years ended July 27, 2013 and July 28, 2012, total other revenue recorded in net sales in the accompanying consolidated statements of operations were $2,533,000 and $4,738,000, respectively.

Revenue from licensing arrangements is recognized when earned in accordance with the terms of the underlying agreements. Licensing revenue recorded in net sales in the accompanying consolidated statements of operations was $39,000 and $66,000 for the years ended July 27, 2013 and July 28, 2012, respectively.

F-1-34

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company recognizes the sales from gift cards, gift certificates, and store credits (“Gift Cards and Credits”) as they are redeemed for merchandise. Prior to redemption, the Company maintains a deferred revenue liability for Gift Cards and Credits until the Company is released from such liability. The Company’s Gift Cards and Credits do not have expiration dates; however, over time, a percentage of them are not redeemed or recovered (“breakage”). Prior to July 30, 2011, the Company had not recorded breakage, however, based upon its initial evaluation using historical redemption trend data, the Company determined that the likelihood of the redemption of certain unredeemed Gift Cards and Credits is remote and the Company has adjusted its deferred revenue liability to record breakage for these Gift Cards and Credits. Breakage has been recorded in net sales and for the year ended July 27, 2013 and July 28, 2012 of $84,000 and $85,000, respectively. The Company continues to evaluate its historical redemption trends. If these trends ultimately differ from the assumptions underlying the Company’s breakage adjustments, or the Company’s future experience indicates the likelihood of redemption becomes remote at a different point in time after issuance, the Company may recognize further adjustments to its accruals for such deferred revenue, which could have an effect on the Company’s net sales and results of operations.

Costs of Goods Sold, Buying, and Occupancy — The Company’s costs of goods sold, buying, and occupancy includes the cost of merchandise, freight from vendors, shipping and handling, payroll and benefits for the design, buying, and merchandising personnel, warehouse and distribution, and store occupancy costs. Store occupancy costs include rent, deferred rent, common area maintenance, utilities, real estate taxes, and depreciation. Markdown allowances received from vendors are reflected as reductions to cost of sales in the period they are received if these allowances are received after goods have been sold or marked down. When a markdown allowance is received prior to the sale or mark down of the merchandise, the allowance will be recognized as a reduction in the cost basis of the inventory. The Company recognized markdown allowances of $4,205,000 and $5,094,000 for the years ended July 27, 2013 and July 28, 2012, respectively.

Shipping and Handling Costs — The Company’s net sales include amounts billed to customers for shipping and handling at the time of shipment. Costs incurred for shipping and handling are included in costs of goods sold, buying, and occupancy.

Selling, General, and Administrative Expenses — The Company’s selling, general and administrative expenses primarily includes payroll and benefit costs for its Stores, Direct and administrative departments (including corporate functions), advertising, and other operating expenses not specifically categorized elsewhere in the consolidated statements of operations.

Advertising Costs — Costs associated with advertising, excluding direct-response advertising, and including in-store signage and promotions, are charged to operating expense when the advertising first takes place. For the years ended July 27, 2013 and July 28, 2012, the Company recorded advertising costs of approximately $4,840,000 and $3,515,000, respectively.

Net Loss Per Share — Basic and diluted net loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the period.

Supplemental Disclosure of Non-cash Financing Transactions — The Company had outstanding accounts payable and accrued expenses of $201,000 at July 27, 2013 and $29,000 at July 28, 2012 relating to purchases of property and equipment.

During the year ended July 27, 2013, the Salus Facility was amended to increase the principal amount of the FILO Advance from $9,000,000 to $14,000,000. With the execution of the amendment, the Company had $120,000 in accrued financing fees. During the year ended July 28, 2012, the Company entered into the Credit Agreement (defined below in Note 7) relating to the Salus Facility and had $266,000 in accrued financing fees at July 28, 2012. During the year ended July 28, 2012, the Company incurred a $20,000 fee in connection with amending its prior term loan that was added to the principal and included in deferred financing costs.

F-1-35

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

During the year ended July 27, 2013, the Company accrued dividends of $479,000 on its Series A Convertible Preferred Stock and dividends of $454,000 on its Series B Convertible Preferred Stock. During the year ended July 28, 2012, the Company accrued dividends of $84,000 on its Series A Convertible Preferred Stock (See Notes 8 and 9).

Segment Reporting — The Company has one reportable segment representing the aggregation of its two operating segments (Stores and Direct), based on their similar economic characteristics, products, and target customers.

Concentrations — The Company had three major vendors that individually exceeded 10% of total purchases in fiscal years 2013 and 2012. These suppliers combined represented approximately 46% and 45% for fiscal years 2013 and 2012, and individually accounted for approximately 22%, 13% and 11% and 17%, 16% and 12% of total purchases in fiscal years 2013 and 2012, respectively. The Company does not believe that the loss of any one of these vendors would adversely impact its operations. However, due to the Company’s liquidity issues, the Company has had difficulty developing relationships with new vendors to source and manufacture its merchandise.

Recently Issued Accounting Updates — In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU No. 2013-02”). ASU No. 2013-02 requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. For public entities, the amendments in ASU No. 2013-02 were effective prospectively for interim and annual reporting periods beginning after December 15, 2012. The Company adopted ASU No. 2013-02 in the second quarter of fiscal year 2013. The adoption of ASU No. 2013-02 did not have an impact on the Company’s consolidated financial statements.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles — Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment (“ASU No. 2012-02”). ASU No. 2012-02 gives companies testing indefinite-lived intangible assets for impairment the option of performing a qualitative assessment before calculating the fair value of the indefinite-lived intangible asset in a quantitative impairment test. If companies determine, based on qualitative factors, that the fair value of the intangible asset is more likely than not less than the carrying amount, the quantitative impairment test would be required. Otherwise, further testing would not be needed. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption was permitted, including for annual and interim impairment tests performed as of a date before July 28, 2012 if the financial statements for the most recent or interim period had not yet been issued. The Company adopted ASU No. 2012-02 in the fourth quarter of fiscal year 2012. The application of ASU 2012-02 did not have an impact on the Company’s consolidated financial statements.

3.  GOING CONCERN

The Company had net losses of $23,455,000 and $6,516,000 for the years ended July 27, 2013 and July 28, 2012. As of July 27, 2013, the Company had a working capital deficiency of $12,349,000 and a shareholders’ deficiency of $17,401,000. The Company used cash of $13,126,000 and $6,571,000 in operating activities for the years ended July 27, 2013 and July 28, 2012. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

F-1-36

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  GOING CONCERN  – (continued)

On September 26, 2013, the Company’s board of directors received a non-binding proposal from the Consortium Members, pursuant to which the Consortium Members proposed to acquire all of the outstanding shares of the Company’s common stock not currently owned by them at a proposed price of $0.23 per share as part of a going private transaction, subject to certain conditions (see Note 15).

On October 10, 2013, the Company’s Credit Agreement was amended to increase the Salus Facility by $11,000,000, from $24,000,000 to $35,000,000, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of a proposed merger to be effected as part of the going private transaction referenced above. The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014 (see Note 7).

If the Company is unsuccessful in consummating the going private transaction with the Consortium Members, the Company will need to raise additional capital through debt or equity financings, strategic relationships or other arrangements. Additional financing may not be available in amounts or on terms acceptable to the Company or at all, and if available, may be at prices and on terms that may not be as favorable as they would be without a going concern qualification. The foregoing could negatively impact the Company’s results of operations.

4.  PROPERTY AND EQUIPMENT

Property and equipment at July 27, 2013 and July 28, 2012 consist of the following (in thousands):

	July 27, 2013	July 28, 2012
Furniture and fixtures	$3,446	$4,760
Computer equipment and software	4,650	5,020
Leasehold improvements.	10,987	17,009
Construction in progress	200	8
	19,283	26,797
Less accumulated depreciation and amortization	16,087	19,991
Property and equipment – net	$3,196	$6,806

5.  ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES

Accounts payable and other accrued expenses at July 27, 2013 and July 28, 2012 consist of the following (in thousands):

	July 27, 2013	July 28, 2012
Accounts payable	$10,324	$6,875
Accrued payroll and benefits	835	1,182
Accrued vacation	1,021	914
Deferred revenue from gift cards, gift certificates, and store credits	1,380	1,428
Return reserves	559	665
Deferred revenue	364	328
Sales and other taxes payable	553	541
Miscellaneous accrued expense and other	4,603	2,690
Total	$19,639	$14,623

F-1-37

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  INCOME TAXES

The provision for income taxes on continuing operations for the years ended July 27, 2013 and July 28, 2012 consists of the following (in thousands):

	Year Ended
	July 27, 2013	July 28, 2012
Current:
Federal	$—	$—
State	38	75
Foreign	—	—
Total current income tax expense	$38	$75
Deferred:
Federal	$—	$—
State	—	—
Total deferred income tax expense	$—	$—
Total income tax expense	$38	$75

Reconciliations of the provision for income taxes on continuing operations to the amount of the provision that would result from applying the federal statutory rate of 35% to loss before provision for income taxes on continuing operations for the years ended July 27, 2013 and July 28, 2012 are as follows:

	Year Ended
	July 27, 2013	July 28, 2012
Provision for income taxes at federal statutory rate	35.0%	35.0%
Surtax benefit	(1.0)	(1.0)
State income taxes – net of federal income tax benefit	3.9	3.9
Other nondeductible expense	0.1	(0.2)
Valuation allowance	(38.2)	(38.9)
Effective tax rate	(0.2)%	(1.2)%
F-1-38

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  INCOME TAXES  – (continued)

The major components of the Company’s net deferred income tax liability at July 27, 2013 and July 28, 2012, inclusive of deferred income taxes related to continuing and discontinued operations, are as follows (in thousands):

	July 27, 2013	July 28, 2012
Deferred tax assets:
Merchandise inventories	$1,163	$1,078
Net operating loss and other tax attribute carryforwards	31,953	23,919
Accrued vacation and bonuses	335	309
Deferred rent	914	1,230
Deferred revenue	392	401
Stock based compensation	1,605	1,755
Difference between book and tax basis of fixed assets	1,275	296
Other	883	531
Valuation allowance	(37,748)	(29,161)
	772	358
Deferred tax liabilities:
Trademark	(7,236)	(7,236)
Other	(840)	(426)
	(8,076)	(7,662)
Net deferred income tax liability	$(7,304)	$(7,304)

As a result of cumulative losses, management concluded that it is not more likely than not that the Company will realize certain deferred income tax assets. As a result, the Company established a valuation allowance in fiscal years 2013 and 2012 to reduce the deferred income tax assets to an amount expected to be realized. The amount of deferred tax assets expected to be realized is equal to the Company’s deferred tax liabilities excluding the deferred tax liabilities on trademarks and domain names which are not expected to reverse in the same periods as the deferred tax assets. Therefore, as of July 27, 2013 and July 28, 2012, valuation allowances have been recorded in the amounts of $37,748,000 and $29,161,000, respectively. The valuation allowance increased by $8,587,000 and $2,471,000 for the years ended July 27, 2013 and July 28, 2012, respectively.

The Company has a federal net operating loss carryforward for financial reporting purposes of $79,884,000 at July 27, 2013 that will expire from 2024 to 2033. The Company also has state net operating loss carryforwards in various states that have different expiration dates depending on the state.

Section 382 of the Internal Revenue Code (“Section 382”) contains provisions that may limit the availability of net operating carryforwards to be used to offset taxable income in any given year upon the occurrence of certain events, including significant changes in ownership interests. Under Section 382, an ownership change that triggers potential limitations on net operating loss carryforwards occurs when there has been a greater than 50% change in ownership interest by shareholders owning 5% or more of a company over a period of three years or less. Based on management’s analysis, the Company concluded that it underwent an ownership change under Section 382 with respect to the Series B convertible preferred stock transaction on March 15, 2013 and, as a result, net operating loss carryforwards incurred in periods prior to the investment will be subject to annual limitations. The Company underwent a change in control under Section 382 with respect to the acquisition of Movie Star, Inc. (“Movie Star”) on January 28, 2008, and FOH Holdings, Inc., one of the Company’s subsidiaries (“FOH Holdings”), had an ownership change on March 3, 2005. These ownership changes resulted in Section 382 limitations applying to federal net operating loss carryforwards generated by the Company and FOH Holdings prior to those dates. The Company’s management estimates that all of the pre-ownership change net operating loss carryforwards are greater than the aggregate Section 382 annual limitations that will be available over the remaining carryforward period. The Company is evaluating the Section 382 annual limitation that will be available as a result of the March 15, 2013 ownership change; however, the Company does not expect to be able to fully utilize the pre-ownership change net operating loss carryforwards or the full amount of the $79,884,000 in net operating loss carryforwards.

F-1-39

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  INCOME TAXES  – (continued)

Uncertain Tax Positions

A reconciliation of the gross amounts of unrecognized tax benefits for the year ended July 27, 2013 is as follows (in thousands):

Unrecognized tax benefit as of July 28, 2012	$1,168
Increases:
Tax positions in current period	(300)
Tax positions in prior period	—
Decreases:
Tax positions in prior periods	—
Lapse of statute limitations	—
Settlements	—
Unrecognized tax benefit as of July 27, 2013	$868

The amounts in the table above represent the gross amount of unrecognized tax benefits. These amounts resulted in an adjustment to the Company’s net operating loss carryforwards. As of July 27, 2013, there is no liability for unrecognized tax benefits as the adjustments for uncertain tax positions resulted in a reduction of the net operating loss carryforwards. If recognized in the future, the tax benefits would have no impact on the Company’s effective tax rate as they are not permanent differences and, therefore, relate to deferred income tax assets and liabilities. Recognition of the tax benefits would result in an increase to the Company’s net operating loss carryforwards with corresponding adjustment to the valuation allowance.

The Company does not expect that, during the next twelve months, there will be a significant increase or decrease in the total amount of its unrecognized tax benefits. As a result, the Company does not expect a material increase or decrease in its fiscal year 2014 provision for income taxes related to unrecognized tax benefits.

The Company is subject to examination by taxing authorities in the various jurisdictions in which it files tax returns. During fiscal year 2013, the Internal Revenue Service completed its examination of the federal tax return of the Company and its subsidiaries for fiscal year 2010, resulting in no changes to the return. Certain state tax returns are currently under audit by state tax authorities. Due to the Company’s carryforward of unutilized net operating losses, tax years for periods ending June 30, 2004 and thereafter are subject to examination by the United States and certain states. Matters raised upon subsequent audits may involve substantial amounts and could result in material cash payments if resolved unfavorably; however, the Company believes that its tax positions are supportable.

7.  FINANCING AGREEMENT

Salus Credit and Security Agreement

On May 31, 2012, the Company and its subsidiaries (collectively, the “Borrowers”) entered into a Credit and Security Agreement (“Credit Agreement”) with Salus Capital Partners, LLC (“Salus”), which originally provided the Borrowers with a $24,000,000 revolving line of credit through May 31, 2015 (the “Salus Facility”). On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to, among other things, increase the Salus Facility by $11,000,000 to $35,000,000. The fourth amendment is described in further detail below.

The Salus Facility includes a “first in last out” tranche, or FILO Advance, which consists of the first advances made under the Salus Facility and will be the last amounts repaid. On May 23, 2013, the Borrowers entered into a second amendment to the Credit Agreement to increase the principal balance of the FILO Advance from $9,000,000 to $14,000,000, which represents the “Tranche A-1 Advance” of the FILO

F-1-40

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  FINANCING AGREEMENT  – (continued)

Advance. On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to include a “Tranche A-2 Advance” of the FILO Advance, which is described below.

The maximum amount of the FILO Advance and the total Salus Facility will be reduced by certain mandatory and voluntary prepayments. The Borrowers may periodically borrow, repay in whole or in part, and reborrow under the Salus Facility, except that amounts repaid on account of the FILO Advance may not be reborrowed. The actual amount of credit available under the Salus Facility is determined using measurements based on the Borrowers’ receivables, inventory, intellectual property and other measures.

The unpaid principal of the Tranche A-1 Advance bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 11.5%, but not less than 12.0% regardless of fluctuations in the LIBOR rate (12.0% at July 27, 2013). Up to 2.5% of the interest payable on the Tranche A-1 Advance will be capitalized, compounded and added to the unpaid amount of the obligations each month, will accrue interest at the rate applicable to the Tranche A-1 Advance and will be due and payable in cash upon the expiration or other termination of the Salus Facility. At July 27, 2013, $14,068,000 was outstanding under the Tranche A-1 Advance.

The unpaid principal of advances other than the FILO Advance bears interest, payable monthly, in arrears, at the Prime rate plus 4.0%, but not less than 7.0%, regardless of fluctuations in the Prime rate (7.25% at July 27, 2013). On July 25, 2013, the Borrowers entered into a third amendment to the Credit Agreement to remove the minimum excess availability requirement until October 31, 2013. The third amendment also provided that through October 31, 2013, the initial $1,500,000 of the outstanding balance of advances other than the FILO Advance would bear interest at 20.0% per annum, and thereafter at no less than 7.0% per annum. As described below, on October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement which, among other things, reinstated the $1,500,000 minimum excess availability requirement effective October 10, 2013. At July 27, 2013, $6,078,000 of advances other than the FILO Advance was outstanding.

The obligations of the Borrowers under the Credit Agreement are secured by first priority security interests in all of the Borrowers’ tangible and intangible property, including intellectual property such as trademarks and copyrights, as well as shares and membership interests of our subsidiaries.

In connection with the closing of the Salus Facility, the Borrowers paid Salus an origination fee of $465,000, 50% of which was paid at the closing and 50% of which was paid on the first anniversary of the closing. The Credit Agreement also provides for certain customary fees to be paid to Salus, including: (i) a monthly fee on the unused portion of the Salus Facility; (ii) a monthly collateral monitoring fee; and (iii) an annual FILO facility fee based on the then-outstanding FILO Advance.

The Credit Agreement and other loan documents contain customary representations and warranties, affirmative and negative covenants and events of default, including covenants that restrict the Borrowers’ ability to create certain liens, make certain types of borrowings and investments, liquidate or dissolve, engage in mergers, consolidations, significant asset sales and affiliate transactions, incur certain lease obligations, pay cash dividends, redeem or repurchase outstanding equity and issue capital stock. In lieu of financial covenants, fixed charge coverage and overall debt ratios, the Salus Facility has a $1,500,000 minimum availability reserve requirement, which was waived effective July 25, 2013 and reinstated effective October 10, 2013. At July 27, 2013, the Borrowers were in compliance with the Salus Facility’s affirmative and restrictive covenants and minimum availability reserve requirement.

On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to, among other things, increase the Salus Facility by $11,000,000 to $35,000,000. The $11,000,000 represents the Tranche A-2 Advance of the FILO Advance, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of a proposed merger to be effected as part of a going private transaction that, if consummated, will result in the Company becoming wholly owned by

F-1-41

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  FINANCING AGREEMENT  – (continued)

the Consortium Members (see Note 15 — Subsequent Event). The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014. The $6,000,000 advance, if made, plus any additional amount that Salus may elect to advance in its sole discretion, is to be repaid on May 31, 2015.

The unpaid principal of the Tranche A-2 Advance bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 11.5%, but not less than 14.0% regardless of fluctuations in the LIBOR Rate. Following the consummation of the proposed merger described above, so long as no event of default has occurred and is continuing, an amount equal to 6.0% of the interest payable on the Tranche A-2 Advance (or such lesser amount as the Borrowers elect) will be capitalized, compounded and added to the unpaid amount of the obligations each month, will accrue interest at the rate applicable to the Tranche A-2 Advance and will be due and payable in cash upon the expiration or other termination of the Salus Facility. The initial $5,000,000 advance will be used for general corporate purposes and the $6,000,000 advance, if made, is to be used for fees, expenses, costs and obligations incurred by Borrowers in connection with the merger.

The fourth amendment also provides that, at the Borrowers’ request, the Salus Facility may be permanently increased by up to $4,000,000, either in two $2,000,000 advances or one $4,000,000 advance, subject to Salus’ prior written consent, which may be given or denied in Salus’ sole discretion, and conditioned upon (A) Salus’ receipt and approval of a revised business plan, (B) the absence of any default or event of default under the Credit Agreement, (C) payment of an accordion fee to Salus equal to 1.0% of such increase in the Salus Facility and (D) the execution of documents necessary to evidence any such increase in form and substance acceptable to Salus.

In connection with the fourth amendment, the Borrowers and Salus entered into a Supplemental Fee Letter that provides for the accordion fee described above, as well as a Tranche A-2 origination fee in an amount equal to the greater of (i) $110,000, or (ii) 1.0% of the aggregate portion of the $11,000,000 increase funded by Salus, of which $50,000 was paid on October 10, 2013 and the balance ($60,000 plus 1.0% of any incremental amount elected to be advanced by Salus in its sole discretion) to be due and payable on the earliest of (A) the date on which Salus funds the balance of the advances to Borrowers in connection with the consummation of the merger, (B) an event of default under the Credit Agreement, or (C) April 10, 2014 if the merger has not occurred by such date.

Amounts repaid on account of the principal balance of the Salus Facility shall be applied first, to reduce the principal balance of the advances other than the FILO Advance until paid in full, second, to reduce the principal balance of the Tranche A-1 Advance of the FILO Advance until paid in full, and third, against the Tranche A-2 Advance of the FILO Advance.

Future Financing Requirements

On September 26, 2013, the Company’s board of directors received a non-binding proposal from the Consortium Members, pursuant to which the Consortium Members proposed to acquire all of the outstanding shares of the Company’s common stock not currently owned by them at a proposed price of $0.23 per share as part of a going private transaction, subject to certain conditions (see Note 15 — Subsequent Event).

On October 10, 2013, the Credit Agreement with Salus was amended to increase the Salus Facility by $11,000,000, from $24,000,000 to $35,000,000, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of a proposed merger to be effected as part of the going private transaction referenced above. The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014.

F-1-42

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  FINANCING AGREEMENT  – (continued)

If the Company is unsuccessful in consummating the going private transaction with the Consortium Members, the Company will need to raise additional capital through debt or equity financings, strategic relationships or other arrangements. Additional financing may not be available in amounts or on terms acceptable to the Company or at all, and if available, may be at prices and on terms that may not be as favorable as they would be without a going concern qualification. The foregoing could negatively impact the Company’s results of operations.

The Company expects its capital expenditures for fiscal year 2014 to be less than $1,500,000, primarily for improvements to information technology systems, expenditures to support website initiatives, store refurbishment costs, and other general corporate expenditures.

8.  SERIES A CONVERTIBLE PREFERRED STOCK TRANSACTION

On May 23, 2012, the Company sold 50,000 shares of Series A Convertible Preferred Stock with a stated value of $100 per share to TTG Apparel, LLC (“TTG Apparel”), which together with its affiliate, Tokarz Investments, LLC, are significant shareholders of the Company and Consortium Members (see Note 15). The Company also issued to TTG Apparel three, five and seven-year warrants, each to purchase 500,000 shares of common stock, at exercise prices of $0.45, $0.53 and $0.60 per share (“Series A Transaction Warrants”). The Series A Transaction Warrants are exercisable for cash or on a cashless basis, at TTG Apparel’s option. The Company received gross proceeds of $5,000,000, which, as required by the terms of the Series A Preferred Stock purchase agreement, was used to settle vendor accounts payable.

The terms of the Series A Preferred Stock are as follows:

•	Dividends. Cumulative dividends on the Series A Preferred Stock are payable quarterly in arrears at the rate of 9.0% per annum in additional shares of Series A Preferred Stock (“Series A PIK Shares”), except that from and after May 23, 2014, the rate will be the greater of 9.0% per annum or the highest rate the Company is paying on any outstanding debt under its then existing credit facilities. Series A Preferred stock dividends for the year ended July 27, 2013 were $479,000 and $84,000 are included in the preferred stock balance at July 27, 2013.
•	Conversion. The Series A Preferred Stock, other than the Series A PIK Shares, may be converted at any time, at the option of the holder, into shares of common stock at a conversion price of $1.05 per share (“Series A Conversion Price”), and the Series A PIK Shares may be converted at any time, at the option of the holder, into shares of common stock at a conversion price of $0.45 per share (“Series A PIK Share Conversion Price”). The Series A Conversion Price and Series A PIK Share Conversion Price will be adjusted for customary structural changes such as stock splits and dividends. The Series A Conversion Price will also be adjusted if the Company sells common stock or common stock equivalents at a price below the Series A Conversion Price, and the Series A PIK Share Conversion Price will be adjusted if the Company sells common stock or common stock equivalents at a price below the Series A PIK Share Conversion Price; however, the foregoing conversion price adjustments can never result in a conversion price of less than $0.29 per share (“Series A Floor Conversion Price”).
•	Ranking. The Series A Preferred Stock ranks, with respect to rights upon a Liquidation Event (defined below), (a) junior to any other class or series of capital stock of the Company created that by its terms ranks senior to the Series A Preferred Stock, including the Series B Preferred Stock; (b) senior to the common stock; (c) senior to any class or series of capital stock of the Company created that does not specifically rank senior to or on parity with the Series A Preferred Stock; and (d) on parity with any class or series of capital stock of the Company created that by its terms ranks on parity with the Series A Preferred Stock.

F-1-43

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  SERIES A CONVERTIBLE PREFERRED STOCK TRANSACTION  – (continued)

•	Voting Rights. Except as required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the holders of the Series A Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series A Preferred Stock, (c) authorize or designate any new security ranking on a parity with or senior to the Series A Preferred Stock, (d) issue any common stock or debt or equity security convertible into common stock, whether senior, on parity or junior to the Series A Preferred Stock, at a price per share which is lower than the Series A Floor Conversion Price or (e) issue any equity or debt in a Qualifying Investment (as defined in the Certificate of Amendment to the Certificate of Incorporation of the Company (“Series A Certificate of Amendment”)) where the securities issued in such investment are by their terms mandatorily redeemable by the Company.
•	Liquidation Rights. Upon the occurrence of an Acquisition or Asset Transfer (each as defined in the Series A Certificate of Amendment) or upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (any such Asset Acquisition, Asset Transfer, liquidation, dissolution or winding up, a “Liquidation Event”), a holder of Series A Preferred Stock will be entitled to receive in preference to the holders of any capital stock of the Company junior to the Series A Preferred Stock, an amount equal to: (i) the stated value of the Series A Preferred Stock plus all accrued but unpaid dividends, multiplied by (ii)(A) 1.05 if the Liquidation Event takes place by May 23, 2014, or (B) 1.0 if the Liquidation Event takes place after May 23, 2014, plus (x) the original value per share as of the date of issuance for any Series A PIK Shares (as adjusted for stock splits, reverse stock splits and similar capital adjustments) plus all accrued but unpaid dividends, multiplied by (y) the number of Series A PIK Shares. A holder of the Series A Preferred Stock will also have the right to require the Company to purchase its shares of Series A Preferred Stock for a price equal to the amount the holder would be entitled to receive upon a Liquidation Event in the event of a cash investment in the Company (other than by holders of the Series A Preferred Stock) resulting in a change in ownership of more than 30% of the equity of the Company and the securities issued under such investment not being mandatorily redeemable by the Company.
•	Optional Redemption by the Company. The Series A Preferred Stock is redeemable, at the option of the Company, at any time. Upon redemption, a holder of Series A Preferred Stock will be paid: (a) for each share of Series A Preferred Stock other than a Series A PIK Share, a price equal to the stated value of the Series A Preferred Stock plus all accrued but unpaid dividends thereon multiplied by (i) 1.10 if the redemption occurs on or prior to May 23, 2015, (ii) 1.08 if the redemption occurs after May 23, 2015 but on or prior to May 23, 2017 or (iii) 1.0 if the redemption occurs after May 23, 2017, and (b) for each Series A PIK Share, an amount equal to the stated value of the Series A Preferred Stock plus all accrued but unpaid dividends.

9.  SERIES B CONVERTIBLE PREFERRED STOCK TRANSACTION

On March 15, 2013, the Company sold 100,000 shares of Series B Convertible Preferred Stock with a stated value of $100 per share to Five Island Asset Management LLC, (“Five Island”), a subsidiary of Harbinger Group Inc., receiving gross proceeds of $10,000,000. The Company also issued to Five Island six separate warrants to purchase up to an aggregate of 10,246,477 shares of common stock, 69,500 of which have expired as of July 27, 2013. Five of the warrants may be exercised to purchase up to an aggregate of 4,708,850 shares of common stock at exercise prices ranging from $0.67 to $1.21 per share (“Corresponding Warrants”) and one of the warrants may be exercised to purchase up to 5,468,127 shares of common stock at an exercise price of $0.01 per share (“Series A Preferred Stock Coverage Warrant”). These warrants are exercisable by Five Island only upon a corresponding exercise or conversion of specified outstanding

F-1-44

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  SERIES B CONVERTIBLE PREFERRED STOCK TRANSACTION  – (continued)

securities, as set forth in the warrants. The Corresponding Warrants were valued at $366,000 using the Black-Scholes model and, which was recorded as an increase to additional paid in capital. The Series A Preferred Stock Coverage Warrant was valued using a binomial lattice model and recorded as a warrant liability (see Note 10).

The terms of the Series B Preferred Stock, as set forth in a certificate of amendment (the “Series B Certificate of Amendment”) to the Company’s certificate of incorporation, are as follows:

•	Dividends. Cumulative dividends on the Series B Preferred Stock will be payable quarterly in arrears either (i) at the rate of 9% per annum in cash or, at the Company’s discretion, (ii) at the rate of 12% per annum in additional shares of Series B Preferred Stock. The dividends on the Series B Preferred Stock will be paid prior to dividends on the Company’s common stock and preferred stock ranking junior to the Series B Preferred Stock, including the Series A Preferred Stock (“Junior Preferred Stock”). Series B Preferred stock dividends for the year ended July 27, 2013 were $454,000 and are included in the preferred stock balance at July 27, 2013.
•	Rank. The Series B Preferred Stock ranks, with respect to rights upon a Liquidation Event (as defined below), (a) junior to any other class or series of capital stock of the Company subsequently created that by its terms ranks senior to the Series B Preferred Stock; (b) senior to the common stock and the Series A Preferred Stock; (c) senior to any class or series of capital stock of the Company subsequently created that does not specifically rank senior to or on parity with the Series B Preferred Stock; and (d) on parity with any class or series of capital stock of the Company subsequently created that by its terms ranks on parity with the Series B Preferred Stock.
•	Voting Rights. Except as otherwise required by law or by the terms of the Series B Certificate of Amendment, the Series B Preferred Stock does not have voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, the Company may not, without the vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock: (a) amend, alter or repeal any provision of the Company’s certificate of incorporation or by-laws; (b) alter or change the powers, preferences or other special rights, privileges or restrictions of the Series B Preferred Stock; (c) authorize or designate any new security ranking on a parity with or senior to the Series B Preferred Stock; (d) issue any common stock or equity or debt security convertible into common stock (other than shares of Series A Preferred Stock issued as dividends on the outstanding shares of Series A Preferred Stock), whether senior, on parity or junior to the Series B Preferred Stock; (e) issue any equity or debt in a Series B Qualifying Investment (as defined in the Series B Certificate of Amendment) where the securities issued in such investment are by their terms mandatorily redeemable by the Company; (f) incur, assume or guarantee any indebtedness for borrowed money in excess of $1,000,000 or permit any liens other than in connection with such indebtedness; (g) enter into any transaction with affiliates other than salary and benefits in the ordinary course of business or conversion of the Series A Preferred Stock into common stock; (h) purchase, redeem or otherwise acquire any equity interests of the Company, other than a mandatory redemption of the Series A Preferred Stock pursuant to its terms; (i) declare or pay any dividend or distribution to any equity holders of the Company other than preferred dividends on the Series B Preferred Stock, the Series A Preferred Stock and any dividends payable in additional shares of common stock; (j) except as provided in the Series B Certificate of Amendment, increase or decrease the size of the Company’s Board of Directors; or (k) liquidate, dissolve or wind up, or commence any bankruptcy or similar proceeding, with respect to the Company.

F-1-45

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  SERIES B CONVERTIBLE PREFERRED STOCK TRANSACTION  – (continued)

•	Director Election Rights. As long as the holders of the Series B Preferred Stock (together with former holders (or affiliates thereof) who have exercised their conversion rights) represent (A) at least 25% of the outstanding shares of the Company’s common stock (assuming (x) conversion of the Series A Preferred Stock and the Series B Preferred Stock and (y) exercise of any warrants held by the holders of the Series A Preferred Stock and Series B Preferred Stock), the holders of a majority of the outstanding shares of Series B Preferred Stock will be entitled to elect 35% of the Board (rounded up to the nearest whole number of directors and in all cases at least two directors) or (B) at least 15%, but less than 25%, of the outstanding shares of the Company’s common stock (assuming (x) conversion of the Series A Preferred Stock and the Series B Preferred Stock and (y) exercise of any warrants held by the holders of the Series A Preferred Stock and Series B Preferred Stock), the holders of a majority of the outstanding shares of Series B Preferred Stock will be entitled to elect one director of the Board (in either case, such directors or director shall be referred to as the “Series B Directors” or “Series B Director”).

At any annual or special meeting of the Company’s shareholders, the holders of a majority of the outstanding shares of Series B Preferred Stock will be entitled to elect the Series B Directors. Series B Directors may be removed, with or without cause, only by a vote of the holders of a majority of the outstanding shares of Series B Preferred Stock. Vacancies in seats held by Series B Directors can only be filled by a vote of the holders of a majority of the outstanding shares of Series B Preferred Stock.

Additionally, as long as the holders of the Series B Preferred Stock (together with any former holders (or affiliates thereof) of shares of Series B Preferred Stock who have exercised their conversion rights) represent at least a majority of the outstanding shares of the Company’s common stock (assuming (x) conversion of the Series A Preferred Stock and the Series B Preferred Stock and (y) exercise of any warrants held by the holders of the Series A Preferred Stock and Series B Preferred Stock), upon delivery of written notice to the Company from all of the remaining holders of Series B Preferred Stock exercising their right to convert all of the Series B Preferred Stock, the number of directors of the Board will automatically increase without any action required by the Company or Board, such that the number of newly created seats plus the number of Series B Directors will constitute a majority of the Board. The holders of a majority of the outstanding shares of Series B Preferred Stock delivering the conversion notice will be entitled to elect directors to fill all of the newly created seats.

•	Liquidation Rights. Upon the occurrence of an Acquisition or Asset Transfer (each as defined in the Series B Certificate of Amendment) or upon any bankruptcy, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (any such Acquisition, Asset Transfer, bankruptcy, liquidation, dissolution or winding up, a “Liquidation Event”), the holders of Series B Preferred Stock will be entitled to receive, in preference to the holders of any Junior Preferred Stock, an amount equal to: (i) the stated value of the Series B Preferred Stock then in effect plus all accrued but unpaid dividends thereon, multiplied by (ii) (A) 1.09, if the Liquidation Event occurs no later than March 15, 2014, (B) 1.05, if the Liquidation Event occurs after March 15, 2014 but no later than March 15, 2015, or (C) 1.00, if the Liquidation Event occurs after March 15, 2015.
•	Mandatory Repurchase Obligation. A holder of the Series B Preferred Stock will have the right to require the Company to purchase its shares of Series B Preferred Stock for a price equal to the amount the holder would be entitled to receive upon a Liquidation Event in the event of a cash investment in the Company (other than by holders of the Series B Preferred Stock) resulting in (i) 30% or more of the equity of the Company being held by one or more parties that did not own it immediately prior to the investment and (ii) the securities issued under such investment are not by their terms mandatorily redeemable by the Company.

F-1-46

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  SERIES B CONVERTIBLE PREFERRED STOCK TRANSACTION  – (continued)

•	Conversion. The Series B Preferred Stock may be converted at any time, at the option of the holder, into shares of common stock at an initial conversion price of $0.25 per share (“Series B Conversion Price”). The Series B Conversion Price is subject to standard anti-dilution adjustments to protect the holder from dilution resulting from dividends, distributions, stock combinations, splits, recapitalizations or similar capital adjustments. The Series B Conversion Price is also subject to “down-round” adjustment if the Company sells common stock or common stock equivalents at a price below the Series B Conversion Price; provided, however, that the foregoing conversion price adjustments can never result in a conversion price of less than $0.07 per share, as adjusted from time to time for any stock combinations, splits, recapitalizations or similar capital adjustments.
•	Optional Redemption by the Company. The Series B Preferred Stock is redeemable, at the option of the Company, at any time after March 15, 2018. Upon redemption, a holder of Series B Preferred Stock will be paid, for each share of Series B Preferred Stock, a price equal to the stated value of the Series B Preferred Stock then in effect plus all accrued or cumulated but unpaid dividends thereon.

In connection with the transaction, the holder of the outstanding shares of Series A Preferred Stock consented to the transaction and waived, on behalf of itself and any transferees of the Series A Preferred Stock, (a) any and all anti-dilution adjustments applicable to the Series A Preferred Stock which might otherwise be made to the conversion prices of such shares and any additional shares of Series A Preferred Stock that may be issued as a dividend on such shares and (b) any and all rights to redemption in connection with a Qualifying Investment (as defined in the Company’s certificate of incorporation), in each case as a result of the transactions contemplated by the Purchase Agreement.

10.  WARRANT LIABILITY

In connection with the Series B Preferred Stock transaction described above in Note 9, on March 15, 2013 (“Issuance Date”), the Company issued to Five Island six separate Warrants to purchase up to an aggregate of 10,246,477 shares of common stock, 69,500 of which have expired as of July 27, 2013. One of these warrants, referred to as the “Series A Preferred Stock Coverage Warrant”, may be exercised to purchase up to 5,468,127 shares of common stock at an exercise price of $0.01 per share. The Series A Preferred Stock Coverage Warrant may only be exercised, in whole or in part, upon conversion of the Series A Preferred Stock. The Series A Preferred Stock Coverage Warrant contains a “down round” anti-dilution adjustment, which provides for the number of shares underlying the warrant to be increased if the Company issues or sells any additional shares of common stock at a price per share less than the then applicable conversion price of the Series A Preferred Stock (or dividend). Because this down-round provision is a guarantee of value, the Series A Preferred Stock Coverage Warrant is required to be classified as a derivative for accounting purposes, and reported as a liability and marked to market at each balance sheet date.

The original amount of the liability related to the Series A Preferred Stock Coverage Warrant was $3,782,697 and was recorded as a warrant liability on the Issuance Date. Because the Series A Preferred Stock Coverage Warrant was recorded as a warrant liability, the portion of proceeds from the sale of the Series B Preferred Stock that was recorded as equity was reduced accordingly.

The Company estimates the value of the warrant liability upon the issuance of the Series A Preferred Stock Coverage Warrant and at each balance sheet date using the binomial lattice model to allocate total enterprise value to the warrant. The following table is a roll-forward of the warrant liability:

Level 3 Change in Fair Value
Level 3 Fair value of warrant liability at March 15, 2013	$3,782,697
Gain as a result of change in fair value	(380,788)
Level 3 Fair value as of July 27, 2013	$3,401,909

F-1-47

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  WARRANT LIABILITY  – (continued)

The gain on the warrant liability for the year ended July 27, 2013 was $380,788 and is included in in the accompanying consolidated statement of operations.

The warrant liability is measured at fair value using certain estimated inputs, which are classified within Level 3 of the valuation hierarchy. The following assumptions were used in the fair value measurement as of March 15, 2013 and July 27, 2013:

	March 15, 2013	July 27, 2013
Fair value of underlying stock – per share	$0.20	$0.18
Risk-free interest rate	2.04%	2.04%
Expected life (years)	15	15
Expected volatility	70%	70%
Dividend yield	0.0%	0.0%

11.  COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company leases its store, warehouse, and office facilities under operating lease agreements expiring on various dates through 2020, with some leases currently operating on a month-to-month basis. Certain leases include lease incentives, rent abatements and fixed rent escalations, for which the effects are recorded and amortized over the initial lease term on a straight-line basis. The Company has options to renew certain leases under various terms as specified within each lease agreement. Lease terms generally require additional payments covering common area maintenance, property taxes, utilities, and certain other expenses. These additional payments are excluded from the table below. Aggregate minimum rental commitments under all non-cancelable leases in effect as of July 27, 2013 were as follows (in thousands):

Fiscal Years Ending
2014	$9,832
2015	8,389
2016	6,002
2017	4,753
2018	2,800
Thereafter	1,190
$32,966

Rental expense for the years ended July 27, 2013 and July 28, 2012 consists of the following (in thousands):

	Year Ended
	July 27, 2013	July 28, 2012
Minimum rentals	$10,688	$11,846
Contingent rentals	153	258
Total rental expense	$10,841	$12,104

Employment Contracts — The Company has entered into various employment agreements expiring at various dates through August 2015. The Company and Donald Jones, its former President, entered into a Separation Agreement and General Release (“Separation Agreement”) whereby the Company and Mr. Jones mutually agreed that, effective March 15, 2013, Mr. Jones would resign as President. Under the terms of the Separation Agreement, Mr. Jones will have no further employment duties or responsibilities to the Company after the termination date. The payments and benefits provided to Mr. Jones under the Separation Agreement are substantially consistent with those that were to be provided under his employment agreement in the event

F-1-48

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES  – (continued)

of termination. As of July 27, 2013, the Company had an accrued balance of $55,000 remaining. These payments are excluded from the table below.

Future commitments consist of the following (in thousands):

Fiscal Years Ending
2014	$1,229
2015	750
$1,979

State Sales Taxes — The Company sells its products through two channels — Stores and Direct. The Company operates the channels separately and accounts for sales and use tax accordingly. The Company is periodically audited by the states and it is possible states may disagree with the method of assessing and remitting these taxes. The Company believes that it properly assesses and remits all applicable state sales taxes in the applicable jurisdictions and records necessary reserves for any contingencies that require recognition.

Legal Matters — On February 2, 2012, a former California store employee filed a purported class action lawsuit in the California Superior Court, County of San Francisco, naming Frederick’s of Hollywood, Inc., one of the Company’s subsidiaries, as a defendant (Michelle Weber, on behalf of herself and all others similarly situated v. Frederick’s of Hollywood, Inc., Case No. CGC-12-517909). The complaint alleged, among other things, violations of the California Labor Code, failure to pay overtime, failure to provide meal and rest periods and termination compensation and violations of California’s Unfair Competition Law. On May 23, 2013, the parties entered into a Joint Stipulation of Settlement and Release, which was filed with the Court on May 31, 2013 and finally approved by the Court on October 2, 2013. Without admitting or denying liability, the Company agreed to pay a gross settlement amount of $365,000, which was paid in full on October 10, 2013.

On December 18, 2012, a former California store employee filed a purported class action lawsuit in the California Superior Court, County of Los Angeles, against the Company, Frederick’s of Hollywood, Inc. and Frederick’s of Hollywood Stores, Inc. (Kassandra Harvey-Smith, on behalf of herself and all others similarly situated v. Frederick’s of Hollywood Group Inc. et al, Case No. BC497673). The complaint alleges, among other things, violations of the California Labor Code, failure to pay overtime, failure to provide meal and rest periods and termination compensation, various additional wage violations and violations of California’s Unfair Competition Law. The first amended complaint seeks, among other relief, collective and class certification of the lawsuit (the class being defined as all California part-time sales associates), unspecified damages, costs and expenses, including attorneys’ fees, and such other relief as the Court might find just and proper. The parties agreed to stay discovery proceedings, engaged in mediation, and on September 25, 2013, the parties entered into a Joint Stipulation of Settlement and Release. Without admitting or denying liability, the Company has agreed to pay a gross settlement amount of $95,000. The hearing for the Court’s preliminary approval of the settlement has not yet been scheduled, but is expected to occur within the next 60 to 90 days, after which a final approval hearing date will be set. After preliminary approval, class members will receive notice of the settlement and will have an opportunity to elect not to participate or file objections to the settlement. The Company expects that funding of payment of the settlement will occur in the second half of fiscal year 2014.

The Company is involved from time to time in litigation incidental to its business. The Company believes that the outcome of such litigation will not have a material adverse effect on its results of operations or financial condition.

F-1-49

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  SHARE-BASED COMPENSATION

Stock Options

The Company adopted the 2003 Employee Equity Incentive Plan on December 1, 2003 to grant options to purchase up to 623,399 shares of common stock to specific employees of its retail operations. In December 2006 and 2007, the Company’s Board of Directors authorized an additional 445,285 and 178,114 shares, respectively, to be reserved for issuance under this plan, resulting in a total of 1,246,798 authorized shares. Options granted under the plan generally have a ten-year term and vest 25% on the last day of the January fiscal period for each of the next four years, commencing on the first January following the date of grant. Options to purchase 62,341 shares at an average exercise price of $3.46 per share were outstanding and exercisable as of July 27, 2013 and July 28, 2012. Options can no longer be granted under the 2003 Employee Equity Incentive Plan.

The Company also has the 1988 Non-Qualified Stock Option Plan, under which the Company is authorized to grant options to purchase up to 833,333 shares of common stock to key employees. Options granted under this plan are not subject to a uniform vesting schedule. Options to purchase 632,500 shares at an average exercise price of $0.83 per share were outstanding at July 27, 2013 of which 632,500 shares were exercisable. Options to purchase 632,500 shares at an average price of $0.83 were outstanding at July 28, 2012, of which 552,500 were exercisable. No options were granted under this plan in fiscal years 2012 or 2013.

The Company also has the 2000 Performance Equity Plan (including an Incentive Stock Option Plan). The 2000 Performance Equity Plan originally authorized 375,000 shares of common stock for the issuance of qualified and non-qualified stock options and other stock-based awards to eligible participants. In January 2008, the Company’s shareholders approved an increase in the shares available for issuance under this plan to 2,000,000. Options granted under the 2000 Performance Equity Plan are not subject to a uniform vesting schedule. Options to purchase 401,750 shares at an average exercise price of $2.77 per share were outstanding at July 27, 2013, of which 401,750 shares were exercisable. Options to purchase 591,750 shares at an average exercise price of $2.68 per share were outstanding at July 28, 2012, of which 555,250 shares were exercisable. No options were granted under this plan in fiscal years 2012 or 2013.

The Company’s Board of Directors adopted the 2010 Long-Term Incentive Equity Plan (including an Incentive Stock Option Plan) on June 29, 2010, under which the Company authorized 4,000,000 shares of common stock for the issuance of qualified and non-qualified stock options and other stock-based awards to eligible participants. Options granted under the 2010 Long-Term Incentive Equity Plan are not subject to a uniform vesting schedule. Options to purchase 1,495,500 shares at an average exercise price of $0.66 per share were outstanding at July 27, 2013, of which 868,333 shares were exercisable. Options to purchase 1,387,000 shares at an average exercise price of $0.72 per share were outstanding at July 28, 2012, of which 458,000 shares were exercisable. In fiscal years 2013 and 2012, options to purchase 210,000 and 500,000 shares, respectively, were granted under this plan.

The following is a summary of stock option activity:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding as of July 28, 2012	2,673,591	$1.25
Exercised	—	—
Granted	210,000	0.17
Forfeited	(291,500)	1.82
Outstanding as of July 27, 2013	2,592,091	$1.09	6.2 years	$1,500
Exercisable on July 27, 2013	1,964,924	$1.28	5.6 years	$0

F-1-50

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  SHARE-BASED COMPENSATION  – (continued)

The value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The following assumptions were used for options granted during the years ended July 27, 2013 and July 28, 2012:

	Year ended
	July 27, 2013	July 28, 2012
Risk-free interest rate	1.64 - 1.95%	1.34 - 1.41%
Expected life (years)	7.0	7.0
Expected volatility	82.7 - 82.8%	74.4 - 76.1%
Dividend yield	0.0%	0.0%

No options were exercised in fiscal year 2013 and 2012. The total fair value of shares vested during the years ended July 27, 2013 and July 28, 2012 was $172,000 and $314,000, respectively.

A summary of the status of the Company’s non-vested shares as of July 27, 2013, and changes during the year ended July 27, 2013, is presented below:

	Shares	Weighted- Average Grant Date Fair Value
Non-vested shares:
Non-vested at July 28, 2012	1,045,500	$0.48
Granted	210,000	0.13
Vested	(563,998)	0.52
Forfeited	(61,833)	0.40
Non-vested at July 27, 2013	629,669	$0.36

All stock options are granted at fair market value of the common stock at grant date. As of July 27, 2013, there was approximately $68,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 1.4 years.

During the year ended July 27, 2013, the Company granted to two employees options to purchase an aggregate of 210,000 shares of common stock under the 2010 Long-Term Incentive Equity Plan. These options are identified as follows:

Number of Options	Exercise Price	Vesting Period
150,000	$0.17	50% on June 12, 2014 and June 12, 2015
60,000	$0.18	50% on July 16, 2014 and on July 16, 2015

During the year ended July 28, 2012, the Company granted to four directors, three officers and certain other employees options to purchase an aggregate of 500,000 shares of common stock under the 2010 Long-Term Incentive Equity Plan. These options are identified as follows:

Number of Options	Exercise Price	Vesting Period
350,000	$0.40	33.3% immediately and 33.3% on each of the first and second anniversary date
150,000	$0.62	50% on August 22, 2012 and on August 22, 2013

F-1-51

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  SHARE-BASED COMPENSATION  – (continued)

Restricted Shares and Share Grants

During the year ended July 27, 2013, the Company issued to an employee 25,000 shares of restricted common stock pursuant to the terms and conditions of the Company’s 2010 Long-Term Incentive Equity Plan. These restricted shares are identified as follows:

Number of Restricted Shares	Price	Vesting Period
25,000	$0.17	50% on July 16, 2014 and on July 16, 2015

During the year ended July 28, 2012, the Company issued to four directors, three officers and certain other employees 230,000 shares of restricted common stock pursuant to the terms and conditions of the Company’s 2010 Long-Term Incentive Equity Plan. These restricted shares are identified as follows:

Number of Restricted Shares	Price	Vesting Period
150,000	$0.40	33.3% immediately and 33.3% on each of the first and second anniversary date
80,000	$0.62	50% on August 22, 2012 and on August 22, 2013

Total expense related to restricted shares and share grants during the years ended July 27, 2013 and July 28, 2012 was approximately $97,000 and $190,000, respectively.

13.  EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) profit sharing plan that covers substantially all employees who have completed six months of service and have reached age 18. Employer contributions are discretionary and effective January 1, 2009, the Company discontinued making employer contributions. Accordingly, there were no employer contributions in fiscal years 2013 and 2012.

14.  NET LOSS PER SHARE

The Company’s calculations of basic and diluted net loss per share applicable to common shareholders are as follows (in thousands, except per share amounts):

	Year Ended
	July 27, 2013		July 28, 2012
Net loss applicable to common shareholders	$(23,455	)(a)	$(6,516	)(b)
Basic and Diluted:
Weighted average number of shares outstanding	39,043		38,844
Total basic and diluted net loss per share	$(.60)		$(.17)

(a)	Includes Preferred Stock dividend of $933.
(b)	Includes Preferred Stock dividend of $84.

There were 2,597,000 and 34,000 potentially dilutive shares that were not included in the computation of diluted net loss per share for the years ended July 27, 2013 and July 28, 2012, respectively, since their effect would be anti-dilutive.

F-1-52

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  NET LOSS PER SHARE  – (continued)

For the year ended July 27, 2013, there were 2,604,000 shares of common stock issuable upon the exercise of stock options, 7,206,000 shares of common stock issuable upon the exercise of warrants and 47,829,477 shares of common stock issuable upon the conversion of Series A and Series B Preferred Stock that also were not included in the computation of diluted net loss per share since the respective exercise and conversion prices of these instruments exceeded the average market price of the common stock during the period.

For the year ended July 28, 2012, there were 2,748,000 shares of common stock issuable upon the exercise of stock options and 4,419,000 shares of common stock issuable upon the exercise of warrants and 4,949,000 shares of common stock issuable upon the conversion of Series A Preferred Stock that also were not included in the computation of diluted net loss per share since the respective exercise and conversion prices of these instruments exceeded the average market price of the common stock during the period.

15.  SUBSEQUENT EVENTS

Going Private Proposal

On September 26, 2013, the Company’s board of directors received a non-binding proposal letter from HGI Funding, LLC (“HGI Funding”), TTG Apparel, LLC (“TTG Apparel”), Tokarz Investments, LLC (“Tokarz Investments”), Fursa Alternative Strategies LLC (“Fursa”), and Arsenal Group LLC (“Arsenal”) (the “Consortium Members”), pursuant to which the Consortium Members proposed to acquire all of the outstanding shares of the Company’s common stock not currently owned by them at a proposed price of $0.23 per share as part of a going private transaction, subject to certain conditions.

HGI Funding is an affiliate of Five Island Asset Management LLC (“Five Island”) and the current holder of the Company’s Series B Convertible Preferred Stock; TTG Apparel is the holder of the Company’s Series A Convertible Preferred Stock, and together with Tokarz Investments, own approximately 25.9% of the outstanding shares of the Company’s common stock; and Fursa and Arsenal are controlled by William F. Harley, a member of the Company’s board of directors, and own, in the aggregate, approximately 43.5% of the outstanding shares of the Company’s common stock as of October 7, 2013.

The Company’s board of directors has appointed Milton Walters, its sole disinterested independent director, to serve as the lead director in connection with the full board’s review and consideration of the proposed transaction. Any proposed transaction must be approved by the lead director.

To date, no decisions have been made with respect to the board’s response to the proposal or the fairness of its terms. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company will provide relevant updates with respect to the going private transaction or any other transaction as required under applicable law.

Amendment to Salus Facility

On October 10, 2013, the Company’s Credit Agreement with Salus was amended to increase the Salus Facility by $11,000,000, from $24,000,000 to $35,000,000, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of a proposed merger to be effected as part of the going private transaction referenced above. The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014. The $6,000,000 advance, if made, plus any additional amount that Salus may elect to advance in its sole discretion, is to be repaid on May 31, 2015. See Note 7 for a detailed description of the Salus Facility, the Credit Agreement and all amendments thereto.

F-1-53

FREDERICK’S OF HOLLYWOOD GROUP INC.

VALUATION AND QUALIFYING ACCOUNTS
(In Thousands)

		Additions
Description	Balance at Beginning of Period	Charges to Costs and Expenses	Other	Deductions	Balance at End of Period
YEAR ENDED JULY 27, 2013:
Sales return reserve	$665	$—	$—	$(106)	$559
Deferred tax valuation allowance	$29,161	$8,587	$—	$—	$37,748
Inventory reserves	$628	$311	$—	$—	$939
YEAR ENDED JULY 28, 2012:
Sales return reserve	$794	$—	$—	$(129)	$665
Deferred tax valuation allowance	$26,690	$2,471	$—	$—	$29,161
Inventory reserves	$547	$81	$—	$—	$628

F-1-54

ITEM 9. — CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. — CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in company reports filed or submitted under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of July 27, 2013 was made under the supervision and with the participation of our senior management, including our Chief Executive Officer and Chief Financial Officer. Based upon that evaluation, they concluded that our disclosure controls and procedures were effective as of July 27, 2013.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Exchange Act Rule 13a-15(f). Internal control over financial reporting is a process used to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles in the United States. Internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; provide reasonable assurance that transactions are recorded as necessary to permit preparation of our financial statements in accordance with generally accepted accounting principles in the United States, and that our receipts and expenditures are being made only in accordance with the authorization of our board of directors and management; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation under the criteria established in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of July 27, 2013.

Attestation Report of the Independent Registered Public Accounting Firm

This annual report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to the rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

Changes in Internal Control Over Financial Reporting

During the quarter ended July 27, 2013, there has been no change in our internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B. — OTHER INFORMATION

None.

F-1-55

PART III

ITEM 10. — DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

See Item 14.

ITEM 11. — EXECUTIVE COMPENSATION

See Item 14.

ITEM 12. — SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

See Item 14.

ITEM 13. — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

See Item 14.

ITEM 14. — PRINCIPAL ACCOUNTING FEES AND SERVICES

The information required by Items 10, 11, 12, 13 and 14 will be contained in our definitive proxy statement for our fiscal year 2014 Annual Meeting of Shareholders, to be filed with the Securities and Exchange Commission not later than 120 days after the end of our fiscal year covered by this report pursuant to Regulation 14A under the Exchange Act, and incorporated herein by reference.

F-1-56

PART IV

ITEM 15. — EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	The following documents are filed as part of this report:
1.	Financial Statements:

2.	Financial Statement Schedule:

For the years ended July 27, 2013 and July 28, 2012:
II – Valuation and Qualifying Accounts	F-1-54

Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto. Columns omitted from schedules filed have been omitted because the information is not applicable.

F-1-57

3.	Exhibits:

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
3.1	Restated Certificate of Incorporation	Incorporated by reference as Exhibit 3.1 to Form 8-K dated January 28, 2008 and filed on February 1, 2008
3.2	Certificate of Amendment to Certificate of Incorporation – Series A Convertible Preferred Stock	Incorporated by reference as Exhibit 3.1 to Form 8-K dated May 23, 2012 and filed on May 29, 2012
3.3	Certificate of Amendment to Certificate of Incorporation – Series B Convertible Preferred Stock	Incorporated by reference as Exhibit 3.1 to Form 8-K dated March 15, 2013 and filed on March 21, 2013
3.4	Second Amended and Restated Bylaws	Incorporated by reference as Exhibit 3.2 to Form 8-K dated March 15, 2013 and filed on March 21, 2013
4.1	Specimen Common Stock Certificate	Incorporated by reference as Exhibit 4.1 to Form 8-K dated January 28, 2008 and filed on February 1, 2008
4.2	Form of Warrant, dated March 16, 2010, issued to investors	Incorporated by reference as Exhibit 10.4 to Form 8-K dated March 16, 2010 and filed on March 22, 2010
4.3	Form of Three-Year, Five-Year and Seven-Year Warrants, dated May 18, 2010, issued to Fursa Capital Partners LP, Fursa Master Rediscovered Opportunities L.P., Blackfriars Master Vehicle LLC – Series 2 and Fursa Master Global Event Driven Fund L.P.	Incorporated by reference as Exhibit A to Exhibit 10.1 to Form 8-K dated February 1, 2010 and filed on February 5, 2010
4.4	Form of Three-Year, Five-Year and Seven-Year Warrants, dated May 23, 2012, issued to TTG Apparel, LLC	Incorporated by reference as Exhibit A to Exhibit 10.2 to Form 8-K dated May 23, 2012 and filed on May 29, 2012
4.5	Form of Warrant expiring June 23, 2015 issued to Five Island Asset Management LLC	Incorporated by reference as Exhibit 10.2 to Form 8-K dated March 15, 2013 and filed on March 21, 2013
4.6	Form of Warrant expiring October 15, 2015 issued to Five Island Asset Management LLC	Incorporated by reference as Exhibit 10.3 to Form 8-K dated March 15, 2013 and filed on March 21, 2013
4.7	Form of Warrant expiring June 23, 2017 issued to Five Island Asset Management LLC	Incorporated by reference as Exhibit 10.4 to Form 8-K dated March 15, 2013 and filed on March 21, 2013
4.8	Form of Warrant expiring June 24, 2019 issued to Five Island Asset Management LLC	Incorporated by reference as Exhibit 10.5 to Form 8-K dated March 15, 2013 and filed on March 21, 2013
4.9	Form of Warrant expiring February 10, 2022 issued to Five Island Asset Management LLC	Incorporated by reference as Exhibit 10.6 to Form 8-K dated March 15, 2013 and filed on March 21, 2013
4.10	Form of Series A Preferred Stock Coverage Warrant issued to Five Island Asset Management LLC	Incorporated by reference as Exhibit 10.7 to Form 8-K dated March 15, 2013 and filed on March 21, 2013

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Exhibit No.	Description	Method of Filing
10.1†	Amended and Restated 1988 Non-Qualified Stock Option Plan	Incorporated by reference as Exhibit 10.2 to Form 10-K for fiscal year ended June 30, 2006 and filed on September 27, 2006
10.2†	Amended and Restated 2000 Performance Equity Plan	Incorporated by reference as Exhibit 4.1 to Form S-8 and filed on July 28, 2008
10.3†	Form of 2000 Plan Non-Employee Director Non-Qualified Stock Option Agreement	Incorporated by reference as Exhibit 10.14 to Form 8-K dated December 6, 2004 and filed on December 14, 2004
10.4†	2003 Employee Equity Incentive Plan	Incorporated by reference as Exhibit 4.2 to Form S-8 and filed on July 28, 2008
10.5†	2010 Long-Term Incentive Equity Plan	Incorporated by reference as Exhibit 4.1 to Form S-8 and filed on June 15, 2011
10.6†	Form of 2010 Plan Employee Non-Qualified Stock Option Agreement, dated January 12, 2011	Incorporated by reference as Exhibit 10.1 to Form 8-K dated January 12, 2011 and filed on January 14, 2011
10.7†	Form of 2010 Plan Non-Employee Director Non-Qualified Stock Option Agreement, dated January 12, 2011	Incorporated by reference as Exhibit 10.2 to Form 8-K dated January 12, 2011 and filed on January 14, 2011
10.8†	Form of 2010 Plan Employee Restricted Stock Agreement, dated January 12, 2011	Incorporated by reference as Exhibit 10.3 to Form 8-K dated January 12, 2011 and filed on January 14, 2011
10.9†	Form of 2010 Plan Non-Employee Director Restricted Stock Agreement, dated January 12, 2011	Incorporated by reference as Exhibit 10.4 to Form 8-K dated January 12, 2011 and filed on January 14, 2011
10.10†	Form of 2010 Plan Employee Non-Qualified Stock Option Agreement, dated January 11, 2012	Incorporated by reference as Exhibit 10.1 to Form 8-K dated January 11, 2012 and filed on January 13, 2012
10.11†	Form of 2010 Plan Non-Employee Director Non-Qualified Stock Option Agreement, dated January 11, 2012	Incorporated by reference as Exhibit 10.2 to Form 8-K dated January 11, 2012 and filed on January 13, 2012
10.12†	Form of 2010 Plan Employee Restricted Stock Agreement, dated January 11, 2012	Incorporated by reference as Exhibit 10.3 to Form 8-K dated January 11, 2012 and filed on January 13, 2012
10.13†	Form of 2010 Plan Non-Employee Director Restricted Stock Agreement, dated January 11, 2012	Incorporated by reference as Exhibit 10.4 to Form 8-K dated January 11, 2012 and filed on January 13, 2012
10.14†	Non-Employee Director Compensation Plan effective January 1, 2005	Incorporated by reference as Exhibit 10.13 to Form 8-K dated December 6, 2004 and filed on December 14, 2004
10.15†	Annual Incentive Bonus Plan effective August 1, 2010	Incorporated by reference as Exhibit 10.4 to Form 8-K dated June 29, 2010 and filed on July 6, 2010
10.16†	Employment Agreement, dated as of June 1, 2010, by and between the Company and Thomas Rende	Incorporated by reference as Exhibit 10.1 to Form 8-K, dated June 1, 2010 and filed on June 4, 2010
10.17†	Amendment to Employment Agreement, dated as of December 21, 2012, between the Company and Thomas Rende	Incorporated by reference as Exhibit 10.2 to Form 8-K dated December 21, 2012 and filed on December 26, 2012

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Exhibit No.	Description	Method of Filing
10.18†	Non-Qualified Stock Option Agreement, dated as of December 10, 2004, between the Company and Thomas Rende and the Company	Incorporated by reference as Exhibit 10.18 to Form 8-K dated December 10, 2004 and filed on December 15, 2004
10.19†	Non-Qualified Stock Option Agreement, dated as of October 13, 2006, between the Company and Thomas Rende	Incorporated by reference as Exhibit 10.24 to Form 8-K dated October 13, 2006 and filed on October 18, 2006
10.20†	Stock Agreement, dated January 28, 2008, between the Company and Thomas Rende	Incorporated by reference as Exhibit 10.31 to Form 8-K, dated January 24, 2008 and filed on January 29, 2008
10.21†	Non-Qualified Stock Option Agreement, dated January 28, 2008, between the Company and Thomas Rende	Incorporated by reference as Exhibit 10.19 to Form 8-K dated January 28, 2008 and filed on February 1, 2008
10.22†	Non-Qualified Stock Option Agreement, dated June 1, 2010, between the Company and Thomas Rende	Incorporated by reference as Exhibit 10.2 to Form 8-K, dated June 1, 2010 and filed on June 4, 2010
10.23†	Restricted Stock Agreement, dated June 1, 2010, between the Company and Thomas Rende	Incorporated by reference as Exhibit 10.3 to Form 8-K, dated June 1, 2010 and filed on June 4, 2010
10.24†	Employment Agreement, dated as of June 29, 2010, between the Company and Thomas Lynch	Incorporated by reference as Exhibit 10.1 to Form 8-K dated June 29, 2010 and filed on July 6, 2010
10.25†	Amendment to Employment Agreement, dated as of December 21, 2012, between the Company and Thomas Lynch	Incorporated by reference as Exhibit 10.1 to Form 8-K dated December 21, 2012 and filed on December 26, 2012
10.26†	Stock Option Agreement, dated as of January 29, 2009, between the Company and Thomas Lynch	Incorporated by reference as Exhibit 10.2 to Form 8-K dated January 29, 2009 and filed on February 3, 2009
10.27†	Restricted Stock Agreement between the Company and Thomas Lynch, dated as of January 29, 2009	Incorporated by reference as Exhibit 10.3 to Form 8-K dated January 29, 2009 and filed on February 3, 2009
10.28†	Stock Option Agreement between the Company and Thomas Lynch, dated as of June 29, 2010	Incorporated by reference as Exhibit 10.2 to Form 8-K dated June 29, 2010 and filed on July 6, 2010
10.29†	Restricted Stock Agreement between the Company and Thomas Lynch, dated as of June 29, 2010	Incorporated by reference as Exhibit 10.3 to Form 8-K dated June 29, 2010 and filed on July 6, 2010
10.30†	Separation Agreement and General Release, dated March 21, 2013, between the Company and Don Jones	Incorporated by reference as Exhibit 10.1 to Form 8-K dated March 15, 2013 and filed on March 21, 2013
10.31	Series A Preferred Stock Securities Purchase Agreement dated as of May 23, 2012, between the Company and TTG Apparel, LLC	Incorporated by reference as Exhibit 10.1 to Form 8-K dated May 23, 2012 and filed on May 29, 2012
10.32	Credit and Security Agreement, dated as of May 31, 2012, by and among Company and certain of its Subsidiaries, as Borrowers and Salus Capital Partners, LLC (“Salus”), as Lender	Incorporated by reference as Exhibit 10.1 to Form 8-K dated May 31, 2012 and filed on June 6, 2012

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Exhibit No.	Description	Method of Filing
10.33	First Amendment to the Salus Credit and Security Agreement dated December 18, 2012	Incorporated by reference as Exhibit 10.1 to Form 8-K dated May 23, 2013 and filed on May 30, 2013
10.34	Second Amendment to the Salus Credit and Security Agreement, dated May 23, 2013	Incorporated by reference as Exhibit 10.2 to Form 8-K dated May 23, 2013 and filed on May 30, 2013
10.35	Third Amendment to the Salus Credit and Security Agreement, dated July 25, 2013	Incorporated by reference as Exhibit 10.1 to Form 8-K July 25, 2013 and filed on July 31, 2013
10.36	Fourth Amendment to the Salus Credit and Security Agreement, dated October 10, 2013	Incorporated by reference as Exhibit 10.1 to Form 8-K dated October 10, 2013 and filed on October 16, 2013
10.37	Amended and Restated Revolving Note, dated October 10, 2013, in the stated original principal amount of $24,000,000 executed by the Borrowers and payable to the order of Salus	Incorporated by reference as Exhibit 10.2 to Form 8-K dated October 10, 2013 and filed on October 16, 2013
10.38	Tranche A-2 Advance Note, dated October 10, 2013, in the stated original principal amount of $5,000,000 executed by the Borrowers and payable to the order of Salus	Incorporated by reference as Exhibit 10.3 to Form 8-K dated October 10, 2013 and filed on October 16, 2013
10.39	Agreement for Security (Copyrights), dated May 31,2012, by the Borrowers in favor of Salus	Incorporated by reference as Exhibit 10.3 to Form 8-K dated May 31, 2012 and filed on June 6, 2012
10.40	Agreement for Security (Trademarks), dated May 31,2012, by the Borrowers in favor of Salus	Incorporated by reference as Exhibit 10.4 to Form 8-K dated May 31, 2012 and filed on June 6, 2012
10.41	Pledge Agreement, dated as of May 31, 2012, by the Company in favor of Salus	Incorporated by reference as Exhibit 10.5 to Form 8-K dated May 31, 2012 and filed on June 6, 2012
10.42	Fee Letter, dated as of May 31, 2012, by the Company in favor of Salus	Incorporated by reference as Exhibit 10.6 to Form 8-K dated May 31, 2012 and filed on June 6, 2012
10.43	Amended Fee Letter, dated as of May 23, 2013, by the Company in favor of Salus	Incorporated by reference as Exhibit 10.3 to Form 8-K dated May 23, 2013 and filed on May 30, 2013
10.44	Supplemental Fee Letter, dated October 10, 2013, by the Company in favor of Salus	Incorporated by reference as Exhibit 10.4 to Form 8-K dated October 10, 2013 and filed on October 16, 2013
10.45	Series B Preferred Stock Purchase Agreement, dated as of March 15, 2013, between the Company and Five Island Asset Management LLC	Incorporated by reference as Exhibit 10.1 to Form 8-K dated March 15, 2013 and filed on March 21, 2013
10.46	Form of Director Indemnification Agreement	Incorporated by reference as Exhibit 10.8 to Form 8-K dated March 15, 2013 and filed on March 21, 2013

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Exhibit No.	Description	Method of Filing
14	Amended and Restated Code of Ethics	Incorporated by Reference as Exhibit 14 to Form 8-K dated August 15, 2008 and filed on August 21, 2008
21	Subsidiaries of the Company	Filed herewith
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
31.1	Certification by Chief Executive Officer	Filed herewith
31.2	Certification by Principal Financial and Accounting Officer	Filed herewith
32	Section 1350 Certification	Filed herewith

†	Indicates a compensation contract or arrangement with management.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

October 25, 2013	FREDERICK’S OF HOLLYWOOD GROUP INC.
By:	/s/ THOMAS J. LYNCH Thomas J. Lynch Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Thomas J. Lynch Thomas J. Lynch	Chairman and Chief Executive Officer (Principal Executive Officer)	October 25, 2013
/s/ Thomas Rende Thomas Rende	Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2013
/s/ Peter Cole Peter Cole	Director	October 25, 2013
/s/ John L. Eisel John L. Eisel	Director	October 25, 2013
/s/ William F. Harley William F. Harley	Director	October 25, 2013
/s/ Milton J. Walters Milton J. Walters	Director	October 25, 2013

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ANNEX F-2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K/A

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended July 27, 2013

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF SECURITIES EXCHANGE ACT OF 1934

For the transition period from      to

Commission File Number: 001-5893

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Exact name of registrant as specified in its charter)

New York	13-5651322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6255 Sunset Blvd., Hollywood, California	90028
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 466-5151

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 par value

(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)Yes ☐ No ☒

As of January 25, 2013 (the last business day of the registrant’s most recently completed second fiscal quarter), the aggregate market value of the registrant’s common stock (based on its reported last sale price on the NYSE MKT of $0.23), held by non-affiliates of the registrant, was $2,238,952.

As of November 15, 2013, there were 39,273,254 common shares outstanding.

EXPLANATORY NOTE

This Annual Report on Form 10-K/A is being filed by the registrant to amend the Annual Report on Form 10-K filed by the registrant with the Securities and Exchange Commission on October 25, 2013 to include the information required to be disclosed by Items 10-14 of Part III of Form 10-K. In addition, as required by Rule 12b-15 under the Securities Exchange Act of 1934, as amended, in connection with this Form 10-K/A, the registrant’s Chief Executive Officer and Chief Financial Officer have reissued applicable portions of their Rule 13a-14(a) certifications. Accordingly, Part IV, Item 15 has been amended to reflect the filing of such certifications herewith. Except as described above, this Form 10-K/A does not modify or update the disclosure in, or exhibits to, the original Form 10-K, which continues to speak as of the date it was filed.

FREDERICK’S OF HOLLYWOOD GROUP INC.
2013 FORM 10-K/A

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PART III

As used in this Form 10-K/A, the “Company,” “we,” “our” or “us” refers to Frederick’s of Hollywood Group Inc. and its subsidiaries.

ITEM 10. — DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Information Concerning Our Directors and Executive Officers

Directors

Name	Age	Position	Director Since
Thomas J. Lynch	45	Chairman and Chief Executive Officer	2008
Peter Cole(1)(2)	65	Director	2004
John L. Eisel(1)(2)(3)	64	Director	2004
William F. Harley(2)(3)	50	Director	2008
Milton J. Walters(1)(3)	71	Director	2008

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

Our board of directors believes that it is necessary for each of our directors to possess qualities, attributes and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of the board. All of our directors bring to the board leadership experience derived from past service. They also all bring a diversity of views and perspectives derived from their individual experiences working in a range of industries and occupations, which provide the board, as a whole, with the skills and expertise that reflect our company’s needs. Certain individual experiences, qualifications and skills of our directors that contribute to the board’s effectiveness as a whole are described in the biographies set forth below.

Thomas J. Lynch became our Chief Executive Officer in January 2009 and our Chairman of the Board in May 2009 and has been a member of our board of directors since January 2008. From February 2007 to December 2008, he served as Chief Executive Officer of Fursa Alternative Strategies LLC. From July 2006 to January 2007, Mr. Lynch was a Managing Director at UBS, an investment bank and global asset management business. From August 2000 to May 2006, Mr. Lynch was Managing Director and Senior Vice President of Mellon Asset Management. Mr. Lynch was a member of the Mellon Asset Management Senior Management Committee and was a thought leader in global distribution strategies and strategic planning. He had direct management responsibility for a $36 billion (Assets Under Management) institutional asset management business. Mr. Lynch received a B.A. degree from St. Anselm College and attended The Brandeis University International Business School. Mr. Lynch provides our board of directors with extensive financial, strategic planning and operational expertise and significant management and leadership experience derived from his prior roles in senior executive positions.

Peter Cole has served as a member of our board of directors since April 2004 and was our Executive Chairman from January 2008 to May 2009. From January 2007 to January 2008, he served as the lead director to facilitate the completion of our merger with FOH Holdings, Inc. Since October 2005, Mr. Cole has been the managing member of Performance Enhancement Partners, LLC, a private consulting firm that he founded. Since July 2010, Mr. Cole has served as a director, and from July 2010 to March 2011 served as Chief Executive Officer of Harmony Health & Beauty, Inc., a privately-held in-airport retailer. From April 2001 through July 2005, he served as Chairman of the Board and Chief Executive Officer of Qwiz, Inc., a privately-held leading provider of skills and behavioral testing now operating as SHL Previsor, Inc. Prior to joining SHL Previsor, Inc., Mr. Cole was a Managing Director at Citibank, where he was responsible for one of its global capital markets businesses. Since May 2012, Mr. Cole has served as Chief Administrative Officer and a director of Focus Pointe Holdings, Inc., a privately-held provider of focus group panelists and facilities. He received a B.A. degree in economics from the University of Vermont. Mr. Cole provides our board of directors with management and turnaround expertise, as well as general business experience derived from his service on the board and as an executive officer of other companies.

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John L. Eisel has been a member of our board of directors since April 2004. Since 1980, Mr. Eisel has been a partner at Edwards Wildman Palmer LLP and its predecessor, Wildman, Harrold, Allen & Dixon LLP, a law firm located in Chicago, Illinois that he joined in 1975. Mr. Eisel’s primary areas of practice are mergers and acquisitions and securities regulation. As part of his legal practice, Mr. Eisel has provided counsel to the boards of directors of several public and private companies. Mr. Eisel was Chairman of his firm’s Management Committee from 1994 to 1999 and is currently co-chair of the firm’s Business Law Department. Mr. Eisel received a B.S. degree in accounting and a J.D. degree from the University of Illinois. Mr. Eisel passed the CPA examination in 1971. He currently serves on the board of directors of several private companies, and he is a member of the Planning Committee for the Ray Garrett Jr. Corporate and Securities Law Institute. Mr. Eisel brings to our board of directors an in-depth understanding of financial statements and SEC reporting requirements as well as extensive and diverse general business and legal knowledge.

William F. “Mickey” Harley, III has been a member of our board of directors since January 2008. He currently serves as the Chairman and Chief Executive Officer of Arsenal Group, LLC, a company he co-founded in February 2011. Mr. Harley is principally responsible for Arsenal Group’s investment decisions. Arsenal Group owns HRK Holdings LLC and HRK Industries LLC, both of which filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the Middle District of Florida on June 27, 2012. The court has approved the companies hiring an investment banker to market properties they own and intend to sell in order to emerge from bankruptcy. Mr. Harley also is President and Chief Investment Officer of Fursa Alternative Strategies LLC, which he co-founded in April 1999 (as HBV Capital Management, LLC) and sold to Mellon Financial Corporation in July 2002 (when it was re-named Mellon HBV Alternative Strategies LLC). Mr. Harley served as Chief Investment Officer and Chief Executive Officer of Fursa from July 2002 until he repurchased it from Mellon in December 2006. Mr. Harley is principally responsible for Fursa’s investment decisions. From June 1996 to April 1999, Mr. Harley was the Head of Research at Milton Partners, L.P., a hedge fund manager specializing in arbitrage funds. Before joining Milton Partners, Mr. Harley was a Vice President and Director of Allen & Company, where he was responsible for the day-to-day management and investment strategies of the arbitrage department. From January 2003 to April 2006, and since April 2007, Mr. Harley has served as a director of FOH Holdings. Since December 2008, Mr. Harley has served as a director, and from December 2008 to September 2012, he served as President of Xemplar Energy Corporation (TSX Venture: XE). Mr. Harley also has previously served on the board of directors of the following privately-held companies: J.L. French Automotive Castings, Inc., Metromedia International Group, Inc., Integral Systems, Inc., Coastal Greenland Limited and Interboro Insurance. Mr. Harley received a Master’s degree in public and private management from Yale University’s School of Management and a B.S. degree in chemical engineering and a B.A. degree in economics from Yale University. Mr. Harley provides our board of directors with expertise in finance and financial markets and with experience derived from his service on the board of other public and private companies.

Milton J. Walters has been a member of our board of directors since January 2008 and a director of FOH Holdings since January 2003. He has more than 40 years of investment banking experience including serving as Managing Director of AG Becker and its successor Warburg Paribas Becker, where he was employed from 1965 to 1984; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988; Managing Director of Prudential Securities from 1997 to 1999; and since August 1999 as President and Chief Executive Officer of Tri-River Capital, a strategic financial advisory and valuation service provider which he founded. Since November 2010, Mr. Walters has served as a member of the board of directors of Sabra Healthcare REIT, Inc. (NASDAQ: SBRA). He also has served as a director of Petroleum & Franchise Capital, a privately-held company that provides financing for national and regional franchise and retail petroleum operators, since November 2012, and as a director of Gorilla Toolz Inc., a privately-held software developer of partner relationship programs, since September 2013. From September 2001 to December 2012, he served as a director and chairman of the audit committee of Sun Healthcare Group, Inc. (NASDAQ: SUNH), and from January 2003 to June 2010, he served as a director and chairman of the audit committee of Decision One Corporation, a privately-held information technology services company. Mr. Walters is a member of the Economics Club of New York, the National Association of Corporate Directors and the University Club of New York, and currently serves as a director of the Lyme Land Conservation Trust, Inc. and the Southeast Connecticut World Affairs Council. He is a former trustee of Hamilton College and Friends

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Academy. Mr. Walters received an A.B. degree from Hamilton College. Mr. Walters provides our board of directors with finance expertise, having over 40 years of investment banking experience; leadership, management and a range of industry experience derived from his current and former positions as president of a company that he founded and as a managing director and group head of various investment banking firms; and public company experience from service on the board of directors of other public and private companies.

Executive Officers

In addition to Thomas J. Lynch, our Chairman of the Board and Chief Executive Officer, we have one other executive officer:

Thomas Rende, 53 years old, has served as our Chief Financial Officer since January 2008, and served as Chief Financial Officer of our wholesale division from February 1999 until it was sold in October 2010. He also served as a member of our board of directors from January 2008 to May 2010 and from April 2004 to April 2007. Since joining the company in 1989, Mr. Rende has held various positions within the finance department. Mr. Rende received a B.S. degree in economics from the State University of New York at Oneonta.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on the review of the copies of these forms furnished to us and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during the year ended July 27, 2013.

Code of Ethics

Our board of directors has adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. Our code of ethics can be found on our corporate website at www.fohgroup.com. In addition, copies of the code of ethics are available free of charge, upon request sent in writing to Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028, Attention: Corporate Secretary.

Committees of the Board of Directors

We have standing audit, compensation and nominating and governance committees. Copies of our committee charters are available free of charge on our corporate website at www.fohgroup.com.

Audit Committee

Our audit committee consists of Milton J. Walters (chairman), Peter Cole and John L. Eisel, each of whom meets the requirements for independence under the rules of the SEC and the NYSE MKT for board members and for members of the audit committee. Based upon a review by the board of directors of all relevant information, the board of directors has determined that John L. Eisel and Milton J. Walters each qualifies as an “audit committee financial expert” as that term is defined under the rules and regulations of the SEC. The functions of the audit committee include oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and the performance, qualifications and independence of our independent auditors. The purpose and responsibilities of our audit committee are set forth in a written audit committee charter which has been adopted by the board.

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Compensation Committee

Our compensation committee is currently comprised of Peter Cole (chairman), William F. Harley and John L. Eisel, each of whom meets the requirements for independence under the rules of the SEC and the NYSE MKT. The compensation committee does not have a formal written charter. The responsibilities of the compensation committee include:

•	establishing the general compensation policy for our executive officers, including the chief executive officer;
•	administering our equity compensation plans; and
•	determining who participates in each of these plans, establishing performance goals and target payouts, and determining specific grants and bonus awards to participants.

Our compensation committee makes all final approvals with respect to compensation of executive officers based on its assessment of the value of each executive’s contribution, the results of recent past fiscal years in light of prevailing business conditions, our goals for the ensuing fiscal year and, to a lesser extent, prevailing compensation levels at companies considered to be comparable to our company. Our compensation committee considers recommendations from our chief executive officer relating to the compensation of our other executive officers, but the chief executive officer does not make recommendations regarding his own compensation. Executive officers other than our chief executive officer generally are not involved in determining executive compensation. The compensation committee did not engage any compensation consultants during fiscal year 2013.

Nominating and Governance Committee

Our nominating and governance committee is currently comprised of John L. Eisel (chairman), Milton J. Walters and William F. Harley, each of whom meets the requirements for independence under the rules of the SEC and the NYSE MKT. The nominating and governance committee is responsible for overseeing the selection of persons to be nominated to serve on the board of directors. The nominating and governance committee considers persons identified by its members, management, shareholders and others. There have been no changes to the procedures by which shareholders may recommend nominees to the board from those procedures set forth in our proxy statement for our 2013 Annual Meeting of Shareholders, the last proxy statement that we filed with the SEC. Our board of directors has adopted a written charter for the nominating and governance committee and established guidelines for selecting nominees and a method by which shareholders may propose to the nominating committee candidates for selection as nominees for directors.

ITEM 11. — EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of the “named executive officers” (as defined in Item 402 of Regulation S-K) for the years ended July 27, 2013 and July 28, 2012:

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Thomas J. Lynch Chairman and CEO	2013	540,000		—	—	—		29,391	(2)	569,391
	2012	540,000		—	15,000	24,521		28,329	(3)	607,850
Thomas Rende EVP and CFO	2013	310,000		—	—	—		28,795	(2)	338,795
	2012	310,000		—	6,600	10,789		27,716	(3)	355,105
Donald Jones Former President & COO	2013	292,831	(4)	—	—	140,106	(2)	432,937
	2012	334,615	(5)	—	56,800	76,030		16,431	(3)	483,786

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(1)	Represents the aggregate grant date fair value of awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). Assumptions used in the calculation of these amounts are disclosed in Note 12 to our audited consolidated financial statements for the year ended July 27, 2013 contained in our Annual Report on Form 10-K filed with the SEC on October 25, 2013.
(2)	Represents payments that we made in fiscal year 2013 for the named executive officers as follows:

Named Executive Officer	Life Insurance ($)	Long Term Disability Insurance ($)	Group Health Insurance ($)	Automobile Expenses ($)	Severance ($)	Total ($)
Thomas J. Lynch	—	1,560	12,831	15,000	—	29,391
Thomas Rende	2,680	1,300	12,815	12,000	—	28,795
Donald Jones	—	1,040	8,297	—	130,769	140,106
(3)	Represents payments that we made in fiscal year 2012 for the named executive officers as follows:

Named Executive Officer	Life Insurance ($)	Long Term Disability Insurance ($)	Group Health Insurance ($)	Automobile Expenses ($)	Total ($)
Thomas J. Lynch	—	1,728	11,601	15,000	28,329
Thomas Rende	2,680	1,440	11,596	12,000	27,716
Donald Jones	5,000	1,728	9,703	—	16,431
(4)	Represents salary paid to Mr. Jones through March 15, 2013, the termination date of his employment.
(5)	Represents salary paid to Mr. Jones in accordance with the terms of his employment agreement from the commencement of his employment on August 22, 2011. Effective January 16, 2012, Mr. Jones’ annual base salary was increased from $350,000 to $400,000.

Compensation Arrangements for Executive Officers

Thomas J. Lynch

On June 29, 2010, we entered into an employment agreement with Thomas J. Lynch, which provides for Mr. Lynch to serve as our Chief Executive Officer until January 2, 2014 at a base salary of $540,000 per year. Pursuant to the terms of the employment agreement, in addition to his base salary, Mr. Lynch was eligible to receive for the year ended July 27, 2013, and is eligible to receive for the year ending July 26, 2014, an annual incentive bonus under our Annual Incentive Bonus Plan equal to 65% of his base salary based on achieving certain targeted performance goals established by the compensation committee and approved by the board of directors for each fiscal year. The bonus for the year ending July 26, 2014 will be prorated for the partial year. No participant in the Annual Incentive Bonus Plan, including Mr. Lynch, received an annual performance bonus for the year ended July 27, 2013. From time to time, Mr. Lynch also will be eligible to receive such discretionary bonuses as the compensation committee deems appropriate.

In addition to his base salary, on June 29, 2010, we granted Mr. Lynch a ten-year, non-qualified option to purchase 600,000 shares of common stock under our 2010 Long-Term Incentive Equity Plan at an exercise price of $0.78 per share (the closing price of our common stock on such date), of which 350,000 shares are vested and the remaining 250,000 shares will vest on January 2, 2014. Additionally, on June 29, 2010, we issued Mr. Lynch 150,000 shares of restricted stock under our 2000 Performance Equity Plan, of which 100,000 shares are vested and the remaining 50,000 shares will vest on January 2, 2014.

Mr. Lynch’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,500,000 to Mr. Lynch’s designated beneficiary. During the year ended July 27, 2013, Mr. Lynch did not elect to receive life insurance. The employment agreement also provides for us to pay the premiums on a disability insurance policy for Mr. Lynch providing a non-taxable benefit of at least $10,000 per month payable to Mr. Lynch in the event of his disability. We currently provide him with a policy that pays a benefit of $12,000 per month if he becomes disabled. Under the employment agreement,

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Mr. Lynch is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave us during his employment and for a period of one year thereafter.

On December 21, 2012, we amended Mr. Lynch’s employment agreement to include a “change of control” provision, which is described below in the section entitled Potential Termination or Change of Control Payments.

Thomas Rende

On June 1, 2010, we entered into an employment agreement with Thomas Rende, which provides for Mr. Rende to serve as our Chief Financial Officer until June 1, 2013 at a base salary of $310,000 per year. On December 21, 2012, we amended Mr. Rende’s employment agreement to extend his term of employment through December 31, 2013 and to add a “change of control” provision described below. Pursuant to the terms of the employment agreement, in addition to his base salary, Mr. Rende was eligible to receive for the year ended July 27, 2013, and is eligible to receive for the year ending July 26, 2014, an annual performance bonus under our Annual Incentive Bonus Plan equal to 35% of his base salary based on achieving certain targeted performance goals established by the Chief Executive Officer and approved by the compensation committee for each fiscal year. The bonus for the year ending July 26, 2014 will be prorated for the partial year. No participant in the Annual Incentive Bonus Plan, including Mr. Rende, received an annual performance bonus for the year ended July 27, 2013. From time to time, Mr. Rende also will be eligible to receive upon the recommendation of the Chief Executive Officer, such discretionary bonuses as the compensation committee deems appropriate.

In addition to his base salary, on June 1, 2010, we granted Mr. Rende a ten-year, non-qualified option to purchase 100,000 shares of common stock under our 1988 Non-Qualified Stock Option Plan at an exercise price of $0.84 per share (the closing price of our common stock on such date). All of these shares are vested. Additionally, on June 1, 2010, we issued to Mr. Rende 100,000 shares of restricted stock under our 2000 Performance Equity Plan. All of these shares are vested.

Mr. Rende’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,000,000 to Mr. Rende’s designated beneficiary and a disability insurance policy for Mr. Rende providing a non-taxable benefit of at least $10,000 per month payable to Mr. Rende in the event of his disability. Under the employment agreement, Mr. Rende is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave us during his employment and for a period of one year thereafter.

On December 21, 2012, we amended Mr. Rende’s employment agreement to include a “change of control” provision, which is described below in the section entitled Potential Termination or Change of Control Payments.

Donald Jones

On September 8, 2011, we entered into an employment agreement with Donald Jones, which provided for Mr. Jones to be employed as our President and Chief Operating Officer until August 22, 2013. On February 9, 2012, we amended the employment agreement to increase Mr. Jones’ base salary from $350,000 to $400,000 per year effective as of January 16, 2012. Effective March 15, 2013, we terminated Mr. Jones’ employment without cause, and on March 21, 2013, we terminated his employment agreement and entered into a Separation Agreement and General Release. In consideration of his execution of a general release of claims in our favor, Mr. Jones received severance in the amount of $200,000 (six (6) months’ base salary), which was paid in accordance with our customary payroll procedures, subject to applicable deductions and withholdings. The final severance payment was made on September 27, 2013. In addition, consistent with the terms of Mr. Jones’s prior agreements with us, (i) 150,000 stock options with an exercise price of $0.62 per share vested and will remain exercisable until September 7, 2021 and (ii) 80,000 shares of restricted stock issued to Mr. Jones have vested as scheduled.

F-2-6

Grants of Plan-Based Awards

There were no awards granted to the named executive officers under our equity compensation plans during the year ended July 27, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards as of July 27, 2013 for each of the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (#)	Number of Securities Underlying Unexercised Un-exercisable Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares that have Not Vested (#)		Market Value of Shares that have Not Vested ($)(1)
Thomas J. Lynch	360,000	—		0.38	1/28/2019	50,000	(2)	9,000
	350,000	250,000	(2)	0.78	6/28/2020	12,500	(3)	2,250
	84,000	—		1.05	1/11/2021
	58,333	29,167	(3)	0.40	1/10/2022
Thomas Rende	37,500	—		2.90	12/9/2014	5,500	(3)	990
	75,000	—		2.00	10/12/2016
	78,750	—		3.10	1/27/2015
	100,000	—		0.84	5/31/2020
	35,000	—		1.05	1/11/2021
	25,667	12,833	(3)	0.40	1/10/2022
Donald Jones	75,000	75,000	(4)	0.62	9/7/2021	40,000	(4)	7,200

(1)	The market value of shares reported is computed based on the closing price of our common stock of $0.18 on July 26, 2013 (the last trading day of fiscal year 2013).
(2)	These securities vest on January 2, 2014.
(3)	These securities vest on January 11, 2014.
(4)	These securities vested on August 22, 2013.

Option Exercises and Stock Vested in Fiscal Year 2013

The following table summarizes the vesting of stock awards for the named executive officers during the year ended July 27, 2013. No options were exercised by the named executive officers during the year ended July 27, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Lynch	—	—	50,000	9,000	(1)
	—	—	12,000	2,880	(2)
	—	—	12,500	3,000	(3)
Thomas Rende	—	—	50,000	8,000	(4)
	—	—	5,000	1,200	(2)
	—	—	5,500	1,320	(3)
Donald Jones	—	—	40,000	6,800	(5)
			6,000	1,440	(3)

F-2-7

(1)	For each share vested, the value realized on vesting represents the closing price of our common stock of $0.18 on January 2, 2013, the vesting date, multiplied by the number of shares acquired on vesting.
(2)	For each share vested, the value realized on vesting represents the closing price of our common stock of $0.24 on January 14, 2013, the trading day following the vesting date, multiplied by the number of shares acquired on vesting.
(3)	For each share vested, the value realized on vesting represents the closing price of our common stock of $0.24 on January 11, 2013, the vesting date, multiplied by the number of shares acquired on vesting.
(4)	For each share vested, the value realized on vesting represents the closing price of our common stock of $0.16 on June 3, 2013, the trading day following the vesting date, multiplied by the number of shares acquired on vesting.
(5)	For each share vested, the value realized on vesting represents the closing price of our common stock of $0.17 on August 22, 2013, the vesting date, multiplied by the number of shares acquired on vesting.

Potential Termination or Change of Control Payments

Messrs. Lynch and Rende each have an employment agreement with us that provides for the potential payments described below in the event of their termination. To the extent necessary to comply with Internal Revenue Code Section 409A, all cash amounts due may be paid in a lump-sum cash payment on the six-month anniversary of the date of termination of employment, except for the change of control payment described below, which is to be paid in two installments as follows: (i) the first installment will be paid ten days after the date the executive’s employment is terminated, in an amount equal to two times the lesser of: (a) the sum of the executive’s total compensation (including salary and bonus) for the calendar year preceding the year in which executive’s employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if the executive’s employment had not terminated), or (b) the maximum amount that may be taken into account under a qualified plan under Internal Revenue Code section 401(a)(17) for the year in which the executive’s employment is terminated; and (ii) the second installment will be paid on the first business day following the day that is six months after the date the executive’s employment is terminated, in an amount equal to the balance, if any, of the change of control payment.

Thomas J. Lynch

Payment Upon Death or Disability.  In the event of death or termination due to “disability” (as defined in his employment agreement), Mr. Lynch, or his designated beneficiary, as the case may be, will be entitled to receive:

•	base salary through the date of death or disability;
•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;
•	all valid business expense reimbursements; and
•	all accrued but unused vacation pay.

In addition, in the case of death, his beneficiary will be entitled to receive proceeds from a company-paid life insurance policy to be provided to Mr. Lynch in his name. During the year ended July 27, 2013, Mr. Lynch did not elect to receive life insurance. We also maintain a long-term disability insurance policy for Mr. Lynch, which, upon his disability, will provide a non-taxable benefit of at least $10,000 per month, payable to him. We currently provide him with a policy that pays a benefit of $12,000 per month if he becomes disabled.

F-2-8

Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason.   If Mr. Lynch terminates his employment for “good reason” (as defined in his employment agreement) or is terminated by us without “cause” (as defined in his employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, he will be entitled to receive the following:

•	base salary through the end of the employment term (January 2, 2014);
•	the sum of $450,000;
•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;
•	life and disability insurance benefits through the end of the employment term;
•	company-paid continuation of medical coverage for one year after the end of the term;
•	all valid business expense reimbursements; and
•	all accrued but unused vacation pay.

The stock option granted and the restricted stock issued to Mr. Lynch in June 2010 also will continue to vest as scheduled.

Payment Upon Termination Following a Change of Control.  On December 21, 2012, we amended Mr. Lynch’s employment agreement to add a “change of control” provision, which provides that if (1) a “change of control” occurs and (2) within 24 months thereafter, Mr. Lynch’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (as each term is defined in the respective employment agreements), or his employment as an “at will” employee is terminated following the expiration of the term in which the agreement has not been renewed, Mr. Lynch will be entitled to receive an amount equal to 125% of his base salary ($675,000), in addition to all other compensation and benefits otherwise to be paid pursuant to his employment agreement as described above under Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason. A “change of control” is defined in the amendment as: (i) an acquisition by any one person, or more than one person acting as a group (not including TTG Apparel, LLC, Tokarz Investments, LLC and members of our board of directors or management or their affiliates as of the amendment date), of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of our stock; (ii) the replacement, during any period of 12 months, of a majority of members of our board of directors by directors whose appointment or election is not endorsed by a majority of the members of our board of directors as of the amendment date; or (iii) an acquisition by any one person, or more than one person acting as a group (not including TTG Apparel, LLC, Tokarz Investments, LLC and members of our board of directors or management or their affiliates as of the date hereof), or an acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition or acquisitions.

Thomas Rende

Payment Upon Death or Disability.  In the event of death or termination due to “disability” (as defined in his employment agreement), Mr. Rende, or his designated beneficiary, as the case may be, will be entitled to receive:

•	base salary through the date of death or disability;
•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;
•	all valid business expense reimbursements; and
•	all accrued but unused vacation pay.

F-2-9

In addition, in the case of death, his beneficiary will be entitled to receive proceeds from a company-paid life insurance policy provided to him in his name. We also maintain a long-term disability insurance policy for Mr. Rende, which will provide a non-taxable benefit of at least $10,000 per month, payable to him.

Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason.   If Mr. Rende terminates his employment for “good reason” (as defined in his employment agreement) or is terminated by us without “cause” (as defined in his employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, he will be entitled to receive the following:

•	base salary through the end of the employment term (December 31, 2013);
•	the sum of $250,000;
•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;
•	life and disability insurance benefits through the end of the employment term;
•	company-paid continuation of medical coverage for one year after the end of the term;
•	all valid business expense reimbursements; and
•	all accrued but unused vacation pay.

Payment Upon Termination Following a Change of Control.  On December 21, 2012, we amended Mr. Rende’s employment agreement to add a “change of control” provision identical to Mr. Lynch’s change of control provision described above, except that Mr. Rende would be entitled to receive an amount equal to 125% of his base salary ($387,500), in addition to all other compensation and benefits otherwise to be paid pursuant to his employment agreement as described above under Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason.

The following table reflects the amounts that would have been payable to each of Messrs. Lynch and Rende had their employment terminated as of July 27, 2013.

Name	Benefits	Termination Following a Change of Control	Death or Disability	Involuntary Termination Without Cause or Resignation for Good Reason
Thomas J. Lynch	Base Salary	$236,769	$—	$236,769
	Severance	450,000	—	450,000
	Medical Insurance	19,267	—	19,267
	Change of Control Payment	675,000	—	—
	Disability Insurance	2,210	—	2,210
	Accrued Vacation Pay	100,567	100,567	100,567
	Total	$1,483,814	$100,567	$808,814
Thomas Rende	Base Salary	$133,538	$—	$133,538
	Severance	250,000	—	250,000
	Change of Control Payment	387,500	—	—
	Medical Insurance	19,217	—	19,217
	Disability Insurance	1,842	—	1,842
	Life Insurance	2,680	—	2,680
	Accrued Vacation Pay	45,677	$45,677	45,677
	Total	$840,455	$45,677	$452,955

F-2-10

Compensation Plans

Non-Equity Compensation Plan

Annual Incentive Bonus Plan

On June 29, 2010, our board of directors adopted the Annual Incentive Bonus Plan. Our compensation committee selects employees to participate in the plan. Participants are eligible to receive an annual cash bonus of up to a percentage of the participant’s base salary as determined by the compensation committee. The maximum cash bonus award for the named executive officers participating in the Annual Incentive Bonus Plan, expressed as a percentage of base salary as set forth in their respective employment agreements, is as follows: Thomas J. Lynch, 65%, and Thomas Rende, 35%.

The bonus payment for each participant is calculated based on two components: (1) our annual financial performance (“Company Performance Component”), representing up to 80% of the total eligible bonus; and (2) the participant’s individual performance (“Individual Performance Component”), representing up to 20% of the total eligible bonus. If we achieve less than 80% of the Target Adjusted EBITDA (as defined below), no participant will be eligible to receive any bonus. Since we achieved less than 80% of the Target Adjusted EBITDA established by the board of directors for the year ended July 27, 2013, no bonuses were given to any participant under the Annual Incentive Bonus Plan for fiscal year 2013.

Company Performance Component.  The Company Performance Component is based upon an evaluation of our Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, stock compensation expense, any bonus awarded under the plan, and adjustments for non-recurring items as determined by the board of directors) against a target Adjusted EBITDA approved annually by the board of directors (“Target Adjusted EBITDA”). If we achieve 100% or more of the Target Adjusted EBITDA, each participant’s total eligible bonus will range from 10% of the total eligible bonus upon achievement of 100% of the Target Adjusted EBITDA up to a maximum of 80% of the total eligible bonus upon achievement of 140% or more of the Target Adjusted EBITDA.

Individual Performance Component.  The Individual Performance Component is based on an individual’s achievement of performance objectives, as approved annually by the compensation committee. If we achieve 80% or more of the Target Adjusted EBITDA, up to 20% of the participant’s total eligible bonus may be paid out upon the achievement of such individual performance objectives.

Equity Compensation Plans

Amended and Restated 1988 Non-Qualified Stock Option Plan

On December 13, 1988, our shareholders approved the 1988 Non-Qualified Stock Option Plan covering up to 833,333 shares of common stock to provide an additional continuing form of long-term incentive to selected officers. On September 19, 2006, our board of directors approved an amended and restated 1988 plan, which (i) increased the time period in which an employee terminated for any reason other than death or disability has to exercise the portion of the option which is exercisable on the date of termination from 30 days to 90 days following the date of termination; (ii) provided for continued exercisability of options after termination in the discretion of the compensation committee as set forth in the stock option agreement at the time of grant; (iii) increased the time period in which an employee terminated due to disability has to exercise the option from 180 days to one year from the date of termination; and (iv) increased the time period in which the legal representative or legatee under the will of an employee who dies within 90 days (instead of 30 days) after the date of termination of employment or while employed by us or a subsidiary has to exercise the decedent employee’s option from 180 days to one year from the date of death. Unless terminated by the board, the 1988 plan will remain effective until no further options may be granted and all options granted under the plan are no longer outstanding. No options were granted under this plan during fiscal years 2013 and 2012. As of November 15, 2013, there were options outstanding to purchase an aggregate of 632,500 shares, exercisable at prices ranging from $0.38 to $2.90 per share of our common stock at a weighted average exercise price of $0.83 per share. There were 200,833 shares available for grant under the 1988 plan as of November 15, 2013.

F-2-11

Amended and Restated 2000 Performance Equity Plan

On February 22, 2000, the board of directors adopted the 2000 Performance Equity Plan covering 375,000 shares of common stock under which our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, stock reload options and other stock based awards. Shareholders approved the 2000 plan on November 28, 2000. On January 23, 2008, our shareholders approved an amended and restated 2000 plan, which increased the number of shares of our common stock available for issuance under the plan from 375,000 shares to 2,000,000 shares, added a 500,000 share limit on grants to any individual in any one calendar year in order for the plan to comply with Section 162(m) of the Internal Revenue Code and made other changes to comply with Section 409A of the Internal Revenue Code. The 2000 plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options no longer may be granted. To the extent permitted under the provisions of the 2000 plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price and other conditions of awards. No awards were granted under this plan during fiscal years 2013 and 2012. As of November 15, 2013, there were options outstanding to purchase an aggregate of 391,750 shares, exercisable at prices ranging from $0.87 to $3.10 per share of our common stock at a weighted average exercise price of $2.82 per share. There were 220,321 shares available for grant under the 2000 plan as of November 15, 2013.

Our Non-Employee Director Compensation Plan provides that each non-employee director may elect to receive the annual stipend and meeting fees in cash and/or shares of our common stock under our 2000 plan in such proportion as is determined by each non-employee director. As of November 15, 2013, an aggregate of 794,776 shares of common stock have been issued to non-employee directors under the 2000 plan.

Amended and Restated 2003 Employee Equity Incentive Plan

FOH Holdings adopted the 2003 Employee Equity Incentive Plan on December 1, 2003. The plan authorized FOH Holdings to issue incentive or nonqualified stock options to its employees and officers. The plan was amended and restated as of December 1, 2006, primarily to increase the number of shares covered under the plan and to permit the issuance of nonqualified stock options to independent directors. On January 28, 2008, the 2003 plan and underlying options were assumed by us. As of November 15, 2013, there were options outstanding to purchase an aggregate of 62,341 shares, exercisable at prices ranging from $2.46 to $4.52 per share of our common stock at a weighted average exercise price of $3.46 per share. No additional grants may be made under the 2003 plan.

2010 Long-Term Incentive Equity Plan

On June 29, 2010, the board of directors adopted the 2010 Long-Term Incentive Equity Plan covering 4,000,000 shares of common stock under which our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, stock reload options and other stock based awards. This plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until June 28, 2020. To the extent permitted under the provisions of the plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price and other conditions of awards.

During fiscal years 2013 and 2012, options were granted and shares of restricted stock were issued under the 2010 plan to the individuals in the amounts listed in the chart below. The 360,000 options granted and the 25,000 shares of restricted stock issued during fiscal year 2013 vest in two equal installments on the first and second anniversaries of the respective grant dates, and the options have exercise prices ranging from $0.17 to $0.20 per share. The options granted and shares of restricted stock issued during fiscal year 2012 vested or will vest in three equal installments on each of the grant date and the first and second anniversaries of the grant date, and the options have an exercise price of $0.40 per share. On September 8, 2011, we issued 80,000 shares of restricted stock and granted 150,000 options at an exercise price of $0.62 per share to our former President. These shares and options are fully vested. As of November 15, 2013, there were options outstanding under the 2010 plan to purchase an aggregate of 1,645,000 shares, exercisable at prices ranging from $0.17 to $1.05 per share of our common stock at a weighted average exercise price of $0.61 per share. There were 1,965,500 shares available for grant under the 2010 plan as of November 15, 2013.

F-2-12

	Number of Options		Number of Shares
	FY2013	FY2012	FY2013	FY2012
Chief Executive Officer	—	87,500	—	37,500
Chief Financial Officer	—	38,500	—	16,500
Former President	—	192,000	—	98,000
Non-Employee Directors (4)	—	84,000	—	36,000
Other Employees (3 in FY2013 and 3 in FY2012)	210,000	98,000	25,000	42,000
Total	210,000	500,000	25,000	230,000

Compensation Arrangements for Directors

We pay our non-employee directors in accordance with the terms of our Non-Employee Director Compensation Plan, which was adopted by our board of directors in December 2004 and became effective on January 1, 2005. Under the plan, each non-employee director receives (i) an annual stipend of $20,000, payable quarterly in arrears, (ii) $2,000 per day for board or committee meetings attended in person, regardless of the number of meetings held that day and (iii) $1,000 per meeting for board or committee meetings attended telephonically, unless two or more teleconference call meetings are held back-to-back on the same call, in which case each non-employee director will receive $1,000 for the entire call. Payment of the annual stipend and meeting fees are made, at the election of each non-employee director, in cash and/or shares of common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned.

We also pay or reimburse each non-employee director for all transportation, hotel and other expenses reasonably incurred by the non-employee director in connection with attendance at board and committee meetings against itemized reports and receipts submitted with respect to any such expenses and approved in accordance with our customary procedures.

On November 8, 2010, we made a one-time issuance of 20,000 shares of fully vested common stock to each of our non-employee directors under the 2000 Performance Equity Plan.

On January 12, 2011, each non-employee director was issued 7,500 shares of restricted stock and options to purchase 17,500 shares of common stock at an exercise price of $1.05 per share under the 2010 Long-Term Incentive Equity Plan. 33.3% of the shares and options vested on each of January 12, 2011, 2012 and 2013.

On January 11, 2012, each non-employee director was issued 9,000 shares of restricted stock and options to purchase 21,000 shares of common stock at an exercise price of $0.40 per share under the 2010 Long-Term Incentive Equity Plan. 33.3% of the shares and options vested on each of January 11, 2012 and 2013, and 33.3% will vest on January 11, 2014.

The following table summarizes the compensation of our non-employee directors for the year ended July 27, 2013. Directors who are employees of our company do not receive separate compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Peter Cole	37,000	1,320		—	—		38,320
John L. Eisel	40,000	1,320		—	—		41,320
William F. Harley	—	37,320	(2)	—	25,000	(3)	62,320
Milton J. Walters	28,500	10,820	(4)	—	—		39,320

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(1)	Represents the aggregate grant date fair value of awards computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are disclosed in Note 12 to our audited consolidated financial statements for the year ended July 27, 2013 contained in our Annual Report on Form 10-K filed with the SEC on October 25, 2013.
(2)	Includes director compensation payments of 180,966 shares of common stock at a total value of $36,000 in accordance with our Non-Employee Director Compensation Plan.
(3)	Represents fee paid for consulting services rendered during the year ended July 27, 2013.
(4)	Includes director compensation payments of 48,320 shares of common stock at a total value of $9,500 in accordance with our Non-Employee Director Compensation Plan.

ITEM 12. — SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of November 15, 2013 by:

•	each person or group (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock on November 15, 2013;
•	each of our executive officers and directors; and
•	all of our executive officers and directors, as a group.

The percentage of beneficial ownership indicated below is based on 39,273,254 shares of our common stock outstanding on November 15, 2013. Except as otherwise indicated below, each person identified in the table below has sole voting and investment power over the shares beneficially owned by such person.

	Beneficial Ownership of our Common Stock on November 15, 2013
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class
Harbinger Group Inc. 450 Park Avenue, 30th Floor New York, NY 10022	89,170,136	(2)	88.1%
Arsenal Group, LLC 21 Greene Avenue Amityville, New York 11701	89,170,136	(3)	88.1%
Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates 21 Greene Avenue Amityville, New York 11701	89,170,136	(4)	88.1%
Tokarz Investments, LLC 287 Bowman Avenue Purchase, New York 10577	89,170,136	(5)	88.1%
TTG Apparel, LLC 287 Bowman Avenue Purchase, New York 10577	89,170,136	(6)	88.1%
Thomas J. Lynch	1,729,500	(7)	4.3%
Thomas Rende	656,720	(8)	1.7%
Peter Cole	510,612	(9)	1.3%
John L. Eisel	240,333	(10)	*

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	Beneficial Ownership of our Common Stock on November 15, 2013
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class
William F. Harley Fursa Alternative Strategies LLC 21 Greene Avenue Amityville, New York 11701	512,547	(11)	1.3
Milton J. Walters	254,754	(12)	*
All executive officers and directors as a group (6 individuals)	3,904,466	(13)	9.5%

*	Less than 1%.
(1)	The business address of each of Thomas J. Lynch, Thomas Rende, Peter Cole, John L. Eisel and Milton J. Walters is c/o Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028.
(2)	Includes 53,197,377 shares beneficially owned by HGI Funding, LLC (“HGI Funding”), a wholly owned subsidiary of Harbinger Group Inc. (“HGI”), and includes and excludes, as applicable, the shares included and excluded by Arsenal Group, LLC, Fursa Alternative Strategies LLC, Tokarz Investments, LLC and TTG Apparel, LLC, as set forth in notes 3, 4, 5 and 6, as members of a “group” that may be deemed to exist under Rule 13d-5 of the Exchange Act. The 53,197,377 shares include (i) 43,030,400 shares of common stock issuable upon conversion of 104,545 shares of Series B Preferred Stock and (ii) 10,166,977 shares of common stock issuable upon exercise of warrants with exercise prices ranging from $0.01 to $1.21 per share. Pursuant to their terms, these warrants are only exercisable upon a corresponding exercise or conversion of securities representing the right to acquire 10,166,977 shares of common stock. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on September 27, 2013, as a result of Philip Falcone’s position as the Chief Executive Officer and Chairman of the Board of Directors of HGI and his relationship with certain controlling persons of HGI, Mr. Falcone may be deemed to beneficially own securities beneficially owned by HGI.
(3)	Includes 11,916,187 shares beneficially owned by Arsenal Group, LLC, and includes and excludes, as applicable, the shares included and excluded by HGI, Fursa Alternative Strategies LLC, Tokarz Investments, LLC and TTG Apparel, LLC as set forth in notes 2, 4, 5 and 6, as members of a group that may be deemed to exist under Rule 13d-5 of the Exchange Act. The 11,916,187 shares include (a) 11,359,292 shares of common stock and (b) 556,895 shares of common stock issuable upon exercise of currently exercisable warrants. These securities (i) are held of record by Fursa Alternative Strategies LLC, but, based on information made known to us, have been sold to, and are in the process of being transferred of record to, Arsenal Group, LLC and (ii) are subject to a pledge agreement between Fursa Master Global Event Driven Fund LP and Scotia Capital (USA) Inc. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on October 8, 2013, William F. Harley serves as Chairman and Chief Executive Officer of Arsenal Group, LLC and is principally responsible for its investment decisions.
(4)	Includes 6,135,146 shares beneficially owned by Fursa Alternative Strategies LLC, and includes and excludes, as applicable, the shares included and excluded by HGI, Arsenal Group, LLC, Tokarz Investments and TTG Apparel, LLC, as set forth in notes 2, 3, 5 and 6, as members of a group that may be deemed to exist under Rule 13d-5 of the Exchange Act. The 6,135,146 shares include (a) 5,692,041 shares of common stock and (b) 443,105 shares of common stock issuable upon exercise of currently exercisable warrants. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on October 8, 2013, William F. Harley serves as Chief Investment Officer of Fursa Alternative Strategies LLC and is principally responsible for its investment decisions.
(5)	Includes 8,386,977 shares beneficially owned by Tokarz Investments, LLC, and includes and excludes, as applicable, the shares included and excluded by HGI, Arsenal Group, LLC, Fursa Alternative Strategies LLC and TTG Apparel, LLC, as set forth in notes 2, 3, 4 and 6, as members of a group that may be deemed to exist under Rule 13d-5 of the Exchange Act. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on September 30, 2013, Michael T. Tokarz is the sole controlling person and manager of Tokarz Investments, LLC.

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(6)	Includes 9,534,449 shares beneficially owned by TTG Apparel, LLC, and includes and excludes, as applicable, the shares included and excluded by HGI, Arsenal Group, LLC, Fursa Alternative Strategies LLC and Tokarz Investments, LLC, as set forth in notes 2, 3, 4 and 5, as members of a group that may be deemed to exist under Rule 13d-5 of the Exchange Act. The 9,534,449 shares include (a) 1,766,322 shares of common stock, (b) 1,500,000 shares of common stock issuable upon exercise of currently exercisable warrants, (c) 4,761,905 shares of common stock issuable upon conversion of 50,000 shares of Series A Convertible Preferred Stock (assumes conversion at the rate of $1.05 per share) and (d) 1,506,222 shares of common stock issuable upon conversion of $677,800 of accrued dividends (assumes conversion at the rate of $0.45 per share). Excludes the remaining shares of common stock that are potentially issuable upon conversion of the Series A Convertible Preferred Stock, if such preferred stock is converted at the floor rate of $0.29 per share. According to a Schedule 13D/A, dated September 26, 2013, and filed with the SEC on September 30, 2013, Michael T. Tokarz is the sole controlling person and manager of TTG Apparel, LLC.
(7)	Includes (a) currently exercisable options to purchase 852,333 shares of common stock, (b) options to purchase 279,167 shares that become exercisable within 60 days of November 15, 2013 and (c) 323,500 shares of restricted stock, of which 261,000 shares are vested, 50,000 shares will vest on January 2, 2014, and 12,500 shares will vest on January 11, 2014.
(8)	Includes (a) currently exercisable options to purchase 351,917 shares of common stock, (b) options to purchase 12,833 shares that become exercisable within 60 days of November 15, 2013, (c) 133,450 shares of common stock held jointly with Mr. Rende’s spouse, (d) 1,650 shares of common stock owned by Mr. Rende’s spouse and (e) 131,500 shares of restricted stock, of which 126,000 shares are vested and 5,500 shares will vest on January 11, 2014.
(9)	Includes (a) 103,168 shares of common stock held by Performance Enhancement Partners, LLC (“PEP”), including 16,500 shares of restricted stock, of which 13,500 shares are vested and 3,000 shares will vest on January 11, 2014, (b) currently exercisable options to purchase 31,500 shares of common stock granted to PEP and (c) options to purchase 7,000 shares that become exercisable within 60 days of November 15, 2013. Peter Cole, as the sole member of PEP, has voting and dispositive power over these shares.
(10)	Includes (a) 16,500 shares of restricted stock, of which 13,500 shares are vested and 3,000 shares will vest on January 11, 2014, (b) currently exercisable options to purchase 37,500 shares of common stock and (c) options to purchase 7,000 shares that become exercisable within 60 days of November 15, 2013.
(11)	Includes (a) 16,500 shares of restricted stock, of which 13,500 shares are vested and 3,000 shares will vest on January 11, 2014, (b) currently exercisable options to purchase 31,500 shares of common stock and (c) options to purchase 7,000 shares that become exercisable within 60 days of November 15, 2013. As Chairman and Chief Executive Officer of Arsenal Group, LLC, Mr. Harley exercises voting and dispositive power over shares that it beneficially owns, described in Footnote 3 above. As Chief Investment Officer of Fursa Alternative Strategies LLC, William F. Harley exercises voting and dispositive power over shares beneficially owned by certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, described in Footnote 4 above. Mr. Harley disclaims beneficial ownership of the shares described in Footnotes 3 and 4 above except to the extent of his pecuniary interest therein. Accordingly, such shares are not included in Mr. Harley’s beneficial ownership.
(12)	Includes (a) 156,605 shares of common stock held by Sagebrush Group, Inc. (“Sagebrush”), including 16,500 shares of restricted stock, of which 13,500 shares are vested and 3,000 shares will vest on January 11, 2014, (b) currently exercisable options to purchase 31,500 shares of common stock granted to Sagebrush, (c) options to purchase 7,000 shares granted to Sagebrush that become exercisable within 60 days of November 15, 2013 and (d) currently exercisable options to purchase 31,170 shares of common stock granted to Mr. Walters. Milton J. Walters, as the sole shareholder of Sagebrush, has voting and dispositive power over the shares held by Sagebrush.
(13)	Includes an aggregate of 1,687,420 shares of common stock that our executive officers and directors have the right to acquire upon exercise of outstanding options that are currently exercisable or exercisable within 60 days of November 15, 2013.

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On September 26, 2013, our board of directors received a non-binding proposal letter from HGI Funding, TTG Apparel, LLC, Tokarz Investments, LLC, Fursa Alternative Strategies LLC, and Arsenal Group, LLC, pursuant to which they proposed to acquire all of the outstanding shares of our common stock not currently owned by them at a proposed price of $0.23 per share as part of a going private transaction, subject to certain conditions. For further information, see Item 13 — Certain Relationships and Related Transactions; and Director Independence — Related Party Transactions.

Equity Compensation Plan Information

The following sets forth certain information as of July 27, 2013 concerning our equity compensation plans:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Plans approved by shareholders
1988 Non-Qualified Stock Option Plan	632,500		$0.83	200,833
2000 Performance Equity Plan	401,750	(1)	$2.77	265,876	(2)
2003 Employee Equity Incentive Plan	62,341		$3.46	—
2010 Long-Term Incentive Equity Plan	1,495,500		$0.66	2,115,500
May 2010 Warrants(3)	1,000,000		$2.50	—
May 2012 Warrants(4)	1,500,000		$0.53	—
Plans not approved by shareholders
March 2010 Warrants(5)	1,380,850		$1.21	—
March 2013 Warrants(6)	10,176,977		$0.37	—
Total	16,649,918		$0.69	2,589,209

(1)	Includes 18,000 shares of common stock issuable upon exercise of options under our 2000 Performance Equity Plan granted to non-employee directors pursuant to our Non-Employee Director Compensation Plan.
(2)	Our Non-Employee Director Compensation Plan provides that each non-employee director may elect to receive his annual stipend and meeting fees in cash and/or shares of our common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned. In addition, on November 8, 2010, we made a one-time issuance of 20,000 shares of fully vested common stock to each of our four non-employee directors under the 2000 Performance Equity Plan. As of July 27, 2013, an aggregate of 739,221 shares of common stock have been issued to non-employee directors.
(3)	On May 18, 2010, in connection with the consummation of the transactions contemplated by the Debt Exchange and Preferred Stock Conversion Agreement, dated as of February 1, 2010, with accounts and funds managed by and/or affiliated with Fursa Alternative Strategies LLC, we issued to Fursa three, five and seven-year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock) at exercise prices of $2.00, $2.33 and $2.66 per share, respectively. The three-year warrants expired on May 18, 2013.
(4)	On May 23, 2012, in connection with the consummation of the transactions contemplated by the Series A Preferred Stock Purchase Agreement, dated as of May 23, 2012, with TTG Apparel, LLC, we issued to TTG Apparel three, five and seven-year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock) at an exercise prices of $0.45, $0.53 and $0.60 per share, respectively.

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(5)	In connection with the consummation of a private placement in March 2010, we issued to the investors two-and-a-half years warrants to purchase up to an aggregate of 1,162,820 shares of common stock at an exercise price of $1.21 per share (as adjusted) and five-year warrants to purchase up to an aggregate of 1,162,820 shares of common stock at an exercise price of $1.21 per share (as adjusted). In addition, we issued to Avalon Securities Ltd. and its designees, who acted as placement agent in the transaction, warrants to purchase an aggregate of 218,030 shares of common stock at an exercise price of $1.21 per share. These warrants are identical to the five-year warrants issued to investors in the private placement. The two-and-a-half year warrants expired on March 16, 2013.
(6)	On March 15, 2013, in connection with the consummation of the transactions contemplated by the Series B Preferred Stock Purchase Agreement, dated as of March 15, 2013, with Five Island Asset Management, LLC, we issued to Five Island six separate warrants to purchase up to an aggregate of 10,246,477 shares of common stock, 69,500 of which have expired as of July 27, 2013. On September 26, 2013, Five Island transferred these warrants to HGI Funding in accordance with the terms of a Transfer and Sale Agreement dated September 26, 2013. Five of the warrants may be exercised to purchase up to an aggregate of 4,698,850 shares of common stock at exercise prices ranging from $0.67 to $1.21 per share and one of the warrants may be exercised to purchase up to 5,468,127 shares of common stock at an exercise price of $0.01 per share. These warrants are exercisable by Five Island only upon a corresponding exercise or conversion of specified outstanding securities, as set forth in the warrants.

ITEM 13. — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of our total assets in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any related party, which includes (a) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our common stock, or (c) an immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Party Transactions

Series A Convertible Preferred Stock Transaction

On May 23, 2012, we entered into a Series A Convertible Preferred Stock Purchase Agreement, pursuant to which we sold $5.0 million of Series A Convertible Preferred Stock to TTG Apparel, LLC. In addition, we issued to TTG Apparel, LLC three, five, and seven year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock). TTG Apparel, LLC, together with its affiliate, Tokarz Investments, LLC, currently own an aggregate of 10,153,299 shares of our common stock, or approximately 25.9% of the outstanding shares, and are participating in the proposed going private transaction

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described below. The terms of the Series A Convertible Preferred Stock are described in Note 8 — Series A Convertible Preferred Stock Transaction, included in the notes to the consolidated financial statements appearing in our Annual Report on Form 10-K filed with the SEC on October 25, 2013.

Series B Convertible Preferred Stock Transaction

On March 15, 2013, we entered into a Series B Preferred Stock Purchase Agreement, pursuant to which we sold $10.0 million of Series B Convertible Preferred Stock to Five Island Asset Management LLC, a subsidiary of Harbinger Group Inc. In addition, we issued to Five Island warrants to purchase up to an aggregate of 10,246,477 shares of common stock (69,500 of which have expired as of July 27, 2013) at exercise prices ranging from $0.01 to $1.21 per share. The terms of the Series B Convertible Preferred Stock are described in Note 9 — Series B Convertible Preferred Stock Transaction, included in the notes to the consolidated financial statements appearing in our Annual Report on Form 10-K filed with the SEC on October 25, 2013.

Proposed Going Private Transaction

On September 26, 2013, our board of directors received a non-binding proposal letter from HGI Funding, TTG Apparel, LLC, Tokarz Investments, LLC, Fursa Alternative Strategies LLC, and Arsenal Group, LLC (collectively, the “Consortium Members”), pursuant to which they proposed to acquire all of the outstanding shares of our common stock not currently owned by them at a proposed price of $0.23 per share as part of a going private transaction, subject to certain conditions.

HGI Funding is an affiliate of Five Island; TTG Apparel is the holder of our Series A Convertible Preferred Stock, and together with Tokarz Investments, own approximately 25.9% of the outstanding shares of our common stock; and Fursa and Arsenal are controlled by William F. Harley, a member of our board of directors, and own, in the aggregate, approximately 43.4% of the outstanding shares of our common stock as of November 15, 2013.

The board of directors has appointed Milton J. Walters, its sole disinterested independent director, to serve as the lead director in connection with the full board’s review and consideration of the proposed transaction. Any proposed transaction must be approved by the lead director. Although discussions continue between the Company and the Consortium Members, there can be no assurance that any definitive agreement will be reached or that this or any other transaction will be approved or consummated.

Independence of Directors

Although our common stock is no longer listed on the NYSE MKT, we continue to follow the rules of the NYSE MKT in determining whether a director is independent. The board of directors also consults with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The current NYSE MKT listing standards define an “independent director” generally as a person, other than an officer or employee of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors affirmatively has determined that Peter Cole, John L. Eisel, William F. Harley and Milton J. Walters will be our independent directors for the ensuing year. Thomas Lynch is not independent because he is a current executive officer. All members of our audit, compensation and nominating and governance committees are independent under the NYSE MKT independence standards for such committees.

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ITEM 14. — PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table summarizes the aggregate fees (rounded to the nearest $1,000) billed to us by Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.) (“MHM”) for professional services for the years ended July 27, 2013 and July 28, 2012. MHM leases substantially all its personnel, who work under the control of MHM shareholders, from wholly-owned subsidiaries of CBIZ, Inc., in an alternative practice structure.

	Year Ended
	July 27, 2013	July 28, 2012
Audit fees(1)	$258,000	$280,000
Audit and other related fees(2)	40,000	17,000
Tax fees(3)	100,000	108,000
	$398,000	$405,000

(1)	Represents the aggregate fees billed for professional services rendered in connection with the audit of our consolidated financial statements and the review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q.
(2)	Represents the aggregate fees billed in connection with the reviews of various SEC filings and employee benefit plan audits and other professional services.
(3)	Represents the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Exchange Act, before we engage our independent registered public accounting firm to render audit or permitted non-audit services, the engagement is approved by the audit committee. The audit committee approved all of the fees referred to above for fiscal year 2013.

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PART IV

ITEM 15. — EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(b). Exhibits:

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT	METHOD OF FILING
31.1	Certification by Chief Executive Officer	Filed herewith
31.2	Certification by Principal Financial and Accounting Officer	Filed herewith
32	Section 1350 Certification	Filed herewith

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

November 22, 2013	FREDERICK’S OF HOLLYWOOD GROUP INC.
By: /s/ THOMAS J. LYNCH Thomas J. Lynch Chairman and Chief Executive Officer (Principal Executive Officer)
By: /s/ THOMAS RENDE Thomas Rende Chief Financial Officer (Principal Financial and Accounting Officer)

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ANNEX G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended January 25, 2014

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from             to

Commission File Number: 001-05893

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Exact name of Registrant as specified in its charter)

New York	13-5651322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6255 Sunset Boulevard, Hollywood, CA	90028
(Address of principal executive offices)	(Zip Code)

(323) 466-5151
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report.)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act) Yes ☐ No ☒

The number of common shares outstanding on March 11, 2014 was 39,273,254.

FREDERICK’S OF HOLLYWOOD GROUP INC.
QUARTERLY REPORT ON FORM 10-Q

G-i

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	January 25, 2014	July 27, 2013
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash	$170	$201
Accounts receivable	1,055	926
Merchandise inventories	15,006	11,333
Prepaid expenses and other current assets	484	815
Deferred income tax assets	93	93
Total current assets	16,808	13,368
PROPERTY AND EQUIPMENT, Net	2,692	3,196
INTANGIBLE ASSETS	18,259	18,259
OTHER ASSETS	2,031	1,376
TOTAL ASSETS	$39,790	$36,199
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Revolving credit facilities	$7,565	$6,078
Current portion of term loan	5,000	—
Accounts payable and other accrued expenses	27,750	19,639
Total current liabilities	40,315	25,717
DEFERRED RENT AND TENANT ALLOWANCES	2,054	3,006
TERM LOAN	14,248	14,068
DEFERRED INCOME TAX LIABILITIES	7,397	7,397
WARRANT LIABILITY	4,989	3,402
OTHER	10	10
TOTAL LIABILITIES	69,013	53,600
COMMITMENTS AND CONTINGENCIES (NOTE 7)	—	—
SHAREHOLDERS’ DEFICIENCY:
Preferred stock, $.01 par value – authorized, 10,000,000 shares at January 25, 2014 and July 27, 2013
Series B Convertible Preferred stock, 110,804 and 104,545 shares issued and outstanding at January 25, 2014 and July 27, 2013, with a stated value of $100	6,932	6,306
Series A Convertible Preferred stock, 58,056 and 55,625 shares issued and outstanding at January 25, 2014 and July 27, 2013, with a stated value of $100	5,806	5,562
Common stock, $.01 par value – authorized, 200,000,000 shares at January 25, 2014 and July 27, 2013; issued and outstanding 39,273,254 shares at January 25, 2014 and 39,167,699 shares at July 27, 2013	393	392
Additional paid-in capital	88,402	88,334
Accumulated deficit	(130,756)	(117,995)
TOTAL SHAREHOLDERS’ DEFICIENCY	(29,223)	(17,401)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$39,790	$36,199

See notes to consolidated financial statements.

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013
Net sales	$23,530	$24,288	$43,266	$46,743
Cost of goods sold, buying and occupancy	17,166	18,429	32,670	34,818
Gross profit	6,364	5,859	10,596	11,925
Selling, general and administrative expenses	9,268	13,702	19,145	23,778
Loss on abandonment	—	189	—	710
Impairment of long-lived assets	—	1,295	—	1,295
Operating loss	(2,904)	(9,327)	(8,549)	(13,858)
Interest expense, net	914	520	1,706	1,051
Fair value loss on warrant	773	—	1,587	—
Loss before income tax provision	(4,591)	(9,847)	(11,842)	(14,909)
Income tax provision	25	25	50	50
Net loss	(4,616)	(9,872)	(11,892)	(14,959)
Less Preferred stock dividends	451	118	869	234
Net loss applicable to common shareholders	$(5,067)	$(9,990)	$(12,761)	$(15,193)
Basic and diluted net loss per share applicable to common shareholders	$(0.13)	$(0.26)	$(0.33)	$(0.39)
Weighted average shares outstanding – basic and diluted	39,268	38,996	39,243	38,987

See notes to consolidated financial statements.

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended
	January 25, 2014	January 26, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,892)	$(14,959)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	592	946
Stock-based compensation expense	69	181
Fair value loss on warrant	1,587	—
Loss on disposal of property and equipment	17	—
Impairment of long lived assets	—	1,295
Loss on abandonment	—	710
Amortization of deferred financing costs	194	123
Non-cash interest on term loan	180	116
Amortization of deferred rent and tenant allowances	(667)	(304)
Changes in operating assets and liabilities:
Accounts receivable	(129)	87
Merchandise inventories	(3,673)	(1,346)
Prepaid expenses and other current assets	331	(133)
Other assets	(711)	(299)
Accounts payable and other accrued expenses	7,842	12,504
Net cash used in operating activities	(6,260)	(1,079)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(50)	(37)
Receipt of security deposit	—	10
Net cash used in investing activities	(50)	(27)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facilities	1,487	591
Payment of deferred financing costs	(208)	—
Proceeds from term loan	5,000	—
Repayment of capital lease obligation	—	(10)
Net cash provided by financing activities	6,279	581
NET DECREASE IN CASH	(31)	(525)
CASH:
Beginning of period	201	741
End of period	$170	$216
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during period for:
Interest	$1,265	$810
Taxes	$3	$5

See notes to consolidated financial statements.

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BASIS OF PRESENTATION

Description of Business — Frederick’s of Hollywood Group Inc. (the “Company”), through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand predominantly through U.S. mall-based specialty stores, which are referred to as “Stores,” and through its catalog and website at www.fredericks.com, which are referred to collectively as “Direct.”

Fiscal Year — The Company’s fiscal year is the 52- or 53-week period ending on the last Saturday in July. References to the three months ended January 25, 2014 and January 26, 2013 refer to the 13-week periods then ended. References to fiscal years 2014 and 2013 refer to the 52-week periods ending July 26, 2014 and July 27, 2013, respectively. References to the six months ended January 25, 2014 and January 26, 2013 refer to the 26-week periods then ended.

Interim Financial Information — In the opinion of management, the accompanying consolidated unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company’s financial position as of January 25, 2014 and the results of operations and cash flows for the three and six months ended January 25, 2014 and January 26, 2013.

The information set forth in these consolidated financial statements is unaudited except for the July 27, 2013 consolidated balance sheet data. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, the instructions to Form 10-Q, and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The results of operations for the three and six months ended January 25, 2014 are not necessarily indicative of the results to be expected for the full year. This Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes for the year ended July 27, 2013 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on October 25, 2013 and amended on November 22, 2013.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition — The Company records revenue for Stores at the point at which the customer receives and pays for the merchandise at the register. For Direct sales, goods are shipped to the customer when payment is made and the Company records the revenue at the time that the Company estimates that the customer receives the merchandise. The Company estimates and defers revenue and the related product costs for shipments that are in transit to the customer. Customers typically receive goods within a few days of shipment. Outbound shipping charges billed to customers are included in net sales. The Company records an allowance for estimated returns from its customers in the period of sale based on prior experience. At January 25, 2014 and July 27, 2013, the allowance for estimated returns was $533,000 and $559,000, respectively. If actual returns are greater than expected, additional sales returns may be recorded in the future. Historically, management has found its return reserve to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Sales are recorded net of sales taxes collected from customers at the time of the transaction.

The Company records other revenue for shipping revenue and commissions earned on direct sell-through programs on a net basis as the Company acts as an agent on behalf of the related vendor. For the three months ended January 25, 2014 and January 26, 2013, total other revenue recorded in net sales in the accompanying consolidated unaudited statements of operations was $374,000 and $691,000, respectively. For the six months ended January 25, 2014 and January 26, 2013, total other revenue recorded in net sales in the accompanying consolidated unaudited statements of operations was $744,000 and $1,489,000.

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue from licensing arrangements is recognized when earned in accordance with the terms of the underlying agreements. For the three months ended January 25, 2014, there was no licensing revenue and for the three months ended January 26, 2013, licensing revenue recorded in net sales in the accompanying consolidated unaudited statements of operations was $2,000. For the six months ended January 25, 2014 and January 26, 2013, licensing revenue recorded in net sales in the accompanying consolidated unaudited statements of operations was $8,000 and $7,000, respectively.

The Company recognizes the sales from gift cards, gift certificates, and store credits (“Gift Cards and Credits”) as they are redeemed for merchandise. Prior to redemption, the Company maintains a deferred revenue liability for Gift Cards and Credits until the Company is released from such liability. The Company’s Gift Cards and Credits do not have expiration dates; however, over time, a percentage of them are not redeemed or recovered (“breakage”). The Company began recording breakage in the fourth quarter of the year ended July 30, 2011 following an initial evaluation using historical redemption trend data to determine that the likelihood of the redemption of certain unredeemed Gift Cards and Credits is remote. Breakage of $34,000 and $50,000 was recorded for the three and six months ended January 25, 2014 and breakage of $38,000 and $54,000 was recorded for the three and six months ended January 26, 2013. The Company continues to evaluate its historical redemption trends. If these trends ultimately differ from the assumptions underlying the Company’s breakage adjustments or the Company’s future experience indicates the likelihood of redemption becomes remote at a different point in time after issuance, the Company may recognize further adjustments to its accruals for such deferred revenue, which could have an effect on the Company’s net sales and results of operations.

Costs of Goods Sold, Buying, and Occupancy — The Company’s costs of goods sold, buying, and occupancy includes the cost of merchandise, freight from vendors, shipping and handling, payroll and benefits for the design, buying, and merchandising personnel, warehouse and distribution, and store occupancy costs. Store occupancy costs include rent, deferred rent, common area maintenance, utilities, real estate taxes, and depreciation. Markdown allowances received from vendors are reflected as reductions to cost of sales in the period they are received if these allowances are received after goods have been sold or marked down. When a markdown allowance is received prior to the sale or mark down of the merchandise, the allowance will be recognized as a reduction in the cost basis of the inventory. For the three months ended January 25, 2014, the Company did not receive any markdown allowances from vendors, and for the three months ended January 26, 2013, markdown allowances received from vendors were $224,000. For the six months ended January 25, 2014 and January 26, 2013, markdown allowances received from vendors were $34,000 and $537,000.

Merchandise Inventories — Stores inventories are valued at the lower of cost or market using the retail inventory first-in, first-out (“FIFO”) method, and Direct inventories are valued at the lower of cost or market, on an average cost basis that approximates the FIFO method. Stores and Direct inventories consist entirely of finished goods. Freight costs are included in inventory and vendor allowances are recorded as a reduction in inventory cost.

These inventory methods inherently require management judgments and estimates, such as the amount and timing of permanent markdowns to clear unproductive or slow-moving inventory, which may impact the ending inventory valuations and gross margins. Markdowns are recorded when the sales value of the inventory has diminished. Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, and fashion trends. The Company reserves for the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions, and the age of the inventory. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. Markdown allowances received from vendors are reflected as reductions to cost of sales in the period they are received if these allowances are received after goods have been sold or marked down. When a markdown allowance is received

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

prior to the sale or markdown, the allowance will be recognized as a reduction in the cost basis of the inventory. Markdown allowances received from vendors and recorded as a reduction of the cost basis of the inventory were $34,000 as of July 27, 2013. There were no markdown allowances received from vendors and recorded as a reduction in the cost basis of inventory as of January 25, 2014. Historically, management has found its inventory reserves to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Inventory reserves were $727,000 at January 25, 2014 and $939,000 at July 27, 2013.

Deferred Catalog Costs — Deferred catalog costs represent direct-response advertising that is capitalized and amortized over its expected period of future benefit. The capitalized costs of the advertising are amortized over the expected revenue stream following the mailing of the respective catalog, which is generally less than three months. The realizability of the deferred catalog costs are also evaluated as of each balance sheet date by comparing the capitalized costs for each catalog, on a catalog by catalog basis, to the probable remaining future gross profit of the related revenue. Direct-response advertising costs included in prepaid expenses and other current assets in the accompanying consolidated balance sheets at January 25, 2014 and July 27, 2013 were $119,000 and $370,000, respectively. Management believes that they have appropriately determined the expected period of future benefit as of the date of the Company’s consolidated financial statements. However, should actual sales results differ from expected sales, deferred catalog costs may be written off on an accelerated basis. Direct-response advertising expense for the three months ended January 25, 2014 and January 26, 2013 was $67,000 and $2,106,000, respectively. Direct-response advertising expense for the six months ended January 25, 2014 and January 26, 2013 was $621,000 and $2,980,000, respectively.

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation. The Company’s policy is to capitalize expenditures that materially increase asset lives and expense ordinary repairs and maintenance as incurred. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets, which is generally three years for computer software, five years for computer equipment, three to seven years for furniture and equipment, and the shorter of the remaining lease term or the estimated useful life for leasehold improvements.

Impairment of Long-Lived Assets — The Company reviews long-lived assets, including property and equipment and its amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets. The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance. Management believes they have appropriately estimated future cash flows and operating performance; however, should actual results differ from those expected, additional impairment may be required. For the three and six months ended January 26, 2013, the Company recorded impairment charges for property and equipment of $1,295,000. No impairment charges were recorded for the three and six months ended January 25, 2014.

Abandonment of Leases — The Company recorded a charge for the three and six months ended January 26, 2013 of $189,000 and $451,000, respectively, related to a portion of its Phoenix facility that previously housed its customer contact center, Stores distribution and data center. The Company also recorded a charge of $259,000 for the six months ended January 26, 2013 related to a portion of its Hollywood corporate office space that was vacated and subleased to a third party. The Company did not record a charge for the three and six months ended January 25, 2014.

Intangible Assets — The Company has certain indefinite lived intangible assets, principally the Frederick’s of Hollywood trade name and domain names. The Company’s intangible assets are comprised of $18,090,000 attributable to its trademarks and $169,000 to its domain names as of January 25, 2014 and July 27, 2013. Applicable accounting guidance requires the Company not to amortize indefinite life intangible

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

assets, but to test those intangible assets for impairment annually and between annual tests when circumstances or events have occurred that may indicate a potential impairment has occurred. No impairment was present and no write-down was required when the trademarks were reviewed for impairment in connection with the annual impairment test. The fair value of the trademarks was determined using the relief-from-royalty method. The relief-from-royalty method estimates the royalty expense that could be avoided in the operating business as a result of owning the respective asset or technology. The royalty savings are measured, tax-effected and, thereafter, converted to present value with a discount rate that considers the risk associated with owning the intangible asset. No impairment was recorded for the three and six months ended January 25, 2014 and January 26, 2013 related to these intangible assets.

Fair Value of Financial Instruments — The Company’s management believes the carrying amounts of cash, accounts receivable, the Salus Facility (defined in Note 5), accounts payable and accrued expenses approximate fair value due to their short maturities. The carrying amount of the revolving line of credit portion of the Salus Facility approximates fair value, as these borrowings have variable rates that reflect currently available terms and conditions for similar debt. The Company believes the long-term loan portion of the Salus Facility approximates fair value because the transaction contemplated by the financing agreement relating to this debt was amended on October 10, 2013 under similar financial terms.

The valuation techniques required by applicable accounting guidance are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related asset or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.

The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value of the Company’s warrant liability (as defined below in Note 6) was estimated using the binomial lattice model.

Accounting for Stock-Based Compensation — The Company measures and recognizes compensation expense for all share-based payment awards to employees and directors based on estimated fair values on the grant date. The Company recognizes the expense on a straight-line basis over the requisite service period, which is the vesting period. The value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

During the six months ended January 25, 2014, the Company granted options to purchase 150,000 shares of common stock under the 2010 Long-Term Equity Incentive Plan. The options vest in two equal installments on the first and second anniversaries of the grant date. The options are exercisable at $0.20 per share.

Income Taxes — Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in the Company’s financial statements and income tax returns. The Company provides a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized.

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Applicable accounting guidance requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Accounting provisions also require that a change in judgment that results in subsequent recognition, derecognition, or change in a measurement of a tax position taken in a prior annual period (including any related interest and penalties) be recognized as a discrete item in the period in which the change occurs. The Company regularly evaluates the likelihood of recognizing the benefit for income tax positions taken in various federal and state filings by considering all relevant facts, circumstances, and information available.

The Company classifies any interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Supplemental Disclosure of Cash Flow Information — The Company had outstanding accounts payable and accrued expenses of $59,000 and $201,000 at January 25, 2014 and July 27, 2013, respectively, related to purchases of property and equipment. The Company had outstanding accounts payable and accrued expenses of $50,000 at January 25, 2014 related to deferred financing fees, which are classified as other assets on the consolidated balance sheets.

During the three and six months ended January 25, 2014, the Company accrued dividends of $128,000 and $243,000 on its Series A Convertible Preferred Stock and $323,000 and $626,000 on its Series B Convertible Preferred Stock. During the three and six months ended January 26, 2013, the Company accrued dividends of $118,000 and $234,000 on its Series A Convertible Preferred Stock.

Recently Issued Accounting Updates — In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU No. 2013-11”) to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective prospectively for fiscal years and interim periods within those years beginning after December 15, 2013. The Company adopted ASU No. 2013-11 in the fourth quarter of fiscal year 2013. The adoption of ASU No. 2013-11 did not have an impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU No. 2013-02”). ASU No. 2013-02 requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. For public entities, the amendments in ASU No. 2013-02 were effective prospectively for interim and annual reporting periods beginning after December 15, 2012. The Company adopted ASU No. 2013-02 in the second quarter of fiscal year 2013. The adoption of ASU No. 2013-02 did not have an impact on the Company’s consolidated financial statements.

3.  GOING CONCERN

The Company had net losses of $22,522,000 and $6,432,000 for the years ended July 27, 2013 and July 28, 2012 and had a net loss of $11,892,000 for the six months ended January 25, 2014. As of January 25, 2014, the Company had a working capital deficiency of $23,507,000 and a shareholders’ deficiency of $29,223,000. The Company used cash of $13,126,000 and $6,571,000 in operating activities for the years

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

3.  GOING CONCERN  – (continued)

ended July 27, 2013 and July 28, 2012 and used cash of $6,260,000 in operating activities for the six months ended January 25, 2014. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

On September 26, 2013, the Board of Directors received a non-binding proposal from HGI Funding, LLC, a wholly owned subsidiary of Harbinger Group Inc., TTG Apparel, LLC and Tokarz Investments, LLC, each of which is controlled by Michael Tokarz, and Fursa Alternative Strategies LLC and Arsenal Group LLC, each of which is controlled by William F. Harley III, a member of the Company’s Board of Directors (collectively, the “Consortium”), to acquire all of the outstanding shares of the Company’s common stock not currently owned by them for $0.23 per share in cash as part of a going private transaction, subject to certain conditions. On December 19, 2013, the Company announced that it had entered into a definitive merger agreement (“Merger Agreement”) under which the Consortium will acquire the Company through FOHG Holdings, LLC (“Parent”), an entity controlled by the Consortium that was formed for the purposes of the acquisition. The Consortium, as a group, beneficially owns approximately 88.7% of the Company’s common stock (see Note 9 — Going Private Transaction and Merger Agreement).

On October 10, 2013, the Company’s Credit Agreement was amended to increase the Salus Facility by $11,000,000, from $24,000,000 to $35,000,000, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of the merger. The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014 (see Note 5 — Financing Agreement).

If the Company is unsuccessful in consummating the merger, the Company will need to raise additional capital through debt or equity financings, strategic relationships or other arrangements. Additional financing may not be available in amounts or on terms acceptable to the Company or at all, and if available, may be at prices and on terms that may not be as favorable as they would be without a going concern qualification. The foregoing could negatively impact the Company’s results of operations.

4.  ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES

Accounts payable and other accrued expenses at January 25, 2014 and July 27, 2013 consist of the following (in thousands):

	January 25, 2014	July 27, 2013
Accounts payable	$19,147	$10,324
Accrued payroll and benefits	808	835
Accrued vacation	1,135	1,021
Deferred revenue from gift cards, gift certificates, and store credits	1,382	1,380
Return reserves	533	559
Deferred revenue	454	364
Sales and other taxes payable	713	553
Miscellaneous accrued expense and other	3,578	4,603
Total	$27,750	$19,639

5.  FINANCING AGREEMENT

Salus Credit and Security Agreement

On May 31, 2012, the Company and its subsidiaries (collectively, the “Borrowers”) entered into a Credit and Security Agreement (“Credit Agreement”) with Salus Capital Partners, LLC (“Salus”), which originally provided the Borrowers with a $24,000,000 revolving line of credit through May 31, 2015 (the “Salus

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

5.  FINANCING AGREEMENT  – (continued)

Facility”). On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to, among other things, increase the Salus Facility by $11,000,000 to $35,000,000. The fourth amendment is described in further detail below.

The Salus Facility includes a “first in last out” tranche, or FILO Advance, which consists of the first advances made under the Salus Facility and which will be the last amounts repaid. On May 23, 2013, the Borrowers entered into a second amendment to the Credit Agreement to increase the principal balance of the FILO Advance from $9,000,000 to $14,000,000, which represents the “Tranche A-1 Advance” of the FILO Advance. On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to include a “Tranche A-2 Advance” of the FILO Advance, which is described below.

The maximum amount of the FILO Advance and the total Salus Facility will be reduced by certain mandatory and voluntary prepayments. The Borrowers may periodically borrow, repay in whole or in part, and reborrow under the Salus Facility, except that amounts repaid on account of the FILO Advance may not be reborrowed. The actual amount of credit available under the Salus Facility is determined using measurements based on the Borrowers’ receivables, inventory, intellectual property and other measures.

The unpaid principal of the Tranche A-1 Advance bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 11.5%, but not less than 12.0% regardless of fluctuations in the LIBOR rate (12.0% at January 25, 2014). Up to 2.5% of the interest payable on the Tranche A-1 Advance will be capitalized, compounded and added to the unpaid amount of the obligations each month, will accrue interest at the rate applicable to the Tranche A-1 Advance and will be due and payable in cash upon the expiration or other termination of the Salus Facility. At January 25, 2014, $14,248,000 was outstanding under the Tranche A-1 Advance.

The unpaid principal of advances other than the FILO Advance bears interest, payable monthly, in arrears, at the Prime rate plus 4.0%, but not less than 7.0%, regardless of fluctuations in the Prime rate (7.25% at January 25, 2014). On July 25, 2013, the Borrowers entered into a third amendment to the Credit Agreement to remove the minimum excess availability requirement until October 31, 2013. The third amendment also provided that through October 31, 2013, the initial $1,500,000 of the outstanding balance of advances other than the FILO Advance would bear interest at 20.0% per annum, and thereafter at no less than 7.0% per annum. As described below, on October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement which, among other things, reinstated the $1,500,000 minimum excess availability requirement effective October 10, 2013, which was reduced to $1,300,000 on January 2, 2014. At January 25, 2014, $7,565,000 of advances other than the FILO Advance was outstanding.

The obligations of the Borrowers under the Credit Agreement are secured by first priority security interests in all of the Borrowers’ tangible and intangible property, including intellectual property such as trademarks and copyrights, as well as shares and membership interests of our subsidiaries.

In connection with the closing of the Salus Facility, the Borrowers paid Salus an origination fee of $465,000, 50% of which was paid at the closing and 50% of which was paid on the first anniversary of the closing. The Credit Agreement also provides for certain customary fees to be paid to Salus, including: (i) a monthly fee on the unused portion of the Salus Facility; (ii) a monthly collateral monitoring fee; and (iii) an annual FILO facility fee based on the then-outstanding FILO Advance.

The Credit Agreement and other loan documents contain customary representations and warranties, affirmative and negative covenants and events of default, including covenants that restrict the Borrowers’ ability to create certain liens, make certain types of borrowings and investments, liquidate or dissolve, engage in mergers, consolidations, significant asset sales and affiliate transactions, incur certain lease obligations, pay cash dividends, redeem or repurchase outstanding equity and issue capital stock. In lieu of financial covenants, fixed charge coverage and overall debt ratios, the Salus Facility has a $1,500,000 minimum availability reserve requirement, which was waived effective July 25, 2013, reinstated effective October 10, 2013 and

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

5.  FINANCING AGREEMENT  – (continued)

reduced to $1,300,000 effective January 2, 2014. At January 25, 2014, the Borrowers were in compliance with the Salus Facility’s affirmative and restrictive covenants and minimum availability reserve requirement.

On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to, among other things, increase the Salus Facility by $11,000,000 to $35,000,000. The $11,000,000 represents the Tranche A-2 Advance of the FILO Advance, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of the merger (see Note 9 — Going Private Transaction and Merger Agreement). The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014. The $6,000,000 advance, if made, plus any additional amount that Salus may elect to advance in its sole discretion, is to be repaid on May 31, 2015.

The unpaid principal of the Tranche A-2 Advance bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 13.5%, but not less than 14.0% regardless of fluctuations in the LIBOR Rate. Following the consummation of the proposed merger described above, so long as no event of default has occurred and is continuing, an amount equal to 6.0% of the interest payable on the Tranche A-2 Advance (or such lesser amount as the Borrowers elect) will be capitalized, compounded and added to the unpaid amount of the obligations each month, will accrue interest at the rate applicable to the Tranche A-2 Advance and will be due and payable in cash upon the expiration or other termination of the Salus Facility. The initial $5,000,000 advance will be used for general corporate purposes and the $6,000,000 advance, if made, is to be used for fees, expenses, costs and obligations incurred by Borrowers in connection with the merger.

The fourth amendment also provides that, at the Borrowers’ request, the Salus Facility may be permanently increased by up to $4,000,000, either in two $2,000,000 advances or one $4,000,000 advance, subject to Salus’ prior written consent, which may be given or denied in Salus’ sole discretion, and conditioned upon (A) Salus’ receipt and approval of a revised business plan, (B) the absence of any default or event of default under the Credit Agreement, (C) payment of an accordion fee to Salus equal to 1.0% of such increase in the Salus Facility and (D) the execution of documents necessary to evidence any such increase in form and substance acceptable to Salus. On November 1, 2013, at the Borrowers’ request, the Salus Facility was permanently increased by $4,000,000.

In connection with the fourth amendment, the Borrowers and Salus entered into a Supplemental Fee Letter that provides for the accordion fee described above, as well as a Tranche A-2 origination fee in an amount equal to the greater of (i) $110,000, or (ii) 1.0% of the aggregate portion of the $11,000,000 increase funded by Salus, of which $50,000 was accrued on October 10, 2013 and the balance ($60,000 plus 1.0% of any incremental amount elected to be advanced by Salus in its sole discretion) to be due and payable on the earliest of (A) the date on which Salus funds the balance of the advances to Borrowers in connection with the consummation of the merger, (B) an event of default under the Credit Agreement, or (C) April 10, 2014 if the merger has not occurred by such date.

Amounts repaid on account of the principal balance of the Salus Facility shall be applied first, to reduce the principal balance of the advances other than the FILO Advance until paid in full, second, to reduce the principal balance of the Tranche A-1 Advance of the FILO Advance until paid in full, and third, against the Tranche A-2 Advance of the FILO Advance.

6.  WARRANT LIABILITY

In connection with the issuance of the Company’s Series B Convertible Preferred Stock on March 15, 2013, the Company issued a warrant that contains a “down round” anti-dilution adjustment. This warrant is referred to as the “Series A Preferred Stock Coverage Warrant”, and it may be exercised to purchase up to 5,468,127 shares of common stock at an exercise price of $0.01 per share. The Series A Preferred Stock Coverage Warrant may only be exercised, in whole or in part, upon conversion of the Company’s Series A Convertible Preferred Stock. The “down round” anti-dilution adjustment provides for the number of shares

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

6.  WARRANT LIABILITY  – (continued)

underlying the warrant to be increased if the Company issues or sells any additional shares of common stock at a price per share less than the then applicable conversion price of the Series A Convertible Preferred Stock (or Series A Convertible Preferred Stock dividend). Because this down-round provision is a guarantee of value, the Series A Preferred Stock Coverage Warrant is required to be classified as a derivative for accounting purposes, and reported as a liability and marked to market at each balance sheet date.

The original amount of the liability related to the Series A Preferred Stock Coverage Warrant was $3,782,697 and was recorded as a warrant liability on the Issuance Date. Because the Series A Preferred Stock Coverage Warrant was recorded as a warrant liability, the portion of proceeds from the sale of the Series B Convertible Preferred Stock that was recorded as equity was reduced accordingly.

The Company estimates the value of the warrant liability upon the issuance of the Series A Preferred Stock Coverage Warrant and at each balance sheet date using the binomial lattice model to allocate total enterprise value to the warrant. The following table is a roll-forward of the warrant liability:

Level 3 Change in Fair Value
Level 3 fair value of warrant liability at March 15, 2013 (issuance date)	$3,783,000
(Gain) as a result of change in fair value	(381,000)
Level 3 fair value of warrant liability at July 27, 2013	3,402,000
Loss as a result of change in fair value	814,000
Level 3 fair value as of October 26, 2013	4,216,000
Loss as a result of change in fair value	773,000
Level 3 fair value as of January 25, 2014	$4,989,000

The loss on the warrant liability for the three and six months ended January 25, 2014 was $773,000 and $1,587,000 and is included in the accompanying consolidated statement of operations.

The warrant liability is measured at fair value using certain estimated inputs, which are classified within Level 3 of the valuation hierarchy. The following assumptions were used in the fair value measurement as of January 25, 2014, October 26, 2013, July 27, 2013 and March 15, 2013 (issuance date):

	January 25, 2014	October 26, 2013	July 27, 2013	(issuance date) March 15, 2013
Fair value of underlying stock – per share	$0.26	$0.22	$0.18	$0.20
Risk-free interest rate	2.04%	2.04%	2.04%	2.04%
Expected life (years)	15	15	15	15
Expected volatility	70%	70%	70%	70%
Dividend yield	0.0%	0.0%	0.0%	0.0%

7.  COMMITMENTS AND CONTINGENCIES

Shareholder Class Action Litigation

Between January 24 and 31, 2014, three purported shareholders of the Company filed putative class action lawsuits in New York State Supreme Court challenging the merger. These actions are: Bruce H. Paul, et al., v. Frederick’s of Hollywood Group Inc., et al., Index No. 650252/2014 (N.Y. Sup. Ct. Jan. 24, 2014); David Strasenburgh v. Frederick’s of Hollywood Group Inc., et al., Index No. 650294/2014 (N.Y. Sup. Ct. Jan. 28, 2014); and Stephen Dworkin v. Frederick’s of Hollywood Group Inc., et al., Index No. 650356/2014 (N.Y. Sup. Ct. Jan. 31, 2014). An amended complaint adding plaintiffs and additional allegations was filed in Bruce H. Paul, et al., v. Frederick’s of Hollywood Group Inc., et al. on February 11, 2014. The complaints collectively name as defendants the Board of Directors, the Company, Parent, Merger Sub, HGI Funding, TTG, TKZ, Fursa and Arsenal.

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

7.  COMMITMENTS AND CONTINGENCIES  – (continued)

On March 6, 2014, the court consolidated all three actions into a single action captioned In re Frederick’s of Hollywood Group Inc. Shareholder Litigation, Index No. 650252/2014, appointed two of the five firms involved as co-lead counsel and the other three firms as the executive committee. The consolidation order also provided that the amended complaint in Bruce H. Paul, et al, v. Frederick’s of Hollywood Group Inc., et al. would be the operative complaint in the consolidated action.

The consolidated amended complaint alleges that the members of the Board of Directors breached their fiduciary duty to maximize shareholder value by pursuing the merger through a flawed process and for inadequate consideration. The complaint further alleges that (i) the merger took advantage of a temporary depression in the market price of the Common Stock that occurred due to its delisting from the NYSE MKT LLC, (ii) the Board of Directors acquiesced to unreasonable deal protection devices, (iii) the merger process employed by the Board of Directors was unfair because the process did not include a right for minority shareholders to approve the merger and the Lead Director was not positioned to effectively advocate for the minority shareholders; and (iv) the Board of Directors failed to disclose supposedly material information in the preliminary proxy statement. The complaint further alleges that Merger Sub colluded in or aided and abetted the breaches by the Board of Directors. The complaint seeks, among other things, a declaration that the Merger Agreement was entered in breach of the Board of Directors’ fiduciary duties and is therefore unenforceable, an injunction barring consummation of the merger until full disclosures have been made or rescinding, to the extent already implemented, the merger, an order directing the Board of Directors to require approval of the majority of the minority shareholders, and an award of costs and disbursements of the action, including attorneys’ fees.

The outcome of these lawsuits could have an impact on the consummation of the merger. Each of the defendants denies any allegations of wrongdoing. The defendants believe that the plaintiffs’ claims are without merit and intend to vigorously defend against the allegations. These lawsuits are in their early stages and the Company is unable to estimate its potential liability in the event of an unfavorable outcome with respect to these allegations.

Wage and Hour Class Action Litigation

On December 18, 2012, a former California store employee filed a purported class action lawsuit in the California Superior Court, County of Los Angeles, against the Company, Frederick’s of Hollywood, Inc. and Frederick’s of Hollywood Stores, Inc. (Kassandra Harvey-Smith, on behalf of herself and all others similarly situated v. Frederick’s of Hollywood Group Inc. et al, Case No. BC497673). The complaint alleges, among other things, violations of the California Labor Code, failure to pay overtime, failure to provide meal and rest periods and termination compensation, various additional wage violations and violations of California’s Unfair Competition Law. The first amended complaint seeks, among other relief, collective and class certification of the lawsuit (the class being defined as all California part-time sales associates), unspecified damages, costs and expenses, including attorneys’ fees, and such other relief as the Court might find just and proper. The parties agreed to stay discovery proceedings, engaged in mediation, and on September 25, 2013, the parties entered into a Joint Stipulation of Settlement and Release, which was later modified to change the administrator and the amount. Without admitting or denying liability, the Company has agreed to pay a gross settlement amount of $95,000. The hearing for the Court’s preliminary approval of the settlement has been scheduled for March 18, 2014, after which a final approval hearing date will be set. After preliminary approval, class members will receive notice of the settlement and will have an opportunity to elect not to participate or file objections to the settlement. The Company expects that funding of payment of the settlement will occur in the second half of fiscal year 2014.

The Company also is involved from time to time in litigation incidental to its business. The Company believes that the outcome of such litigation will not have a material adverse effect on its results of operations or financial condition.

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

8. NET LOSS PER SHARE

The Company’s calculations of basic and diluted net loss per share applicable to common shareholders are as follows (in thousands, except per share amounts):

	Three Months Ended				Six Months Ended
	January 25, 2014		January 26, 2013		January 25, 2014		January 26, 2013
Net loss applicable to common shareholders	$(5,067	)(a)	$(9,990	)(b)	$(12,761	)(a)	$(15,193	)(b)
Basic and diluted:
Weighted average number of shares outstanding	39,268		38,996		39,243		38,987
Total basic and diluted net loss per share	$(0.13)		$(0.26)		$(0.33)		$(0.39)

(a)	Includes preferred stock dividends of $451 and $869 for the three and six months ended January 25, 2014.
(b)	Includes preferred stock dividends of $118 and $234 for the three and six months ended January 26, 2013.

For the three and six months ended January 25, 2014, there were 43,000 and 33,000 potentially dilutive shares that were not included in the computation of diluted net loss per share since their effect would be anti-dilutive.

For the three and six months ended January 25, 2014, there were 2,372,000 shares of common stock issuable upon exercise of stock options that were not included in the computation of diluted net loss per share since the exercise prices of these instruments exceeded the average market price of the common stock during the period.

For the three and six months ended January 25, 2014 there were 8,580,000 shares of common stock issuable upon exercise of warrants that were not included in the computation of diluted net loss per share since the exercise prices of these instruments exceeded the average market price of the common stock during the period.

For the three and six months ended January 26, 2013, there were 2,621,000 and 2,647,000 shares of common stock issuable upon exercise of stock options and 5,544,000 shares of common stock issuable upon the exercise of warrants that were not included in the computation of diluted net loss per share since the exercise prices of these instruments exceeded the average market price of the common stock during the period.

9.  GOING PRIVATE TRANSACTION AND MERGER AGREEMENT

On September 26, 2013, the Board of Directors received a non-binding proposal from HGI Funding, LLC (“HGI Funding”), a wholly owned subsidiary of Harbinger Group Inc., TTG Apparel, LLC (“TTG”) and Tokarz Investments, LLC (“TKZ”), each of which is controlled by Michael Tokarz, and Fursa Alternative Strategies LLC (“Fursa”) and Arsenal Group LLC (“Arsenal”), each of which is controlled by William F. Harley III, a member of the Company’s Board of Directors (collectively, the “Consortium”), to acquire all of the outstanding shares of the Company’s common stock not currently owned by them for $0.23 per share in cash as part of a going private transaction, subject to certain conditions.

On December 19, 2013, the Company announced that it had entered into a definitive merger agreement (“Merger Agreement”) under which the Consortium will acquire the Company through FOHG Holdings, LLC (“Parent”), an entity controlled by the Consortium that was formed for the purposes of the acquisition. The Consortium, as a group, beneficially owns approximately 88.7% of the Company’s common stock.

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

9.  GOING PRIVATE TRANSACTION AND MERGER AGREEMENT  – (continued)

Under the Merger Agreement, the Company’s shareholders, excluding the Consortium and its affiliated entities (the “Rollover Shareholders”), will receive $0.27 per share in cash upon completion of the transaction. The price represents a premium of 50% to the closing price of the Company’s common stock on September 27, 2013, the last trading day before the announcement by the Consortium of its proposal, and a premium of 46% over the average closing price of the Company’s common stock for the 45 trading days prior to that date.

The Board of Directors delegated to its lead independent, disinterested director the authority to review the initial transaction proposal from, and negotiate terms of the proposal with, the Consortium, with the assistance of legal and financial advisors. The lead director completed a thorough review of the proposal, considered alternatives, negotiated improved terms of the Consortium’s proposal and concluded that the transaction with the Consortium was fair to and in the best interests of the Company’s shareholders other than the Rollover Shareholders. Based on the recommendation of the lead director, the Merger Agreement was also approved by the full board other than William Harley and Thomas Lynch, who recused themselves from the deliberations.

In connection with the execution of the Merger Agreement, Parent entered into a Rollover Agreement with each of the Rollover Shareholders, in which they agreed to assign, transfer, convey and deliver to Parent all of the shares of the Company’s common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock owned by them in exchange for equity interests in Parent, immediately prior to the effective time of the merger. In addition, the Rollover Shareholders agreed to the cancellation, at the effective time of the merger, of all of the warrants of the Company owned by such parties.

In connection with the execution of the Merger Agreement, HGI Funding and TTG also entered into a Purchase and Sale Agreement, in which HGI Funding agreed to purchase from TTG and TTG agreed to sell to HGI Funding 14,900 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $1,490,000. The purchase and sale will take place immediately prior to the consummation of the transactions contemplated by the Merger Agreement and the Rollover Agreement.

In connection with the execution of the Merger Agreement, the Company and Holdings entered into a new employment agreement with Thomas Lynch, chief executive officer of the Company, which will take effect only upon the consummation of the merger. Under the new employment agreement, Mr. Lynch agreed to continue to serve as chief executive officer for three years following the merger.

Completion of the transaction is subject to certain customary conditions, including receipt of shareholder approval. The Merger Agreement must be approved by the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s common stock. In connection with the execution of the Merger Agreement, the Company entered into a Voting Agreement with Parent, HGI Funding, TTG, TKZ, Arsenal, Fursa and William F. Harley III, in which such shareholders agreed to vote each share of the Company’s common stock held by them (and each share acquired by them after the date of the agreement) in favor of the Merger Agreement and the transactions contemplated thereby.

The Merger Agreement contains certain termination rights for both the Company and Parent. Depending on the circumstances of the termination, either the Company or Parent may be required to reimburse the other for its transaction expenses. If the Merger Agreement is terminated by Parent because of the Company’s Board of Directors changing its recommendation to the shareholders or is terminated by the Company in order to enter into an agreement with respect to a Superior Proposal, the Company will reimburse Parent’s transaction expenses up to $300,000. If the Merger Agreement is terminated by the Company due to a breach or failure to perform by Parent or Merger Sub, Parent will reimburse the Company’s transaction expenses up to $300,000. The Merger Agreement further provides for the payment of a termination fee in certain circumstances. If the Merger Agreement is terminated by the Company in order to enter into an agreement with respect to a Superior Proposal, in addition to reimbursement of expenses, the Company will pay Parent a

FREDERICK’S OF HOLLYWOOD GROUP INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

9.  GOING PRIVATE TRANSACTION AND MERGER AGREEMENT  – (continued)

termination fee of $300,000. If the Merger Agreement is terminated by the Company due to an intentional breach or failure to perform by Parent or Merger Sub, and the Company is ready, willing and able to close the Merger and all conditions to Parent and Merger Sub’s obligations to close have been satisfied or waived, in addition to reimbursement of expenses, Parent will pay the Company a termination fee of $300,000.

If completed, the transaction will result in the Company becoming privately-held and its common stock will no longer be quoted on the OTCQB.

Since the announcement of the Merger Agreement, Company shareholders have filed three separate putative class action lawsuits in New York State court against the Company, the Board of Directors and the Consortium alleging that the Board members breached their fiduciary duties to Company shareholders, and that the Company aided and abetted those breaches of fiduciary duties. Subsequently, the three suits were consolidated and a consolidated amended complaint has been filed. (See Note 7 — Commitments and Contingencies).

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

When used in this Form 10-Q of Frederick’s of Hollywood Group Inc. (the “Company,” “we,” “us,” “our” or “Frederick’s”) and in our future filings with the Securities and Exchange Commission (“SEC”), the words or phrases “will likely result,” “management expects” or “we expect,” “will continue,” “is anticipated,” “estimated” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. We have no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These risks are included in “Item 1: Business,” “Item 1A: Risk Factors” and “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K for the year ended July 27, 2013. In assessing forward-looking statements contained herein, readers are urged to carefully read those statements. Among the factors that could cause actual results to differ materially are: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth; increases of costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; and our ability to protect our intellectual property.

Our History

We are a New York corporation incorporated on April 10, 1935. On January 28, 2008, we consummated a merger with FOH Holdings, Inc., a privately-held Delaware corporation (“FOH Holdings”), whereby FOH Holdings became our wholly-owned subsidiary. FOH Holdings is the parent company of Frederick’s of Hollywood, Inc. Upon consummation of the merger, we changed our name from Movie Star, Inc. to Frederick’s of Hollywood Group Inc.

Our Business

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand predominantly through its U.S. mall-based specialty retail stores, which are referred to as “Stores,” and through its catalog and website at www.fredericks.com, which are referred to collectively as “Direct.” As of January 25, 2014, we operated 105 Frederick’s of Hollywood stores in 28 states.

We also have a license agreement with a subsidiary of Emirates Associated Business Group (“EABG”), which provides for EABG to build and operate Frederick’s of Hollywood retail stores in the Middle East. As of January 25, 2014, EABG had closed the three stores it had been operating and has not paid any royalties during the six months ended January 25, 2014. We are seeking to terminate the agreement with EABG.

Recent Developments

Going Private Transaction and Merger Agreement

On December 18, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, FOHG Holdings, LLC (“Parent”), and FOHG Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”). The terms of the Merger Agreement and transactions contemplated by the Merger Agreement are described in Note 9 to the consolidated unaudited financial statements appearing earlier in this report and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Future Financing Requirements.”

Since the announcement of the Merger Agreement, Company shareholders have filed three separate putative class action lawsuits in New York State court against the Company, the Board of Directors and the Consortium alleging that the Board members breached their fiduciary duties to Company shareholders, and that the Company aided and abetted those breaches of fiduciary duties. Subsequently, the three suits were consolidated and a consolidated amended complaint has been filed. The class action lawsuits are described in Note 7 to the consolidated unaudited financial statements appearing earlier in this report and in “Part II — Other Information, Item 1 — Legal Proceedings.”

Store Closings

During the six months ended January 25, 2014, we successfully finalized the negotiations to terminate the leases for five of our poorest performing stores and we closed these stores at the end of December 2013. In addition, at the expiration of the respective leases, we closed one store at the end of December 2013, two stores at the end of January 2014 and eight stores at the end of February 2014. We will close two additional stores at the end of April 2014. During the year ended July 27, 2013, these eighteen stores had total sales of $8,157,000 and an aggregate four wall cash flow loss of $858,000.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. Such differences could be material to the financial statements.

Management believes that the application of accounting policies, and the estimates inherently required by the policies, are reasonable. These accounting policies and estimates are constantly re-evaluated, and adjustments are made when facts and circumstances dictate a change. Historically, management has found the application of accounting policies to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates.

Our accounting policies are more fully described in Note 2 to the consolidated unaudited financial statements appearing earlier in this report. Management has identified certain critical accounting policies that are described below.

Our most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving inventory and overall inventory obsolescence;
•	estimation of future cash flows used to assess the recoverability of long-lived assets, including trademarks;
•	estimation of expected customer merchandise returns;
•	estimation of the net deferred income tax asset valuation allowance;
•	estimation of gift card breakage;
•	estimation of our warrant liability; and
•	capitalization of deferred catalog costs and the estimated amount of future benefit to be derived from the catalogs.

Revenue Recognition — We record revenue for Stores at the point at which the customer receives and pays for the merchandise at the register. For Direct sales, goods are shipped to the customer when payment is made and we record the revenue at the time that we estimate the customer receives the merchandise. We estimate and defer revenue and the related product costs for shipments that are in transit to the customer. Customers typically receive goods within a few days of shipment. Outbound shipping charges billed to customers are included in net sales. We record an allowance for estimated returns from our customers in the period of sale based on prior experience. At January 25, 2014 and July 27, 2013, the allowance for estimated returns was $533,000 and $559,000, respectively. If actual returns are greater than expected, additional sales returns may be recorded in the future. Historically, management has found its return reserve to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Sales are recorded net of sales taxes collected from customers at the time of the transaction.

Merchandise Inventories — Stores inventories are valued at the lower of cost or market using the retail inventory first-in, first-out (“FIFO”) method, and Direct inventories are valued at the lower of cost or market, on an average cost basis that approximates the FIFO method. Stores and Direct inventories consist entirely of finished goods. Freight costs are included in inventory and vendor allowances are recorded as a reduction in inventory cost.

These inventory methods inherently require management judgments and estimates, such as the amount and timing of permanent markdowns to clear unproductive or slow-moving inventory, which may impact the ending inventory valuations and gross margins. Markdowns are recorded when the sales value of the inventory has diminished. Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, and fashion trends. We reserve for the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions, and the age of the inventory. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. Markdown allowances received from vendors are reflected as reductions to cost of sales in the period they are received if these allowances are received after goods have been sold or marked down. When markdown allowances are received prior to the sale or markdown, the allowance will be recognized as a reduction in the cost basis of the inventory. Markdown allowances received from vendors and recorded as a reduction of the cost basis of the inventory were $34,000 as of July 27, 2013. There were no markdown allowances received from vendors and recorded as a reduction in the cost basis of inventory as of January 25, 2014. Historically, management has found its inventory reserves to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates. Inventory reserves were $727,000 at January 25, 2014 and $939,000 at July 27, 2013.

Deferred Catalog Costs — Deferred catalog costs represent direct-response advertising that is capitalized and amortized over its expected period of future benefit. The capitalized costs of the advertising are amortized over the expected revenue stream following the mailing of the respective catalog, which is generally less than three months. The realizability of the deferred catalog costs are also evaluated as of each balance sheet date by comparing the capitalized costs for each catalog, on a catalog by catalog basis, to the probable remaining future gross profit of the related revenue. Direct-response advertising costs of $119,000 and $370,000 are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets at January 25, 2014 and July 27, 2013, respectively. Management believes that they have appropriately determined the expected period of future benefit as of the date of our consolidated financial statements. However, should actual sales results differ from expected sales, deferred catalog costs may be written off on an accelerated basis. Direct-response advertising expense for the three months ended January 25, 2014 and January 26, 2013 were $67,000 and $2,106,000, respectively. Direct-response advertising expense for the six months ended January 25, 2014 and January 26, 2013 were $621,000 and $2,980,000, respectively.

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation. Our policy is to capitalize expenditures that materially increase asset lives and expense ordinary repairs and maintenance as incurred. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets, which is generally three years for computer software, five years for computer equipment, three to seven years for furniture and equipment, and the shorter of the remaining lease term or the estimated useful life for leasehold improvements.

Impairment of Long-Lived Assets — We review long-lived assets, including property and equipment and our amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets.

The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance. Management believes they have appropriately estimated future cash flows and operating performance; however, should actual results differ from those expected, additional impairment may be required. For the three and six months ended January 26, 2013, we recorded impairment charges for property and equipment of $1,295,000. No impairment was recorded for the three and six months ended January 25, 2014.

Abandonment of Leases — We recorded a charge for the three and six months ended January 26, 2013 of $189,000 and $451,000, respectively, related to our Phoenix facility that previously housed our customer contact center, Stores distribution and data center. We also recorded a charge of $259,000 for the six months ended January 26, 2013 related to a portion of our Hollywood corporate office space that was vacated and subleased to a third party. We did not record a charge for the three and six months ended January 25, 2014.

Intangible Assets — We have certain indefinite lived intangible assets, principally the Frederick’s of Hollywood trade name and domain names. Applicable accounting guidance requires us not to amortize indefinite life intangible assets, but to test those intangible assets for impairment annually and between annual tests when circumstances or events have occurred that may indicate a potential impairment has occurred. No impairment was present and no write-down was required when the trademarks were reviewed for impairment in connection with the annual impairment test. The fair value of the trademarks was determined using the relief-from-royalty method. The relief-from-royalty method estimates the royalty expense that could be avoided in the operating business as a result of owning the respective asset or technology. The royalty savings are measured, tax-effected and, thereafter, converted to present value with a discount rate that considers the risk associated with owning the intangible asset. No impairment was recorded for the three and six months ended January 25, 2014 and January 26, 2013 related to these intangible assets.

Income Taxes — Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in our financial statements and income tax returns. We provide a valuation allowance for deferred income tax assets when it is considered more likely than not that all or a portion of such deferred income tax assets will not be realized.

Supplemental Disclosure of Cash Flow Information — We had outstanding accounts payable and accrued expenses of $59,000 and $201,000 at January 25, 2014 and July 27, 2013, respectively, related to purchases of property and equipment. We had outstanding accounts payable and accrued expenses of $50,000 at January 25, 2014 related to deferred financing fees, which are classified as other assets on the consolidated balance sheets.

During the three and six months ended January 25, 2014, we accrued dividends of $128,000 and $243,000 on our Series A Convertible Preferred Stock and $323,000 and $626,000 on our Series B Convertible Preferred Stock. During the three and six months ended January 26, 2013, we accrued dividends of $118,000 and $234,000 on our Series A Convertible Preferred Stock.

Results of Operations

Management considers certain key indicators when reviewing our results of operations, liquidity and capital resources. One key operating metric is the performance of comparable store sales, which are the net merchandise sales of stores that have been open at least one complete year. Because our results of operations are subject to seasonal variations, retail sales are reviewed against comparable store sales for the similar period in the prior year. A material factor that we consider when reviewing sales is the gross profit percentage. We also consider our selling, general and administrative expenses as a key indicator in evaluating our financial performance. Inventory and our outstanding borrowings are the main indicators we consider when we review our liquidity and capital resources, particularly the size and age of the inventory. We review all of our key indicators against the prior year and our operating projections in order to evaluate our operating performance and financial condition.

The following table sets forth each specified item as a dollar amount and as a percentage of net sales in each fiscal period, and should be read in conjunction with the consolidated unaudited financial statements included earlier in this report (in thousands, except for percentages, which percentages may not add due to rounding):

	Three Months Ended				Six Months Ended
	January 25, 2014		January 26, 2013		January 25, 2014		January 26, 2013
Net sales	$23,530	100.0%	$24,288	100.0%	$43,266	100.0%	$46,743	100.0%
Cost of goods sold, buying and occupancy	17,166	73.0%	18,429	75.9%	32,670	75.5%	34,818	74.5%
Gross profit	6,364	27.0%	5,859	24.1%	10,596	24.5%	11,925	25.5%
Selling, general and administrative expenses	9,268	39.4%	13,702	56.4%	19,145	44.2%	23,778	50.9%
Loss on abandonment	—	0.0%	189	0.8%	—	0.0%	710	1.5%
Impairment of long-lived assets	—	0.0%	1,295	5.3%	—	0.0%	1,295	2.8%
Operating loss	(2,904)	(12.3)%	(9,327)	(38.4)%	(8,549)	(19.8)%	(13,858)	(29.6)%
Interest expense, net	914	3.9%	520	2.1%	1,706	3.9%	1,051	2.2%
Fair value loss on warrant	773	3.3%	—	—	1,587	3.7%	—	—
Loss before income tax provision	(4,591)	(19.5)%	(9,847)	(40.5)%	(11,842)	(27.4)%	(14,909)	(31.9)%
Income tax provision	25	0.1%	25	0.1%	50	0.1%	50	0.1%
Net loss	(4,616)	(19.6)%	(9,872)	(40.6)%	(11,892)	(27.5)%	(14,959)	(32.0)%
Less Preferred stock dividends	451	1.9%	118	0.5%	869	2.0%	234	0.5%
Net loss applicable to common shareholders	$(5,067)	(21.5)%	$(9,990)	(41.1)%	$(12,761)	(29.5)%	$(15,193)	(32.5)%

Net Sales

Net sales for the three and six months ended January 25, 2014 and January 26, 2013 were as follows (in thousands):

	Three Months Ended			Six Months Ended
	January 25, 2014	January 26, 2013	Increase/ (Decrease)	January 25, 2014	January 26, 2013	Increase/ (Decrease)
Stores	$14,223	$15,453	$(1,230)	$27,083	$30,612	$(3,529)
Direct	8,933	8,142	791	15,432	14,635	797
Licensing revenue	—	2	(2)	8	7	1
Other revenue	374	691	(317)	743	1,489	(746)
Total net sales	$23,530	$24,288	$(758)	$43,266	$46,743	$(3,477)

Total store sales for the three months ended January 25, 2014 decreased by $1,230,000, or 8.0%, as compared to the three months ended January 26, 2013. Comparable store sales for the three months ended January 25, 2014 decreased by $561,000, or 4.1%, as compared to the three months ended January 26, 2013. Total store sales for the six months ended January 25, 2014 decreased by $3,529,000, or 11.5%, as compared to the six months ended January 26, 2013. Comparable store sales for the six months ended January 25, 2014 decreased by $2,056,000 or 7.7%, as compared to the six months ended January 26, 2013.

The decrease in store sales was primarily due to:

•	a reduction in the number of stores from 118 at January 26, 2013 to 105 at January 25, 2014;
•	lower inventory levels in stores of core intimate apparel products (bras, lingerie and corsets), which resulted from late deliveries of products from our vendors due to slow payments; and
•	mailing fewer catalogs during the three and six months ended January 25, 2014 as compared to the same period in the prior year as part of our efforts to reduce costs and allocate resources to our digital marketing initiatives.

Direct sales for the three and six months ended January 25, 2014 increased by $791,000, or 9.7%, and $797,000, or 5.4%, as compared to the three and six months ended January 26, 2013. The increase is primarily attributable to our efforts to allocate resources to our digital marketing initiatives, partially offset by mailing fewer catalogs for the three and six months ended January 25, 2014 as compared to the same period in the prior year.

Other revenue consists of shipping revenue, commissions earned on direct sell-through programs and breakage on gift cards. Other revenue for the three and six months ended January 25, 2014 decreased by $317,000, or 45.9%, and $746,000, or 50.1%, as compared to three and six months ended January 26, 2013. This decrease is attributable to a decrease in shipping revenue of $335,000 and $759,000, as compared to three and six months ended January 26, 2013, which was due to an increase in online promotional shipping offers to stimulate sales in a retail environment with competitors frequently offering free shipping.

Gross Profit

Gross margin (gross profit as a percentage of net sales) for the three months ended January 25, 2014 was 27.0% as compared to 24.1% for the three months ended January 26, 2013. This increase was due to the following:

•	Product costs as a percentage of sales (excluding licensing and other revenue) decreased by 130 basis points for the three months ended January 25, 2014 as compared to the three months ended January 26, 2013. This decrease was due to a decrease in product promotional offers during the three months ended January 25, 2014 as compared to the three months ended January 26, 2013, partially offset by $224,000 in vendor allowances received in the prior year.
•	All other costs included in cost of sales, including buying costs, store occupancy, store depreciation, freight and distribution costs, decreased by $765,000 for the three months ended January 25, 2014 as compared to the three months ended January 26, 2013. This decrease is primarily attributable to lower distribution costs as a result of the reduction in the size of our distribution center and lower occupancy and depreciation costs as a result of fewer stores. These reductions were partially offset by an increase in the costs associated with our buying and merchandising departments. As a percentage of sales, these costs decreased by 220 basis points for the three months ended January 25, 2014 as compared to the same period in the prior year.
•	Other revenue decreased by $317,000 as described above, which had a negative impact on our gross margin.

Gross margin (gross profit as a percentage of net sales) for the six months ended January 25, 2014 was 24.5% as compared to 25.5% for the six months ended January 26, 2013. Our gross margin was impacted by the following:

•	Product costs as a percentage of sales (excluding licensing and other revenue) increased by 30 basis points for the six months ended January 25, 2014 as compared to the six months ended January 26, 2013. This increase was primarily due to a decrease of $503,000 in vendor allowances for the six months ended January 25, 2014 as compared to the six months ended January 26, 2013, partially offset by a decrease in product promotional offers during the six months ended January 25, 2014 as compared to the six months ended January 26, 2013.
•	All other costs included in cost of sales, including buying costs, store occupancy, store depreciation, freight and distribution center costs, decreased by $1,058,000 for the six months ended January 25, 2014 as compared to the six months ended January 26, 2013. This decrease is primarily attributable to lower distribution costs as a result of the reduction in the size of our distribution center and lower occupancy and depreciation costs as a result of fewer stores. As a percentage of sales, these costs increased by 10 basis points for the six months ended January 25, 2014 as compared to the same period in the prior year.
•	Other revenue decreased by $746,000, as described above, which had a negative impact on our gross margin.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended January 25, 2014 decreased by $4,434,000 to $9,268,000, or 39.4% of sales, from $13,702,000, or 56.4% of sales, for the three months ended January 26, 2013. This decrease is primarily attributable to the following:

•	Expenses related to corporate overhead decreased by $1,316,000 to $2,019,000 for the three months ended January 25, 2014 from $3,335,000 for the same period in the prior year. This decrease was primarily due to an accrual in the prior year for legal fees in connection with the defense of class action lawsuits, expenses related to the relocation of our Phoenix distribution facility in the prior year and lower professional fees and salary related expenses for the three months ended January 25, 2014 as compared to the same period in the prior year.
•	Store selling, general and administrative expenses decreased by $1,035,000 to $4,272,000 for the three months ended January 25, 2014 from $5,307,000 for the same period in the prior year. This decrease was primarily due to having fewer stores for the three months ended January 25, 2014 as compared to the prior year and the write-off of deferred rent in connection with the early termination of five underperforming stores during the three months ended January 25, 2014.
•	Direct selling, general and administrative expenses decreased by $2,038,000 to $2,949,000 for the three months ended January 25, 2014 from $4,987,000 for the same period in the prior year. This decrease was primarily due to a $2,020,000 decrease in catalog and catalog related expenses, partially offset by a $314,000 increase marketing expenses related to our strategy to increase our digital marketing initiatives. We also had a $341,000 reduction in third party service fees related to outsourcing our customer contact center for the three months ended January 25, 2014 as compared to the same period in the prior year, which was due to increased efficiencies.
•	Brand marketing expenses decreased by $44,000 to $28,000 for the three months ended January 25, 2014 as compared to $72,000 for the same period in the prior year. This decrease was primarily due to a decrease in public promotional events.

Selling, general and administrative expenses for the six months ended January 25, 2014 decreased by $4,633,000 to $19,145,000, or 44.2% of sales, from $23,778,000, or 50.9% of sales, for the six months ended January 26, 2013. This decrease is primarily attributable to the following:

•	Expenses related to corporate overhead decreased by $1,184,000 to $4,582,000 for the six months ended January 25, 2014 from $5,766,000 for the same period in the prior year. This decrease was primarily due to an accrual in the prior year for legal fees in connection with the defense of class action lawsuits, expenses related to the relocation of our Phoenix distribution facility in the prior year and lower professional fees and salary related expenses for the six months ended January 25, 2014 as compared to the same period in the prior year.
•	Store selling, general and administrative expenses decreased by $1,435,000 to $8,579,000 for the six months ended January 25, 2014 from $10,014,000 for the same period in the prior year. This decrease was primarily due to having fewer stores for the six months ended January 25, 2014 as compared to the prior year and the write-off of deferred rent in connection with the early termination of five underperforming stores during the six months ended January 25, 2014, partially offset by an increase of telephone expense.
•	Direct selling, general and administrative expenses decreased by $1,826,000 to $5,882,000 for the six months ended January 25, 2014 from $7,708,000 for the same period in the prior year. This decrease was primarily due to a $2,349,000 decrease in catalog and related expenses, partially offset by a $779,000 increase in marketing expenses related to our strategy to increase our digital marketing initiatives.
•	Brand marketing expenses decreased by $187,000 to $102,000 for the six months ended January 25, 2014 as compared to $289,000 for the same period in the prior year. This decrease was primarily due to a decrease in public promotional events.

Loss on Abandonment

We recorded a charge for the three and six months ended January 26, 2013 of $189,000 and $451,000, respectively, related to our Phoenix facility that previously housed our customer contact center, Stores distribution and data center. We also recorded a charge of $259,000 for the six months ended January 26, 2013 related to a portion of our Hollywood corporate office space that was vacated and subleased to a third party. We did not record a charge for the three and six months ended January 25, 2014.

Warrant Liability

We estimate the value of the warrant liability at each balance sheet date using the binomial lattice model. The loss on the warrant liability for the three and six months ended January 25, 2014 was $773,000 and $1,587,000.

Interest Expense, Net

For the three and six months ended January 25, 2014, net interest expense was $914,000 and $1,706,000 as compared to $520,000 and $1,051,000 for the three and six months ended January 26, 2013. This increase resulted primarily from higher interest rates and higher overall borrowings under the Salus Facility (described below under Liquidity and Capital Resources — Salus Credit and Security Agreement).

Income Tax Provision

Our income tax provision for the three and six months ended January 25, 2014 and January 26, 2013 primarily represents minimum and net worth taxes due in various states. Due to the uncertainty of realization in future periods, no tax benefit has been recognized on the net losses for these periods. Accordingly, a full valuation allowance has been established on the current loss and all net deferred tax assets existing at the end of the period, excluding the deferred tax liability related to intangible assets, which have an indefinite life.

Liquidity and Capital Resources

Cash Used in Operations

Cash used in operating activities for the six months ended January 25, 2014 was $6,260,000, resulting primarily from the following:

•	net losses for six months ended January 25, 2014 of $11,892,000;
•	a seasonal increase in inventory of $3,673,000; and
•	an increase in other assets of $711,000, which resulted from an increase in our security deposit requirement with our credit card processor as a result of our financial condition.

These decreases in cash flow were partially offset by the following:

•	an increase in accounts payable and other accrued expenses of $7,842,000, which resulted from slower payments to vendors;
•	a non-cash loss related to a change in the fair value of a warrant recorded as a warrant liability of $1,587,000; and
•	non-cash expenses of $592,000 for depreciation and amortization.

Cash Used in Investing Activities

Net cash used in investing activities for the six months ended January 25, 2014 was $50,000.

Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended January 25, 2014 was $6,279,000, which resulted from proceeds of $5,000,000 from the increase in the FILO Advance under the Salus Facility and net borrowings under the Salus Facility of $1,487,000, partially offset by the payment of deferred financing costs of $208,000.

Salus Credit and Security Agreement

On May 31, 2012, we and our subsidiaries (collectively, the “Borrowers”) entered into a Credit and Security Agreement (“Credit Agreement”) with Salus Capital Partners, LLC (“Salus”), which originally provided the Borrowers with a $24,000,000 revolving line of credit through May 31, 2015 (the “Salus Facility”). On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to, among other things, increase the Salus Facility by $11,000,000 to $35,000,000. The fourth amendment is described in further detail below.

The Salus Facility includes a “first in last out” tranche, or FILO Advance, which consists of the first advances made under the Salus Facility and which will be the last amounts repaid. On May 23, 2013, the Borrowers entered into a second amendment to the Credit Agreement to increase the principal balance of the FILO Advance from $9,000,000 to $14,000,000, which represents the “Tranche A-1 Advance” of the FILO Advance. On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to include a “Tranche A-2 Advance” of the FILO Advance, which is described below.

The maximum amount of the FILO Advance and the total Salus Facility will be reduced by certain mandatory and voluntary prepayments. The Borrowers may periodically borrow, repay in whole or in part, and reborrow under the Salus Facility, except that amounts repaid on account of the FILO Advance may not be reborrowed. The actual amount of credit available under the Salus Facility is determined using measurements based on the Borrowers’ receivables, inventory, intellectual property and other measures.

The unpaid principal of the Tranche A-1 Advance bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 11.5%, but not less than 12.0% regardless of fluctuations in the LIBOR rate (12.0% at January 25, 2014). Up to 2.5% of the interest payable on the Tranche A-1 Advance will be capitalized, compounded and added to the unpaid amount of the obligations each month, will accrue interest at the rate applicable to the Tranche A-1 Advance and will be due and payable in cash upon the expiration or other termination of the Salus Facility. At January 25, 2014, $14,248,000 was outstanding under the Tranche A-1 Advance.

The unpaid principal of advances other than the FILO Advance bears interest, payable monthly, in arrears, at the Prime rate plus 4.0%, but not less than 7.0%, regardless of fluctuations in the Prime rate (7.25% at January 25, 2014). On July 25, 2013, the Borrowers entered into a third amendment to the Credit Agreement to remove the minimum excess availability requirement until October 31, 2013. The third amendment also provided that through October 31, 2013, the initial $1,500,000 of the outstanding balance of advances other than the FILO Advance would bear interest at 20.0% per annum, and thereafter at no less than 7.0% per annum. As described below, on October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement which, among other things, reinstated the $1,500,000 minimum excess availability requirement effective October 10, 2013, which was reduced to $1,300,000 effective January 2, 2014. At January 25, 2014, $7,565,000 of advances other than the FILO Advance was outstanding.

The obligations of the Borrowers under the Credit Agreement are secured by first priority security interests in all of the Borrowers’ tangible and intangible property, including intellectual property such as trademarks and copyrights, as well as shares and membership interests of our subsidiaries.

In connection with the closing of the Salus Facility, the Borrowers paid Salus an origination fee of $465,000, 50% of which was paid at the closing and 50% of which was paid on the first anniversary of the closing. The Credit Agreement also provides for certain customary fees to be paid to Salus, including: (i) a monthly fee on the unused portion of the Salus Facility; (ii) a monthly collateral monitoring fee; and (iii) an annual FILO facility fee based on the then-outstanding FILO Advance.

The Credit Agreement and other loan documents contain customary representations and warranties, affirmative and negative covenants and events of default, including covenants that restrict the Borrowers’ ability to create certain liens, make certain types of borrowings and investments, liquidate or dissolve, engage in mergers, consolidations, significant asset sales and affiliate transactions, incur certain lease obligations, pay cash dividends, redeem or repurchase outstanding equity and issue capital stock. In lieu of financial covenants, fixed charge coverage and overall debt ratios, the Salus Facility has a $1,500,000 minimum availability reserve requirement, which was waived effective July 25, 2013, reinstated effective October 10, 2013 and reduced to $1,300,000 effective January 2, 2014. At January 25, 2014, the Borrowers were in compliance with the Salus Facility’s affirmative and restrictive covenants and minimum availability reserve requirement.

On October 10, 2013, the Borrowers entered into a fourth amendment to the Credit Agreement to, among other things, increase the Salus Facility by $11,000,000 to $35,000,000. The $11,000,000 represents the Tranche A-2 Advance of the FILO Advance, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of the merger (see Note 9 — Going Private Transaction and Merger Agreement). The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014. The $6,000,000 advance, if made, plus any additional amount that Salus may elect to advance in its sole discretion, is to be repaid on May 31, 2015.

The unpaid principal of the Tranche A-2 Advance bears interest, payable monthly, in arrears, at the 30-day LIBOR rate plus 13.5%, but not less than 14.0% regardless of fluctuations in the LIBOR Rate. Following the consummation of the proposed merger described above, so long as no event of default has occurred and is continuing, an amount equal to 6.0% of the interest payable on the Tranche A-2 Advance (or such lesser amount as the Borrowers elect) will be capitalized, compounded and added to the unpaid amount of the obligations each month, will accrue interest at the rate applicable to the Tranche A-2 Advance and will be due and payable in cash upon the expiration or other termination of the Salus Facility. The initial $5,000,000 advance will be used for general corporate purposes and the $6,000,000 advance, if made, is to be used for fees, expenses, costs and obligations incurred by Borrowers in connection with the merger.

The fourth amendment also provides that, at the Borrowers’ request, the Salus Facility may be permanently increased by up to $4,000,000, either in two $2,000,000 advances or one $4,000,000 advance, subject to Salus’ prior written consent, which may be given or denied in Salus’ sole discretion, and conditioned upon (A) Salus’ receipt and approval of a revised business plan, (B) the absence of any default or event of default under the Credit Agreement, (C) payment of an accordion fee to Salus equal to 1.0% of such increase in the Salus Facility and (D) the execution of documents necessary to evidence any such increase in form and substance acceptable to Salus. On November 1, 2013, at the Borrowers’ request, the Salus Facility was permanently increased by $4,000,000.

In connection with the fourth amendment, the Borrowers and Salus entered into a Supplemental Fee Letter that provides for the accordion fee described above, as well as a Tranche A-2 origination fee in an amount equal to the greater of (i) $110,000, or (ii) 1.0% of the aggregate portion of the $11,000,000 increase funded by Salus, of which $50,000 was accrued on October 10, 2013 and the balance ($60,000 plus 1.0% of any incremental amount elected to be advanced by Salus in its sole discretion) to be due and payable on the earliest of (A) the date on which Salus funds the balance of the advances to Borrowers in connection with the consummation of the merger, (B) an event of default under the Credit Agreement, or (C) April 10, 2014 if the merger has not occurred by such date.

Amounts repaid on account of the principal balance of the Salus Facility shall be applied first, to reduce the principal balance of the advances other than the FILO Advance until paid in full, second, to reduce the principal balance of the Tranche A-1 Advance of the FILO Advance until paid in full, and third, against the Tranche A-2 Advance of the FILO Advance.

Future Financing Requirements

We had net losses of $22,522,000 and $6,432,000 for the years ended July 27, 2013 and July 28, 2012 and had a net loss of $11,892,000 for the six months ended January 25, 2014. As of January 25, 2014, we had a working capital deficiency of $23,507,000 and a shareholders’ deficiency of $29,223,000. We used cash of $13,126,000 and $6,571,000 in operating activities for the years ended July 27, 2013 and July 28, 2012 and used cash of $6,260,000 in operating activities for the six months ended January 25, 2014. These conditions raise substantial doubt about our ability to continue as a going concern.

On September 26, 2013, our Board of Directors received a non-binding proposal from HGI Funding, LLC, a wholly owned subsidiary of Harbinger Group Inc., TTG Apparel, LLC and Tokarz Investments, LLC, each of which is controlled by Michael Tokarz, and Fursa Alternative Strategies LLC and Arsenal Group LLC, each of which is controlled by William F. Harley III, a member of our Board of Directors (collectively, the “Consortium”), to acquire all of the outstanding shares of our common stock not currently owned by them for $0.23 per share in cash as part of a going private transaction, subject to certain conditions.

On December 19, 2013, we announced that we had entered into a definitive Merger Agreement under which the Consortium will acquire the Company through FOHG Holdings, LLC, an entity controlled by the Consortium that was formed for the purposes of the acquisition. The Consortium, as a group, beneficially owns approximately 88.7% of the Company’s common stock.

Under the Merger Agreement, our shareholders, excluding the Consortium and its affiliated entities, will receive $0.27 per share in cash upon completion of the transaction. The price represents a premium of 50% to the closing price of our common stock on September 27, 2013, the last trading day before the announcement by the Consortium of its proposal, and a premium of 46% over the average closing price of our common stock for the 45 trading days prior to that date. (See Note 9 — Going Private Transaction and Merger Agreement).

On October 10, 2013, our Credit Agreement with Salus was amended to increase the Salus Facility by $11,000,000, from $24,000,000 to $35,000,000, with $5,000,000 having been advanced on October 10, 2013 and the remaining $6,000,000 to be advanced upon the consummation of the merger. The $5,000,000 advance is to be repaid on April 10, 2014 if the merger is not consummated by that date, or on May 31, 2015 if the merger is consummated on or before April 10, 2014.

If we are unsuccessful in consummating the going private transaction with the Consortium, we will need to raise additional capital through debt or equity financings, strategic relationships or other arrangements. Additional financing may not be available in amounts or on terms acceptable to us or at all, and if available, may be at prices and on terms that may not be as favorable as they would be without a going concern qualification. The foregoing could negatively impact our results of operations.

We expect our capital expenditures for fiscal year 2014 to be less than $500,000, primarily for improvements to information technology systems, expenditures to support website initiatives, store refurbishment costs, and other general corporate expenditures.

Off Balance Sheet Arrangements

We are not a party to any material off-balance sheet financing arrangements.

Effect of New Accounting Standards

See Note 2, “Summary of Significant Accounting Policies,” included in the notes to the consolidated unaudited financial statements appearing earlier in this report for a discussion of recent accounting developments and their impact on our consolidated unaudited financial statements. There have been no recently issued accounting updates that had a material impact on our consolidated unaudited financial statements for the three and six months ended January 25, 2014 or are expected to have an impact in the future.

Seasonality and Inflation

Our business experiences seasonal sales patterns. Sales and earnings typically peak during the second and third fiscal quarters (November through April), primarily during the holiday season in November and December, as well as the Valentine’s Day holiday in the month of February. As a result, we maintain higher inventory levels during these peak selling periods.

Inflationary factors such as increases in the cost of our products and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenue if the selling prices of our products do not increase with these increased costs.

ITEM 3. — QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risks

We are exposed to interest rate risk associated with the Salus Facility. Interest accrues on the outstanding borrowings under the Salus Facility at rates per annum equal to (A) with respect to unpaid principal of advances other than the FILO Advance, (i) the Prime Rate plus (ii) an applicable margin of 4.0%, but not less than 7.0% per annum regardless of fluctuations in the Prime Rate, (B) with respect to unpaid principal of the Tranche A-1 portion of the FILO Advance, (i) the LIBOR Rate plus (ii) an applicable margin of 11.5%, but not less than 12.0% per annum regardless of fluctuations in the LIBOR Rate and (C) with respect to unpaid principal of the Tranche A-2 portion of the FILO Advance, (i) the LIBOR Rate plus (ii) an applicable margin of 13.5%, but not less than 14.0% per annum regardless of fluctuations in the LIBOR Rate.

Borrowings under the Salus Facility (excluding the FILO advance) for the six months ended January 25, 2014 peaked at $9,449,000 and the average borrowing during the period was approximately $7,433,000. As of January 25, 2014, the total amount outstanding under the Salus Facility (excluding the FILO advance) was $7,565,000. An increase or decrease in the interest rate by 100 basis points from the total loan balance of the Salus Facility (excluding the FILO advance) at January 25, 2014 would have increased or decreased annual interest expenses by approximately $76,000. Borrowings under the Tranche A-1 and Tranche A-2 portions of the FILO Advance for the six months ended January 25, 2014 peaked at $19,248,000 and the average borrowing during the period was approximately $17,506,000. As of January 25, 2014, the total amount outstanding under the FILO Advance was $19,248,000. An increase or decrease in the interest rate by 100 basis points from the total loan balance of the FILO Advance at January 25, 2014 would have increased or decreased annual interest expenses by approximately $192,000.

Foreign Currency Risks

We buy products from a significant number of domestic vendors who enter into purchase obligations outside of the U.S. All of our product purchase orders are negotiated and settled in U.S. dollars. Therefore, we have no exposure to foreign currency exchange risks. However, fluctuations in foreign currency rates could have an impact on our future purchases.

ITEM 4. — CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in company reports filed or submitted under the Securities Exchange Act of 1934 (“Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our chief executive officer and chief financial officer performed an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of January 25, 2014. Based upon their evaluation, they concluded that our disclosure controls and procedures were effective.

Internal Control Over Financial Reporting

Our internal control over financial reporting is a process designed by, or under the supervision of, our chief executive officer and chief financial officer and established and maintained by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles in the United States. Internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; provide reasonable assurance that transactions are recorded as necessary to permit preparation of our financial statements in accordance with generally accepted accounting principles in the United States, and that our receipts and expenditures are being made only in accordance with the authorization of our board of directors and management; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Changes in Internal Control Over Financial Reporting

During the three months ended January 25, 2014, there were no changes made in our internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that have materially effected, or are reasonably likely to materially effect, our internal control over financial reporting.

PART II OTHER INFORMATION

ITEM 1 — LEGAL PROCEEDINGS

Shareholder Class Action Litigation

Between January 24 and 31, 2014, three purported shareholders of the Company filed putative class action lawsuits in New York State Supreme Court challenging the merger. These actions are: Bruce H. Paul, et al., v. Frederick’s of Hollywood Group Inc., et al., Index No. 650252/2014 (N.Y. Sup. Ct. Jan. 24, 2014); David Strasenburgh v. Frederick’s of Hollywood Group Inc., et al., Index No. 650294/2014 (N.Y. Sup. Ct. Jan. 28, 2014); and Stephen Dworkin v. Frederick’s of Hollywood Group Inc., et al., Index No. 650356/2014 (N.Y. Sup. Ct. Jan. 31, 2014). An amended complaint adding plaintiffs and additional allegations was filed in Bruce H. Paul, et al., v. Frederick’s of Hollywood Group Inc., et al. on February 11, 2014. The complaints collectively name as defendants the Board of Directors, the Company, Parent, Merger Sub, HGI Funding, TTG, TKZ, Fursa and Arsenal.

On March 6, 2014, the court consolidated all three actions into a single action captioned In re Frederick’s of Hollywood Group Inc. Shareholder Litigation, Index No. 650252/2014, appointed two of the five firms involved as co-lead counsel and the other three firms as the executive committee. The consolidation order also provided that the amended complaint in Bruce H. Paul, et al, v. Frederick’s of Hollywood Group Inc., et al. would be the operative complaint in the consolidated action.

The consolidated amended complaint alleges that the members of the Board of Directors breached their fiduciary duty to maximize shareholder value by pursuing the merger through a flawed process and for inadequate consideration. The complaint further alleges that (i) the merger took advantage of a temporary depression in the market price of the Common Stock that occurred due to its delisting from the NYSE MKT LLC, (ii) the Board of Directors acquiesced to unreasonable deal protection devices, (iii) the merger process employed by the Board of Directors was unfair because the process did not include a right for minority shareholders to approve the merger and the Lead Director was not positioned to effectively advocate for the minority shareholders; and (iv) the Board of Directors failed to disclose supposedly material information in the preliminary proxy statement. The complaint further alleges that Merger Sub colluded in or aided and abetted the breaches by the Board of Directors. The complaint seeks, among other things, a declaration that the Merger Agreement was entered in breach of the Board of Directors’ fiduciary duties and is therefore unenforceable, an injunction barring consummation of the merger until full disclosures have been made or rescinding, to the extent already implemented, the merger, an order directing the Board of Directors to require approval of the majority of the minority shareholders, and an award of costs and disbursements of the action, including attorneys’ fees.

The outcome of these lawsuits could have an impact on the consummation of the merger. Each of the defendants denies any allegations of wrongdoing. The defendants believe that the plaintiffs’ claims are without merit and intend to vigorously defend against the allegations. These lawsuits are in their early stages and the Company is unable to estimate its potential liability in the event of an unfavorable outcome with respect to these allegations.

Wage and Hour Class Action Litigation

On December 18, 2012, a former California store employee filed a purported class action lawsuit in the California Superior Court, County of Los Angeles, against the Company, Frederick’s of Hollywood, Inc. and Frederick’s of Hollywood Stores, Inc. (Kassandra Harvey-Smith, on behalf of herself and all others similarly situated v. Frederick’s of Hollywood Group Inc. et al., Case No. BC497673). The complaint alleges, among other things, violations of the California Labor Code, failure to pay overtime, failure to provide meal and rest periods and termination compensation, various additional wage violations and violations of California’s Unfair Competition Law. The first amended complaint seeks, among other relief, collective and class certification of the lawsuit (the class being defined as all California part-time sales associates), unspecified damages, costs and expenses, including attorneys’ fees, and such other relief as the Court might find just and proper. The parties agreed to stay discovery proceedings, engaged in mediation, and on September 25, 2013, the parties entered into a Joint Stipulation of Settlement and Release, which was later modified to change the administrator and the amount. Without admitting or denying liability, the Company has agreed to pay a gross settlement amount of $95,000. The hearing for the Court’s preliminary approval of the settlement has been scheduled for March 18, 2014, after which a final approval hearing date will be set. After preliminary approval, class members will receive notice of the settlement and will have an opportunity to elect not to participate or file objections to the settlement. The Company expects that funding of payment of the settlement will occur in the second half of fiscal year 2014.

We also are involved from time to time in litigation incidental to our business. We believe that the outcome of such litigation will not have a material adverse effect on our results of operations or financial condition.

ITEM 1A — RISK FACTORS

There are no material changes from the risk factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on October 25, 2013. Please refer to this section for disclosures regarding the risks and uncertainties in our business.

ITEM 6 — EXHIBITS

Exhibit No.	Description
31.1	Certification by Chief Executive Officer and Principal Executive Officer
31.2	Certification by Chief Financial Officer and Principal Accounting Officer
32	Section 1350 Certification
101	Financial statements from the Quarterly Report on Form 10-Q of the Company for the three months ended January 25, 2014, formatted in XBRL: (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations (Unaudited), (iii) Consolidated Statements of Cash Flows (Unaudited) and (v) Notes to Consolidated Unaudited Financial Statements, as blocks of text and in detail.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREDERICK’S OF HOLLYWOOD GROUP INC.
Date: March 11, 2014	By: /s/ Thomas J. Lynch THOMAS J. LYNCH Chief Executive Officer and Principal Executive Officer
Date: March 11, 2014	By: /s/ Thomas Rende THOMAS RENDE Chief Financial Officer and Principal Accounting Officer

Annex H

§623. Procedure to enforce shareholder’s right to receive payment for shares

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders’ authorization date, which term as used in this section means the date on which the shareholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters’ rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders’ authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters’ rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders’ authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders’ authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders’ authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder’s right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert’s reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed him.

(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

§910. Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder’s right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

(1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

(A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

(i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

(ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

(iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders’ approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

(C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

(3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

PRELIMINARY

SPECIAL MEETING OF SHAREHOLDERS OF

FREDERICK'S OF HOLLYWOOD GROUP INC.

[•], 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.fohgroup.com/investment.asp

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030003000000000000 1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINARY

SPECIAL MEETING OF SHAREHOLDERS OF

FREDERICK'S OF HOLLYWOOD GROUP INC.

[•], 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.fohgroup.com/investment.asp

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030003000000000000 1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.